Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-234526

PROXY STATEMENT/PROSPECTUS

PROPOSED REORGANIZATION – YOUR VOTE IS IMPORTANT

As previously announced on October 31, 2019, Encana Corporation (“Encana”), a Canadian corporation, is proposing and submitting to the holders (“Encana Shareholders”) of common shares of Encana (the “Encana Common Shares”) and the holders (“Encana Incentive Awardholders”, and together with the Encana Shareholders, the “Encana Securityholders”) of incentive awards of Encana (“Encana Incentive Awards”) for approval, a corporate reorganization of Encana that is described in detail below.

In order to implement the corporate reorganization, a special meeting of Encana Securityholders will be held at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m. (Mountain Time) on January 14, 2020 (the “Meeting”), at which Encana Securityholders will be asked to consider a resolution (the “Reorganization Resolution”) to approve a series of proposed reorganization transactions (the “Reorganization”), which will include (i) a proposed plan of arrangement under the Canada Business Corporations Act (the “CBCA”), pursuant to which, among other things, Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”) and a wholly-owned subsidiary of Encana named “Ovintiv Inc.” (“Ovintiv”) will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Ovintiv on a one-for-one basis and become the parent company of Encana and its subsidiaries (collectively, the “Arrangement”), and (ii) as soon as practicable following completion of the Arrangement, Ovintiv migrating out of Canada and becoming a Delaware corporation (the “U.S. Domestication”). After the Reorganization is complete, Encana Shareholders will hold one share of common stock, par value US$0.01 per share (“Common Stock”) of Ovintiv, a Delaware corporation, for each five Encana Common Shares owned immediately prior to the Reorganization, but the business, assets, liabilities, directors and officers of Ovintiv will continue to be the same as the business, assets, liabilities, directors and officers of Encana immediately prior to the Reorganization.

The board of directors of Encana (the “Encana Board”) unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution.

The Encana Board believes that the opportunity to enhance long-term value for shareholders will be greater as a U.S. company than as a Canadian company. Despite significantly and strategically repositioning our multi-basin portfolio in North America’s top liquids-rich basins while constantly innovating to drive quality returns and corporate financial performance, the Encana Board believes our valuation continues to be disconnected from our U.S. peers. This is due, in part, to our inability to access certain pools of capital in the United States that are limited in investing in securities of foreign companies. We believe as a U.S. company, we may be able to attract deeper and growing pools of passive investment capital in the U.S., particularly if and when our shares are able to be included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies. We believe the potential increased demand for our shares resulting from being included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies will outweigh the decrease in demand for our shares, and the potential temporary downward pressure on our share price from the sale of our shares by certain Canadian investors under their internal guidelines, that will occur when our shares are removed from Canadian stock market indices or removed from Canadian-focused index funds or funds that only hold Canadian-domiciled companies. See “Risk Factors – Risks related to the Reorganization”. The Encana Board believes the Reorganization will help capture the value we deeply believe exists within our company.

We believe the company is uniquely positioned in the exploration and production industry, with our abilities to generate free cash flow, return cash to shareholders and provide industry-competitive liquids growth from our multi-basin portfolio of assets in North America. We have strong connections to the United States, including (i) over 80% of our 2019 capital investments being made in the U.S., (ii) being listed on the New York Stock Exchange (the “NYSE”), (iii) having a majority of our operations, employees and shareholders located in the U.S., and (iv) complying with U.S. Securities and Exchange Commission (“SEC”) reporting requirements as a U.S. domestic issuer. Despite this, we do not believe we are perceived as a company with a substantial U.S. presence, but as a Canadian company with some U.S. operations. The Encana Board believes that by not being recognized among our U.S. peers, we may be prevented from maximizing certain opportunities and relationships with our U.S. stakeholders. Through the Reorganization, we will unambiguously establish ourselves as a U.S.-based company, which the Encana Board believes will level the playing field with our principal competitors, most of which are U.S.-based companies.

Adopting a new corporate name reflects our transformation and articulates our vision for the future – to make modern life possible for all. Today, we are a leader in the next generation of oil and gas exploration and production companies working to improve lives and driving progress – not just in the communities where we operate, but for everyone. “Ovintiv” stands for our commitment to deliver unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce. Through focused innovation, we are able to bring together the brightest minds, operating excellence and emerging technologies to create industry-leading improvements that maximize our operational, financial, safety and environmental performance.

We have a long and proud history in Canada. Following the U.S. Domestication, we will maintain our existing Canadian presence with a business office in Calgary, Alberta, and field offices in Alberta, British Columbia and Nova Scotia to operate our portfolio of Canadian crude oil, natural gas liquids, condensate and natural gas properties and related assets. The Encana Board does not believe that the Reorganization will detract from our commitment to our business, employees, landowners, suppliers, lenders, partners and federal, provincial and local governments in Canada, and we intend to continue our productive relationships with our Canadian stakeholders.

The Encana Board further believes that conducting a share consolidation as part of the Reorganization will enhance comparability to our U.S. peers and reduce the volatility of our shares. Shares of Common Stock of Ovintiv are anticipated to begin trading on the NYSE and the Toronto Stock Exchange (the “TSX”) promptly following the date the Reorganization becomes effective under the CBCA (the “Effective Date”). See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

For Encana Shareholders, much will remain unchanged following the Reorganization. The shareholders of Ovintiv will be the same persons who were Encana Shareholders immediately prior to the Reorganization (other than Dissenting Shareholders (as defined herein)). However, given the differences between the laws of Canada and Delaware law, your rights as a shareholder of Encana and a shareholder of Ovintiv will be different. In addition, there are differences between Encana’s existing articles of incorporation and by-law and Ovintiv’s Certificate of Incorporation (the “Ovintiv Certificate of Incorporation”) and bylaws (the “Ovintiv Bylaws”) as they will be in effect upon the completion of the Reorganization. See “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders” and “Description of Ovintiv Capital Stock”.

The Encana Board weighed the estimated corporate tax liability arising from the Reorganization and, with the assistance of professional advisors and based on and subject to current assumptions and market value, does not anticipate we will incur material corporate-level Canadian or United States federal income tax in connection with the Reorganization. See “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

The Reorganization may have different tax consequences for Encana Shareholders resident in Canada and the United States. In addition, there may be different income tax treatment that applies to Canadian Holders and U.S. Holders of shares of Common Stock of Ovintiv in respect of dividend and withholding taxes, as compared to the tax consequences that apply in respect of holding Encana Common Shares. The Canadian federal income tax consequences of the Reorganization for Encana Shareholders will depend on a number of factors. See “The Reorganization – Particulars of the Reorganization” and “Certain Canadian Federal Income Tax Considerations”. As described in more detail in the section of the Proxy Statement/Prospectus entitled “Certain Canadian Federal Income Tax Considerations”, there are circumstances where the disposition of Encana Common Shares pursuant to the Reorganization may be a taxable transaction to an Encana Shareholder for Canadian federal income tax purposes. The U.S. federal income tax consequences of the Reorganization to U.S. Holders will also depend on a number of factors and certain U.S. Holders may be subject to U.S. federal income taxation in connection with the Reorganization. See “Certain U.S. Federal Income Tax Considerations”. Encana Shareholders are urged to carefully read the sections of the Proxy Statement/Prospectus entitled “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”, as applicable, and to consult with their own tax and other advisors.

Subject to the satisfaction or waiver of all other conditions precedent, if both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders, voting separately, approve the Reorganization Resolution, it is anticipated that the Reorganization will be completed as soon as practicable following the approval of the Court of Queen’s Bench of Alberta (the “Court”) in respect of the Arrangement.

This Proxy Statement/Prospectus is dated December 11, 2019 and is first being mailed on or about December 16, 2019, to Encana Shareholders of record as of the close of business on the Record Date (as defined herein).

We urge you to read this Proxy Statement/Prospectus and the documents incorporated by reference herein carefully and in their entirety. In particular, you should consider the matters discussed in the section entitled “Risk Factors”, beginning on page 33 of this Proxy Statement/Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or Canadian securities regulatory authority has approved or disapproved of the securities to be issued in connection with the Reorganization described in this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

December 11, 2019

Dear Encana Securityholders:

You are invited to attend a special meeting (the “Meeting”) of the holders (“Encana Shareholders”) of common shares (the “Encana Common Shares”) and the holders (“Encana Incentive Awardholders”, and together with the Encana Shareholders, the “Encana Securityholders”) of incentive awards (“Encana Incentive Awards”) of Encana Corporation (“Encana”) to be held at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m. (Mountain Time) on January 14, 2020.

The Reorganization

At the Meeting, Encana Securityholders will be asked to consider a resolution (the “Reorganization Resolution”) to approve a series of proposed reorganization transactions (the “Reorganization”), which will include (i) a proposed plan of arrangement under the Canada Business Corporations Act (“CBCA”) involving, among others, Encana, Encana Securityholders and a wholly-owned subsidiary of Encana named “Ovintiv Inc.” (“Ovintiv”), pursuant to which, among other things, Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, and Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Ovintiv on a one-for-one basis and become the parent company of Encana and its subsidiaries (collectively, the “Arrangement”), and (ii) as soon as practicable following the Arrangement, Ovintiv migrating out of Canada and becoming a Delaware corporation (the “U.S. Domestication”), as more fully described in the enclosed proxy statement/management information circular and prospectus dated December 11, 2019 (the “Proxy Statement/Prospectus”). After the Reorganization is complete, Encana Shareholders will hold one share of common stock, par value US$0.01 per share (“Common Stock”), of Ovintiv, a Delaware corporation, for each five Encana Common Shares owned immediately prior to the Reorganization, but the business, assets, liabilities, directors and officers of Ovintiv will continue to be the same as the business, assets, liabilities, directors and officers of Encana immediately prior to the Reorganization.

Board of Directors Recommendation

The board of directors of Encana (the “Encana Board”) unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution. In making its determination, the Encana Board considered a number of factors as described in the Proxy Statement/Prospectus under “The Reorganization – Reasons for the Reorganization”.

Tax Treatment for Encana Shareholders

The Reorganization may have different tax consequences for Encana Shareholders resident in Canada and the United States. In addition, there may be different income tax treatment that applies to Canadian and U.S. resident holders of shares of Common Stock of Ovintiv in respect of dividend and withholding taxes, as compared to the tax consequences that apply in respect of holding Encana Common Shares. Encana Shareholders are urged to carefully read the sections of the Proxy Statement/Prospectus entitled “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” and to consult with their own tax and other advisors.

Reorganization Completion Date

Subject to the satisfaction or waiver of all other conditions precedent, if both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders, voting separately, approve the Reorganization Resolution, it is anticipated that the Reorganization will be completed as soon as practicable following the approval of the Court of Queen’s Bench of Alberta in respect of the Arrangement.

Please refer to the Proxy Statement/Prospectus for a more detailed description of the Reorganization and a more detailed description of Encana’s reasons for the Reorganization and the risk factors relating to the Reorganization. Please give the Proxy Statement/Prospectus your careful consideration and consult your financial, tax or other professional advisors regarding the consequences of the Reorganization to you.

The board of directors of Encana unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution.

Voting Your Encana Common Shares and/or Encana Incentive Awards

Your vote is very important regardless of the number of Encana Common Shares or Encana Incentive Awards that you own. Enclosed with this letter is the Notice of Special Meeting and Proxy Statement/Prospectus and a form of proxy or voting instruction form.

If you are unable to attend the Meeting in person please complete and deliver either the enclosed form of proxy or voting instruction form, as applicable, on the Internet, or by telephone, mail or fax, so that it is received prior to 8:00 a.m. (Mountain Time) on January 10, 2020, to ensure your representation at the Meeting.

If you require assistance with voting your Encana Common Shares or Encana Incentive Awards, please contact Encana’s proxy solicitors, Kingsdale Advisors or Innisfree M&A Incorporated, as follows:

Kingsdale Advisors 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2 Call Toll-Free (within North America): 1-866-229-8166 Call Collect (outside North America): 1-416-867-2272	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free (within North America): 1-877-800-5192 Call Collect (outside North America): 1-212-750-5833

On behalf of Encana, I would like to thank you for your continuing support.

Sincerely,

“Clayton H. Woitas” Clayton H. Woitas Chairman of the Encana Board	“Douglas J. Suttles” Douglas J. Suttles Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS

NOTICE IS HEREBY GIVEN that, pursuant to an order of the Court of Queen’s Bench of Alberta (the “Court”) dated December 6, 2019 (the “Interim Order”), a special meeting (such meeting and any adjournments and postponements thereof referred to as the “Meeting”) of holders (“Encana Shareholders”) of common shares (“Encana Common Shares”) and holders (“Encana Incentive Awardholders”, and together with the Encana Shareholders, the “Encana Securityholders”) of incentive awards (“Encana Incentive Awards”) of Encana Corporation (“Encana”) will be held at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m. (Mountain Time) on January 14, 2020, for the following purposes:

1.

to consider and, if deemed advisable, to approve, with or without variation, a special resolution of the Encana Securityholders (the “Reorganization Resolution”) to approve a series of reorganization transactions (the “Reorganization”), which will include (i) a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving, among others, Encana, Encana Securityholders and a wholly-owned subsidiary of Encana named “Ovintiv Inc.” (“Ovintiv”), pursuant to which, among other things, Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, and Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Ovintiv on a one-for-one basis and become the parent company of Encana and its subsidiaries (collectively, the “Arrangement”), and (ii) as soon as practicable following the Arrangement, Ovintiv migrating out of Canada and becoming a Delaware corporation (the “U.S. Domestication”), as more particularly described in the accompanying proxy statement/management information circular and prospectus of Encana dated December 11, 2019 (as may be amended, supplemented or otherwise modified from time to time) (the “Proxy Statement/Prospectus”); and

2.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice of special meeting of Encana Securityholders (the “Notice of Special Meeting”) and the accompanying Proxy Statement/Prospectus are available on Encana’s website at www.encana.com, on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

The directors have fixed the close of business on December 9, 2019 as the record date for determining Encana Securityholders who are entitled to attend and vote at the Meeting (the “Record Date”). Only Encana Shareholders and Encana Incentive Awardholders whose names have been entered in the registers of Encana Shareholders and Encana Incentive Awardholders, respectively, as of the close of business on the Record Date are entitled to receive notice of and vote at the Meeting.

Encana Securityholders who are unable to attend the Meeting are encouraged to complete, sign and return the enclosed form of proxy. To be valid, proxies must be received by Encana’s transfer agent, AST Trust Company (Canada), at its Toronto office (AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1) no later than 8:00 a.m. (Mountain Time) on January 10, 2020 or, if the Meeting is adjourned or postponed, by no later than 48 hours (excluding Saturday, Sunday and statutory holidays in Canada and the U.S.) before the Meeting resumes. Notwithstanding the foregoing, the Chairman of the Meeting has the discretion to accept proxies received after such deadline and the time limit for deposit of proxies may be waived or extended by the Chairman of the Meeting at his or her discretion, without notice.

If you are a beneficial (non-registered) holder of Encana Common Shares and receive these materials through a broker, bank, trust company or other intermediary or nominee, you must provide your voting instructions or complete, sign and return the voting instruction form in accordance with the instructions provided by your broker, bank, trust company or other intermediary or nominee.

Encana Securityholders who are planning to return the form of proxy or voting instruction form are encouraged to review the Proxy Statement/Prospectus carefully before submitting such form.

Pursuant to the Interim Order, registered Encana Shareholders have the right to dissent with respect to the Reorganization Resolution and, if the Reorganization becomes effective, to be paid the fair value of their Encana

Common Shares in accordance with the provisions of Section 190(1) of the CBCA, as modified by the Interim Order and the plan of arrangement, which will effect the Arrangement under the CBCA (the “Plan of Arrangement”). Registered Encana Shareholders who wish to dissent must provide a written objection to the Reorganization Resolution (a “Dissent Notice”) to Encana, c/o Blake, Cassels & Graydon LLP, Suite 3500, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4J8, Attention: Chad Schneider, which Dissent Notice must be received by 5:00 p.m. (Mountain Time) on January 10, 2020, or such day that is two Business Days immediately preceding the date that any adjournment or postponement of the Meeting is reconvened, and must otherwise strictly comply with the dissent procedures prescribed by the CBCA, as modified by the Interim Order and the Plan of Arrangement. An Encana Shareholder’s right to dissent is more particularly described in the Proxy Statement/Prospectus under the heading “The Reorganization – Dissenting Shareholder Rights”. A copy of the Plan of Arrangement is attached as Schedule A to the Arrangement and Reorganization Agreement, which is set forth in Appendix B to the Proxy Statement/Prospectus. Copies of the text of Section 190 of the CBCA and the Interim Order are set forth in Appendices C and D, respectively, to the Proxy Statement/Prospectus.

Persons who are beneficial owners of Encana Common Shares registered in the name of a broker, bank, trust company or other intermediary or nominee who wish to dissent should be aware that only registered Encana Shareholders are entitled to dissent. Accordingly, a beneficial owner of Encana Common Shares desiring to exercise this right must make arrangements for the Encana Common Shares beneficially owned by such Encana Shareholder to be registered in the Encana Shareholder’s name prior to the time the Dissent Notice is required to be received by Encana, or, alternatively, make arrangements for the registered holder of such Encana Common Shares to dissent on the Encana Shareholder’s behalf. An Encana Shareholder that votes in favor of the Reorganization Resolution will not be entitled to dissent rights but an Encana Shareholder’s failure to vote against the Reorganization Resolution will not constitute a waiver of such shareholder’s dissent rights and a vote against the Reorganization Resolution will not be deemed to satisfy notice requirements under the CBCA with respect to dissent rights.

It is strongly suggested that any Encana Shareholder wishing to dissent seek independent legal advice, as the failure to strictly comply with the requirements set forth in Section 190(1) of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the loss of any right of dissent.

If you have any questions about the information contained in this Notice of Special Meeting and the accompanying Proxy Statement/Prospectus or require assistance in voting your Encana Common Shares, please contact Encana’s proxy solicitors, Kingsdale Advisors or Innisfree M&A Incorporated, as follows:

Kingsdale Advisors 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2 Call Toll-Free (within North America): 1-866-229-8166 Call Collect (outside North America): 1-416-867-2272	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free (within North America): 1-877-800-5192 Call Collect (outside North America): 1-212-750-5833

DATED at Calgary, Alberta this 11th day of December, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

“Joanne L. Alexander”

Joanne L. Alexander

Executive Vice-President, General Counsel & Corporate Secretary

ADDITIONAL INFORMATION

Encana files annual, quarterly and current reports, proxy statements and other business and financial information with the U.S. Securities and Exchange Commission (the “SEC”). Financial information about Encana is provided in its annual consolidated financial statements as at and for the years ended December 31, 2018 and 2017 and accompanying management’s discussion and analysis (“MD&A”) for the year ended December 31, 2018 and in Encana’s unaudited consolidated financial statements for the three and nine months ended September 30, 2019 and accompanying MD&A for the nine months ended September 30, 2019. Encana files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. Such information is also available under Encana’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. You can also obtain these documents, free of charge, from Encana at www.encana.com, under the heading “Investors”. The information contained on, or that may be accessed through, Encana’s website is not incorporated by reference into, and is not a part of, this Proxy Statement/Prospectus.

1847432 Alberta ULC (“184Co”), which is currently a wholly-owned subsidiary of Encana and will be a predecessor of Ovintiv following the completion of the Reorganization, has filed a registration statement on Form S-4 with respect to the shares of Common Stock of Ovintiv to be issued in connection with the Reorganization. This Proxy Statement/Prospectus forms a part of the registration statement. As permitted by SEC rules, this Proxy Statement/Prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the SEC’s website mentioned above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other documents referred to in this Proxy Statement/Prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This Proxy Statement/Prospectus incorporates important business and financial information about Encana from documents that are not attached to this Proxy Statement/Prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this Proxy Statement/Prospectus, including copies of financial statements and MD&A, free of charge by requesting them in writing or by telephone from Encana or from its proxy solicitors at the following addresses and telephone numbers:

Kingsdale Advisors 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2 Call Toll-Free (within North America): 1-866-229-8166 Call Collect (outside North America): 1-416-867-2272	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free (within North America): 1-877-800-5192 Call Collect (outside North America): 1-212-750-5833

If you would like to request any documents, please do so by January 8, 2019 in order to receive them before the Meeting.

For a more detailed description of the information incorporated by reference into this Proxy Statement/Prospectus and how you may obtain it, see “Where You Can Find More Information”.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC, constitutes a prospectus under the U.S. Securities Act with respect to the shares of Common Stock of Ovintiv to be issued to Encana Shareholders in connection with the Reorganization. This Proxy Statement/Prospectus also constitutes a notice of meeting with respect to the Meeting.

You should rely only on the information contained in or incorporated by reference into this Proxy Statement/Prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated December 11, 2019, and you should assume that the information contained in this Proxy Statement/Prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this Proxy Statement/Prospectus is only accurate as of the date of such information.

This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this Proxy Statement/Prospectus may contain certain forward-looking statements (collectively, “forward-looking statements”) within the meaning of Section 21E of the U.S. Exchange Act and the United States Private Securities Litigation Reform Act of 1995, as amended, and “forward-looking information” under applicable Canadian securities laws. All statements, other than statements of historical fact, included in this Proxy Statement/Prospectus that address activities, events or developments that Encana expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “target,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “should,” “would,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “future,” “assume,” “forecast,” “focus,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

Forward-looking statements also include statements relating to: future financial performance and the future prospects of Encana’s business and operations; information concerning the Reorganization, including the U.S. Domestication; the anticipated benefits of the Reorganization; the likelihood of the Reorganization being completed; the anticipated outcomes of the Reorganization, including the U.S. Domestication, not being completed or not being completed within the anticipated timing; the principal steps of the Reorganization (including the Arrangement and the U.S. Domestication); the tax impact of the Reorganization on Encana, Ovintiv and the Encana Shareholders; the timing of the Meeting and the Final Order; the Required Securityholder Approvals and regulatory and stock exchange approval of the Reorganization and Court approval in respect of the Arrangement; the anticipated last day of trading of Encana Common Shares on the NYSE and the TSX and the anticipated trading of the shares of Common Stock of Ovintiv on the NYSE and the TSX following the Effective Date; the anticipated Effective Date; the timing of the implementation of the Reorganization and the potential benefits, risks and costs of the new corporate name, Share Consolidation and U.S. Domestication; our intent to continue productive relationships with our Canadian stakeholders; the opportunity to enhance long-term value for shareholders as a U.S. company; belief our valuation continues to be disconnected from our U.S. peers and reasons therefor; ability to attract passive investment capital in the U.S. and size of such increased investment; our position in the exploration and production industry; perception of Encana by investors, analysts, customers, lenders or potential strategic partners; the planned corporate, capital, governance and oversight structures of Ovintiv and Encana before and following the Reorganization; the business and future activities of Encana and Ovintiv after the date of this Proxy Statement/Prospectus; the composition of Encana’s core assets, including the allocation of capital and focus of development plans; the growth in long-term Encana Shareholder value; Encana’s vision of being a leading North American energy producer; Encana’s strategic objectives including capital allocation strategy, focus of investment, growth of high margin liquids volumes, operating and capital efficiencies and ability to preserve balance sheet strength; ability to deliver full-cycle returns, free cash flow and return of capital to Encana Shareholders; ability to lower costs and improve efficiencies to achieve competitive advantage; ability to repeat and deploy successful practices across Encana’s multi-basin portfolio; the expected synergies of the Newfield Exploration Company (“Newfield”) acquisition; anticipated commodity prices; the success of and benefits from technology and innovation, including cube development approach and advanced completion designs; ability to optimize well and completion designs; future well inventory; anticipated drilling, number of drilling rigs and the success thereof; anticipated drilling costs and cycle times; anticipated proceeds and future benefits from various joint venture, partnership and other agreements; estimates of reserves and resources; expected production and product types; anticipated cash flow, non-GAAP cash flow margin and leverage ratios; anticipated cash and cash equivalents; anticipated hedging and outcomes of risk management program, including exposure to certain commodity prices and foreign exchange fluctuations, amount of hedged production, market access and physical sales locations; the impact of changes in laws and regulations; compliance with environmental legislation and claims related to the purported causes and impact of climate change, and the costs therefrom; adequacy of provisions for abandonment and site reclamation costs; financial flexibility and discipline; ability to meet financial obligations, manage debt and financial ratios, finance growth and comply with financial covenants; impact to Encana as a result of changes to its credit rating; access to

Encana’s credit facilities; planned dividend and the declaration and payment of future dividends, if any; adequacy of Encana’s provision for taxes and legal claims; projections and expectation of meeting the targets contained in Encana’s corporate guidance and related statements in respect of funding; ability to manage cost inflation and expected cost structures, including expected operating, transportation and processing and administrative expenses; the competitiveness and pace of growth of Encana’s assets within North America and against its peers; the outlook of oil and gas industry generally and impact of geopolitical environment; expected future interest expense; Encana’s commitments and obligations and anticipated payments thereunder; and the possible impact and timing of accounting pronouncements, rule changes and standards.

Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: the ability to receive, in a timely manner and on satisfactory terms, the Required Securityholder Approvals, Court and stock exchange approvals, and regulatory approvals, if any, for the Reorganization; applicability of certain U.S. and Canadian securities regulations and exemptions; successful listing of the shares of Common Stock of Ovintiv on the NYSE and the TSX and the inclusion of shares of Common Stock of Ovintiv in U.S. stock market indices; the reaction of the capital markets to the Reorganization; the future marketability of the shares of Common Stock of Ovintiv; the ability of Encana to secure, maintain and comply with all required licenses, permits and certifications to carry out business in the jurisdictions in which it currently operates or intends to operate; general business, economic and market conditions; the competitive environment; anticipated and unanticipated tax consequences; anticipated and unanticipated costs; future commodity prices and differentials; foreign exchange rates; ability to access credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance, five-year plan and as specified herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations.

Risks and uncertainties that may affect these outcomes include: changes in the rights of Encana Shareholders as a result of the Reorganization; provisions that could discourage a takeover of Ovintiv in Ovintiv’s organizational documents and under the General Corporation Law of the State of Delaware (“DGCL”); potential limitations to stockholders’ ability to obtain a favorable judicial forum for disputes with Ovintiv or its directors or officers or other matters pertaining to Ovintiv’s internal affairs due to Ovintiv’s organizational documents designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by stockholders; volatility in the market price for the shares of Common Stock of Ovintiv; Ovintiv’s ability to enter into new arrangements on favorable terms; impact of a downgrade in credit rating and its impact on access to sources of liquidity; ability, variability and discretion of the Ovintiv Board to declare and pay dividends, if any; issuance of additional shares of Common Stock of Ovintiv may cause dilution; failure to obtain the Required Securityholder Approvals, regulatory, stock exchange and other third-party approvals in a timely manner or on conditions acceptable to Encana or the failure of the Reorganization to be completed for any other reason (or to be completed in a timely manner); failure to achieve the perceived benefits of the Reorganization and the Reorganization causing disruption to Encana’s business; unanticipated adverse consequences as a result of our shares no longer being included in Canadian stock market indices following the Reorganization; our inability to have shares of Common Stock of Ovintiv included in U.S. stock market indices; our inability to attract the expected level of increased U.S. capital following the Reorganization; unanticipated adverse tax consequences to Encana, Ovintiv and the Encana Shareholders in connection with the Reorganization, including the amount of corporate tax payable as a result of the Reorganization and disagreements with tax authorities on Encana’s estimates of value, resulting in an increase of the tax cost of the Reorganization; the incurrence of material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax as a result of the Reorganization; disagreements with the Internal Revenue Service (“IRS”), which may cause certain U.S. Holders of shares of Common Stock of Ovintiv to have a positive (or a more positive than anticipated) U.S. federal income tax liability as a result of the Reorganization; the Reorganization may affect the timing of audit or reassessments by tax authorities; allocation of time and incurrence of costs (including non-recurring costs) associated with the Reorganization beyond those estimated; the unaudited pro forma financial information of Ovintiv may not be indicative of results following the Reorganization; Encana may choose to defer or abandon the Reorganization; negative publicity resulting from the Reorganization and its potential effect on Encana’s business and the market price of Encana Common Shares and the shares of Common Stock of Ovintiv; risk of triggering certain provisions in agreements to which Encana is a party as a result of the Reorganization; payments in connection with the exercise of Dissent Rights may impact Ovintiv’s financial resources; limitations of enforcement of rights against Ovintiv in Canada; the impact of the announcement and pendency of the Reorganization, including the U.S. Domestication, on Encana’s business, results of operations, and financial conditions; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties, including impact of weather; counterparty and credit risk; ability to realize the anticipated benefits of acquisitions, including the Newfield acquisition; uncertainties relating to Encana’s ability to successfully integrate Newfield’s business, technologies, personnel and business partners; actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls; sustained declines in commodity prices resulting in impairment of assets; fluctuations in currency and interest rates; risks associated with inflation rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology, including electronic, cyber and physical security breaches; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations, including potential environmental liabilities that are not covered by an effective indemnity or insurance; risks associated with existing and potential lawsuits and regulatory actions made against Encana; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities, including future net revenue estimates; land, legal, regulatory and ownership complexities inherent in Canada and the U.S.; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks described in this Proxy Statement/Prospectus under the heading “Risk Factors”, which are incorporated herein by reference. See also “Item 1A Risk Factors” of Encana’s Annual Report for the fiscal year ended December 31, 2018 on Form 10-K incorporated by reference in this Proxy Statement/Prospectus, and risks and uncertainties impacting Encana’s business as described from time to time in Encana’s other periodic filings as filed on SEDAR at www.sedar.com and the SEC’s website at www.sec.gov.

Although Encana believes the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above and in the documents incorporated by reference herein are not exhaustive. Forward-looking statements are made as of the date of this Proxy Statement/Prospectus (or, in the case of a document incorporated by reference, the date of such document incorporated by reference) and, except as required by law, Encana undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise. The forward-looking statements contained or incorporated by reference in this Proxy Statement/Prospectus are expressly qualified by these cautionary statements.

The reader should read carefully the risk factors described in this Proxy Statement/Prospectus and in the documents incorporated by reference herein for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

INFORMATION CONTAINED IN PROXY STATEMENT/PROSPECTUS

Management is soliciting proxies of all Encana Securityholders primarily by mail and electronic means, supplemented by telephone or other contact by employees of Encana (who will receive no additional compensation) and all such costs will be borne by Encana. Encana has also retained Kingsdale Advisors and Innisfree M&A Incorporated as its proxy solicitors (the “Proxy Solicitors”) to assist in the solicitation of proxies. For these proxy solicitation services, Kingsdale Advisors will receive an estimated fee of approximately C$65,000 and Innisfree M&A Incorporated will receive an estimated fee of approximately US$25,000, plus, in each case, reimbursement of reasonable out-of-pocket expenses and fees for any additional services. Encana will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Encana Common Shares and obtaining their proxies.

This Proxy Statement/Prospectus and proxy-related materials are being sent to all Encana Securityholders. Encana does not send proxy-related materials directly to beneficial (non-registered) Encana Shareholders and is not relying on the notice-and-access provisions of applicable securities laws for delivery of proxy-related materials to Encana Shareholders. Encana will deliver proxy-related materials to nominees, custodians and fiduciaries, and they will be asked to promptly forward them to the beneficial (non-registered) Encana Shareholders. Encana will reimburse such nominees, custodians and fiduciaries for their expenses in sending proxy-related materials to the beneficial (non-registered) Encana Shareholders and obtaining their proxies. If you are a beneficial (non-registered) Encana Shareholder, your nominee should send you a voting instruction form or form of proxy with this Proxy Statement/Prospectus. Encana has also elected to pay for the delivery of our proxy-related materials to objecting beneficial (non-registered) Encana Shareholders.

Encana has not authorized any person to give any information or to make any representation in connection with the Reorganization or any other matters to be considered at the Meeting other than those contained in this Proxy Statement/Prospectus. If any such information or representation is given or made, such information or representation should not be relied upon as having been authorized or as being accurate. For greater certainty, the information contained in, or that can be accessed through, Encana’s website is not incorporated into this Proxy Statement/Prospectus.

This Proxy Statement/Prospectus does not constitute an offer to sell, buy or exchange or a solicitation of an offer to sell, buy or exchange any securities, or the solicitation of any vote, proxy or approval, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Encana Securityholders should not construe the contents of this Proxy Statement/Prospectus as legal, tax or financial advice and should consult with their own legal, tax, financial and other professional advisors.

All summaries of, and references to, the Arrangement and Reorganization Agreement and the Plan of Arrangement in this Proxy Statement/Prospectus are qualified in their entirety by the complete text thereof, which is set forth in Appendix B to the Proxy Statement/Prospectus. Encana Securityholders are urged to read carefully the full text of the Arrangement and Reorganization Agreement and the Plan of Arrangement.

If you have any questions about the information contained in this Proxy Statement/Prospectus or require assistance in voting your Encana Common Shares or Encana Incentive Awards, please contact: (i) Kingsdale Advisors by telephone at 1-866-229-8166 (toll-free in North America) or at 1-416-867-2272 (collect outside North America); or (ii) Innisfree M&A Incorporated by telephone at 1-877-800-5192 (toll-free in North America) or at 1-212-750-5833 (collect outside of North America).

Except where the context otherwise requires or where otherwise indicated, references to “Encana”, “we”, “us” and “our” in this Proxy Statement/Prospectus refer to Encana Corporation and its consolidated subsidiaries.

Except as otherwise stated, the information contained in this Proxy Statement/Prospectus is given as of December 11, 2019.

Notice Regarding Tax Consequences of Reorganization

Encana Shareholders should be aware that the disposition of Encana Common Shares pursuant to the Reorganization, and the acquisition, holding and disposition of shares of Common Stock of Ovintiv, may have tax consequences in Canada, the U.S. and/or in the jurisdictions in which the Encana Shareholders are resident which may not be described fully herein. The tax consequences to such Encana Shareholders of the Reorganization and of holding Common Stock of Ovintiv is dependent on their individual circumstances, including (but not limited to) their jurisdiction of residence. It is recommended that Encana Shareholders consult their own tax advisors in this regard.

Currency and Exchange Rates

The following table shows, for the periods and dates indicated, certain information regarding the Canadian dollar-to-U.S. dollar exchange rate. The information is based on the Bank of Canada’s closing Canadian dollar-to-U.S. dollar exchange rate. Such exchange rate on December 6, 2019 was C$1.00 = US$0.7544.

	Period End	Average(1)	Low	High
Nine months ended September 30, 2019 (C$ per US$)	1.3243	1.3292	1.3038	1.3600
Year ended December 31, (C$ per US$)
2018	1.3642	1.2957	1.2288	1.3642
2017	1.2545	1.2986	1.2128	1.3743

Note:

(1)	The average of the daily exchange rates during the relevant period.

Except as otherwise stated, in this Proxy Statement/Prospectus, all dollar amounts are expressed in United States dollars.

Defined Terms

This Proxy Statement/Prospectus contains defined terms. For a glossary of defined terms used herein, see “Glossary”.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Reorganization and the Meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the legal terms governing the Reorganization, you should carefully read this entire Proxy Statement/Prospectus, including the attached appendices, as well as the documents that have been incorporated by reference into this Proxy Statement/Prospectus. For more information, see the section entitled “Information Contained in Proxy Statement/Prospectus”. Capitalized terms used but not otherwise defined in the questions and answers set forth below have the meanings set forth under the heading “Glossary”.

Q:    Why am I receiving this Notice of Special Meeting and Proxy Statement/Prospectus?

You are receiving this Notice of Special Meeting and Proxy Statement/Prospectus because you are an Encana Shareholder or an Encana Incentive Awardholder as of the Record Date. You are entitled to vote for the Reorganization Resolution at the Meeting to be held on January 14, 2020.

This Proxy Statement/Prospectus, which you should read carefully, contains important information about the proposed Reorganization and how to vote at the Meeting.

Q:    When and where will the Meeting be held?

The Meeting will be held at 8:00 a.m. (Mountain Time) on January 14, 2020 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta.

Q:    What is the Reorganization?

On October 31, 2019, Encana announced a proposed Reorganization, pursuant to which, among other things, (i) Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, (ii) Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Common Stock of Ovintiv on a one-for-one basis and become the parent company of Encana and its subsidiaries, and (iii) Ovintiv will migrate out of Canada and become a Delaware corporation. Following completion of the Reorganization, Encana Shareholders will hold one share of Common Stock of Ovintiv, a Delaware corporation, for each five Encana Common Shares owned immediately prior to the Reorganization.

Q:    Does the Encana Board recommend that I vote FOR the Reorganization Resolution?

Yes. The Encana Board unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution.

Q:     What are Encana’s reasons for the Reorganization?

The U.S. Domestication is the key reason for Encana proposing the Reorganization, which also includes the adoption of a new corporate name “Ovintiv Inc.,” and the Share Consolidation. The Encana Board, in unanimously determining that the Reorganization is in the best interests of Encana and its stakeholders and is fair and reasonable, considered a number of factors as described under “The Reorganization – Reasons for the Reorganization”, including:

•

the opportunity to enhance long-term value for shareholders, through attracting deeper and growing pools of passive investment capital in the U.S., particularly if shares of Common Stock of Ovintiv are able to be included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies;

•	unambiguously establishing the company as a U.S.-based company, which the Encana Board believes will level the playing field with our principal competitors, most of which are U.S.-based companies;

•

adopting a new corporate name to reflect our transformation and articulates our vision for the future – to make modern life possible for all. “Ovintiv” stands for our commitment to deliver unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce;

•

continued business in Canada by maintaining our existing Canadian presence with a business office in Calgary, Alberta, and field offices in Alberta, British Columbia and Nova Scotia to operate our portfolio of Canadian crude oil, natural gas liquids, condensate and natural gas properties and related assets;

•

following the Reorganization, shares of Common Stock of Ovintiv being listed on the NYSE and the TSX. Ovintiv will also continue to report consolidated financial results in U.S. dollars and in accordance with U.S. GAAP, and will file reports with the SEC and relevant Canadian securities regulatory authorities;

•	enhancing comparability to our U.S. peers and enabling a broader range of potential investors to invest in our shares through the Share Consolidation;

•	incorporating in Delaware for greater comparability to other U.S. public companies, many of which are incorporated in Delaware;

•

based on and subject to current assumptions and market value, we do not anticipate we will incur material corporate-level Canadian or United States federal income tax in connection with the Reorganization;

•	the Reorganization is subject to obtaining the Required Securityholder Approvals and approval by the Court in respect of the Arrangement; and

•	registered Encana Shareholders will have the ability to exercise Dissent Rights in respect of the Reorganization and to be paid the fair value of their Encana Common Shares.

Q:    Will the business of Encana change following the Reorganization?

No. Ovintiv will continue to pursue Encana’s current strategic initiatives and maintain its existing portfolio of crude oil, natural gas liquids, condensate and natural gas properties and related assets. However, following the Reorganization, Ovintiv’s head office will be in Denver, Colorado.

Q:    Who will be the directors and executive officers of Ovintiv following the Reorganization?

There will be no changes to the directors or executive officers as a result of the Reorganization. Once the Reorganization is complete, the same individuals at Encana will serve in the same capacity at Ovintiv. See “Information Concerning Ovintiv – Directors and Officers of Ovintiv”.

Q:    How will the directors and executive officers of Encana vote?

The directors and executive officers of Encana are in favor of the Reorganization and are expected to vote FOR the Reorganization Resolution.

As of the Record Date for the Meeting, the directors and executive officers of Encana had the right to vote approximately 1,927,852 Encana Common Shares, representing approximately 0.15% of the Encana Common Shares then issued and outstanding and entitled to vote at the Meeting, and 13,727,288 Encana Incentive Awards then issued and outstanding and entitled to vote at the Meeting.

Q:    What will I receive for my Encana Common Shares under the Reorganization?

Pursuant to the Arrangement and Reorganization Agreement (including, in particular, the Plan of Arrangement), following completion of the Reorganization, Encana Shareholders will hold one share of Common Stock of Ovintiv for each five Encana Common Shares they owned immediately prior to the Reorganization.

Q:    Will the Reorganization dilute my economic interest?

No, your fully diluted relative economic ownership will not change as a result of the Reorganization. The shareholders of Ovintiv will be the same persons who were Encana Shareholders immediately prior to the Reorganization (other than those who validly exercise Dissent Rights) and Ovintiv will become the direct or indirect owner of all of the assets and liabilities of Encana.

Q:    Will the shares of Common Stock of Ovintiv issued under the Reorganization be listed on an exchange?

Yes. Shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. On both the NYSE and the TSX, the stock symbol for the shares of Common Stock of Ovintiv will be “OVV”. The Encana Common Shares currently trade on the NYSE and the TSX under the stock symbol “ECA”. When the Reorganization is completed, the Encana Common Shares currently listed on the NYSE and the TSX under the stock symbol “ECA” will cease to be traded on the NYSE and the TSX and will be deregistered under the U.S. Exchange Act. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

Q:    How do I receive shares of Common Stock of Ovintiv in exchange for my Encana Common Shares?

Enclosed with this Proxy Statement/Prospectus is a Letter of Transmittal which is being delivered to all registered Encana Shareholders as of the Record Date. The Letter of Transmittal, when duly completed, executed and returned, together with the certificate or certificates representing the holder’s Encana Common Shares or surrender of book-entry Encana Common Shares and any other required documents, will enable the holder to ultimately receive one share of Common Stock of Ovintiv for each five Encana Common Shares. Beneficial Encana Shareholders will receive their shares of Common Stock of Ovintiv through the broker, financial institution or other nominee through which such Encana Common Shares are held.

IF YOU ARE A REGISTERED ENCANA SHAREHOLDER, YOU MUST SURRENDER YOUR ENCANA COMMON SHARES BY THE DAY THAT IS THREE YEARS LESS ONE DAY FROM THE EFFECTIVE DATE IN ORDER TO RECEIVE THE SHARES OF COMMON STOCK OF OVINTIV TO WHICH YOU ARE ENTITLED UNDER THE PLAN OF ARRANGEMENT.

Q:    Can I sell my Encana Common Shares on the NYSE and the TSX for cash? Is there any restriction on selling Encana Common Shares prior to completion of the Reorganization?

Encana Common Shares will continue to trade on the NYSE and the TSX up to and including the Effective Date. Following the Effective Date, shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”. Generally speaking, registered Encana Shareholders who have not delivered their Encana Common Shares to the Depositary and beneficial owners of Encana Common Shares whose shares are held through a broker, financial institution or other nominee may sell their Encana Common Shares through the facilities of the NYSE or the TSX for cash at any time up to and including the Effective Date. Registered Encana Shareholders will not be able to sell their Encana Common Shares once they have delivered their Encana Common Shares to the Depositary.

Q:    Why am I being asked to approve the Reorganization Resolution, and what vote is required to approve the Reorganization Resolution?

To be effective, the Reorganization Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Reorganization Resolution, in person or by proxy, by both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders, voting separately. See “The Reorganization – Required Securityholder Approvals”.

Q:    Is the ability of Encana to complete the Reorganization (including the Arrangement) subject to any approvals other than the Required Securityholder Approvals?

Yes. The Arrangement must also be approved by the Court and the Reorganization cannot proceed without such approval. The Court will be asked to make an order approving the Arrangement and to determine that the Arrangement is fair and reasonable to Encana Securityholders. Encana will apply to the Court for this order if the Required Securityholder Approvals are obtained at the Meeting.

See “The Reorganization – Certain Legal and Regulatory Matters”.

Q:    What happens if the Reorganization is not completed?

If the Reorganization is not completed for any reason, Encana Shareholders will not receive shares of Common Stock of Ovintiv and Encana will continue as a public company incorporated under the federal laws of Canada, with the Encana Common Shares continuing to be listed for trading on both the NYSE and the TSX. The Depositary will return any shares tendered.

Q:    What is the effect of the Reorganization on the Encana Debt?

In connection with the Reorganization, Ovintiv will assume all of Encana’s obligations under the Encana Debt and will enter into supplemental indentures to the Debt Indentures, such that Ovintiv will become the obligor in respect of, and effectively the issuer of, such debt in lieu of Encana following completion of the Reorganization.

Q:    How will the Reorganization affect the public disclosure Encana provides to its shareholders?

Upon completion of the Reorganization, Ovintiv will be subject to the same reporting requirements of the SEC, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the NYSE as Encana before the Reorganization. Ovintiv will be required to file periodic reports with the SEC on Forms 10-K, 10-Q and 8-K and comply with the proxy rules applicable to domestic issuers, as currently required of Encana. Ovintiv will also generally file with the relevant Canadian securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act in order to meet its Canadian continuous disclosure obligations.

Q:    What happens to outstanding Encana Incentive Awards in connection with the Reorganization?

In connection with the Reorganization, Ovintiv will assume the Encana Incentive Plans, and each outstanding Encana Incentive Award will be exchanged for an Ovintiv Incentive Award. The Ovintiv Incentive Awards will be subject to substantially the same terms and conditions as the exchanged Encana Incentive Awards, except, in the case of equity-based Encana Incentive Awards, the security issuable upon exercise or settlement of the Ovintiv Incentive Award, as applicable, will be shares of Common Stock of Ovintiv (or its cash equivalent) rather than an Encana Common Share (or its cash equivalent), all as adjusted for the Share Consolidation pursuant to the Plan of Arrangement. See “The Reorganization – Effect of the Reorganization on the Encana Incentive Awards”.

Q:    Are there risks associated with the Reorganization, including the U.S. Domestication?

Yes. Before making a decision on whether and how to vote, you are urged to carefully read the section entitled “Risk Factors”.

Q:    Is the Reorganization a taxable transaction to Encana Shareholders?

Canadian Federal Income Tax Considerations for Encana Shareholders

Generally, whether the Reorganization results in a taxable transaction to a Canadian Holder depends on whether, on the disposition of Encana Common Shares, the Encana Shareholder (i) receives only shares of Common Stock of Ovintiv, or (ii) also receives an Ovintiv Purchase Note that is subsequently contributed to Ovintiv for an additional fraction of a share of Common Stock of Ovintiv, as interim steps in the Reorganization. If Ovintiv Purchase Notes are issued, such issuance should cause the exchange to be a taxable transaction to a Canadian Holder unless such shareholder is eligible to, and does become, an Electing Shareholder by making and filing a valid joint election with Ovintiv to cause the exchange to occur on a partially or fully tax-deferred basis. A Canadian Holder can choose to be an Electing Shareholder by completing the appropriate election form to be located on Ovintiv’s website under the heading “Investors” at www.ovintiv.com and sending such completed election form to the address specified on the website. The completed form must be received within 60 days following the Effective Date in accordance with the procedures to be noted on Ovintiv’s website for a Canadian Holder to be an Electing Shareholder. Thereafter, subject to the form(s) complying with the provisions of the Canadian Tax Act (and any provincial tax legislation, as applicable), Ovintiv will sign the form(s) and return them to the Electing Shareholder. It will be the responsibility of the Electing Shareholder to ultimately file the form(s) with the CRA (and any provincial tax authorities, as applicable). For further information about making a tax election see “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”.

The issuance of Ovintiv Purchase Notes pursuant to the Reorganization to any Encana Shareholder will only occur in certain circumstances as outlined in the Plan of Arrangement. Any Ovintiv Purchase Notes issued ultimately will be exchanged for shares of Common Stock of Ovintiv as a subsequent step in the Plan of the Arrangement and will have no impact on the ultimate consideration or number of shares of Common Stock of Ovintiv that each Encana Shareholder is entitled to receive upon completion of the Reorganization. As soon as practicable following completion of the Reorganization, Ovintiv will issue a news release and/or post a notice on its website confirming the issuance (or not) of any such Ovintiv Purchase Notes. See “The Reorganization – Particulars of the Reorganization – Plan of Arrangement Steps”.

Canadian Holders Receiving Only Shares of Common Stock of Ovintiv

If a Canadian Holder receives only a share of Common Stock of Ovintiv (or a fraction thereof) in exchange for each Encana Common Share, the disposition should not be a taxable transaction for such Encana Shareholder for Canadian federal income tax purposes, except to the extent the Encana Shareholder chooses to report and recognize a capital gain (or capital loss) for Canadian federal income tax purposes from the disposition of their Encana Common Shares. See “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares pursuant to the Reorganization for shares of Common Stock of Ovintiv only”.

Canadian Holders Receiving Shares of Common Stock of Ovintiv and Ovintiv Purchase Notes

If a Canadian Holder receives a share of Common Stock of Ovintiv (or a fraction thereof) and an Ovintiv Purchase Note (that is subsequently contributed to Ovintiv for an additional fraction of a share of Common Stock of Ovintiv) in exchange for an Encana Common Share, and the Encana Shareholder is not an Electing Shareholder, the disposition should be a taxable transaction to the Encana Shareholder resulting in a capital gain (or capital loss) to the extent that the aggregate proceeds received for the Encana Common Shares exceed (or are less than) the adjusted cost base to the Encana Shareholder of the Encana Common Shares disposed of and any reasonable costs associated with the disposition. See “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares (other than by Electing Shareholders) pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”. An Encana Shareholder who (i) is resident in Canada for purposes of the Canadian Tax Act, (ii) is not exempt from Canadian income tax, (iii) receives an Ovintiv Purchase Note as an interim step in the Reorganization, and (iv) would otherwise realize a capital gain on the disposition of Encana Common Shares, may elect to be an Electing Shareholder by filing a joint tax election with Ovintiv to have the exchange occur on a partially or fully tax-deferred basis for Canadian federal income tax purposes. See “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”.

Non-Canadian Holders

Generally, an Encana Shareholder who is not, and is not deemed to be, resident in Canada and who does not use or hold, and is not deemed to use or hold, their Encana Common Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Encana Common Shares to Ovintiv under the Reorganization, unless those shares constitute “taxable Canadian property” to such Encana Shareholder within the meaning of the Canadian Tax Act and that gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Other Canadian Federal Income Tax Considerations

None of (i) the distribution of a fraction of an Initial Ovintiv Common Share to an Encana Shareholder, (ii) the subscription by an Encana Shareholder for an additional fraction of a share of Common Stock of Ovintiv in exchange for an Ovintiv Purchase Note owned by such Encana Shareholder and the subsequent cancellation of the Ovintiv Purchase Note, or (iii) the Share Consolidation, should result in taxable income to an Encana Shareholder for Canadian federal income tax purposes.

U.S. Domestication

Encana Shareholders will not be considered to have disposed of their shares of Common Stock of Ovintiv for Canadian federal income tax purposes as a result of the U.S. Domestication. If a Canadian Holder sells or otherwise disposes of shares of Common Stock of Ovintiv following the U.S. Domestication, such shareholder should realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the shares of Common Stock of Ovintiv exceeds (or are exceed by) the adjusted cost base to the Encana Shareholder of such shares of Common Stock of Ovintiv and any reasonable costs of disposition.

The brief summary provided above is qualified in its entirety by the section “Certain Canadian Federal Income Tax Considerations” below, which provides a summary of the principal Canadian federal income tax considerations generally applicable to certain Encana Shareholders as a result of the Reorganization and of the ownership and disposition of shares of Common Stock of Ovintiv received pursuant to the Reorganization, including in respect of potential dividend and withholding taxes which may be different as compared to the tax consequences of holding Encana Common Shares. Encana Shareholders are urged to consult with and rely on their own tax advisors to determine the particular tax consequences to them of the Reorganization, including (i) a sale of Encana Common Shares pursuant to the Reorganization, (ii) the U.S. Domestication, and (iii) holding and disposing of shares of Common Stock of Ovintiv.

U.S. Federal Income Tax Considerations for Encana Shareholders

Although there is no U.S. federal income tax authority directly addressing the tax consequences of the Reorganization and the matters described below are not free from doubt, the following summary describes the principal U.S. federal income tax consequences expected to apply to U.S. Holders and Non-U.S. Holders who participate in the Reorganization.

U.S. Holders

The Share Consolidation

The Share Consolidation is intended to qualify as a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code and/or a tax deferred exchange under Section 1036(a) of the Code. In such case, subject to the potential application of the PFIC rules, a U.S. Holder generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Consolidation.

The Share Exchange

The Share Exchange, together with the conversion of Encana to an unlimited liability corporation pursuant to the Reorganization, should qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code (a “Tax Reorganization”). In such case, subject to the potential application of the PFIC rules, a U.S. Holder should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Exchange.

U.S. Domestication

Pursuant to the U.S. Domestication, Ovintiv will change its jurisdiction of incorporation from the CBCA to Delaware. The U.S. Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). In such case, subject to the potential application of the PFIC rules, the tax treatment of a U.S. Holder in connection with the U.S. Domestication should be as follows:

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of less than $50,000

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of less than $50,000 at the time of the U.S. Domestication should not recognize gain or loss for U.S. federal income tax purposes as a result of the U.S. Domestication.

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but are not 10% U.S. Holders)

A U.S. Holder that owns shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but who is not a 10% U.S. Holder) at the time of the U.S. Domestication should, unless such holder validly makes the “all earnings and profits” election described below, be required to recognize gain, but not a loss, with respect to their shares of Common Stock of Ovintiv in connection with the U.S. Domestication. In lieu of recognizing such taxable gain, a U.S. Holder that validly makes the “all earnings and profits” election will be required to include in income, as a deemed dividend, the “all earnings and profits amount” (as defined under applicable Treasury Regulations) that is attributable, under U.S. tax principles, to such holder’s shares of Common Stock of Ovintiv. In general, the “all earnings and profits amount” attributable to shares of Common Stock of Ovintiv held by a U.S. Holder should depend on Encana’s accumulated earnings and profits (as determined under U.S. federal income tax principles) from the date that Encana Common Shares were acquired by such U.S. Holder through the Effective Date. A U.S. Holder that wishes to make an “all earnings and profits” election must comply with strict conditions for making this election under applicable Treasury Regulations.

10% U.S. Holders

A U.S. Holder who, at the time of the U.S. Domestication, beneficially owns (directly, indirectly or by attribution) 10% or more of the total combined voting power of all classes of shares of Common Stock of Ovintiv (a “10% U.S. Holder”) is subject to special rules that generally require such 10% U.S. Holder to include in income, as a deemed dividend, the “all earnings and profits amount” attributable to the shares of Common Stock of Ovintiv owned by such U.S. Holder.

The all earnings and profits amount

Encana is currently in the process of determining its historical earnings and profits and also expects to determine its earnings and profits for 2019 and for the portion of 2020 ending with the Effective Date. Encana will not complete this determination until after completion of the U.S. Domestication. Based on information that is currently available, Encana anticipates that it may have a significant earnings and profits cumulative balance. Ovintiv intends to provide on its external website (www.ovintiv.com), under the heading “Investors”, information regarding Encana’s earnings and profits once such information is reasonably available. The determination of Encana’s earnings and profits is a complex determination and may be impacted by numerous factors. Accordingly, there can be no assurance that the IRS will agree with Ovintiv’s determination of such earnings and profits. If the IRS does not agree with such earnings and profits calculations, the earnings and profits of Encana may be greater than reported on Ovintiv’s website (as described above). In such case, a U.S. Holder that makes an “all earnings and profits” election or a 10% U.S. Holder could have a positive (or a more positive than anticipated) “all earnings and profits amount” in respect of such U.S. Holder’s shares and thereby recognize greater taxable income.

The PFIC rules

If Encana has been a PFIC for any taxable year during which a U.S. Holder has held Encana Common Shares, certain adverse tax consequences could apply to such U.S. Holder in connection with the transactions described above.

U.S. Holders are strongly urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Reorganization to them in their particular circumstances, including whether to make the “all earnings and profits” election where applicable, and the appropriate filing requirements with respect to this election.

Non-U.S. Holders

The Reorganization is generally not expected to be a taxable transaction for a Non-U.S. Holder for U.S. federal income tax purposes provided that such Non-U.S. Holder does not have certain connections with the United States.

The brief U.S. tax summary provided above is qualified in its entirety by the section “Certain U.S. Federal Income Tax Considerations” below, which provides a summary of the principal U.S. federal income tax considerations generally applicable to (a) U.S. Holders participating in the Reorganization, and (b) Non-U.S. Holders participating in the Reorganization and of the ownership and disposition of shares of Common Stock of Ovintiv received by Non-U.S. Holders pursuant to the Reorganization. Encana Shareholders are urged to consult with and rely on their own tax advisors to determine the particular tax consequences to them of the Reorganization as well as the tax consequences of the ownership and disposition of shares of Common Stock of Ovintiv received pursuant to the Reorganization.

Q:    What are the corporate tax consequences of the Reorganization?

Canadian Federal Income Tax Considerations

For Canadian federal income tax purposes, based on and subject to current assumptions and current market value, and subject to the discussion of the U.S. Domestication below, the Reorganization is not expected to give rise to material corporate-level Canadian federal income tax for Encana or Ovintiv.

The U.S. Domestication that forms part of the Reorganization will cause Ovintiv to cease to be resident in Canada for purposes of the Canadian Tax Act and as a result Ovintiv will be deemed to have a taxation year end immediately prior to the U.S. Domestication. Ovintiv also will be deemed to have disposed of each of its properties immediately before its deemed taxation year end for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost amount equal to that fair market value. Ovintiv will be required to include in its taxable income under the Canadian Tax Act any income and net taxable capital gains realized as a result of the deemed disposition of its properties. Ovintiv also will be subject to an additional “emigration tax” on the amount, if any, by which the fair market value, immediately before its deemed taxation year end resulting from the U.S. Domestication, of all of the properties owned by Ovintiv exceeds the total of certain of its liabilities and the paid-up capital of all the issued and outstanding shares of Ovintiv immediately before the deemed taxation year end.

While Encana expects that the deemed disposition of Ovintiv’s properties that will occur as part of the Reorganization will not result in any material Canadian federal income tax (including material Canadian “emigration tax”) to Encana or Ovintiv at current estimates of fair market value, if a material number of Encana Shareholders are eligible to, and do, become Electing Shareholders by making and filing valid Section 85 Elections, the adjusted cost base to Ovintiv of its properties and the aggregate of the paid-up capital of its shares and the relevant liabilities of Ovintiv could be lower than the aggregate fair market value of its properties, which could result in a material tax liability to Ovintiv. Further, prior to the Effective Time, there is no certainty that the fair market value of the properties of Ovintiv as currently estimated will not increase, and there is no certainty that the estimated fair market value of the properties of Ovintiv will be accepted by Canadian federal tax authorities, which may result in additional taxes payable as a result of the Reorganization, including the U.S. Domestication. Encana has not applied to the Canadian federal tax authorities for a ruling relating to the Reorganization and does not intend to do so. See “The Reorganization – Tax Effect of the Reorganization on Ovintiv – Canadian Federal Income Tax Considerations” and “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, based on and subject to current assumptions and current market value, and subject to the discussion of the U.S. Domestication below, the Reorganization is not expected to give rise to material corporate-level U.S. federal income tax for Encana or Ovintiv.

Ovintiv could, however be subject to U.S. federal income taxation in connection with the U.S. Domestication that forms part of the Reorganization to the extent, if any, that, at the time of such U.S. Domestication (a) the aggregate fair market value of all of the outstanding shares of Common Stock of Ovintiv, exceeds (b) the U.S. tax basis in Ovintiv’s assets (computed under U.S. federal income tax principles) less liabilities of Encana assumed by Ovintiv.

Encana does not expect, as of the date hereof, that it or Ovintiv will be subject to U.S. federal income tax in connection with the transactions comprising the Reorganization, including the U.S. Domestication. However, there can be no assurance that the fair market value of the shares of Common Stock of Ovintiv as currently estimated will not increase, that the IRS will accept the determination of Ovintiv’s U.S. tax basis in its assets or that the IRS will not otherwise challenge Encana’s position that neither Encana nor Ovintiv is subject to U.S. federal income tax in connection with the Reorganization. Encana has not applied to the IRS for a ruling related to the Reorganization and does not intend to do so. See “The Reorganization – Tax Effect of the Reorganization on Ovintiv – U.S. Federal Income Tax Considerations” and “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

After the Reorganization, Ovintiv will be subject to U.S. federal income tax as a U.S. corporation. See “Risk Factors – Ovintiv’s effective tax rate may change in the future, including as a result of the U.S. Domestication”.

Q:    When will the Reorganization become effective?

Subject to the satisfaction or waiver of all other conditions precedent, if the Required Securityholder Approvals are obtained as described below, it is anticipated that the Reorganization will be completed as soon as practicable following the approval of the Court in respect of the Arrangement. It is also anticipated that the shares of Common Stock of Ovintiv will begin trading on the NYSE and the TSX promptly following the Effective Date. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

Q:    Who is entitled to vote at the Meeting?

Only Encana Securityholders of record at the close of business on December 9, 2019 (the “Record Date”), are entitled to notice of the Meeting and to vote thereat or at any adjournment or postponement thereof. As of the close of business on the Record Date, 1,299,112,236 Encana Common Shares and 40,392,630 Encana Incentive Awards were issued and outstanding. Each issued and outstanding Encana Common Share and Encana Incentive Award on the Record Date is entitled to one vote on each of the resolutions to be considered and voted on at the Meeting.

Your vote is very important, regardless of the number of Encana Common Shares or Encana Incentive Awards that you own. Whether or not you expect to attend in person, you should authorize a proxyholder to vote your Encana Common Shares and Encana Incentive Awards as promptly as possible so that your Encana Common Shares and Encana Incentive Awards may be represented and voted at the Meeting.

Q:    What is the quorum for the Meeting?

In order for business to be conducted at the Meeting, a quorum must be present. A quorum for the Meeting requires at least two persons present in person, each being an Encana Shareholder or duly appointed proxyholder of such Encana Shareholder, together holding at least 25% of the total issued and outstanding Encana Common Shares entitled to be voted at the Meeting.

If you submit a properly executed form of proxy or vote by telephone or the Internet, you will be considered part of the quorum.

Q:    How do I vote my Encana Common Shares and Encana Incentive Awards?

Encana Shareholders whose Encana Common Shares are registered in their names and Encana Incentive Awardholders may vote their Encana Incentive Awards in the following ways:

•	Internet: Visit www.astvotemyproxy.com and follow the instructions. You will need your 13-digit control number on the back of the proxy form.

•

Telephone: Call 1-888-489-5760 from a touch-tone phone and follow the voice instructions. You will need your 13-digit control number on the back of the proxy form. You cannot appoint a proxyholder via the telephone voting system.

•	Mail: Complete, sign and date your proxy form and return it in the business-reply envelope included in your package.

•	Fax: Complete, sign and date your proxy form and fax both sides of the proxy form to 1-866-781-3111 (toll free in North America) or 1-416-368-2502 (outside of North America).

•	In Person: Attend the Meeting and vote in person.

If your Encana Common Shares are not registered in your name, but are held in the name of a nominee (usually a broker, bank, trust company or other intermediary), you should have received a package of materials from your nominee and you should follow the instructions therein. In addition, beneficial Encana Shareholders may be contacted by the Proxy Solicitors to conveniently vote directly over the telephone using Broadridge’s QuickVote tool. Beneficial Encana Shareholders who wish to attend the Meeting and indirectly vote their Encana Common Shares may only do so as proxyholder for the registered Encana Shareholder.

Q:    How do I vote Encana Common Shares held in an Encana employee benefit plan?

If your Encana Common Shares are held in an Encana employee benefit plan, you will receive a separate voting direction card. The trustee and/or plan administrator of the applicable Encana employee benefit plan will vote your Encana Common Shares in accordance with the instructions on your returned direction card.

If you do not return a direction card prior to the return date indicated, the trustee and/or plan administrator will vote your Encana Common Shares in accordance with their normal process. If you return a direction card with no instructions, the trustee and/or plan administrator will vote your Encana Common Shares FOR the Reorganization Resolution. Please note that the direction cards have an earlier return date than the proxy cards. Please review your direction card for the date by which your instructions must be received in order for your Encana Common Shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the direction card by mail.

Please note that no votes will be accepted at the Meeting in respect of Encana Common Shares held in an Encana employee benefit plan and that all such votes must be voted prior to the Meeting.

Q:    What is a proxy?

A proxy is your legal designation of another person, referred to as a “proxyholder”, to vote your Encana Common Shares or Encana Incentive Awards. The document used to designate a proxyholder to vote your Encana Common Shares or Encana Incentive Awards is called a “form of proxy.”

Q:    Can I appoint someone other than the person(s) designated by management of Encana to vote my Encana Common Shares or Encana Incentive Awards?

Yes. An Encana Securityholder who wishes to appoint some other person (who is not required to be an Encana Securityholder) as his, her or its proxyholder at the Meeting may do so either by inserting such person’s name in the blank space provided in the form of proxy and deleting the names printed thereon or by completing a proper proxy. Such Encana Securityholder should notify the nominee of his or her appointment and instruct the nominee on how the Encana Common Shares or Encana Incentive Awards are to be voted.

Q:    If I am not going to attend the Meeting, should I return my form of proxy or otherwise vote my Encana Common Shares or Encana Incentive Awards?

Yes. Completing, signing, dating and returning the form of proxy by mail or fax, submitting a proxy by calling the toll-free number shown on the form of proxy or submitting a proxy by visiting the website shown on the form of proxy ensures that your Encana Common Shares or Encana Incentive Awards will be represented and voted at the Meeting, even if you otherwise do not attend.

Q:    What is the deadline to provide my proxy?

To be valid your proxy must be received by our transfer agent, AST Trust Company (Canada) (“AST”), at its Toronto office, at AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, no later than 8:00 a.m. (Mountain Time) on January 10, 2020 or, if the Meeting is adjourned or postponed, at least 48 hours (excluding Saturdays, Sundays and statutory holidays in Canada and the U.S.) before the time of the adjourned or postponed Meeting.

Q:    Can I change or revoke my vote?

Yes. If your Encana Common Shares are registered in your name or you are an Encana Incentive Awardholder, you can change or revoke a previously delivered vote in the following ways:

•

Send a written notice of revocation to the office of the Corporate Secretary, Encana Corporation, 500 Centre Street S.E., Calgary, Alberta, T2G 1A6, which must be received before such shares are voted at the Meeting.

•	Submit a later-dated, new proxy card, which must be received by 8:00 a.m. (Mountain Time) on January 10, 2020 (in which case only the later-dated proxy is counted and the earlier proxy is revoked).

•

Submit a proxy via the Internet or by telephone at a later date, which must be received by 8:00 a.m. (Mountain Time) on January 10, 2020 (in which case only the later-dated proxy is counted and the earlier proxy is revoked).

•	Attend the Meeting and vote in person; attendance at the Meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of Encana Common Shares may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a proxy issued in their own name from such broker, bank or other nominee and voting in person at the Meeting.

In addition, Encana Shareholders who hold Encana Common Shares in an Encana employee benefit plan may revoke or change their proxy via any of the foregoing methods, except that a new employee benefit plan participant proxy must be received by 10:00 a.m. (Mountain Time) on January 7, 2020.

Q:    If my Encana Common Shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

No. If your Encana Common Shares are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your Encana Common Shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares in respect of the Reorganization Resolution. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Encana does not expect any broker non-votes at the Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas the proposal to be presented at the Meeting is considered non-routine. As a result, no broker will be permitted to vote your Encana Common Shares at the Meeting without receiving instructions.

Q:    Who is making and paying for this proxy solicitation?

Encana is making this proxy solicitation and will pay for all of the costs of soliciting these proxies. Its directors and certain of its employees may solicit proxies in person or by telephone, fax or email. Encana will pay these employees and directors no additional compensation for these services. Encana has retained the services of the Proxy Solicitors to solicit proxies in Canada and the United States. Encana will deliver proxy-related materials to nominees, custodians and fiduciaries, and they will be asked to promptly forward them to the beneficial (non-registered) Encana Shareholders. Encana will also reimburse such nominees, custodians and fiduciaries for their expenses in sending proxy-related materials to the beneficial (non-registered) Encana Shareholders and obtaining their proxies.

Q:    How will shares of Common Stock of Ovintiv differ from Encana Common Shares?

As a result of differences between Delaware law and the CBCA, there will be differences between your rights as a stockholder of Ovintiv under Delaware law and your current rights as a shareholder of Encana under the CBCA. In addition, there are differences between the organizational documents of Encana and Ovintiv.

These differences are discussed in detail under “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”. Also refer to “Description of Ovintiv Capital Stock” for a description of the shares of Common

Stock of Ovintiv. The Ovintiv Certificate of Incorporation and Ovintiv Bylaws, in the form substantially as they will be in effect upon completion of the Reorganization, are attached as Appendices F and G, respectively, of this Proxy Statement/Prospectus.

Q:    Are Encana Shareholders entitled to Dissent Rights?

Yes. Under the Interim Order, registered holders of Encana Common Shares are entitled to Dissent Rights only if they follow the procedures specified in the CBCA, as modified by the Interim Order and the Plan of Arrangement. Persons who are beneficial owners of Encana Common Shares registered in the name of an intermediary who wish to dissent should be aware that only registered Encana Shareholders are entitled to Dissent Rights. Accordingly, a beneficial owner of Encana Common Shares desiring to exercise this right must make arrangements for the Encana Common Shares beneficially owned by such Encana Shareholder to be registered in the Encana Shareholder’s name prior to the time the Dissent Notice is required to be received by Encana, or, alternatively, make arrangements for the registered holder of such Encana Common Shares to dissent on the Encana Shareholder’s behalf.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Proxy Statement/Prospectus carefully and consult with your legal advisor. See “The Reorganization – Dissenting Shareholder Rights”.

Q:    Who can answer my questions?

If you have any questions about the information contained in this Proxy Statement/Prospectus or require assistance in completing your form of proxy or voting instruction form, please contact: (i) Kingsdale Advisors by telephone at 1-866-229-8166 (toll-free in North America) or at 1-416-867-2272 (collect outside North America); or (ii) Innisfree M&A Incorporated by telephone at 1-877-800-5192 (toll-free in North America) or at 1-212-750-5833 (collect outside of North America).

Q:    Where can I find more information about Encana and the transactions contemplated by the Plan of Arrangement?

You can find out more information about Encana and the transactions contemplated by the Plan of Arrangement by reading this Proxy Statement/Prospectus and from various sources described in the section entitled “Where You Can Find More Information”.

SUMMARY

The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the appendices hereto and the documents incorporated by reference herein. It is recommended that Encana Securityholders read this Proxy Statement/Prospectus and consult with their own legal, tax, financial and other professional advisors with respect to the matters to be acted on at the Meeting. Capitalized terms used but not otherwise defined in this summary have the meanings set forth under the heading “Glossary”.

The Meeting

Date, Time and Place

The Meeting will be held at 8:00 a.m. (Mountain Time) on January 14, 2020 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta.

Meeting Record Date and Encana Securityholders Entitled to Vote

All Encana Securityholders of record at the close of business on December 9, 2019, which is the Record Date for the Meeting, are entitled to notice of the Meeting and to vote thereat or at any adjournment or postponement thereof. As of the close of business on the Record Date, 1,299,112,236 Encana Common Shares and 40,392,630 Encana Incentive Awards were issued and outstanding. Each issued and outstanding Encana Common Share and Encana Incentive Award on the Record Date is entitled to one vote on each of the resolutions to be considered and voted on at the Meeting.

Quorum

At least two persons present in person, each being an Encana Shareholder or duly appointed proxyholder of such Encana Shareholder, together holding at least 25% of the issued Encana Common Shares entitled to be voted at the Meeting. If you submit a properly executed form of proxy or vote by telephone or the Internet, you will be considered part of the quorum.

Purpose of the Meeting

The purpose of the Meeting is for Encana Securityholders to consider and, if thought advisable, to approve, with or without variation, the Reorganization Resolution with respect to the Reorganization (including the Arrangement and the U.S. Domestication) pursuant to which, among other things, (i) Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, (ii) Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Common Stock of Ovintiv on a one-for-one basis (or in certain cases, in exchange for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes with the Ovintiv Purchase Notes subsequently being exchanged for additional shares of Common Stock of Ovintiv), and Ovintiv will become the parent company of Encana and its subsidiaries, and (iii) Ovintiv will become a Delaware corporation, and to transact such other business that may properly come before the Meeting or any adjournment or postponement thereof.

The Reorganization

The Reorganization is being implemented in accordance with the terms of and subject to the conditions contained in the Arrangement and Reorganization Agreement (including, with respect to the Arrangement, the Plan of

Arrangement). If approved by the Encana Shareholders and the Encana Incentive Awardholders in the manner described herein, Encana expects that the Reorganization will be completed as soon as practicable following the approval of the Court in respect of the Arrangement.

The result of the Reorganization will be that, among other things (i) Ovintiv will become the direct or indirect owner of all of the assets and liabilities of Encana, (ii) Encana Shareholders will hold one share of Common Stock of Ovintiv for each five Encana Common Shares owned immediately prior to the Reorganization, and (iii) Ovintiv will become a Delaware corporation.

Information Concerning Ovintiv

Immediately prior to the Reorganization, Ovintiv will be a corporation existing under the CBCA and a wholly-owned subsidiary of Encana. Following completion of the Reorganization, including the U.S. Domestication, Ovintiv will be a Delaware corporation, and it and its subsidiaries (including Encana) will carry on the business currently conducted by Encana and its subsidiaries.

See “Information Concerning Ovintiv”.

Information Concerning Encana

Encana is a leading North American energy producer that is focused on generating full-cycle returns, free cash flow and return of capital to shareholders by developing its multi-basin portfolio of oil, natural gas liquids, condensate and natural gas producing plays. Encana’s operations also include the marketing of oil, natural gas liquids, condensate and natural gas. All of Encana’s reserves and production are located in North America.

Encana is a public company trading on the NYSE and the TSX under the stock symbol “ECA”. The registered and principal executive office of Encana is located at Suite 4400, 500 Centre Street S.E., Calgary, Alberta, T2P 2S5, Canada and its telephone number is (403) 645-2000. Encana is incorporated under the CBCA and was formed in 2002 through the business combination of two predecessor companies.

Additional information about Encana can be found under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com. The information contained in, or that can be accessed through, Encana’s website is not incorporated into this Proxy Statement/Prospectus.

See “Information Concerning Encana”.

Recommendation of the Encana Board

At its meeting held on October 30, 2019, after careful consideration of, among other things, the advice of management and after considering information provided to management by our financial, tax, accounting and legal advisors, and such other matters as it considered relevant, the Encana Board unanimously determined that the Reorganization (including the Plan of Arrangement and the transactions to be completed as soon as practicable following the Arrangement as set forth in the Arrangement and Reorganization Agreement) is in the best interests of Encana and its stakeholders and is fair and reasonable. Accordingly, the Encana Board unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution.

See “The Reorganization – Recommendation of the Encana Board”.

Reasons for the Reorganization

The U.S. Domestication is the key reason for Encana proposing the Reorganization, which also includes the adoption of a new corporate name, being “Ovintiv Inc.,” and the Share Consolidation. In making its recommendation, the Encana Board considered a number of factors, including those listed below:

•

Shareholder Value – The Encana Board believes that the opportunity to enhance long-term value for shareholders will be greater as a U.S. company than as a Canadian company. Despite significantly and strategically repositioning our multi-basin portfolio in North America’s top liquids-rich basins while constantly innovating to drive quality returns and corporate financial performance, the Encana Board believes our valuation continues to be disconnected from our U.S. peers. This is due, in part, to our inability to access certain pools of capital in the United States that are limited in investing in securities of foreign companies. We believe as a U.S. company, we may be able to attract deeper and growing pools of passive investment capital in the U.S., particularly if and when our shares are able to be included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies. If we are able to be included into such indices and other investment vehicles, we anticipate being able to increase the aggregate holdings of our shares by passive and index investors as public data suggests our U.S. peers have approximately 20% more passive and index ownership than we do. We believe the potential increased demand for our shares resulting from being included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies will outweigh the decrease in demand for our shares, and the potential temporary downward pressure on our share price from the sale of our shares by certain Canadian investors under their internal guidelines, that will occur when our shares are removed from Canadian stock market indices or removed from Canadian-focused index funds or funds that only hold Canadian-domiciled companies. The Encana Board has considered all of these factors, among others, and believes the net demand for our shares resulting from the Reorganization will strengthen our profile and marketability among investors and help capture the value we deeply believe exists within our company.

•

A Transformed Enterprise – We believe the company is uniquely positioned in the exploration and production industry, with our abilities to generate free cash flow, return cash to shareholders and provide industry-competitive liquids growth from our multi-basin portfolio of assets in North America. We have strong connections to the United States, including (i) over 80% of our 2019 capital investments being made in the U.S., (ii) being listed on the NYSE, (iii) having a majority of our operations, employees and shareholders located in the U.S., and (iv) complying with SEC reporting requirements as a U.S. domestic issuer. Despite this, we do not believe we are perceived as a company with a substantial U.S. presence, but as a Canadian company with some U.S. operations. The Encana Board believes that by not being recognized among our U.S. peer group, we may be prevented from maximizing certain opportunities and relationships with our U.S. stakeholders. Through the Reorganization, we will unambiguously establish ourselves as a U.S.-based company, which the Encana Board believes will level the playing field with our principal competitors, most of which are U.S.-based companies.

•

New Corporate Name – Adopting a new corporate name reflects our transformation and articulates our vision for the future – to make modern life possible for all. Today, we are a leader in the next generation of oil and gas exploration and production companies working to improve lives and driving progress – not just in the communities where we operate, but for everyone. “Ovintiv” stands for our commitment to deliver unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce. Through focused innovation, we are able to bring together the brightest minds, operating excellence and emerging technologies to create industry-leading improvements that maximize our operational, financial, safety and environmental performance.

•

Continuing Business in Canada – We have a long and proud history in Canada. Following the U.S. Domestication, we will maintain our existing Canadian presence with a business office in Calgary, Alberta,

and field offices in Alberta, British Columbia and Nova Scotia to operate our portfolio of Canadian crude oil, natural gas liquids, condensate and natural gas properties and related assets. The Encana Board does not believe that the U.S. Domestication will detract from our commitment to our business, employees, landowners, suppliers, lenders, partners and federal, provincial and local governments in Canada, and we intend to continue our productive relationships with our Canadian stakeholders.

•

Public Company Listing and Reporting – Following the Reorganization, shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. The trading symbol for the shares of Common Stock of Ovintiv on both the NYSE and the TSX will be “OVV”. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”. Following the Reorganization, consistent with our current practice, Ovintiv will report consolidated financial results in U.S. dollars and in accordance with U.S. GAAP, and will file reports with the SEC and relevant Canadian securities regulatory authorities.

•

Share Consolidation – The Share Consolidation is expected to enhance comparability to our U.S. peers on per share metrics, as well as reduce the volatility of our shares. The Share Consolidation may also increase analyst and broker interest as policies governing analysts and brokers may discourage following or recommending companies with lower stock prices. Due to the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers because processing of trades in lower-priced stocks may be economically unattractive. The Share Consolidation does not affect any Encana Shareholder’s percentage ownership interest or proportionate voting power. Likewise, all equity awards granted under the Encana Incentive Plans will be adjusted as a result of the Share Consolidation, such that the per share exercise price of all outstanding options will be increased proportionately and the number of shares of Common Stock of Ovintiv issuable upon the exercise of such options will be reduced proportionately. Additionally, the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Encana Incentive Plans will be reduced proportionately based on the Share Consolidation.

•

Delaware Incorporation – The U.S. Domestication that forms part of the Reorganization will change the corporate laws that apply to shareholders from the federal jurisdiction of Canada to the State of Delaware. While there are differences between the CBCA and the DGCL and shareholders’ rights may be different under the DGCL than the CBCA depending on the specific set of circumstances, the Encana Board believes that incorporating in Delaware provides greater comparability to other U.S. public companies, many of which are incorporated in Delaware. See “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”.

•

Estimated Corporate Tax Liability – The Encana Board weighed the estimated corporate tax liability arising from the Reorganization and, with the assistance of professional advisors and based on and subject to current assumptions and market value, does not anticipate we will incur material corporate-level Canadian or United States federal income tax in connection with the Reorganization. See “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

•

Approval of Encana Securityholders and the Court – The Reorganization is subject to obtaining the Required Securityholder Approvals and approval by the Court in respect of the Arrangement. The Encana Board has not considered any alternative action if the Arrangement is not approved by the Encana Securityholders or the Court.

•	Dissent Rights – Registered Encana Shareholders have the ability to exercise Dissent Rights in respect of the Reorganization and to be paid the fair value of their Encana Common Shares.

In the course of their deliberations, the Encana Board, in consultation with management and after considering information provided to management by our financial, legal, accounting and tax advisors, also considered a variety of risks (as described in greater detail under the heading “Risk Factors”) and other potentially negative factors relating to the Reorganization, including the U.S. Domestication.

The foregoing description of the information and factors considered by the Encana Board is not intended to be exhaustive and may not include all of the factors considered, and, in view of the number and complexity of factors considered by the Encana Board, the Encana Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered by them in making their recommendations (and individual members of the Encana Board may have given different weights to different factors). The Encana Board reached their recommendation based on the totality of the information presented to, and considered by, them through their deliberations.

See “The Reorganization – Reasons for the Reorganization”.

Risk Factors

The Reorganization and the transactions contemplated by the Arrangement and Reorganization Agreement involve risks, some of which are related to the Reorganization and others of which are related to Encana’s business and Ovintiv’s business. In considering the Reorganization and the transactions contemplated by the Arrangement and Reorganization Agreement, including whether to vote for the Reorganization Resolution, Encana Securityholders should carefully consider the information about these risks set forth under the section entitled “Risk Factors”, together with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

Particulars of the Reorganization

The Reorganization is being implemented in accordance with the terms of and subject to the conditions contained in the Arrangement and Reorganization Agreement (including, with respect to the Arrangement, the Plan of Arrangement). Subject to the satisfaction or waiver of the conditions to the Arrangement and Reorganization Agreement, Encana expects the Reorganization to be completed as soon as practicable following obtaining approval of the Court in respect of the Arrangement. See “Summary of the Arrangement and Reorganization Agreement”.

The purpose of the Reorganization is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which, among other things (i) Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares and become the parent company of Encana and its subsidiaries, (ii) Encana Shareholders will hold one share of Common Stock of Ovintiv for each five Encana Common Shares they owned immediately prior to the Reorganization, and (iii) Ovintiv will become a Delaware corporation. Shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. On both the NYSE and the TSX, the stock symbol for the shares of Common Stock of Ovintiv will be “OVV”. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings” and “The Reorganization – Particulars of the Reorganization”.

Assuming the Reorganization Resolution is approved at the Meeting, following the Effective Time and completion of the Reorganization, the shareholders of Ovintiv will be the same persons who were Encana Shareholders immediately prior to the Reorganization (other than those who have validly exercised Dissent Rights) and Ovintiv will become the direct or indirect owner of all of the assets and liabilities of Encana. As a result, there will be no effective change of control of Encana as a result of the Reorganization, as ultimate control will remain with the public shareholders. Upon completion of the Reorganization, Ovintiv will have the general structure shown below.

Effect of the Reorganization on the Encana Incentive Awards

In connection with the Reorganization, Ovintiv will assume the Encana Incentive Plans, and each outstanding Encana Incentive Award will be exchanged for an Ovintiv Incentive Award. The Ovintiv Incentive Awards will be subject to substantially the same terms and conditions as the exchanged Encana Incentive Awards, except, in the case of equity-based Encana Incentive Awards, the security issuable upon exercise or settlement of the Ovintiv Incentive Award, as applicable, will be a share of Common Stock of Ovintiv (or its cash equivalent) rather than an Encana Common Share (or its cash equivalent), as adjusted for the Share Consolidation pursuant to the Plan of Arrangement.

Effect of the Reorganization on the Encana Debt

In connection with the Reorganization, Ovintiv will assume all of Encana’s obligations under the Encana Debt and will enter into supplemental indentures to the Debt Indentures, pursuant to which Ovintiv will become the obligor in respect of, and effectively the issuer of, such debt in lieu of Encana following completion of the Reorganization.

Required Securityholder Approvals

To be effective, the Reorganization Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Reorganization Resolution, in person or by proxy, by both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders, voting separately. The Encana Board recommends that Encana Securityholders vote FOR the Reorganization Resolution.

Certain Legal and Regulatory Matters

Court Approval

The Arrangement requires approval by the Court. Prior to the mailing of this Proxy Statement/Prospectus, Encana obtained the Interim Order providing for the calling and holding of the Meeting, the Dissent Rights and other procedural matters.

Subject to obtaining the Required Securityholder Approvals as described above, the hearing of Encana’s application for the Final Order is scheduled to take place on January 17, 2020 at 2:00 p.m. (Mountain Time) at the Calgary Courts Centre at 601 5th Street S.W., Calgary, Alberta.

At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement.

See “The Reorganization – Certain Legal and Regulatory Matters – Court Approval”.

Stock Exchange Listings and Securities Law Filings

The shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. On both the NYSE and the TSX, the stock symbol for the shares of Common Stock of Ovintiv will be “OVV”. The Encana Common Shares currently trade on the NYSE and TSX under the stock symbol “ECA”. When the Reorganization is completed, the Encana Common Shares currently listed on the NYSE and the TSX under the stock symbol “ECA” will cease to be traded on the NYSE and the TSX and will be deregistered under the U.S. Exchange Act. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

In addition, as a result of the Reorganization, Ovintiv will become a reporting issuer in all jurisdictions in Canada, and Encana will apply to cease to be a reporting issuer in all jurisdictions in Canada in which it is currently a reporting issuer. Ovintiv will be subject to, and Encana will terminate its, reporting obligations in Canada following completion of the Reorganization.

Dissenting Shareholder Rights

Under the Interim Order, registered Encana Shareholders are entitled to Dissent Rights only if they follow the procedures specified in the CBCA, as modified by the Interim Order and the Plan of Arrangement. Persons who are beneficial owners of Encana Common Shares registered in the name of a broker, investment dealer or other intermediary who wish to dissent should be aware that only registered Encana Shareholders are entitled to Dissent Rights. Accordingly, a beneficial owner of Encana Common Shares desiring to exercise this right, must make arrangements for the Encana Common Shares beneficially owned by such Encana Shareholder to be registered in the Encana Shareholder’s name prior to the time the Dissent Notice is required to be received by Encana, or, alternatively, make arrangements for the registered holder of such Encana Common Shares to dissent on the Encana Shareholder’s behalf.

If you wish to exercise Dissent Rights, you should review the requirements summarized in this Proxy Statement/Prospectus carefully and consult with your legal advisor. See “The Reorganization – Dissenting Shareholder Rights” and Appendix C of this Proxy Statement/Prospectus.

Accounting Treatment of the Reorganization

The Reorganization will be accounted for consistent with a reorganization of entities under common control. Accordingly, the transfer of certain assets and liabilities and the exchange of shares will be recorded in the new entity (Ovintiv) at their carrying amounts from the transferring entity (Encana) at the date of transfer.

Certain Canadian Federal Income Tax Considerations

Generally, whether the Reorganization results in a taxable transaction to a Canadian Holder depends on whether, on the disposition of Encana Common Shares, the Encana Shareholder (i) receives only a share of Common Stock of Ovintiv (or a fraction thereof) on the exchange of each Encana Common Share, or (ii) also receives an Ovintiv Purchase Note that is subsequently contributed to Ovintiv for an additional fraction of a share of Common Stock of Ovintiv, as interim steps in the Reorganization, and whether the Encana Shareholder chooses to be an Electing Shareholder. The issuance of Ovintiv Purchase Notes pursuant to the Plan of Arrangement to any Encana Shareholder will only occur in certain circumstances as outlined in the Plan of Arrangement. Any Ovintiv Purchase Note issued ultimately will be exchanged for a fraction of a share of Common Stock of Ovintiv as a subsequent step in the Plan of the Arrangement. The issuance of Ovintiv Purchase Notes, if any, as an interim step in the Reorganization, should cause the exchange to be a taxable transaction to a Canadian Holder unless such shareholder is eligible to, and does, become an Electing Shareholder by making and filing a valid joint election with Ovintiv to have the exchange occur on a partially or fully tax-deferred basis. A Canadian Holder can choose to be an Electing Shareholder by completing the appropriate election form to be located on Ovintiv’s website under the heading “Investors” at www.ovintiv.com and sending such completed election form to the address specified on the website. The completed form must be received within 60 days following the Effective Date in accordance with the procedures to be noted on Ovintiv’s website for an Encana Shareholder to be an Electing Shareholder. Thereafter, subject to the form(s) complying with the provisions of the Canadian Tax Act (and any provincial tax legislation, as applicable), Ovintiv will sign the form(s) and return them to the Electing Shareholder. It will be the responsibility of the Electing Shareholder to ultimately file the form(s) with the CRA (and any provincial tax authorities, as applicable).

All Encana Shareholders should review the section “Certain Canadian Federal Income Tax Considerations” below and carefully consider whether it would be beneficial in their circumstances to be an Electing Shareholder, if applicable. For further information about making a tax election, see “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”. As soon as practicable following completion of the Reorganization, Encana will issue a news release and/or post a notice on its website confirming the issuance (or not) of any such Ovintiv Purchase Notes. See “The Reorganization – Particulars of the Reorganization – Plan of Arrangement Steps”.

Canadian Holders Receiving Only Shares of Common Stock of Ovintiv

Generally, an Encana Shareholder who (i) is, or is deemed to be, resident in Canada, (ii) deals at arm’s length with Encana and Ovintiv, (iii) is not affiliated with Encana or Ovintiv, (iv) is not connected with Encana or Ovintiv, (v) holds the Encana Common Shares as capital property, and (vi) sells such shares to Ovintiv under the Reorganization in exchange for only shares of Common Stock of Ovintiv (or fractions thereof) should be entitled to an automatic rollover under subsection 85.1(1) of the Canadian Tax Act to defer recognition of any capital gain (or capital loss) from the disposition of those Encana Common Shares for Canadian federal income tax purposes without limiting the Encana Shareholder’s ability to report and recognize a capital gain (or capital loss) from the disposition of those Encana Common Shares.

Canadian Holders Receiving Shares of Common Stock of Ovintiv and Ovintiv Purchase Notes

Generally, an Encana Shareholder, other than an Electing Shareholder, who (i) is, or is deemed to be, resident in Canada, (ii) deals at arm’s length with Encana and Ovintiv, (iii) is not affiliated with Encana or Ovintiv, (iv) holds the Encana Common Shares as capital property, and (v) sells each Encana Common Share to Ovintiv under the Reorganization in exchange for a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note, should realize a capital gain (or capital loss) to the extent that the aggregate proceeds received for the Encana Common Shares exceeds (or is less than) the adjusted cost base to the Encana Shareholder of the Encana Common Shares disposed of and any reasonable costs associated with the disposition.

An Encana Shareholder who (i) is a resident of Canada, (ii) is not exempt from Canadian income tax under the Canadian Tax Act, (iii) receives both a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note in exchange for each Encana Common Share, and (iv) would otherwise realize a capital gain on the disposition of the Encana Common Shares, will be entitled to become an Electing Shareholder by making and filing a valid joint election with Ovintiv under subsection 85(1) of the Canadian Tax Act (or subsection 85(2) of the Canadian Tax Act in the case of an Encana Shareholder that is a partnership). The potential advantage of filing a joint tax election with Ovintiv under subsection 85(1) of the Canadian Tax Act is that an Electing Shareholder who holds Encana Common Shares as capital property and sells such shares to Ovintiv under the Reorganization may be able to partially or fully defer a capital gain which would otherwise arise on the disposition of the Encana Common Shares.

Non-Canadian Holders

Generally, an Encana Shareholder who is not, and is not deemed to be, resident in Canada and who does not use or hold, and is not deemed to use or hold, the Encana Shareholder’s Encana Common Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Encana Common Shares to Ovintiv under the Reorganization, unless (i) those shares constitute “taxable Canadian property” to such Encana Shareholder within the meaning of the Canadian Tax Act, (ii) the gain is not otherwise exempt from tax under the Canadian Tax Act pursuant to an exemption contained in an applicable income tax treaty, and (iii) the automatic tax deferral under Subsection 85.1(1) of the Canadian Tax Act does not apply.

U.S. Domestication

As a consequence of the U.S. Domestication, Ovintiv will cease to be resident in Canada and will be deemed to have a taxation year end for Canadian federal income tax purposes immediately before the U.S. Domestication. Ovintiv also will be deemed to have disposed of each of its properties immediately before the deemed taxation year end for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost amount equal to their fair market value. Ovintiv will be required to include in its taxable income under the Canadian Tax Act any income and net taxable capital gains realized as a result of the deemed disposition of its properties. Ovintiv also will be subject to an additional “emigration tax” on the amount, if any, by which the fair market value, immediately before its deemed taxation year end resulting from the U.S. Domestication, of all the property owned by Ovintiv, exceeds the total of certain of its liabilities and the paid-up capital of all the issued and outstanding shares of Common Stock of Ovintiv immediately before the deemed taxation year end.

Encana Shareholders will not be considered to have disposed of their shares of Common Stock of Ovintiv as a result of the U.S. Domestication. If a Canadian Holder sells or otherwise disposes of shares of Common Stock of Ovintiv following the U.S. Domestication, such shareholder should realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the shares of Common Stock of Ovintiv exceed (or are exceeded by) the aggregate of the adjusted cost base of such shares of Common Stock of Ovintiv and any reasonable costs of disposition.

The foregoing is a brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by the section “Certain Canadian Federal Income Tax Considerations” below, which provides a summary of the principal Canadian federal income tax considerations generally applicable to certain Encana Shareholders.

Encana Shareholders should consult with and rely on their own tax advisors for advice with respect to the Reorganization, including: (i) the income tax consequences to them of disposing of their Encana Common Shares pursuant to the Reorganization; (ii) the U.S. Domestication; and (iii) holding and disposing of shares of Common Stock of Ovintiv, all having regard to their own particular circumstances.

Certain U.S. Federal Income Tax Considerations

Although there is no U.S. federal income tax authority directly addressing the tax consequences of the Reorganization and the matters described below are not free from doubt, the following summary describes the principal U.S. federal income tax consequences expected to apply to U.S. Holders and Non-U.S. Holders who participate in the Reorganization.

U.S. Holders

The Share Consolidation

The Share Consolidation is intended to qualify as a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code and/or a tax deferred exchange under Section 1036(a) of the Code. In such case, subject to the potential application of the PFIC rules, a U.S. Holder generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Consolidation.

The Share Exchange

The Share Exchange, together with the conversion of Encana to an unlimited liability corporation pursuant to the Reorganization, should qualify as a Tax Reorganization. In such case, subject to the potential application of the PFIC rules, a U.S. Holder should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Exchange.

U.S. Domestication

Pursuant to the U.S. Domestication, Ovintiv will change its jurisdiction of incorporation from the CBCA to Delaware. The U.S. Domestication should qualify as an F Reorganization. In such case, subject to the potential application of the PFIC rules, the tax treatment of a U.S. Holder in connection with the U.S Domestication should be as follows:

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of less than $50,000

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of less than $50,000 at the time of the U.S. Domestication should not recognize gain or loss for U.S. federal income tax purposes as a result of the U.S. Domestication.

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but are not 10% U.S. Holders)

A U.S. Holder that owns shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but who is not a 10% U.S. Holder) at the time of the U.S. Domestication should, unless such holder validly makes the “all earnings and profits” election described below, be required to recognize gain, but not a loss, with respect to their shares of Common Stock of Ovintiv in connection with the U.S. Domestication. In lieu of recognizing such taxable gain, a U.S. Holder that validly makes the “all earnings and profits” election will be required to include in income, as a deemed dividend, the “all earnings and profits amount” (as defined under applicable

Treasury Regulations) that is attributable, under U.S. tax principles, to such holder’s shares of Common Stock of Ovintiv. In general, the “all earnings and profits amount” attributable to shares of Common Stock of Ovintiv held by a U.S. Holder should depend on Encana’s accumulated earnings and profits (as determined under U.S. federal income tax principles) from the date that Encana Common Shares were acquired by such U.S. Holder through the Effective Date. A U.S. Holder that wishes to make an “all earnings and profits” election must comply with strict conditions for making this election under applicable Treasury Regulations.

10% U.S. Holders

A 10% U.S. Holder (defined below) is subject to special rules that generally require such 10% U.S. Holder to include in income, as a deemed dividend, the “all earnings and profits amount” attributable to the shares of Common Stock of Ovintiv owned by such U.S. Holder.

The all earnings and profits amount

Encana is currently in the process of determining its historical earnings and profits and also expects to determine its earnings and profits for 2019 and for the portion of 2020 ending with the Effective Date. Encana will not complete this determination until after completion of the U.S. Domestication. Based on information that is currently available, Encana anticipates that it may have a significant earnings and profits cumulative balance. Ovintiv intends to provide on its external website (www.ovintiv.com), under the heading “Investors”, information regarding Encana’s earnings and profits once such information is reasonably available. The determination of Encana’s earnings and profits is a complex determination and may be impacted by numerous factors. Accordingly, there can be no assurance that the IRS will agree with Ovintiv’s determination of such earnings and profits. If the IRS does not agree with such earnings and profits calculations, the earnings and profits of Encana may be greater than reported on Ovintiv’s website (as described above). In such case, a U.S. Holder that makes an “all earnings and profits” election or a 10% U.S. Holder could have a positive (or a more positive than anticipated) “all earnings and profits amount” in respect of such U.S. Holder’s shares and thereby recognize greater taxable income.

The PFIC rules

If Encana has been a PFIC for any taxable year during which a U.S. Holder has held Encana Common Shares, certain adverse tax consequences could apply to such U.S. Holder in connection with the transactions described above.

U.S. Holders are strongly urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Reorganization to them in their particular circumstances, including whether to make the “all earnings and profits” election where applicable, and the appropriate filing requirements with respect to this election.

Non-U.S. Holders

The Reorganization is generally not expected to be a taxable transaction for a Non-U.S. Holder for U.S. federal income tax purposes provided that such Non-U.S. Holder does not have certain connections with the United States.

The brief U.S. tax summary provided above is qualified in its entirety by the section “Certain U.S. Federal Income Tax Considerations” below, which provides a summary of the principal U.S. federal income tax considerations generally applicable to (a) U.S. Holders of participating in the Reorganization, and (b) Non-U.S. Holders of participating in the Reorganization and of the ownership and disposition of shares of Common Stock of Ovintiv received by Non-U.S. Holders pursuant to the Reorganization. Encana Shareholders are urged to consult with and rely on their own tax advisors to determine the particular tax consequences to them of the Reorganization as well as the tax consequences of the ownership and disposition of shares of Common Stock of Ovintiv received pursuant to the Reorganization.

There may be different income tax treatment that applies to Canadian Holders and U.S. Holders of shares of Common Stock of Ovintiv in respect of dividend and withholding taxes, as compared to the tax consequences that apply in respect of holding Encana Common Shares. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.

Comparison of Shareholder Rights

Many of the principal attributes of Encana Common Shares and shares of Common Stock of Ovintiv will be similar. However, there are differences between what a shareholder’s rights will be under Delaware law and what they currently are under Canadian law. In addition, there are differences between Encana’s existing articles of incorporation and by-law and the Ovintiv Certificate of Incorporation and Ovintiv Bylaws as they will be in effect upon the completion of the Reorganization. These differences are discussed under “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”. In addition, see “Description of Ovintiv Capital Stock” for a summary of Ovintiv’s authorized capital stock and the rights and preferences thereof. Encana Securityholders should also review the forms of the Ovintiv Certificate of Incorporation and Ovintiv Bylaws, as they will be in effect upon completion of the Reorganization, which are attached as Appendices F and G, respectively, of this Proxy Statement/Prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENCANA

The following table sets forth selected historical consolidated financial data that has been derived from Encana’s audited consolidated financial statements as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, as well as from Encana’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2019 and 2018, and the related notes thereto. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Encana or Ovintiv, and the following information should be read in conjunction with, and is qualified in its entirety by, Encana’s consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, each of which is incorporated by reference into this Proxy Statement/Prospectus. The selected statement of earnings data for the years ended December 31, 2015 and 2014 and selected balance sheet data as of December 31, 2016, 2015 and 2014 have been derived from Encana’s audited consolidated financial statements for such years, which have not been included or incorporated by reference into this Proxy Statement/Prospectus. The selected balance sheet data as of September 30, 2018 has been derived from Encana’s unaudited consolidated financial statements as of September 30, 2018, which have not been included or incorporated by reference into this Proxy Statement/Prospectus. For more information, see “Where You Can Find More Information”.

	Nine Months Ended September 30		Year Ended December 31
($ millions, unless otherwise specified)	2019	2018	2018	2017	2016	2015	2014
Statement of Earnings Data
Revenues	5,161	3,558	5,939	4,443	2,918	4,422	8,019
Impairments	—	—	—	—	1,396	6,473	—
Operating Income (Loss) (1)	626	340	1,694	1,068	(1,881)	(6,298)	2,330
Gain (Loss) on Divestitures, Net	4	4	5	404	390	14	3,426
Net Earnings (Loss) Attributable to Common Shareholders	240	39	1,069	827	(944)	(5,165)	3,392
Per Share Data
Net Earnings (Loss) per Common Share Basic & Diluted	0.18	0.04	1.11	0.85	(1.07)	(6.28)	4.58
Dividends Declared per Common Share	0.056	0.045	0.06	0.06	0.06	0.28	0.28
Weighted Average Common Shares Outstanding Basic & Diluted (millions)	1,308.4	962.2	959.8	973.1	882.6	822.1	741.0
Balance Sheet Data
Cash and Cash Equivalents	138	615	1,058	719	834	271	338
Total Assets	21,356	15,318	15,344	15,267	14,653	15,614	24,492
Capital Lease Obligations and The Bow Office Building (2) (3)	144	1,526	1,435	1,639	1,570	1,591	1,959
Long-Term Debt, Including Current Portion	7,024	4,198	4,198	4,197	4,198	5,333	7,301
Total Shareholders’ Equity (2)	9,921	6,494	7,447	6,728	6,126	6,167	9,685
Statement of Cash Flow Data
Cash From (Used In) Operating Activities	2,191	1,741	2,300	1,050	625	1,681	2,667
Non-GAAP Cash Flow (4)	2,116	1,575	2,115	1,343	838	1,430	2,934
Capital Expenditures	2,052	1,626	1,975	1,796	1,132	2,232	2,526
Net Acquisitions & (Divestitures)	(111)	(72)	(476)	(682)	(1,052)	(1,838)	(1,329)

(1)

Operating income (loss) was restated to conform with the January 1, 2018 adoption of ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”.

Encana reclassified components of total net defined periodic benefit cost, excluding the service cost component, from total operating expenses to other (gains) losses, net in the Consolidated Statement of Earnings by $3 million and ($1) million in 2015 and 2014, respectively.
(2)

On January 1, 2019, Encana adopted ASC Topic 842 Leases (“Topic 842”) and related amendments, using the modified retrospective approach recognizing a cumulative effect adjustment at the beginning of the reporting period in which Topic 842 was applied. Prior to the adoption of Topic 842, The Bow office building was accounted for as a failed sales leaseback. On transition to Topic 842, The Bow office building was determined to be an operating lease.

(3)	Excludes the current portion of the obligations.
(4)

Non-GAAP Cash Flow is a non-GAAP measure and has no standardized meaning under U.S. GAAP. It is used by Encana’s management and investors to help assist in measuring Encana’s ability to finance capital programs and meet financial obligations. It is not intended to replace Cash From (Used In) Operating Activities as a measure. For the definition of Non-GAAP Cash Flow and a reconciliation of Non-GAAP Cash Flow to Cash Flow From (Used In) Operating Activities see “– Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

Encana’s management believes this measure is useful to Encana and its investors as a measure of operating and financial performance across periods and against other companies in the industry, and is an indication of Encana’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. This measure is used, along with other measures, in the calculation of certain performance targets for Encana’s management and employees.

Encana has included a reconciliation of Non-GAAP Cash Flow to Cash From (Used In) Operating Activities, the most directly comparable U.S. GAAP financial measure, below for the periods indicated:

	Nine Months Ended September 30		Year Ended December 31
($ millions)	2019	2018	2018	2017	2016	2015	2014
Cash From (Used in) Operating Activities	2,191	1,741	2,300	1,050	625	1,681	2,667
(Add back) deduct:
Net change in other assets and liabilities	(55)	(33)	(60)	(40)	(26)	(11)	(43)
Net change in non-cash working capital	130	199	(245)	(253)	(187)	262	(9)
Current tax on sale of assets	—	—	—	—	—	—	(215)

Non-GAAP Cash Flow	2,116	1,575	2,115	1,343	838	1,430	2,934

RISK FACTORS

An investment in shares of Common Stock of Ovintiv is subject to a number of risks. Prior to making any decision as to whether or not to vote in favor of the Reorganization Resolution, Encana Securityholders should carefully consider risk factors associated with holding shares of Common Stock of Ovintiv and/or Ovintiv Incentive Awards, Encana’s business and the industry in which it operates, together with all other information contained in this Proxy Statement/Prospectus, including, in particular the risk factors described below.

You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this Proxy Statement/Prospectus, and specifically, the factors described in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K of Encana for the year ended December 31, 2018. For information about Encana’s filings incorporated by reference in this Proxy Statement/Prospectus, see the section entitled “Where You Can Find More Information”.

Risks Relating to Encana’s Business

You should read and consider the risk factors specific to Encana’s business that will continue to affect Ovintiv after completion of the Reorganization. These risks are described in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K of Encana for the year ended December 31, 2018, which is incorporated by reference into this Proxy Statement/Prospectus, and in other documents that are incorporated by reference into this Proxy Statement/Prospectus.

Risks Relating to Ovintiv

The rights of stockholders under Delaware law may differ from the rights of shareholders under Canadian law.

If the Reorganization is completed, Encana Shareholders will become stockholders of a Delaware corporation. There are differences between the CBCA and the DGCL. For example, under the CBCA, many significant corporate actions such as amending a corporation’s articles of incorporation or consummating a merger require the approval of at least two-thirds of the votes cast by shareholders, whereas under the DGCL, in most cases, such actions require the approval of a majority of the voting power of outstanding stock entitled to vote on the matter. Furthermore, shareholders under the CBCA are entitled to appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation’s articles of incorporation or the sale of all or substantially all of a corporation’s assets, whereas under the DGCL, stockholders are only entitled to appraisal rights in connection with certain mergers, consolidations and similar transactions. As shown by the examples above, if the Reorganization is completed, in certain circumstances, holders of shares of Common Stock of Ovintiv will be afforded different protections under the DGCL than Encana Shareholders had under the CBCA. See “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders” for further details.

Provisions in the Ovintiv Certificate of Incorporation and Ovintiv Bylaws could impact change in control transactions.

In addition to protections afforded under the DGCL, the Ovintiv Certificate of Incorporation and Ovintiv Bylaws will contain provisions that could have the effect of delaying or preventing changes in control or changes in management or the Ovintiv Board. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

the exclusive right of the Ovintiv Board to establish the size of the Ovintiv Board and to elect a director to fill a vacancy created by the expansion of the Ovintiv Board or the death, resignation, disqualification or removal of a director, which prevents stockholders from being able to fill vacancies on the Ovintiv Board;

•

the ability of the Ovintiv Board to issue shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•

the requirement that a special meeting of stockholders may be called only by the Ovintiv Board or one or more stockholders of record who hold, in the aggregate, at least 20% of all outstanding shares of Common Stock of Ovintiv, which may delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to the Ovintiv Board, include nominees in the proxy materials of Ovintiv or propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Ovintiv.

The Ovintiv Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Ovintiv or its directors or officers or other matters pertaining to Ovintiv’s internal affairs.

The Ovintiv Certificate of Incorporation will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on behalf of Ovintiv;

•	any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of Ovintiv to Ovintiv or Ovintiv’s stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL; or

•	any action asserting a claim governed by the internal affairs doctrine.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Ovintiv or its directors, officers or other matters pertaining to Ovintiv’s internal affairs, and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions of the Ovintiv Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Ovintiv may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or operating results.

There has been no prior public trading for the shares of Common Stock of Ovintiv on the NYSE or the TSX and the market price of the shares of Common Stock of Ovintiv may be subject to volatility.

Although the Encana Common Shares have historically been listed on the NYSE and the TSX, there has been no public trading market for the shares of Common Stock of Ovintiv. Following the listing of the shares of Common Stock of Ovintiv on the NYSE and the TSX, and having regard to the Share Consolidation being completed pursuant to the Reorganization, there can be no assurance that the trading market for such shares will continue to be as active or liquid as was the trading market for the Encana Common Shares prior to the Reorganization or that the trading price of the shares of Common Stock of Ovintiv following the Reorganization may not be effectively lower than the trading price of the Encana Common Shares (including as a result of the Share Consolidation pursuant to the Reorganization).

As is the case with the Encana Common Shares, the market price of the shares of Common Stock of Ovintiv may be volatile. The value of an investment in the shares of Common Stock of Ovintiv may decrease or increase abruptly, and such volatility may bear little or no relation to Encana’s performance. The price of the shares of Common Stock of Ovintiv may fall in response to market appraisal of Encana’s strategy or if Encana’s results of operations and/or prospects are below the expectations of market analysts or shareholders. In addition, stock markets have, from time to time, experienced significant price and volume fluctuations that have affected the market price of securities, and may, in the future, experience similar fluctuations which may be unrelated to Ovintiv’s operating performance and prospects but nevertheless affect the price of the shares of Common Stock of Ovintiv. This volatility may affect the ability of holders of shares of Common Stock of Ovintiv to sell these at an advantageous price. Broad market fluctuations, as well as economic conditions generally may adversely affect the market price of the shares of Common Stock of Ovintiv.

Ovintiv will need to enter into certain new arrangements which may not be on terms as favorable as arrangements entered into by Encana.

Concurrently with or immediately following completion of the Reorganization, Ovintiv expects to enter into new arrangements as the ultimate parent company to Encana and its subsidiaries, including entering into guarantees, establishing credit facilities and arranging other sources of financing. While Ovintiv anticipates such terms will be materially consistent with the arrangements currently in place for Encana, there is no assurance that such arrangement will not impose additional operating or financial restrictions on Ovintiv, or that such arrangements will be on commercially reasonable terms or terms that are acceptable to Ovintiv.

Following the Reorganization, a downgrade of Ovintiv’s credit ratings could increase its cost of capital and limit its access to capital, suppliers or counterparties.

Following the Reorganization, Ovintiv anticipates its rating of long-term and short-term debt to be consistent with Encana’s current ratings as Ovintiv and its subsidiaries will carry on the business currently carried on by Encana and its subsidiaries and there will be no change in the underlying financial condition of the company. The credit ratings are based upon operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both the oil and gas industry and Ovintiv’s economic outlook. Because Ovintiv may rely in part on debt financing for ongoing operations, a downgrade in its credit rating may increase the cost of borrowing under Ovintiv’s credit facilities, limit access to private and public markets to raise short-term and long-term debt, and negatively impact Ovintiv’s cost of capital.

Credit ratings may also be important to suppliers or counterparties when they seek to engage in certain transactions. Downgrades in one or more of Ovintiv’s credit ratings may require it to post collateral, letters of credit, cash or other forms of security as financial assurance of its performance under certain contractual arrangements with marketing counterparties, facility construction contracts, and pipeline and midstream service providers. In connection with certain over-the-counter derivatives contracts and other trading agreements, Ovintiv could be required to provide additional collateral or to terminate transactions with certain counterparties based on its credit rating. The occurrence of any of the foregoing could have a material adverse effect on Ovintiv’s liquidity and capital position.

Ovintiv’s ability to pay dividends in the future is not guaranteed.

Any future determination to pay dividends will be at the discretion of the Ovintiv Board and will depend upon many factors, including Ovintiv’s results of operations, financial position, capital requirements, distributable reserves, credit terms, general economic conditions and other factors as the Ovintiv Board may deem relevant from time to time. Consequently, future dividends payable to investors are not guaranteed.

The issuance of additional shares of Common Stock of Ovintiv in connection with future acquisitions or growth opportunities, any Ovintiv Incentive Plan or otherwise may dilute all other shareholdings.

Ovintiv may seek to raise financing to fund future growth opportunities. In certain circumstances, Ovintiv may, for these and other purposes, including pursuant to any Ovintiv Incentive Plan, issue additional equity or convertible equity securities. As a result, existing holders of shares of Common Stock of Ovintiv may suffer dilution in their percentage ownership or the market price of such shares may be adversely affected.

Risks Relating to the Reorganization

Encana may fail to realize certain benefits of the Reorganization, including as a result of the shares of Common Stock of Ovintiv not being included in a Canadian or U.S. stock market index or sold and/or not permitted to be held by certain Canadian focused indices or funds.

Encana has pursued the Reorganization because it believes that the U.S. Domestication will enhance shareholder value over the long-term. By raising the profile and marketability of Encana’s capital stock in the United States through, among other things, the ability to attract deeper and growing pools of passive investment capital in the U.S., particularly if shares of Common Stock of Ovintiv are included in certain U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies. However, following the Reorganization, when shares of Common Stock of Ovintiv are removed from Canadian stock market indices and if they are not included in such U.S. stock market indices, or are sold by certain retail and institutional shareholders or investment funds (including Canadian-focused funds) that cannot own shares of a U.S. company under their internal guidelines, this could result in increased selling pressure and/or decreased demand for our shares that would increase stock price volatility or cause the market price of the shares of Common Stock of Ovintiv to fall. As a result of the foregoing, certain of these investors may be required under their internal guidelines to sell their shares at times when, or at prices for which, they would otherwise not have sold. If an investor sells its shares at a time when the market price is lower than their cost basis in the shares, the investor will suffer a loss that could be significant to such investor. Further, given that inclusion and continued inclusion in a stock market index or fund is subject to numerous factors which can be applied subjectively by the entity managing the index or fund, there are no assurances that Ovintiv will be included in any U.S. stock market indices or funds in a timely manner, or at all.

The success of the Reorganization will depend, in part, on the ability of Encana to realize the anticipated benefits associated with the Reorganization and associated reorganization of Encana’s corporate structure, and Encana may not be able to realize such benefits on a timely basis or at all.

Encana’s business may be impacted by the uncertainty associated with the U.S. Domestication.

While Encana will maintain its existing Canadian presence and Ovintiv and its affiliates will carry on the business currently conducted by Encana and its subsidiaries, certain relationships, including with employees, landowners, suppliers, lenders, partners, governments and other stakeholders, may be subject to disruption due to uncertainty associated with the U.S. Domestication. Specifically, certain stakeholders may be reluctant to engage in business with Encana prior to or Ovintiv following completion of the Reorganization, or may impose additional conditions on or apply less favorable terms to transactions involving Encana and/or Ovintiv. This could have an adverse effect on the business and operations of Encana prior to or Ovintiv following completion of the Reorganization.

The Reorganization is conditional, and the conditions may not be satisfied.

Completion of the Reorganization is conditional, among other things, upon the receipt of approvals and the satisfaction of other conditions, including (i) the authorization, upon official notice of issuance, of the listing of the shares of Common Stock of Ovintiv on the NYSE, (ii) the approval of the listing of the shares of Common Stock of Ovintiv on the TSX, (iii) the approval of the Court in respect of the Arrangement, and (iv) the receipt of the Required Securityholder Approvals. Although Encana is diligently applying its efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to obtain the requisite approvals, there can be no assurance that these conditions will be fulfilled or that the Reorganization will be completed. Further, even if the Required Securityholder Approvals have been obtained, the Encana Board may decide to delay or not proceed with the Reorganization if it determines that the Reorganization is no longer advisable.

The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv.

For Canadian federal income tax purposes, based on and subject to current assumptions and current market value, and subject to the discussion of the U.S. Domestication below, Encana does not expect the Reorganization to give rise to material corporate-level Canadian federal income tax for Encana or Ovintiv. However, in certain circumstances, Ovintiv may become subject to corporate-level Canadian federal income tax. The U.S. Domestication, which occurs as part of the Reorganization, will cause Ovintiv to cease to be resident in Canada for the purpose of the Canadian Tax Act and as a result Ovintiv will be deemed to have a taxation year end immediately prior to the U.S. Domestication. Ovintiv will also be deemed to have disposed of each of its properties immediately before its deemed taxation year end for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost amount equal to fair market value. Ovintiv will be required to include in its taxable income under the Canadian Tax Act any income and net taxable capital gains realized as a result of the deemed disposition of its properties. Ovintiv also will be subject to an additional “emigration tax” on the amount by which the fair market value, immediately before its deemed taxation year end resulting from the Reorganization, of all of the properties owned by Ovintiv exceeds the total of certain of its liabilities and the paid-up capital of all the issued and outstanding shares of Ovintiv immediately before the deemed taxation year end.

While Encana expects that the deemed disposition of Ovintiv’s properties that will occur as part of the Reorganization and the computation relevant for emigration tax will not result in any material Canadian federal income tax (including material “emigration tax”) to Encana or Ovintiv at current estimates of fair market value, if a material number of Encana Shareholders are eligible to, and do, become Electing Shareholders by making and filing valid Section 85 Elections, the adjusted cost base to Ovintiv of its properties and the aggregate of the paid-up capital of its shares and the relevant liabilities of Ovintiv could be lower than the aggregate fair market value of its properties, which could result in a material tax liability to Ovintiv. Further, there is no certainty that the fair market value of the properties of Ovintiv as currently estimated will not increase or be accepted by Canadian federal tax authorities, which may result in additional taxes payable as a result of the Reorganization. Encana has not applied to the Canadian federal tax authorities for a ruling on this matter and does not intend to do so. See “The Reorganization – Tax Effect of the Reorganization on Ovintiv – Canadian Federal Income Tax Considerations”.

For U.S. federal income tax purposes, based on and subject to current assumptions and current market value, and subject to the discussion of the U.S. Domestication below, Encana does not expect the Reorganization to give rise to material corporate-level U.S. federal income tax for Encana or Ovintiv. However, in certain circumstances, Encana or Ovintiv may become subject to corporate-level U.S. federal income tax. Ovintiv could be subject to U.S. federal income taxation in connection with the U.S. Domestication to the extent, if any, that, at the time of such U.S. Domestication (a) the aggregate fair market value of all of the outstanding shares of Common Stock of Ovintiv exceeds (b) the U.S. tax basis in Ovintiv’s assets (computed under U.S. federal income tax principles) less liabilities of Encana assumed by Ovintiv.

There can be no assurance that the fair market value of the shares of Common Stock of Ovintiv as currently estimated will not increase, that the IRS will accept the determination of Ovintiv’s U.S. tax basis in its assets or that the IRS will not otherwise challenge Encana’s position that neither Encana nor Ovintiv is subject to U.S. federal income tax in connection with the Reorganization. Encana has not applied to the IRS for a ruling related to the Reorganization and does not intend to do so. See “The Reorganization – Tax Effect of the Reorganization on Ovintiv – U.S. Federal Income Tax Considerations”.

If the IRS does not agree with the calculation of the “all earnings and profits amount” attributable to the Encana Common Shares, certain U.S. Holders of shares of Common Stock of Ovintiv may owe U.S. federal income taxes (or a higher than anticipated amount of U.S. federal income taxes) as a result of the U.S. Domestication.

As described in greater detail under the heading “Certain U.S. Federal Income Tax Considerations”, certain U.S. Holders that, at the time of the U.S. Domestication, (i) own shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but who are not 10% U.S. Holders), and (ii) that would otherwise recognize taxable gain for U.S. federal income tax purposes with respect to their shares of Common Stock of Ovintiv in connection with the U.S. Domestication, may make the “all earnings and profits” election with respect to their Ovintiv stock in lieu of recognizing such taxable gain. A U.S. Holder that validly makes the “all earnings and profits” election will be required to include in income, as a deemed dividend, the “all earnings and profits amount” (as defined under applicable Treasury Regulations) that is attributable, under U.S. tax principles, to such U.S. Holder’s shares of Common Stock of Ovintiv. A 10% U.S. Holder is generally required to include in income, as a deemed dividend, the “all earnings and profits amount” attributable to the shares of Common Stock of Ovintiv owned by such U.S. Holder.

Encana is currently in the process of determining its historical earnings and profits and also expects to determine its earnings and profits for 2019 and for the portion of 2020 ending with the Effective Date. Encana will not complete this determination until after completion of the U.S. Domestication. Based on information that is currently available, however, Encana anticipates that it may have a significant earnings and profits cumulative balance. In general, the “all earnings and profits amount” attributable to shares of Common Stock of Ovintiv held by a particular U.S. Holder should generally depend on Encana’s accumulated earnings and profits from the date that the Encana Common Shares were acquired by such U.S. Holder through the Effective Date. Ovintiv intends to provide on its external website (www.ovintiv.com), under the heading “Investors”, information regarding Encana’s earnings and profits once such information is reasonably available. The determination of Encana’s earnings and profits is a complex determination and may be impacted by numerous factors. Accordingly, there can be no assurance that the IRS will agree with Ovintiv’s determination of such earnings and profits. If the IRS does not agree with such earnings and profits calculations, the earnings and profits of Encana may be greater than reported on Ovintiv’s website (as described above). In such case, a U.S. Holder that makes an “all earnings and profits” election or a 10% U.S. Holder could have a positive (or a more positive than anticipated) “all earnings and profits amount” in respect of such U.S. Holder’s shares and thereby recognize greater taxable income.

U.S. Holders are strongly urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Reorganization to them in their particular circumstances, including whether to make the “all earnings and profits” election where applicable, and the appropriate filing requirements with respect to this election. For additional information on the U.S. federal income tax consequences of the U.S. Domestication, see “Certain U.S. Federal Income Tax Considerations”.

Completion of the Reorganization may affect the timing of audit or reassessments by tax authorities.

The determination of income and other tax liabilities of Encana and its subsidiaries requires interpretation of complex domestic and foreign laws and regulations that are subject to change. Encana’s interpretation of taxation law may differ from the interpretation of the tax authorities. There are tax matters under review for which the timing of resolution is uncertain. While Encana believes that the provision for income taxes is adequate, completion of the Reorganization may affect the timing of audit and reassessment of taxes by certain tax authorities, which reassessments may be without technical merit and possibly material.

Ovintiv’s effective tax rate may change in the future, including as a result of the U.S. Domestication.

Following the U.S. Domestication, Ovintiv may be subject to current U.S. federal income taxes on the earnings of Ovintiv’s non-U.S. subsidiaries in a manner that may adversely impact the company’s effective tax rate. In addition, recently enacted U.S. tax reform legislation has significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, requiring current taxation of certain “global intangible low-taxed income” of non-U.S. subsidiaries (regardless of whether any distributions are made by such subsidiaries), adopting elements of a territorial tax system, revising the rules governing net operating losses, and introducing new anti-base erosion provisions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Treasury Department and the IRS, any of which could lessen or increase certain adverse impacts of the legislation.

In light of these factors, there can be no assurance that Ovintiv’s effective income tax rate will not change in future periods, including as a result of and following the U.S. Domestication, which could have a material adverse effect on Ovintiv’s income tax position.

Encana will allocate time and resources to effecting the Reorganization and incur non-recurring costs related to the Reorganization.

Encana and its management has allocated and will continue to be required to allocate time and resources to effecting the completion of the Reorganization and related and incidental activities. There is a risk that the challenges associated with managing these various initiatives as described in this Proxy Statement/Prospectus may have a business impact and that consequently the underlying businesses will not perform in line with expectations. This could have an adverse effect on the business, financial condition and reputation of Ovintiv.

In addition, Encana expects to incur a number of non-recurring costs associated with the Reorganization, including legal fees, accountants’ fees, proxy solicitor fees, filing fees, mailing expenses and financial printing expenses. There can be no assurance that the actual costs will not exceed those estimated and the actual completion of the Reorganization may result in additional and unforeseen expenses. Most of these costs will be payable whether or not the Reorganization is completed. While it is expected that benefits of the Reorganization achieved by Ovintiv will offset these transaction costs over time, this net benefit may not be achieved in the short-term or at all, particularly if the Reorganization is delayed or does not happen at all. These combined factors could adversely affect the business, operating profit and overall financial condition of Ovintiv.

The unaudited pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of Ovintiv following the Reorganization.

The unaudited pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Reorganization (including the Arrangement) had been completed on the dates or for the periods presented, nor does it purport to project the results of operations or financial position of Encana or Ovintiv for any future period or as of any future date. In addition, the unaudited pro forma financial information included in this Proxy Statement/Prospectus is based in part on certain assumptions regarding the Reorganization. These assumptions may not prove to be accurate, and other factors may affect Ovintiv’s results of operations or financial condition following the Reorganization. Further, the unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by Encana and Ovintiv in connection with the Reorganization. For more information, see the sections entitled “Information Concerning Ovintiv – Selected Unaudited Pro Forma Condensed Consolidated Financial Information” and Appendix H to this Proxy Statement/Prospectus, “Unaudited Pro Forma Financial Information of Ovintiv”.

Encana may choose to defer or abandon the Reorganization.

Even if the Required Securityholder Approvals have been obtained and other conditions required to complete the Reorganization have been satisfied, Encana may decide to defer or abandon the Reorganization at any time prior to the Effective Time of the Reorganization and in such case Encana will have incurred costs and will have directed attention and resources relating to the Reorganization, but will not realize any of the anticipated benefits of the Reorganization.

Negative publicity resulting from the Reorganization could adversely affect Encana’s business and the market price of the Encana Common Shares and the shares of Common Stock of Ovintiv.

Domestication transactions that have been undertaken by other companies have in some cases generated significant news coverage, some of which has been negative. Negative publicity generated by the Reorganization could cause certain persons with whom Encana has a business relationship to be more reluctant to do business with Encana prior to the Reorganization, or Ovintiv following the Reorganization. In addition, negative publicity could cause certain of Encana’s employees, particularly those in Canada, to perceive uncertainty regarding future opportunities available to them. Either of these events could have a significant adverse impact on Encana’s business. Negative publicity could also cause some Encana Shareholders to sell Encana Common Shares or decrease the demand for new investors to purchase such shares, which could have an adverse impact on the price of the Encana Common Shares and the shares of Common Stock of Ovintiv.

Completion of the Reorganization may trigger certain provisions in agreements to which Encana is a party.

While the Reorganization will not result in an effective change of control of Encana, the completion of the Reorganization may trigger certain technical change in control, right of first offer, notice, consent, assignment or other provisions in agreements to which Encana or its subsidiaries are a party. If Encana and/or Ovintiv are unable to assert that such provisions should not apply, or is unable to comply with or negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, including potentially terminating such agreements or seeking monetary damages or, in certain situations, Ovintiv may be required to make an offer to purchase outstanding debt securities of its subsidiary Newfield. Even if Encana is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Ovintiv.

Payments in connection with the exercise of Dissent Rights by Encana Shareholders may impact Ovintiv’s financial resources.

Under the CBCA, Encana Shareholders who (i) do not vote in favor of the Reorganization Resolution, (ii) deliver to Encana a Dissent Notice, (iii) continuously hold their Encana Common Shares through the Effective Time, and (iv) otherwise comply with the requirements and procedures of Section 190 of the CBCA (as modified by the Interim Order and Plan of Arrangement), are entitled to receive payment in cash of the “fair value” of their Encana Common Shares. Should a material number of Encana Shareholders exercise Dissent Rights, a substantial cash payment may be required to be made to such Dissenting Shareholders that could have an adverse effect on Ovintiv’s financial condition and cash resources if the Reorganization is completed. It is a condition precedent to completion of the Reorganization that the time period for the exercise of any Dissent Rights conferred upon Encana Shareholders in respect of the Reorganization shall have expired and Encana Shareholders shall not have exercised (or otherwise be deemed to have exercised) Dissent Rights with respect to that number of Encana Common Shares that would make it inadvisable to proceed with the implementation of the Reorganization, as determined by Encana in its sole discretion.

Enforcement of Rights Against Ovintiv in Canada may be limited.

Ovintiv will be located outside of Canada and, following the Effective Time, the majority of its directors, officers and experts are likely to reside outside of Canada. Accordingly, it may not be possible for Ovintiv stockholders to effect service of process within Canada upon Ovintiv or the majority of its directors, officers or experts, or to enforce judgments obtained in Canadian courts against Ovintiv or the majority of its directors, officers or experts.

VOTING INFORMATION

Voting Shares and Principal Holders

As of the Record Date for the Meeting, 1,299,112,236 Encana Common Shares and 40,392,630 Encana Incentive Awards were outstanding. The Encana Common Shares trade under the stock symbol “ECA” on the NYSE and the TSX.

As of the Record Date for the Meeting, the directors and executive officers of Encana had the right to vote approximately 1,927,852 Encana Common Shares, representing approximately 0.15% of the Encana Common Shares then outstanding and entitled to vote at the Meeting, and 13,727,288 Encana Incentive Awards.

For information regarding each person known by Encana to beneficially own 5% or more of the outstanding Encana Common Shares and information regarding beneficial ownership of Encana Common Shares by directors and executive officers of Encana, see “Share Ownership of Certain Beneficial Owners and Management and Directors of Encana”.

It is expected that each of the directors and executive officers of Encana will vote FOR the Reorganization Resolution.

Record Date and Entitlement to Vote

Each Encana Securityholder of record at the close of business on December 9, 2019, which is the Record Date of the Meeting, will be entitled to vote at the Meeting the Encana Common Shares and Encana Incentive Awards registered in his or her name on that date. Each Encana Common Share and Encana Incentive Award carries the right to one vote for the Reorganization Resolution and one vote on each other matter to be voted on at the Meeting.

Quorum

A quorum for the Meeting shall be at least two persons present in person, each being an Encana Shareholder or duly appointed proxyholder of such Encana Shareholder, together holding at least 25% of the issued Encana Common Shares entitled to be voted at the Meeting.

Proxy Voting

The persons named in the form of proxy must vote or withhold from voting your Encana Common Shares or Encana Incentive Awards in accordance with your instructions on the form of proxy. Signing the form of proxy gives authority to the persons named therein, each of whom is either a director or officer of Encana, to vote your Encana Common Shares or Encana Incentive Awards at the Meeting in accordance with your voting instructions.

In the absence of such instructions, however, your Encana Common Shares or Encana Incentive Awards will be voted FOR the Reorganization Resolution.

A proxy must be in writing and must be executed by you or by an attorney duly authorized in writing or, if the shareholder is a corporation or other legal entity, by a duly authorized officer or attorney. A proxy may also be completed over the telephone or on the Internet. To be valid your proxy must be received by our transfer agent, AST, at its Toronto office, at AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1, no later than 8:00 a.m. (Mountain Time) on January 10, 2020 or, if the Meeting is adjourned or postponed, at least 48 hours (excluding Saturdays, Sundays and statutory holidays in Canada and the U.S.) before the time of the adjourned or postponed Meeting.

The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Special Meeting and with respect to other matters that properly come before the Meeting. As of the date of this Proxy Statement/Prospectus, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Transfer Agent

You can contact AST, Encana’s transfer agent as follows: (i) by telephone at 1-866-580-7145 (toll-free in North America) or 1-416-682-3863 (outside of North America); (ii) on the Internet at www.astfinancial.com/ca-en; or (iii) by mail at AST Trust Company (Canada), P.O. Box 700, Station B, Montreal, QC H3B 3K3.

Registered Shareholder and Encana Incentive Awardholder Voting

You are a registered Encana Shareholder if your name appears on your share certificate or your Direct Registration (DRS) confirmation.

How to Vote

If you are eligible to vote and you are a registered Encana Shareholder or Encana Incentive Awardholder, you can vote your Encana Common Shares or Encana Incentive Awards in person at the Meeting or by proxy, as explained below. Voting by proxy is the easiest way to vote your Encana Common Shares or Encana Incentive Awards.

Voting by Proxy

Below are the different ways in which you can give your instructions, details of which are found in the proxy form accompanying this Proxy Statement/Prospectus.

•	Internet: Visit www.astvotemyproxy.com and follow the instructions. You will need your 13-digit control number which can be found on the back of your form of proxy.

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Telephone: Call 1-888-489-5760 from a touch-tone phone and follow the voice instructions. You will need your 13-digit control number on the back of the proxy form. You cannot appoint a proxyholder via the telephone voting system.

•	Mail: Complete, sign and date your proxy form and return it in the business-reply envelope included in your package.

•	Fax: Complete, sign and date your proxy form and fax both sides of the proxy form to 1-866-781-3111 (toll free in North America) or 1-416-368-2502 (outside of North America).

At any time, AST may cease to provide telephone and Internet voting, in which case registered Encana Shareholders and Encana Incentive Awardholders can elect to vote by mail or by fax, as described above.

The persons named in the enclosed form of proxy are either directors or officers of Encana. Please see “Voting Information – Proxy Voting” above. You have the right to appoint some other person of your choice, who need not be an Encana Shareholder, director or officer, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out the printed names appearing on the form of proxy and insert the name of your chosen proxyholder in the space provided on the form of proxy. If you decide to vote by telephone or by the Internet, you cannot appoint a person to vote your Encana Common Shares or Encana Incentive Awards other than our directors or officers whose printed names appear on the form of proxy. It is important to ensure that any other person you appoint as proxy is attending the Meeting and is aware that his or her appointment has been made to vote your Encana Common Shares or Encana Incentive Awards.

Voting in Person

If you wish to vote in person, you do not need to complete or return your form of proxy. On the day of the Meeting you will have to present yourself to a representative of AST at the registration table. Your vote will be taken and counted at the Meeting.

All attendees will be asked to present a valid government-issued photo identification, such as a driver’s license or passport. The name on your photo identification will be verified against the list of Encana Securityholders of record as of the Record Date prior to your being admitted to the Meeting. If you do not have valid photo identification and we are unable to verify your ownership of Encana Common Shares or Encana Incentive Awards as of the Record Date, you will not be admitted into the Meeting. In order to expedite admission to the Meeting, you are encouraged to register in advance, by contacting AST at AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1. Please include the following in your request: your name and complete mailing address; the name(s) of any immediate family member(s) who will accompany you; and proof that you own Encana Common Shares or Encana Incentive Awards.

Deadline for Voting

Your duly completed form of proxy must be received by our transfer agent, AST, or you must vote by Internet or by telephone or by fax no later than 8:00 a.m. (Mountain Time) on January 10, 2020 or if the Meeting is adjourned or postponed, by no later than 48 hours (excluding Saturdays, Sundays and statutory holidays in Canada and the U.S.) before the Meeting resumes.

Revoking your Proxy

As a registered Encana Shareholder or Encana Incentive Awardholder, if you vote by proxy, you may revoke it by timely voting again in any manner (on the Internet, or by telephone, mail or fax), or by depositing an instrument in writing (which includes another form of proxy with a later date) executed by you or by your attorney authorized in writing at the office of the Corporate Secretary, Encana Corporation, 500 Centre Street S.E., Calgary, Alberta, T2G 1A6, at any time up to and including the last Business Day preceding the date of the Meeting (or any adjournment or postponement, if the Meeting is adjourned or postponed), or by depositing it with the Chairman of the Meeting before the Meeting starts or, following any adjournment or postponement, before the Meeting continues. A registered Encana Shareholder or Encana Incentive Awardholder may also revoke a proxy in any other manner permitted by law. In addition, participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

Beneficial Shareholder Voting

You are a beneficial Encana Shareholder if your Encana Common Shares are held in a nominee’s name such as a bank, trust company, securities broker or other nominee. Typically, the form of proxy or voting instruction form sent or to be sent by your nominee indicates whether you are a beneficial Encana Shareholder. Generally, without specific instructions, brokers and their agents or nominees are prohibited from voting shares for their client.

How to Vote

If you are eligible to vote and you are a beneficial Encana Shareholder, you can vote your Encana Common Shares in person at the Meeting or by voting instructions, as explained below. Voting by providing voting instructions is the easiest way to vote your Encana Common Shares.

Voting Instructions

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive, or have already received, a request for voting instructions or a form of proxy for the number of Encana Common Shares held by you.

Each nominee has its own procedures, which you should carefully follow to ensure that your Encana Common Shares are voted at the Meeting. These procedures generally allow voting in person or by proxy (telephone, fax, mail or Internet). Beneficial Encana Shareholders should contact their nominee for instructions in this regard.

Whether or not you attend the Meeting, you can appoint someone else to attend and vote as your proxyholder. To do this, please follow the procedures of your nominee carefully. The persons already named in the form of proxy are either directors or officers of Encana. Please see “Voting Information – Proxy Voting” above. It is important to ensure that any other person you appoint as proxy is either attending the Meeting in person or returning a proxy reflecting your instructions and is aware that his or her appointment has been made to vote your Encana Common Shares.

Voting in Person

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy to appoint yourself as proxyholder and follow the instructions of your nominee.

Beneficial Encana Shareholders who instruct their nominee to appoint themselves as proxyholders must, at the Meeting, present themselves as such to a representative of AST. Do not otherwise complete the form of proxy sent to you as your vote will be taken and counted at the Meeting.

All attendees will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, together with proof of ownership. Please follow the instructions of your nominee to obtain proof of ownership as of the Record Date. If you do not have valid photo identification and we are unable to verify your ownership of Encana Common Shares as of the Record Date, you will not be admitted into the Meeting. In order to expedite admission to the Meeting, you are encouraged to register in advance, by contacting AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1. Please include the following in your request: your name and complete mailing address; the name(s) of any immediate family member(s) who will accompany you; and proof that you own Encana Common Shares.

Deadline for Voting

If voting by voting instructions, your nominee must receive your voting instructions in sufficient time for your nominee to act on them. Every nominee has its own procedures which you should carefully follow to ensure that your Encana Common Shares are voted at the Meeting. For your vote to count it must be received by our transfer agent, AST, no later than 8:00 a.m. (Mountain Time) on January 10, 2020, or if the Meeting is adjourned or postponed, by no later than 48 hours (excluding Saturdays, Sundays and statutory holidays in Canada and the U.S.) before the Meeting resumes.

Revoking Voting Instructions

To revoke your voting instructions, follow the procedures provided by your nominee.

THE REORGANIZATION

Background to the Reorganization

As part of the ongoing assessment of our business, the Encana Board monitors capital market trends and investor sentiment, hearing regularly from management and external advisors on opportunities to enhance shareholder value. Over the past several years, the increasing flow of capital into passive investment funds was identified by the Encana Board as an emerging trend warranting further study. As part of the successful acquisition of Newfield, we examined in detail the composition of Newfield’s stockholder base, noting Newfield’s significantly larger passive investor stockholder base as well as its inclusion in the S&P 500 as compared to Encana. Following our acquisition of Newfield in February 2019, the Encana Board directed management to review in detail the drivers of this distinct difference, how our passive investor shareholder base compared to our peers and what could be done to ensure we had the opportunity to attract capital from the broadest group of potential investors.

With the assistance of financial advisors, management reviewed the continued growth of passive investment funds in U.S. capital markets and observed that, like our Canadian peers, Encana had a lower level of passive investment holdings compared to our U.S. peers. Having noted this difference, management considered whether, among other things, being a Canadian company limited our ability to attract and retain capital, particularly given that certain U.S. institutional investors could only allocate a portion of their capital to investments in securities of non-U.S. companies. As part of its review, management also considered whether the perceived disconnect in our valuation as compared to our U.S. peers was due, in part, to an inability to access deeper pools of passive investment capital in the U.S. relative to the smaller pools of investment capital in Canada.

On July 29 and 30, 2019, at the Encana Board’s annual strategy session, the Encana Board received presentations from Canadian and U.S. financial advisors on the direction of capital markets generally and our market positioning more specifically. As part of its review, the Encana Board discussed key drivers to enhance long-term value for our shareholders, the perceived disconnect of our valuation relative to peers and certain macro-economic trends. Management presented the Encana Board with potential opportunities to enhance shareholder value over the long term, including how becoming a U.S. company could raise our profile and marketability in the U.S. and allow us to gain exposure to a growing pool of U.S. passive investment funds relative to the smaller pools of investment capital in Canada. The Encana Board noted that, despite the majority of our operations and shareholders being located in the U.S., and the fact that a substantial majority of our trading volume occurs in U.S. markets, because we are domiciled in Canada, certain passive U.S. investors may not be able to invest in Encana Common Shares, particularly if U.S. stock market indices excluded securities of foreign companies. Following a review of the passive ownership levels of our U.S. peers, including a discussion of how becoming a U.S. company would result in the removal of our shares from Canadian stock market indices and sale of our shares by Canadian-focused index and investment funds, and that there were no assurances that our shares would be included in U.S. stock market indices and funds holding U.S.-domiciled companies in a timely manner, or at all, the Encana Board concluded that the failure to take steps to attract and retain passive investment capital in the U.S. could adversely affect our market competitiveness and shareholder value. The Encana Board directed management to review the cost of a potential domicile change and to continue additional work to analyze the merits and risks of Encana transitioning to a U.S. company, as well as associated corporate governance and capital structure changes, in order to better reflect our substantial presence in the United States. The Encana Board further requested that management consider a potential rebranding to occur concurrently with the potential U.S. domestication in order to better articulate our culture and long-term strategic vision for the company.

On October 18, 2019, management discussed with the Encana Board the merits of rebranding the company concurrent with a U.S. domestication, concluding that a new brand would create a strong identity and reflect the extent of cultural change that had occurred within the organization over the past several years. Management advised the Encana Board that an experienced creative agency was engaged to advise on a rigorous and creative process and that, as part of the process, a selection of employees representing different levels of management, locations, professional backgrounds, age groups and tenure were interviewed on culture and vision of the company. With input from a cross-section of employees, the creative agency reviewed themes, corporate brand positioning and cultural fit with the Encana Board.

The Encana Board discussed the brand platform, the brand’s fit for us today and in the future, and its reflection of our long-term strategic vision. Following the discussion, the Encana Board directed management to incorporate plans to re-brand the company in conjunction with finalizing plans for the Reorganization.

On October 30, 2019, management reviewed with the Encana Board their conclusions regarding U.S. domestication and how it could raise our profile and marketability with investors, assist us in attracting capital and improve our competitiveness relative to our peers. At the meeting, the Encana Board discussed the potential benefits and risks of the Reorganization, and the anticipated response from key stakeholders as a result of such changes, including the fact that after the U.S. Domestication our shares would no longer be included in Canadian stock market indices and that shareholders that under their internal guidelines can only invest in securities of Canadian-domiciled issuers or other non-U.S. securities could no longer own our shares and, as such, may be required under their internal guidelines to sell their holdings of our shares as a result of the Reorganization. See “Risk Factors – Risks Relating to the Reorganization”. In its analysis, the Encana Board alternatively considered that following completion of the Reorganization other institutional shareholders may be able to reallocate their holdings of shares of Common Stock of Ovintiv into other investment funds in compliance with their internal guidelines. The Encana Board also received advice regarding the income tax treatment that would apply to Canadian and U.S. resident holders of shares of Common Stock of Ovintiv, including in respect of dividend and withholding taxes, following completion of the Reorganization, as compared to the tax consequences of holding Encana Common Shares. After reviewing the considerations, the Encana Board concluded that the benefits of exposure to deeper pools of capital in the U.S. outweighed the concerns associated with the Reorganization. The Encana Board reviewed the plan for the Reorganization and the execution of the Arrangement and Reorganization Agreement, which would include a change of the corporate name to “Ovintiv Inc.,” a consolidation of the Encana Common Shares on the basis of one post-consolidation share for each five pre-consolidation shares and the U.S. Domestication. Following extensive discussion of the key considerations of the Reorganization, including those noted under “The Reorganization – Reasons for the Reorganization”, and after consulting with management and receiving information provided to management by financial, tax and legal advisors, the Encana Board unanimously determined that the Reorganization is in the best interests of Encana and its stakeholders and is fair and reasonable, unanimously approved proceeding with the Reorganization and unanimously recommended that Encana Securityholders vote in favor of the Reorganization Resolution.

On October 31, 2019, prior to the opening of trading on the TSX and the NYSE, Encana issued a news release announcing the Reorganization, including the U.S. Domestication.

Recommendation of the Encana Board

At its meeting held on October 30, 2019, after careful consideration of, among other things, the advice of management and after considering information provided to management by our financial, tax, accounting and legal advisors and such other matters considered relevant, the Encana Board unanimously determined that the Reorganization (including the Plan of Arrangement and the transactions to be completed as soon as practicable following the Arrangement as set forth in the Arrangement and Reorganization Agreement) is in the best interests of Encana and its stakeholders and is fair and reasonable. Accordingly, the Encana Board unanimously recommends that Encana Securityholders vote FOR the Reorganization Resolution.

Reasons for the Reorganization

The U.S. Domestication is the key reason for Encana proposing the Reorganization, which also includes the adoption of a new corporate name, being “Ovintiv Inc.,” and the Share Consolidation. The Encana Board, in unanimously determining that the Reorganization (including the Plan of Arrangement and the transactions to be completed as soon as practicable following the Arrangement as set forth in the Arrangement and Reorganization Agreement) is in the best interests of Encana and its stakeholders and is fair and reasonable, and in recommending that Encana Securityholders vote in favor of the Reorganization Resolution, considered and relied upon a number of factors, including, among other things, the following:

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Shareholder Value – The Encana Board believes that the opportunity to enhance long-term value for shareholders will be greater as a U.S. company than as a Canadian company. Despite significantly and strategically repositioning our multi-basin portfolio in North America’s top liquids-rich basins while constantly innovating to drive quality returns and corporate financial performance, the Encana Board believes our valuation continues to be disconnected from our U.S. peers. This is due, in part, to our inability to access certain pools of capital in the United States that are limited in investing in securities of foreign companies. We believe as a U.S. company, we may be able to attract deeper and growing pools of passive investment capital in the U.S., particularly if and when our shares are able to be included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies. If we are able to be included into such indices and other investment vehicles, we anticipate being able to increase the aggregate holdings of our shares by passive and index investors as public data suggests our U.S. peers have approximately 20% more passive and index ownership than we do. We believe the potential increased demand for our shares from being included in U.S. stock market indices and other investment vehicles that only include securities of U.S.-domiciled companies will outweigh the decrease in demand for our shares, and the potential temporary downward pressure on our share price from the sale of our shares by certain Canadian investors under their internal guidelines, that will occur when our shares are removed from Canadian stock market indices or removed from Canadian-focused index funds or funds that only hold Canadian-domiciled companies. The Encana Board has considered all of these factors, among others and believes the net demand for our shares resulting from the Reorganization will strengthen our profile and marketability among investors and help capture the value we deeply believe exists within our company.

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A Transformed Enterprise – We believe the company is uniquely positioned in the exploration and production industry, with our abilities to generate free cash flow, return cash to shareholders and provide industry-competitive liquids growth from our multi-basin portfolio of assets in North America. We have strong connections to the United States, including (i) over 80% of our 2019 capital investments being made in the U.S., (ii) being listed on the NYSE, (iii) having a majority of our operations, employees and shareholders located in the U.S., and (iv) complying with SEC reporting requirements as a U.S. domestic issuer. Despite this, we do not believe we are perceived as a company with a substantial U.S. presence, but as a Canadian company with some U.S. operations. The Encana Board believes that by not being recognized among our U.S. peer group, we may be prevented from maximizing certain opportunities and relationships with our U.S. stakeholders. Through the Reorganization, we will unambiguously establish ourselves as a U.S.-based company, which the Encana Board believes will level the playing field with our principal competitors, most of which are U.S.-based companies.

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New Corporate Name – Adopting a new corporate name reflects our transformation and articulates our vision for the future – to make modern life possible for all. Today, we are a leader in the next generation of oil and gas exploration and production companies working to improve lives and driving progress – not just in the communities where we operate, but for everyone. “Ovintiv” stands for our commitment to deliver unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce. Through focused innovation, we are able to bring together the brightest minds, operating excellence and emerging technologies to create industry-leading improvements that maximize our operational, financial, safety and environmental performance.

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Continuing Business in Canada – We have a long and proud history in Canada. Following the U.S. Domestication, we will maintain our existing Canadian presence with a business office in Calgary, Alberta, and field offices in Alberta, British Columbia and Nova Scotia to operate our portfolio of Canadian crude oil, natural gas liquids, condensate and natural gas properties and related assets. The Encana Board does not believe that the U.S. Domestication will detract from our commitment to our business, employees, landowners, suppliers, lenders, partners and federal, provincial and local governments in Canada, and we intend to continue our productive relationships with our Canadian stakeholders.

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Public Company Listing and Reporting – Following the Reorganization, shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. The trading symbol for the shares of Common Stock of Ovintiv on both the NYSE and the TSX will be “OVV”. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”. Following the Reorganization, consistent with our current practice, Ovintiv will report consolidated financial results in U.S. dollars and in accordance with U.S. GAAP, and will file reports with the SEC and relevant Canadian securities regulatory authorities.

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Share Consolidation – The Share Consolidation is expected to enhance comparability to our U.S. peers on per share metrics, as well as reduce the volatility of our shares. The Share Consolidation may also increase analyst and broker interest as policies governing analysts and brokers may discourage following or recommending companies with lower stock prices. Due to the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers because processing of trades in lower-priced stocks may be economically unattractive. The Share Consolidation does not affect any Encana Shareholder’s percentage ownership interest or proportionate voting power. Likewise, all equity awards granted under the Encana Incentive Plans will be adjusted as a result of the Share Consolidation, such that the per share exercise price of all outstanding options will be increased proportionately and the number of shares of Common Stock of Ovintiv issuable upon the exercise of such options will be reduced proportionately. Additionally, the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Encana Incentive Plans will be reduced proportionately based on the Share Consolidation.

•

Delaware Incorporation – The U.S. Domestication that forms part of the Reorganization will change the corporate laws that apply to shareholders from the federal jurisdiction of Canada to the State of Delaware. While there are differences between the CBCA and the DGCL and shareholders’ rights may be different under the DGCL than the CBCA depending on the specific set of circumstances, the Encana Board believes that incorporating in Delaware provides greater comparability to other U.S. public companies, many of which are incorporated in Delaware. See “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”.

•

Estimated Corporate Tax Liability – The Encana Board weighed the estimated corporate tax liability arising from the Reorganization and, with the assistance of professional advisors and based on and subject to current assumptions and market value, does not anticipate we will incur material corporate-level Canadian or United States federal income tax in connection with the Reorganization. See “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

•

Approval of Encana Securityholders and the Court – The Reorganization is subject to obtaining the Required Securityholder Approvals and approval by the Court in respect of the Arrangement. The Encana Board has not considered any alternative action if the Arrangement is not approved by the Encana Securityholders or the Court.

•	Dissent Rights – Registered Encana Shareholders have the ability to exercise Dissent Rights in respect of the Reorganization and to be paid the fair value of their Encana Common Shares.

In the course of their deliberations, the Encana Board, in consultation with management and after considering information provided to management by our financial, legal, accounting and tax advisors, also considered a variety of risks (as described in greater detail under the heading “Risk Factors”) and other potentially negative factors relating to the Reorganization, including the following:

•	the Reorganization is conditional, and the conditions may not be satisfied;

•

Encana may fail to realize the perceived benefits of the Reorganization, including if our shares are not included in U.S. stock market indices, demand for our shares does not increase or certain retail and institutional shareholders are forced to sell our shares because they cannot own securities of a U.S. company under their internal guidelines;

•	Encana’s business may be impacted by the uncertainty associated with the U.S. Domestication;

•	the Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv;

•

if the IRS does not agree with the calculation of the “all earnings and profits amount” attributable to the Encana Common Shares, certain U.S. Holders of shares of Common Stock of Ovintiv may owe U.S. federal income taxes (or a higher than anticipated amount of U.S. federal income taxes) as a result of the U.S. Domestication;

•	completion of the Reorganization may affect the timing of audit or reassessments by tax authorities;

•	Encana will allocate time and resources to effecting the Reorganization and incur non-recurring costs related to the Reorganization;

•

the unaudited pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of Ovintiv following the Reorganization;

•	Encana may choose to defer or abandon the Reorganization;

•	negative publicity resulting from the Reorganization could adversely affect Encana’s business and the market price of the Encana Common Shares and the shares of Common Stock of Ovintiv;

•	completion of the Reorganization may trigger certain provisions in agreements to which Encana is a party;

•	payments in connection with the exercise of Dissent Rights by Encana Shareholders may impact Ovintiv’s financial resources; and

•	enforcement of rights against Ovintiv in Canada may be limited.

The foregoing description of the information and factors considered by the Encana Board includes the principal positive and negative factors considered by them, but is not intended to be exhaustive and may not include all of the factors considered, and, in view of the number and complexity of factors considered by the Encana Board, the Encana Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered by them in making their recommendations (and individual members of the Encana Board may have given different weights to different factors). The Encana Board reached their recommendation based on the totality of the information presented to, and considered by, them through their deliberations.

The foregoing discussion of the information and factors considered by the Encana Board is forward-looking in nature. This information should be read in light of the factors set forth in the sections entitled “Information Contained in Proxy Statement/Prospectus”, “Cautionary Statement Regarding Forward-Looking Statements”, “The Reorganization – Background to the Reorganization” and “Risk Factors”.

Particulars of the Reorganization

The following summary of certain transaction steps of the Reorganization is qualified in its entirety by reference to the full text of Arrangement and Reorganization Agreement, which is set forth in Appendix B to this Proxy Statement/Prospectus, and the Plan of Arrangement, a copy of which is attached as Schedule A to the Arrangement and Reorganization Agreement.

The Reorganization is being implemented in accordance with the terms of and subject to the conditions contained in the Arrangement and Reorganization Agreement (including, with respect to the Arrangement, the Plan of Arrangement). Pursuant to the terms of the Plan of Arrangement, the Arrangement will be completed at the Effective Time. The remainder of the transactions and other steps comprising the Reorganization will take place as soon as practicable following the Effective Time, in accordance with terms of the Arrangement and Reorganization Agreement. The Reorganization is subject to the satisfaction or waiver of the conditions thereto as set out in the Arrangement and Reorganization Agreement. See “Summary of the Arrangement and Reorganization Agreement”.

The purpose of the Reorganization is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which, among other things (i) Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, (ii) Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares in exchange for shares of Common Stock of Ovintiv on a one-for-one basis (or in certain cases, in exchange for an Ovintiv Purchase Note with the Ovintiv Purchase Notes subsequently being exchanged for additional shares of Common Stock of Ovintiv), and become the parent company Encana and its subsidiaries, and (iii) Ovintiv will become a Delaware corporation. Shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. On both the NYSE and the TSX, the stock symbol for the shares of Common Stock of Ovintiv will be “OVV”. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

Plan of Arrangement Steps

Pursuant to the Plan of Arrangement, commencing at 6:00 a.m. (Mountain Time) on the Effective Date, each of the following events or transactions shall occur and be deemed to occur in the following sequence and one minute following the event(s) in the immediately preceding section, without any further act or formality, unless specifically noted:

(a)	the Encana Rights Plan shall terminate and cease to have any further force or effect, and all rights issued pursuant to the Encana Rights Plan shall be cancelled without any payment therefor;

(b)

the Encana DRIP shall terminate and cease to have any further force or effect (other than the requirements therein relating to the treatment of fractional Encana Common Shares held for a participant’s account thereunder, subject to the adjustments to be made to the Encana Common Shares pursuant to the Plan of Arrangement), and Encana’s public disclosure of the completion of the Arrangement shall constitute, and be deemed to constitute, written notice to the Encana Shareholders of the termination of the Encana DRIP;

(c)

subject to Section 5.1 of the Plan of Arrangement, each of the Encana Common Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to Encana (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against Encana for the amount determined in accordance with Section 5.1 of the Plan of Arrangement, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares (including for the purposes of any matter concerning the Encana Common Shares or the Encana Shareholders in the remainder of Section 3.1 of the Plan of Arrangement), other than the right to be paid fair value for such Encana Common Shares as set out in Section 5.1 of the Plan of Arrangement; and

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Encana Common Shares from the registers of Encana Common Shares maintained by or on behalf of Encana;

(d)

the Encana Common Shares shall be consolidated such that each pre-consolidation Encana Common Share will be exchanged for 0.2 of a post-consolidation Encana Common Share, and any fractional Encana Common Share held by a registered Encana Shareholder after such consolidation shall be (i) with respect to any fraction equal to or greater than 0.5, rounded up to the next highest whole number of Encana Common Shares, and (ii) with respect to any fraction less than 0.5, rounded down to the next lowest whole number of Encana Common Shares, as contemplated in Section 4.4 of the Plan of Arrangement;

(e)

Encana shall, and shall be deemed to, declare a dividend on the Encana Common Shares, and shall pay such dividend by distributing a fraction of an Initial Ovintiv Common Share in respect of each issued and outstanding Encana Common Share (the “Initial Distribution Amount”) such that all of the Initial Ovintiv Common Shares are distributed to the Encana Shareholders with each Encana Shareholder receiving a pro rata number of such fractional Initial Ovintiv Common Shares based upon the proportion of the number of Encana Common Shares held by such Encana Shareholder relative to the aggregate number of issued and outstanding Encana Common Shares at such time;

(f)

each issued and outstanding Encana Common Share (for greater certainty, as such Encana Common Shares exist following the consolidation in Section 3.1(d) of the Plan of Arrangement) shall be, and shall be deemed to be, transferred to and acquired by Ovintiv (free and clear of any Encumbrances) in exchange for (i) if the Trading Price exceeds $6.30, the issuance by Ovintiv to such Encana Shareholder of a fraction of a share of Common Stock of Ovintiv (the “Exchange Amount”) and an unsecured, non-interest bearing, demand promissory note with a principal amount equal to $0.25 and repayable at the option of Ovintiv by issuing a fixed number of shares of Common Stock of Ovintiv (which may be a fraction of a share of Common Stock of Ovintiv) having a fair market value equal to the principal amount of such note on the Effective Date (an “Ovintiv Purchase Note”), such that the sum of the Initial Distribution Amount issued pursuant to Section 3.1(e) of the Plan of Arrangement, the Exchange Amount issued pursuant to Section 3.1(f) of the Plan of Arrangement and the Subscription Amount (if any) issued pursuant to Section 3.1(g) of the Plan of Arrangement equals 1.0 share of Common Stock of Ovintiv, or (ii) if the Trading Price is equal to or less than $6.30, the issuance by Ovintiv of an Exchange Amount such that the sum of the Initial Distribution Amount issued pursuant to Section 3.1(e) of the Plan of Arrangement and the Exchange Amount issued pursuant to Section 3.1(f) of the Plan of Arrangement equals 1.0 share of Common Stock of Ovintiv (and for greater certainty, if the Trading Price is equal to or less than $6.30, no Ovintiv Purchase Note will be issued or exist) (the foregoing transactions collectively referred to as the “Share Exchange”); and as a result thereof:

(i)

the Encana Shareholders whose Encana Common Shares have been so transferred shall cease to be, and shall be deemed to cease to be, holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares other than the right to receive the consideration to which they are entitled pursuant to the Plan of Arrangement;

(ii)	such Encana Shareholders’ names shall be removed as the holders from the register of Encana Common Shares maintained by or on behalf of Encana;

(iii)

Ovintiv shall be deemed to be the transferee of such Encana Common Shares (free and clear of any Encumbrances) and shall be, and shall be deemed to be, entered in the register of Encana Common Shares maintained by or on behalf of Encana; and

(iv)

in accordance with the CBCA, an amount will be added to the stated capital account for the shares of Common Stock of Ovintiv equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such shares of Common Stock of Ovintiv;

and concurrently with the foregoing, the Ovintiv Voting Preferred Shares shall be automatically redeemed by Ovintiv in accordance with their terms for no additional consideration, and shall be cancelled;

(g)

if Ovintiv Purchase Notes were issued pursuant to Section 3.1(f) of the Plan of Arrangement, each holder of such Ovintiv Purchase Notes shall, and shall be deemed to, subscribe for, in respect of each Ovintiv Purchase Note, an additional fraction of a share of Common Stock of Ovintiv having a fair market value equal to the principal amount of an Ovintiv Purchase Note issued to such holder in Section 3.1(f) of the Plan of Arrangement, if any (the “Subscription Amount”) (such that, for greater certainty, the sum of the Initial Distribution Amount issued pursuant to Section 3.1(e) of the Plan of Arrangement, the Exchange Amount issued pursuant to Section 3.1(f) of the Plan of Arrangement and the Subscription Amount issued pursuant to Section 3.1(g) of the Plan of Arrangement equals 1.0 share of Common Stock of Ovintiv), and as payment therefor, the Ovintiv Purchase Notes held by such holder shall be deemed to be satisfied and cancelled, and in accordance with the CBCA, an amount will be added to the stated capital account for the shares of Common Stock of Ovintiv equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such shares of Common Stock of Ovintiv issued pursuant to Section 3.1(g) of the Plan of Arrangement; and

(h)

Encana shall assign to Ovintiv, and Ovintiv shall assume, all of Encana’s rights and obligations under the Encana Incentive Plans and all awards and grants thereunder as a successor to Encana thereunder, and consistent with the terms of the Encana Incentive Plans and the Encana Incentive Awards:

(i)

each Encana Incentive Award outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, exchanged for an Ovintiv Incentive Award identical to such Encana Incentive Award in all material respects (and, for greater certainty, the exchange of Encana Incentive Awards that are stock options for Ovintiv Incentive Awards that are stock options shall meet the conditions of subsection 7(1.4) of the Canadian Tax Act), without any further action on the part of any Encana Incentive Awardholder, Encana or Ovintiv, and the holders of such Encana Incentive Awards shall cease to be holders of such Encana Incentive Awards and to have any rights as holders of such Encana Incentive Awards, and such Encana Incentive Awardholders’ names shall be removed as the holders from the register or records of Encana Incentive Awards maintained by or on behalf of Encana and such Encana Incentive Awardholders names shall be added as the holders of Ovintiv Incentive Awards in the register or records of Ovintiv Incentive Awards maintained by or on behalf of Ovintiv; and

(ii)

the Encana Incentive Plans, and any award or grant agreement or any other document evidencing ownership of or a right to an Encana Incentive Award, shall be assigned to, and be assumed by, Ovintiv in their entirety as the Ovintiv Incentive Plans and award and grant agreements or other documents evidencing ownership of rights to an Ovintiv Incentive Award made thereunder (including by the issuance of awards and grants by Ovintiv to replace such Encana Incentive Awards), with such administrative and ancillary amendments necessary to give the intended effect to such plans, agreements and documents, and neither Encana nor Ovintiv shall have any liabilities or obligations with respect to any Encana Incentive Plan or such agreements or documents.

Encana and Ovintiv (or its predecessors) may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Meeting and adversely affecting the economic interest of any Encana Securityholder, approved by the Court; (ii) communicated to the Director; and (iii) if required by the Court, communicated to the Encana Securityholders in the manner required by the Court.

The issuance of Ovintiv Purchase Notes pursuant to the Plan of Arrangement to any Encana Shareholder will only occur in certain circumstances as outlined in the Plan of Arrangement. Any Ovintiv Purchase Note issued ultimately will be exchanged for a fraction of a share of Common Stock of Ovintiv as a subsequent step in the Plan of the Arrangement and will have no impact on the ultimate consideration or number of shares of Common Stock of Ovintiv that each Encana Shareholder is entitled to receive upon completion of the Reorganization. The issuance of Ovintiv Purchase Notes, if any, as an interim step in the Reorganization, should cause the exchange to be a taxable transaction for Canadian federal income tax purposes to a Canadian Holder unless such shareholder is eligible to, and does, become an Electing Shareholder by making and filing a valid joint election with Ovintiv to have the exchange occur on a partial or fully tax-deferred basis. A Canadian Holder can choose to be an Electing Shareholder by completing the appropriate election form to be located on Ovintiv’s website under the heading “Investors” at www.ovintiv.com and sending such election form to the address specified on the website such that it is received within 60 days following the Effective Date in accordance with the procedures noted on Ovintiv’s website. As soon as practicable following completion of the Reorganization, Encana will issue a news release and/or post a notice on its website confirming the issuance (or not) of any such Ovintiv Purchase Notes. See “Certain Canadian Federal Income Tax Considerations”.

Post-Arrangement Reorganization Transactions

Immediately following the completion of the Arrangement (as evidenced by the issuance of the Certificate of Arrangement), Encana and Ovintiv shall, and shall cause any other direct or indirect subsidiary of Encana or Ovintiv at such time, to complete the following transactions on the Effective Date at the times set forth below (or at such other times as may be mutually agreed to by Encana and 184Co):

(a)	at 8:00 a.m. (Mountain Time), Encana will continue from a CBCA corporation to a limited liability corporation under the BCBCA;

(b)	at 9:00 a.m. (Mountain Time), Encana will convert from a limited liability corporation to an unlimited liability corporation under the BCBCA and will change its name to “Ovintiv Canada ULC”;

(c)	at 10:00 a.m. (Mountain Time), the following matters shall occur concurrently:

(i)

pursuant to an assignment and assumption agreement between Encana and Ovintiv, Encana shall assign to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s obligations for the due and punctual payment of the principal of and interest, if any (and premium, if any), on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed; and

(ii)	in exchange for Ovintiv taking the actions set forth in clause (i) above:

(A)

Encana shall transfer to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s rights in respect of the debt owed by Alenco Inc. (“Alenco”) to Encana immediately prior to the Effective Time (the “Alenco-Encana Debt”) (including to receive payments of interest and principal thereon); and

(B)

Encana shall transfer to Ovintiv a number of issued and outstanding shares of common stock of Alenco (“Alenco Shares”) having a fair market value equal to the principal amount of (less any discount inherent in) the Encana Debt less the fair market value of the Alenco-Encana Debt;

(d)	at 10:01 a.m. (Mountain Time), Encana shall, and shall be deemed to, concurrently:

(i)

repurchase a number of issued and outstanding Encana Common Shares held by Ovintiv having an aggregate fair market value equal to the aggregate fair market value of the remaining Alenco Shares held by Encana and the fair market value of the HoldCo Common Shares held by Encana, and such repurchased Encana Common Shares shall be cancelled and Ovintiv shall be removed as the holder of such repurchased Encana Common Shares from the register of Encana Common Shares maintained by or on behalf of Encana; and

(ii)

Encana shall, and shall be deemed to, distribute the remaining Alenco Shares held by Encana and the HoldCo Common Shares held by Encana referenced in clause (i) to Ovintiv as full payment and satisfaction therefor;

(e)	at 10:02 a.m. (Mountain Time), in accordance with the terms of the Debt Indentures and pursuant to supplemental indentures thereto:

(i)

Ovintiv shall expressly assume Encana’s obligations for payment on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed;

(ii)	Ovintiv shall succeed to, and be substituted for, and may exercise every right and power of, Encana under the Encana Debt; and

(iii)	Encana shall be discharged from all obligations and covenants under the Encana Debt;

(f)

at 10:03 a.m. (Mountain Time), pursuant to an assignment and assumption agreement between Ovintiv and Encana, Ovintiv shall expressly assume the Dissenting Shareholder Obligation as a contribution to the capital of the Encana Common Shares;

(g)

at 10:04 a.m. (Mountain Time), pursuant to a contribution agreement between Ovintiv and HoldCo, Ovintiv shall contribute the Encana Common Shares to HoldCo in exchange for the issuance by HoldCo to Ovintiv of additional HoldCo Common Shares; and

(h)	following completion of the immediately preceding step and in any event following the Listing Time, the following matters shall occur concurrently:

(i)	Ovintiv shall be continued from a CBCA corporation and shall be domesticated as a Delaware corporation under the DGCL; and

(ii)

the Ovintiv Board shall be reconstituted such that the directors of Encana immediately prior to the Effective Time shall comprise the Ovintiv Board, effective as of the time Ovintiv is domesticated as a Delaware corporation under the DGCL.

Upon completion of the Reorganization, Encana Shareholders will ultimately be entitled to receive, subject to the terms and conditions described in this Proxy Statement/Prospectus, shares of Common Stock of Ovintiv, a

Delaware corporation, and Encana Shareholders will not be entitled to receive upon completion of the Reorganization (i) shares of Ovintiv organized in a jurisdiction other than Delaware, because Ovintiv will become a Delaware corporation prior to completion of the Reorganization or (ii) Ovintiv Purchase Notes, because any Ovintiv Purchase Notes issued will subsequently be exchanged for shares of Common Stock of Ovintiv prior to completion of the Reorganization.

Effect of the Reorganization on the Encana Incentive Awards

In connection with the Reorganization, Ovintiv will assume the Encana Incentive Plans, and each outstanding Encana Incentive Award will be exchanged for an Ovintiv Incentive Award. The Ovintiv Incentive Awards will be subject to substantially the same terms and conditions as the exchanged Encana Incentive Awards, except, in the case of equity-based Encana Incentive Awards, the security issuable upon exercise or settlement of the Ovintiv Incentive Award, as applicable, will be a share of Common Stock of Ovintiv (or its cash equivalent) rather than an Encana Common Share (or its cash equivalent), all as adjusted for the Share Consolidation pursuant to the Plan of Arrangement.

Effect of the Reorganization on the Encana Debt

In connection with the Reorganization, Ovintiv will assume all of Encana’s obligations under the Encana Debt and will enter into supplemental indentures to the Debt Indentures, as a consequence of which Ovintiv will be the obligor in respect of, and effectively the issuer of, such debt in lieu of Encana following completion of the Reorganization and Encana will be discharged from all obligations under the Debt Indentures.

Tax Effect of the Reorganization on Ovintiv

Canadian Federal Income Tax Considerations

Following the U.S. Domestication, which will occur as part of the Reorganization, Ovintiv will cease to be a resident of Canada for purposes of the Canadian Tax Act and will no longer be subject to Canadian federal income tax on its worldwide income (but will be subject to U.S. federal and state tax). However, if Ovintiv (or its subsidiaries) carries on business in Canada or has other Canadian sources of income, it (or such subsidiaries) will be subject to Canadian income tax in respect of such Canadian source income, subject to relief under the Canada-U.S. Tax Convention (1980), as amended (the “Treaty”). Further, if a subsidiary of Ovintiv is resident in Canada or deemed to be resident in Canada following the Reorganization, such subsidiary will be subject to Canadian federal income tax on its worldwide income. Management of Encana does not expect that Ovintiv will carry on business in Canada following the Reorganization but subsidiaries of Ovintiv will continue to carry on business in Canada following the Reorganization. See “The Reorganization – Reasons for the Reorganization”.

For purposes of the Canadian Tax Act, Ovintiv’s taxation year will be deemed to have ended immediately before it ceases to be a resident of Canada as a result of the U.S. Domestication and a new taxation year will be deemed to have begun at that time. Immediately before its deemed taxation year end, Ovintiv will be deemed to have disposed of each of its properties for proceeds of disposition equal to the fair market value of such properties and to have reacquired such properties immediately thereafter at a cost equal to fair market value. Ovintiv will be required to include in its taxable income under Part I of the Canadian Tax Act any income and net taxable capital gains realized as a result of the deemed dispositions of its properties.

Ovintiv also will be subject to an additional “emigration tax” under Part XIV of the Canadian Tax Act on the amount by which the fair market value, immediately before its deemed taxation year end resulting from the U.S. Domestication, of all of the property owned by Ovintiv exceeds the total of certain of its liabilities and the paid-up capital of all its issued and outstanding shares immediately before the deemed taxation year end. This additional tax is generally payable at the rate of 25%, but will be reduced to 5% under the Treaty, unless it can reasonably be concluded that one of the main reasons for Ovintiv becoming resident in the United States was to reduce the amount of emigration tax or Canadian withholding tax under Part XIII of the Canadian Tax Act.

Encana Shareholders are cautioned that the CRA may not agree with Ovintiv’s determination of the fair market value of its properties or the amount of its liabilities at the relevant time. It is also possible that the fair market value of Ovintiv’s properties may change between the date hereof and the time of the U.S. Domestication. See “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, based on and subject to current assumptions and current market value, and subject to the discussion of the U.S. Domestication below, the Reorganization is not expected to give rise to material corporate-level U.S. federal income tax for Encana or Ovintiv.

Ovintiv could, however be subject to U.S. federal income taxation in connection with the U.S. Domestication that forms part of the Reorganization to the extent, if any, that, at the time of such U.S. Domestication (a) the aggregate fair market value of all of the outstanding shares of Common Stock of Ovintiv, exceeds (b) the U.S. tax basis in Ovintiv’s assets (computed under U.S. federal income tax principles) less liabilities of Encana assumed by Ovintiv.

Encana does not expect, as of the date hereof, that it or Ovintiv will be subject to U.S. federal income tax in connection with the transactions comprising the Reorganization, including the U.S. Domestication. However, there can be no assurance that the fair market value of the shares of Common Stock of Ovintiv as currently estimated will not increase, that the IRS will accept the determination of Ovintiv’s U.S. tax basis in its assets or that the IRS will not otherwise challenge Encana’s position that neither Encana nor Ovintiv is subject to U.S. federal income tax in connection with the Reorganization. Encana has not applied to the IRS for a ruling related to the Reorganization and does not intend to do so. See “Risk Factors – The Reorganization may result in material Canadian federal income tax (including material Canadian “emigration tax”) and/or material U.S. federal income tax for Encana or Ovintiv”.

After the Reorganization, Ovintiv will be subject to U.S. federal income tax as a U.S. corporation. See “Risk Factors – Ovintiv’s effective tax rate may change in the future, including as a result of the U.S. Domestication”.

Directors and Officers of Ovintiv following the Reorganization

The same persons currently serving as directors and officers of Encana will serve as directors and officers of Ovintiv following the Reorganization. See “Information Concerning Ovintiv – Directors and Officers of Ovintiv”.

Letter of Transmittal

A Letter of Transmittal will be mailed, together with this Proxy Statement/Prospectus, to each person who was a registered holder of Encana Common Shares on the Record Date. Each registered Encana Shareholder must forward a duly completed and executed Letter of Transmittal, with accompanying Encana Common Share certificate(s) and/or such other documents and instruments as the Depositary may reasonably require, in order to receive the shares of Common Stock of Ovintiv to which such Encana Shareholder is entitled under the Reorganization. It is recommended that Encana Shareholders complete, sign and return the Letter of Transmittal and accompanying documents to the Depositary as soon as possible. All deposits of Encana Common Shares made under a Letter of Transmittal are irrevocable.

The Letter of Transmittal is available on Encana’s website at www.encana.com, on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

Any use of the mail to transmit a certificate for Encana Common Shares or surrender book-entry Encana Common Shares and a related Letter of Transmittal is at the risk of the Encana Shareholder. If these documents are mailed, it is recommended that registered mail, properly insured, be used.

Whether or not Encana Shareholders forward the certificate(s) representing their Encana Common Shares or surrender their book-entry Encana Common Shares, from and after completion of the Reorganization, and at the times contemplated in the Plan of Arrangement and the Arrangement and Reorganization Agreement, each certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) that immediately prior to the completion of the Reorganization represented Encana Securities shall be deemed to represent only the right to receive the consideration in respect of such Encana Securities required under the Plan of Arrangement and the Arrangement and Reorganization Agreement, as applicable, less any withholding amounts pursuant to the Plan of Arrangement.

The instructions for exchanging certificates representing Encana Common Shares and depositing such share certificates with the Depositary and surrendering book-entry Encana Common Shares are set out in the Letter of Transmittal. The Letter of Transmittal provides instructions with regard to lost certificates.

Procedure for the Exchange of Shares

In connection with the Reorganization, such number of shares of Common Stock of Ovintiv as is required pursuant to the Reorganization will be deposited with the Depositary for the benefit of the Encana Shareholders.

Forthwith following the completion of the Reorganization, Ovintiv shall, subject to the Plan of Arrangement, cause to be issued to the Encana Securityholders the amounts issuable in respect of the Encana Securities required by the Plan of Arrangement and otherwise pursuant to the Reorganization. None of Encana, Ovintiv, the Depositary or any other Person shall be required to issue or make any certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) with respect to any Encana Securityholder that represents any securities, rights or entitlements an Encana Securityholder may have arising from or pursuant to an interim step in the Plan of Arrangement or the Arrangement and Reorganization Agreement, but instead any such certificates, agreements, notes, documents, electronic records, book entries or other instruments may be issued or made on an aggregate basis, taking into account the completion of all of the steps of the Plan of Arrangement and those steps and the transactions to be completed pursuant to the Arrangement and Reorganization Agreement as part of the Reorganization.

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Encana Common Shares or book-entry Encana Common Shares that were exchanged and transferred pursuant to the Plan of Arrangement and otherwise affected after giving effect to the Reorganization, together with the duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Encana Shareholder surrendering such certificate or book-entry Encana Common Shares will be entitled to receive in exchange therefor, and the Depositary will deliver to such Encana Shareholder, the consideration which such Encana Shareholder has the right to receive under the Reorganization for such Encana Common Shares (including certificates representing the number of shares of Common Stock of Ovintiv issued to such holder in accordance with the Reorganization), less any amounts withheld pursuant to the Plan of Arrangement, and any Encana Common Share certificate or book-entry Encana Common Shares so surrendered will forthwith be cancelled.

Any exchange or transfer of Encana Common Shares pursuant to the Reorganization will be free and clear of any liens or other claims of third parties of any kind.

Return of Encana Common Shares

If the Reorganization is not completed, any deposited Encana Common Shares will be returned to the depositing Encana Shareholder at Encana’s expense upon written notice to the Depositary from Encana, by returning the deposited Encana Common Shares (and any other relevant documents) by first class insured mail in the name of and to the address specified by the Encana Shareholder in the Letter of Transmittal or, if such name and address is not so specified, in such name and to such address as shown on the register maintained by Encana’s transfer agent.

Lost Certificates

If any certificate which immediately prior to the Effective Time represented one or more outstanding Encana Common Shares that were transferred pursuant to the Plan of Arrangement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to the Reorganization. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered, will as a condition precedent to the delivery of such consideration, give a bond satisfactory to Ovintiv and the Depositary (each acting reasonably) in such sum as Ovintiv may direct, or otherwise indemnify Ovintiv and the Depositary in a manner satisfactory to Ovintiv and the Depositary (each acting reasonably) against any claim that may be made against Ovintiv and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights

Until surrendered, each certificate that immediately prior to the Effective Time represented Encana Common Shares or book-entry Encana Common Shares will be deemed after the Effective Time to represent only the right to receive upon such surrender the consideration to which the holder is entitled to receive. Any such certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) formerly representing Encana Common Shares not duly surrendered on or before the day that is three years less one day from the Effective Date will cease to represent a claim by or interest of any kind or nature against Encana or Ovintiv, including without limitation shares of Common Stock of Ovintiv. On such date, any and all consideration to which such former holder was entitled will be deemed to have been cancelled and none of Encana, Ovintiv or any other Person will have any obligation to issue such shares of Common Stock of Ovintiv.

Withholding Rights

Encana, Ovintiv and the Depositary shall be entitled to deduct and withhold from any consideration payable to any Encana Securityholder under the Reorganization, such amounts as Encana, Ovintiv or the Depositary determines, acting reasonably, are required or reasonably believed to be required to be deducted and withheld from such consideration under any provision of any Laws in respect of taxes. Any such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Other than in respect of Dissenting Shareholders, Encana does not expect any withholding to be required for Canadian federal income tax purposes or U.S. federal income tax purposes as a result of the Reorganization. Refer to “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.

Fractional Shares

No certificates representing fractional shares of Encana or Ovintiv shall be issued. In lieu of any fractional share that each registered Encana Shareholder or other applicable Person otherwise entitled to a fractional interest may be entitled to upon the consolidation of the Encana Common Shares as a step in the Plan of Arrangement, such registered Encana Shareholder will be deemed to receive: (a) with respect to any fraction equal to or greater than 0.5, the next highest whole number of Encana Common Shares; and (b) with respect to any fraction less than 0.5, the next lowest whole number of Encana Common Shares; and for greater certainty, such procedure shall not apply in respect of beneficial holders holding through a broker, investment dealer or other nominee. In respect of the exchange of Encana Common Shares for shares of Common Stock of Ovintiv pursuant to the Plan of

Arrangement and the exchange of the Ovintiv Purchase Notes, if any, for shares of Common Stock of Ovintiv pursuant to the Plan of Arrangement, while individual steps relating to such exchange may provide for fractional share interests, such steps will be aggregated with all other steps related to the exchange prior to the issuance of any certificates for shares of Common Stock of Ovintiv. Since the final result of all of the steps relating to the exchange is effectively an exchange of one post-consolidation Encana Common Share for one share of Common Stock of Ovintiv, there will be no fractional interests created as a result of the exchange of the post-consolidation Encana Common Shares for shares of Common Stock of Ovintiv.

Depositary

Encana has retained the services of the Depositary for the receipt of the Letter of Transmittal and the certificates representing Encana Common Shares, the surrender of book-entry Encana Common Shares and for the delivery of the shares of Common Stock of Ovintiv in exchange for the Encana Common Shares under the Reorganization. The Depositary will receive reasonable and customary compensation for its services in connection with the Reorganization, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

Dividends or Other Distributions

All dividends or other distributions made with respect to any shares of Common Stock of Ovintiv allotted and issued pursuant to this Reorganization but for which a certificate or book entry shares of Common Stock of Ovintiv has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends or other distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes. Any money held by the Depositary in respect of such dividends or distributions that is unclaimed on or before the day that is three years less one day from the Effective Date shall be returned by the Depositary to Ovintiv and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of shares of Common Stock of Ovintiv to receive such dividends or other distributions, or any interest thereon, shall terminate and be deemed to be surrendered and forfeited for no consideration.

Expenses of the Reorganization

Encana estimates that expenses in the aggregate amount of approximately $10 million will be incurred by Encana in connection with the Reorganization, including legal, tax, accounting and financial advisors, Depositary, proxy solicitors, filing and printing costs and the cost of preparing and mailing this Proxy Statement/Prospectus.

Required Securityholder Approvals

To be effective, the Reorganization Resolution must be approved, with or without variation, by the affirmative vote of at least two-thirds of the votes cast on the Reorganization Resolution, in person or by proxy, by both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders, voting separately.

The Encana Board recommends that Encana Securityholders vote FOR the Reorganization Resolution.

Certain Legal and Regulatory Matters

Court Approval

The Arrangement that forms part of the Reorganization requires approval by the Court under the CBCA. Prior to the mailing of this Proxy Statement/Prospectus, Encana obtained the Interim Order providing for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached hereto as Appendix D. A copy of Encana’s notice of application for the Final Order is attached hereto as Appendix E.

Subject to the obtaining the Required Securityholder Approvals at the Meeting, the hearing of Encana’s application for the Final Order is scheduled to take place on January 17, 2020 at 2:00 p.m. (Mountain Time) at the Calgary Courts Centre, 501 6th Street S.W., Calgary, Alberta, or at any other date and time as the Court may direct. At the hearing and subject to further order of the Court, any Encana Securityholder or other interested party desiring to appear and make submissions at the application for the Final Order may do so, subject to filing with the Court and serving upon the solicitors for Encana, on or before 5:00 p.m. (Calgary time) on January 10, 2020, a Notice of Intention to Appear including such party’s address for service in the Province of Alberta and indicating whether such Encana Securityholder or other interested party intends to support or oppose the application or make submissions, together with a summary of the position such party intends to advocate before the Court and any evidence or materials which such party intends to present to the Court and satisfying any other requirements of the Court as provided in the Interim Order or otherwise. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further direction of the Court, only those persons having previously served a Notice of Intention to Appear in compliance with the Interim Order will be given notice of the new date. Participation in the hearing of Encana’s application for the Final Order, including who may participate and present evidence or argument and the procedure for doing so is subject to the terms of the Interim Order and any subsequent direction of the Court.

At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement and the rights of every person affected. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court also has the discretion not to approve the Arrangement at all. If the Court approves the Arrangement with amendments, depending on the nature of the amendments, Encana may determine not to complete the transactions contemplated by the Arrangement and Reorganization Agreement.

Stock Exchange Listings

The shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. Listing is subject to Ovintiv fulfilling all of the listing requirements of the TSX. On both the NYSE and the TSX, the stock symbol for the shares of Common Stock of Ovintiv will be “OVV”. The Encana Common Shares currently trade on the NYSE and the TSX under the stock symbol “ECA”. When the Reorganization is completed, the Encana Common Shares currently listed on the NYSE and the TSX under the stock symbol “ECA” will cease to be traded on the NYSE and the TSX and will be deregistered under the U.S. Exchange Act. While the Common Stock of Ovintiv will be listed on the TSX concurrently with its issuance pursuant to the Reorganization, assuming listing conditions and other requirements of the TSX are met, the stock symbol “OVV” will not be used for trading on the TSX until two to three Business Days following the completion of the Reorganization, at which time the stock symbol “ECA” will become inactive.

Certain Canadian Securities Law Matters

The shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization will be issued pursuant to an exemption from the prospectus and registration requirements of applicable Canadian Securities Laws under Section 2.11 of NI 45-106 and will generally not be subject to any resale restrictions under applicable Canadian

Securities Laws, provided that the following conditions are satisfied: (a) the issuer of such shares, pursuant to Section 2.9 of NI 45-102, is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (upon completion of the Reorganization, Ovintiv will be deemed to have been a reporting issuer from the time that Encana became a reporting issuer, satisfying this requirement); (b) the trade is not a control distribution; (c) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade; (d) no extraordinary commission or consideration is paid to a person or company in respect of the trade; (e) if the selling securityholder is an insider or officer of the issuer, the selling securityholder has no reasonable grounds to believe that the issuer is in default of securities legislation (each as set out in Section 2.6(3) of NI 45-102); and (f) such holder is not a person or company engaged in or holding itself out as engaging in the business of trading securities or such trade is made in accordance with applicable dealer registration requirements or in reliance upon an exemption from such requirements. Encana Shareholders should consult with their own financial and legal advisors with respect to any restrictions on the resale of shares of Common Stock of Ovintiv received on completion of the Reorganization.

Ongoing Reporting Obligations

Following completion of the Reorganization, Ovintiv will be subject to the reporting requirements of the SEC as the successor issuer to Encana. Ovintiv will also become a reporting issuer in each of the provinces and territories of Canada where Encana is currently a reporting issuer and will become subject to the applicable Canadian continuous disclosure requirements in the same manner as Encana is currently.

Consistent with how Encana currently reports, Ovintiv will report consolidated financial results in U.S. dollars and in accordance with U.S. GAAP and will file reports on Form 10-K, 10-Q and 8-K with the SEC and comply with the proxy rules under the U.S. Exchange Act. In accordance with applicable Canadian securities laws, and consistent with Encana’s current practice, Ovintiv will generally file with the relevant Canadian securities regulatory authorities copies of its documents filed with the SEC under the U.S. Exchange Act in order to meet its Canadian continuous disclosure obligations.

Dissenting Shareholder Rights

The following is a summary of the provisions of the CBCA, as modified by the Plan of Arrangement and the Interim Order, relating to an Encana Shareholder’s Dissent Rights in respect of the Reorganization Resolution. Such summary is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its Encana Common Shares and is qualified in its entirety by reference to the full text of Section 190 of the CBCA, which is attached to this Proxy Statement/Prospectus as Appendix C, as modified by the Plan of Arrangement and the Interim Order.

The statutory provisions dealing with the right of dissent are technical and complex. Any Dissenting Shareholder should seek independent legal advice, as failure to comply strictly with the provisions of Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of all Dissent Rights.

The Interim Order expressly provides registered holders of Encana Common Shares with the right to dissent with respect to the Reorganization Resolution. Each Dissenting Shareholder is entitled to be paid the fair value (determined as of the close of business on the last Business Day before the Reorganization Resolution was adopted at the Meeting) of all, but not less than all, of the holder’s Encana Common Shares, provided that the holder duly dissents with respect to the Reorganization Resolution and the Reorganization becomes effective.

In many cases, Encana Common Shares beneficially owned by a holder are registered either (a) in the name of a broker, investment dealer or other intermediary that the beneficial Encana Shareholder deals with in respect of such shares, or (b) in the name of a depositary, such as CDS, of which the intermediary is a participant. Accordingly, a beneficial Encana Shareholder will not be entitled to exercise his, her or its rights of dissent directly (unless the Encana Common Shares are re-registered in the beneficial Encana Shareholder’s name).

Pursuant to the Interim Order, a registered Encana Shareholder may exercise rights of dissent under Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order; provided that, notwithstanding Section 190 of the CBCA, registered Encana Shareholders who wish to dissent must provide a Dissent Notice to Encana, c/o Blake, Cassels & Graydon LLP, Suite 3500, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4J8, Attention: Chad Schneider, which Dissent Notice must be received by 5:00 p.m. (Mountain Time) on January 10, 2020, or such day that is two Business Days immediately preceding the date that any adjournment or postponement of the Meeting is reconvened.

To exercise Dissent Rights, an Encana Shareholder must dissent with respect to all Encana Common Shares of which it is the registered and beneficial owner, except as expressly set forth below. A registered Encana Shareholder who wishes to dissent must deliver the written objection to the Reorganization Resolution (a “Dissent Notice”) to Encana as set forth above and such Dissent Notice must strictly comply with the requirements of Section 190 of the CBCA. Any failure by an Encana Shareholder to fully comply with the provisions of the CBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss of that holder’s Dissent Rights. Beneficial Encana Shareholders who wish to exercise Dissent Rights must cause the registered Encana Shareholder holding their Encana Common Shares to deliver the Dissent Notice. An Encana Shareholder that votes in favor of the Reorganization Resolution will not be entitled to Dissent Rights but an Encana Shareholder’s failure to vote against the Reorganization Resolution will not constitute a waiver of such shareholder’s Dissent Rights and a vote against the Reorganization Resolution will not be deemed to satisfy notice requirements under the CBCA with respect to Dissent Rights.

To exercise Dissent Rights, a registered Encana Shareholder must prepare a separate Dissent Notice for him, her or itself, if dissenting on his, her or its own behalf, and for each other beneficial Encana Shareholder who beneficially owns Encana Common Shares registered in the Encana Shareholder’s name and on whose behalf the Encana Shareholder is dissenting; and, if dissenting on its own behalf, must dissent with respect to all of the Encana Common Shares registered in his, her or its name or if dissenting on behalf of a beneficial Encana Shareholder, with respect to all of the Encana Common Shares registered in his, her or its name and beneficially owned by the beneficial Encana Shareholder on whose behalf the Encana Shareholder is dissenting. The Dissent Notice must set out the number of Encana Common Shares in respect of which the Dissent Rights are being exercised (the “Notice Shares”) and: (a) if such Encana Common Shares constitute all of the Encana Common Shares of which the Encana Shareholder is the registered and beneficial owner and the Encana Shareholder owns no other Encana Common Shares beneficially, a statement to that effect; (b) if such Encana Common Shares constitute all of the Encana Common Shares of which the Encana Shareholder is both the registered and beneficial owner, but the Encana Shareholder beneficially owns additional Encana Common Shares, a statement to that effect and the names of the registered Encana Shareholders of those other Encana Common Shares, the number of Encana Common Shares held by each such registered Encana Shareholder and a statement that written notices of dissent are being or have been sent with respect to such other Encana Common Shares; or (c) if the Dissent Rights are being exercised by a registered Encana Shareholder who is not the beneficial owner of such Encana Common Shares, a statement to that effect and the name and address of the beneficial Encana Shareholder and a statement that the registered Encana Shareholder is dissenting with respect to all Encana Common Shares of the beneficial Encana Shareholder registered in such registered holder’s name.

If the Reorganization Resolution is approved and, pursuant to Section 190(6) of the CBCA, Encana notifies a registered holder of Notice Shares that the Reorganization Resolution has been adopted, in order to exercise Dissent Rights, such Encana Shareholder must, within 20 days after Encana gives such notice, send to Encana a written notice containing that holder’s name and address, the number of Notice Shares in respect of which the holder dissents and a demand for payment of the fair value of such shares. Such Encana Shareholder must, within 30 days after sending such notice, send the certificate or certificates representing those Notice Shares to Encana or AST, whereupon, subject to the provisions of the CBCA relating to the termination of Dissent Rights, the Encana Shareholder becomes a Dissenting Shareholder, and is bound to sell and Encana is bound to purchase and cancel those Encana Common Shares. Such Dissenting Shareholder may not vote, or exercise or assert any rights of an Encana Shareholder in respect of such Notice Shares, other than the rights set forth Section 190 the CBCA, as modified by the Plan of Arrangement and the Interim Order.

Dissenting Shareholders who:

(i)

are ultimately entitled to be paid fair value for their Encana Common Shares shall be deemed not to have participated in the transactions in Article 3 of the Plan of Arrangement (other than Section 3.1(c) of the Plan of Arrangement) or otherwise in the Reorganization and shall be paid an amount equal to such fair value by Encana (less any amounts withheld pursuant to the Plan of Arrangement) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement or otherwise in the Reorganization had such Encana Shareholders not exercised their Dissent Rights in respect of such Encana Common Shares, and they shall be deemed to have transferred their Encana Common Shares for which Dissent Rights have been exercised to Encana for cancellation at the Effective Time, notwithstanding the provisions of section 190 of the CBCA; or

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their Encana Common Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, and the remainder of the Reorganization on the same basis as a non-dissenting holder of Encana Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.1 of the Plan of Arrangement (less any amounts withheld pursuant to the Plan of Arrangement) or otherwise in the Reorganization that such Encana Shareholder would have received pursuant to the Reorganization if such Encana Shareholder had not exercised Dissent Rights, provided, however, that in no case shall Encana, Ovintiv or the Depositary or any other Person be required to recognize Encana Shareholders who exercise Dissent Rights as Encana Shareholders after the Effective Time.

If a Dissenting Shareholder is ultimately entitled to be paid by Encana for their Notice Shares, such Dissenting Shareholder may enter an agreement with Encana for the fair value of such Notice Shares. If such Dissenting Shareholder does not reach an agreement with Encana, such Dissenting Shareholder, or Encana, may apply to the Court, and the Court may:

(i)	determine the fair value of the Notice Shares;

(ii)	join in the application of each Dissenting Shareholder who has not agreed with Encana on the amount of the fair value of the Notice Shares; and

(iii)	make consequential orders and give directions as the Court considers appropriate.

There is no obligation on Encana to make application to the Court. The Dissenting Shareholder will be entitled to receive the fair value that the Notice Shares had as of the close of business on the day before the Reorganization Resolution was adopted. After a determination of the fair value of the Notice Shares, Encana must then promptly pay that amount to the Dissenting Shareholder.

In no circumstances will Encana or any other Person be required to recognize a Person as a Dissenting Shareholder: (i) unless such Person is the registered holder of those Encana Common Shares in respect of which Dissent Rights are sought to be exercised immediately prior to the Effective Time; (ii) if such Person has voted or instructed a proxy holder to vote such Notice Shares in favor of the Reorganization Resolution; or (iii) unless such Person has strictly complied with the procedures for exercising Dissent Rights set out in Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order and does not withdraw such Dissent Notice prior to the Effective Time.

In no event will Encana, Ovintiv or any other Person be required to recognize a Dissenting Shareholder as the holder of any Encana Common Share in respect of which Dissent Rights have been validly exercised and not withdrawn at and after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders will be deleted from the central securities register of Encana as at the Effective Time.

For greater certainty, in addition, to any other restrictions in the Interim Order, no Person shall be entitled to exercise Dissent Rights with respect to Encana Common Shares in respect of which a Person has voted or has instructed a proxy holder to vote in favor of the Reorganization Resolution.

Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Shareholder if, before full payment is made for the Notice Shares, the Reorganization in respect of which the Dissent Notice was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Reorganization Resolution, or the Dissenting Shareholder withdraws the Dissent Notice with Encana’s written consent. If any of these events occur, Encana must return the share certificates representing the Encana Common Shares to the Dissenting Shareholder and the Dissenting Shareholder regains the ability to vote and exercise its rights as an Encana Shareholder.

As part of the Reorganization, Ovintiv, as the successor parent company to Encana, will assume all of Encana’s rights and obligations in respect of any Dissent Rights as described herein.

The discussion above is only a summary of the Dissent Rights, which are technical and complex. An Encana Shareholder who intends to exercise Dissent Rights must strictly adhere to the procedures established in Section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, and failure to do so may result in the loss of all Dissent Rights. Persons who are beneficial shareholders of Encana Common Shares registered in the name of an intermediary, or in some other name, who wish to exercise Dissent Rights, should be aware that only the registered owner of such Encana Common Shares is entitled to dissent.

Accordingly, each Encana Shareholder wishing to avail himself, herself or itself of the Dissent Rights should carefully consider and comply with Section 190 of the CBCA and the provisions of the Interim Order, which are attached to this Proxy Statement/Prospectus as Appendices C and D, respectively, and the Plan of Arrangement, a copy of which is attached as Schedule A to the Arrangement and Reorganization Agreement, which is set forth in Appendix B to this Proxy Statement/Prospectus, and seek his, her or its own legal advice.

SUMMARY OF THE ARRANGEMENT AND REORGANIZATION AGREEMENT

The following description of certain material provisions of the Arrangement and Reorganization Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Arrangement and Reorganization Agreement, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus.

The parties to the Arrangement and Reorganization Agreement are Encana and 184Co (as predecessor by amalgamation to Ovintiv).

Conditions Precedent to the Reorganization

The respective obligations of the parties to the Arrangement and Reorganization Agreement to complete the Reorganization are subject to the satisfaction of, or mutual waiver by Encana and 184Co (including Ovintiv as its successor by way of Amalgamation) on or before the Effective Date of each of the following conditions:

(a)	the Interim Order shall have been obtained in form and substance satisfactory to each of Encana and 184Co, each acting reasonably;

(b)	the Required Securityholder Approvals shall have been obtained at the Meeting, as required by the Interim Order;

(c)

the Final Order shall have been granted in form and substance satisfactory to Encana and 184Co, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Encana or 184Co, each acting reasonably, on appeal or otherwise;

(d)

all approvals and consents, regulatory or otherwise, which are necessary or advisable in connection with the consummation of the transactions contemplated in the Arrangement and Reorganization Agreement and in the Plan of Arrangement shall have been obtained (including, without limitation, the approvals of the TSX and the NYSE as set forth in Section 2.6(2)(b) of the Arrangement and Reorganization Agreement);

(e)

the time period for the exercise of any Dissent Rights conferred upon Encana Shareholders in respect of the Reorganization shall have expired and Encana Shareholders shall not have exercised (or otherwise be deemed to have exercised) Dissent Rights with respect to that number of Encana Common Shares that would make it inadvisable to proceed with the implementation of the Reorganization, as determined by Encana in its sole discretion;

(f)

no preliminary or permanent injunction, restraining order, cease trading order or order or decree of any Governmental Entity, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Reorganization or the transactions contemplated in the Arrangement and Reorganization Agreement or in the Plan of Arrangement and no such action, proceeding or order shall, to the best of the knowledge of Encana or 184Co, be pending or threatened and, without limiting the generality of the foregoing, no person shall have filed any notice of appeal of the Final Order, and no person shall have communicated to Encana or 184Co any intention to appeal the Final Order which, in the reasonable opinion of Encana or 184Co, would make it inadvisable to proceed with the implementation of the Reorganization; and

(g)	the Arrangement and Reorganization Agreement shall not have been terminated. See “– Termination”.

Implementation, Interim Order and Terms of the Reorganization

In the Arrangement and Reorganization Agreement, Encana has provided covenants relating to the Interim Order, the Meeting and the Final Order in order to complete the Reorganization.

The Arrangement and Reorganization Agreement also sets out the terms of the Reorganization. See “The Reorganization – Particulars of the Reorganization”.

Termination

The Arrangement and Reorganization Agreement may be terminated at any time prior to the Effective Time: (a) by Encana for any reason on written notice to 184Co; (b) by mutual written agreement of the parties thereto; or (c) by any party thereto if the Meeting is duly convened and held and the Required Securityholder Approvals are not obtained, as required by the Interim Order.

INFORMATION CONCERNING OVINTIV

General and Corporate Structure

Prior to the completion of the Reorganization, Ovintiv will be formed as a CBCA corporation pursuant to the amalgamation (the “Amalgamation”) of SubCo (which prior to the Amalgamation will be a corporation existing under the CBCA) and 184Co (currently an unlimited liability corporation organized under the Business Corporations Act (Alberta) which will be converted to a limited liability corporation and continued under the CBCA prior to the Amalgamation). 184Co is currently, and SubCo will be, prior to the Amalgamation, a wholly-owned subsidiary of Encana. The registered and principal office of Ovintiv prior to completion of the Reorganization will be located at Suite 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada. Upon its continuance and domestication to Delaware pursuant to the Reorganization, the registered and principal office of Ovintiv will be 370 – 17th Street, Suite 1700, Denver, Colorado 80202, U.S.A.

Intercorporate Relationships

Assuming the Reorganization Resolution is approved at the Meeting, following the Effective Time and completion of the Reorganization, the shareholders of Ovintiv will be the same persons who were Encana Shareholders immediately prior to the Reorganization (other than those who have validly exercised Dissent Rights) and Ovintiv will become the direct or indirect owner of all of the assets and liabilities of Encana. As a result, there will be no effective change of control of Encana as a result of the Reorganization, as ultimate control will remain with the public shareholders. Upon completion of the Reorganization, Ovintiv will have the general structure shown below.

Business

Prior to completion of the Reorganization, none of Ovintiv or its predecessors will have carried on any active business since their incorporation, other than to hold certain shares and inter-company debt issued by other wholly-owned subsidiaries of Encana. Following completion of the Reorganization, Ovintiv and its subsidiaries will carry on the business currently carried on by Encana and its subsidiaries.

Common Stock

For a description of the shares of Common Stock of Ovintiv see “Description of Ovintiv Capital Stock”.

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The following selected unaudited pro forma financial information gives effect to the Reorganization (including the Arrangement) for purposes of the unaudited pro forma condensed consolidated balance sheet, as if it had occurred on September 30, 2019, and for purposes of the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018, as if it had occurred on January 1, 2018.

On February 13, 2019, Encana completed a business combination with Newfield, pursuant to an Agreement and Plan of Merger with Newfield (the “Merger”). Commencing February 14, 2019, the operations and results of Newfield and the related effects of the completed Merger are included in Encana’s consolidated financial statements. However, the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018, included in Appendix H to this Proxy Statement/Prospectus, gives effect to the Merger as if the Merger had been completed on January 1, 2018. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018 are derived from the historical consolidated financial statements of Encana and Newfield and have been adjusted to reflect the Merger.

The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma financial information included in Appendix H to this Proxy Statement/Prospectus, “Unaudited Pro Forma Financial Information of Ovintiv”. In addition, the unaudited pro forma financial information should be read in conjunction with the descriptions of the Reorganization (including the Arrangement) included elsewhere in the Proxy Statement/Prospectus and with (i) the historical unaudited condensed consolidated financial statements of Encana as at and for the nine months ended September 30, 2019 and (ii) the historical audited consolidated financial statements of Encana and Newfield for the year ended December 31, 2018 and the related notes thereto, incorporated by reference into this Proxy Statement/Prospectus.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
	(US$ millions, except per share amounts)
Pro forma combined statement of earnings data GAAP measures:
Earnings (loss) before interest and taxes	820	2,489
Net (loss) earnings	345	1,918
Net (loss) earnings per share, dilutive	1.32	6.38

	As at September 30, 2019
	(US$ millions)
Pro forma consolidated balance sheet data GAAP measures:
Total assets	21,356
Total liabilities	11,445
Total shareholders’ equity	9,911

Directors and Officers of Ovintiv

The persons who will serve as directors and officers of Ovintiv after giving effect to the Reorganization are the same persons currently serving as directors and officers of Encana. For information regarding the persons who will become the directors of Ovintiv after giving effect to the Reorganization, please refer to the information contained in Encana’s Notice of Annual Meeting of Shareholders and 2019 Proxy Statement/Prospectus filed on SEDAR and EDGAR on March 14, 2019, available under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com. For information regarding the persons who will become the officers of Ovintiv after giving effect to the Reorganization, please refer to the information contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on SEDAR and

EDGAR on February 28, 2019, available under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com. Since Encana’s Annual Report on Form 10-K for the year ended December 31, 2018, was filed, Doug Suttles’ role has changed to Chief Executive Officer, Michael McAllister’s role has changed to President, Corey Code has replaced Sherri Brillon as Executive Vice-President & Chief Financial Officer, Greg Givens has been appointed Executive Vice-President & Chief Operating Officer and Brendan McCracken has been appointed Executive Vice-President, Corporate Development & External Relations.

Director and Executive Compensation

The director and executive compensation programs currently offered by Encana are described in Encana’s Notice of Annual Meeting of Shareholders and 2019 Proxy Statement/Prospectus filed on SEDAR and EDGAR on March 14, 2019, available under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com.

Beneficial Ownership of Securities of Ovintiv

Immediately prior to the Effective Time, Encana will be the sole holder of shares of Common Stock of Ovintiv. To the knowledge of the Ovintiv Board, no person will beneficially own, directly or indirectly, or exercise control or discretion over 10% or more of any class of outstanding voting securities of Ovintiv immediately prior to the Effective Time, other than Encana.

Auditor, Registrar and Transfer Agent

The auditor of Ovintiv following completion of the Reorganization will be PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Calgary, Alberta, Canada. The transfer agent and registrar for shares of Common Stock of Ovintiv following completion of the Reorganization will be American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219. AST, at its Canadian office, at AST Trust Company (Canada), P.O. Box 700, Station B, Montreal, QC H3B 3K3, will act as co-transfer agent.

Material Contracts

Except as described in this Proxy Statement/Prospectus, Ovintiv and its predecessors will not enter into any material contracts prior to the Effective Time. Since Encana’s last periodic filing, the only contract that affects Encana or Ovintiv (or its predecessors) that could reasonably be regarded as material to a proposed investor, other than contracts entered into in the ordinary course of business, is the Arrangement and Reorganization Agreement.

Corporate Governance of Ovintiv

The corporate governance practices of Ovintiv, after giving effect to the Reorganization, will generally be the same as the corporate governance practices of Encana. For information regarding the corporate governance practices of Encana, please refer to the information regarding the corporate governance practices of Encana contained in Encana’s Notice of Annual Meeting of Shareholders and 2019 Proxy Statement filed on SEDAR and EDGAR on March 14, 2019, available under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com. There are differences between Encana’s existing articles of incorporation and by-law and the Ovintiv Certificate of Incorporation and Ovintiv Bylaws as they will be in effect upon the completion of the Reorganization. These differences are discussed under “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”.

Audit Committee of Ovintiv

Immediately after giving effect to the Reorganization, the Audit Committee of Ovintiv will be comprised of the same persons currently serving on the Audit Committee of Encana. For information regarding the Audit Committee of Ovintiv after giving effect to the Reorganization, please refer to the information regarding the Audit Committee of Encana contained in Encana’s Notice of Annual Meeting of Shareholders and 2019 Proxy Statement filed on SEDAR and EDGAR on March 14, 2019, available under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com.

INFORMATION CONCERNING ENCANA

General

Corporate Overview

Encana is a public company trading on the NYSE and the TSX under the stock symbol “ECA”. The registered and principal office of Encana is located at Suite 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada. Encana is incorporated under the CBCA and was formed in 2002 through the business combination of two predecessor companies.

Additional information about Encana can be found under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.encana.com. The information contained in, or that can be accessed through, Encana’s website is not intended to be incorporated into this Proxy Statement/Prospectus. For information about Encana’s filings incorporated by reference in this Proxy Statement/Prospectus, see the section entitled “Where You Can Find More Information”.

Business of Encana

Encana is a leading North American energy producer that is focused on generating full-cycle returns, free cash flow and return of capital to shareholders by developing its multi-basin portfolio of oil, natural gas liquids, condensate and natural gas producing plays. Encana’s operations also include the marketing of oil, natural gas liquids, condensate and natural gas. All of Encana’s reserves and production are located in North America.

As of November 28, 2019, Encana’s Canadian and non-Canadian operations have approximately 1,040 employees and 1,506 employees, respectively, none of whom are subject to collective bargaining agreements.

Auditor, Registrar and Transfer Agent

PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Calgary, Alberta (“PwC Canada”) is the auditor of Encana. AST is the registrar and transfer agent for the Encana Common Shares. Transfer of the Encana Common Shares can be effected at AST’s principal offices in Calgary, Alberta, and Toronto, Ontario.

Dividends

In 2009, the Encana Board began declaring a dividend, payable quarterly at the end of March, June, September and December. Each quarter the Encana Board reviews Encana’s dividend in light of Encana’s other financial commitments before declaring the dividend. Any decision to pay dividends on the shares of Common Stock of Ovintiv in the future will be made by the Ovintiv Board on the basis of Ovintiv’s earnings, financial requirements and other factors existing at such future time.

The following table sets forth the details on the dividends declared in 2018 and 2019 and the total dividends per share declared on the Encana Common Shares in each of the last three most recently completed fiscal years:

Payment Dates	Amount
March 29, 2018	$0.015
June 29, 2018	$0.015
September 28, 2018	$0.015
December 31, 2018	$0.015
March 29, 2019	$0.01875
June 28, 2019	$0.01875
September 30, 2019	$0.01875

Annualized Dividends	Amount
2018	$0.06
2017	$0.06
2016	$0.06

Prior Sales

Except as detailed below, within the last 12 months from the date of this Proxy Statement/Prospectus, no Encana Common Shares have been issued, excluding Encana Common Shares purchased or sold pursuant to the exercise of options, warrants and conversion rights.

On February 13, 2019, Encana completed the acquisition of all the issued and outstanding shares of common stock of Newfield whereby Encana issued approximately 543.4 million Encana Common Shares to Newfield stockholders, representing an exchange ratio of 2.6719 Encana Common Shares for each share of Newfield common stock held.

Previous Purchases of Securities

From February 28, 2018 to February 27, 2019, Encana was authorized by the TSX to purchase up to 35,000,000 Encana Common Shares pursuant to a normal course issuer bid (“NCIB”). Encana purchased approximately 20,685,000 Encana Common Shares during this period at an average price of $12.09 per Encana Common Share. Encana received approval from the TSX to commence another NCIB on February 27, 2019 for up to 149,425,839 Encana Common Shares during the 12-month period commencing on March 4, 2019 and ending March 3, 2020. Between March 4, 2019 and May 29, 2019, Encana purchased 149,425,839 Encana Common Shares, the maximum amount permitted to be repurchased under this NCIB, at an average price of $6.94 per share.

On August 29, 2019, Encana accepted to purchase for cancellation 47,333,333 Encana Common Shares at a purchase price of $4.50 per Encana Common Share, for an aggregate purchase price of $213 million, pursuant to a substantial issuer bid.

Market Price and Trading Volume of Encana Common Shares

The Encana Common Shares are listed on the NYSE and the TSX under the stock symbol “ECA”.

The following table sets out the market price ranges and trading volumes on the NYSE on a monthly basis for a period from December 2018 to December 2019:

Month	High Price (US$)	Low Price (US$)	Closing Price (US$)	Volume
December 2018	7.15	5.00	5.78	80,617,267
January 2019	7.12	5.53	6.88	108,314,458
February 2019	7.375	5.95	7.25	201,296,776
March 2019	7.64	6.435	7.24	129,225,940
April 2019	7.7	6.74	6.93	120,073,389
May 2019	6.945	5.245	5.27	97,914,986
June 2019	5.405	4.56	5.13	88,948,891
July 2019	5.315	4.035	4.57	91,037,887
August 2019	4.56	3.93	4.44	100,727,996
September 2019	5.75	4.27	4.60	94,151,027
October 2019	4.65	3.81	3.93	104,988,770
November 2019	4.93	3.88	3.94	83,014,750
December 2019 (through December 6)	4.115	3.78	4.05	20,037,778

The following table sets out the market price ranges and trading volumes on the TSX on a monthly basis for a period from December 2018 to December 2019:

Month	High Price (C$)	Low Price (C$)	Closing Price (C$)	Volume
December 2018	9.44	6.90	7.88	98,662,414
January 2019	9.46	7.54	9.02	131,126,874
February 2019	9.715	7.90	9.66	228,385,566
March 2019	10.15	8.64	9.68	161,083,725
April 2019	10.35	9.01	9.28	168,908,310
May 2019	9.34	7.09	7.13	134,452,790
June 2019	7.28	6.12	6.72	138,737,653
July 2019	6.77	5.31	6.03	143,081,916
August 2019	6.05	5.25	5.9	158,464,381
September 2019	7.61	5.70	6.07	180,364,789
October 2019	6.18	5.02	5.16	148,040,860
November 2019	6.50	5.10	5.21	168,389,170
December 2019 (through December 6)	5.42	5.03	5.35	35,826,221

Interest of Informed Persons in Material Transactions

Other than as set forth in this Proxy Statement/Prospectus, Encana is not aware of any material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer, nominee for election as a director or any Encana Shareholder holding more than 10% of the voting rights attached to the Encana Common Shares or an associate or affiliate of any of the foregoing in any transaction since January 1, 2018, or in any proposed or ongoing transaction of Encana which has or would materially affect Encana or any of its Subsidiaries.

Legal Proceedings

Encana is a party to various legal proceedings and claims that arise in the ordinary course of business as either a plaintiff or defendant. Encana analyzes all legal proceedings and the allegations therein. The outcome of any of these proceedings, either individually or in the aggregate, is not expected to have a material adverse effect on Encana’s financial position, results of operations or liquidity.

LEGAL MATTERS

The legality of the shares of Common Stock of Ovintiv issuable in the Arrangement will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain other legal matters in connection with the Reorganization will be passed upon by Blake, Cassels & Graydon LLP, Canadian corporate counsel to Encana, Felesky Flynn LLP, Canadian tax counsel to Encana, and Osler, Hoskin & Harcourt LLP, U.S. tax counsel to Encana.

EXPERTS

The consolidated financial statements of Encana and management’s assessment of the effectiveness of Encana’s internal control over financial reporting included in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference in this Proxy Statement/Prospectus have been so incorporated in reliance on the report of PwC Canada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PwC Canada are our auditors and have advised that they are independent with respect to Encana within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

Representatives of PwC Canada are not expected to be present at the Meeting.

The consolidated financial statements of Newfield as of December 31, 2018 and December 31, 2017 and for the years ended December 31, 2018, 2017 and 2016 included in Encana’s Current Report on Form 8-K dated February 28, 2019, incorporated by reference in this Proxy Statement/Prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Houston, Texas, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of Encana’s oil and natural gas reserves as of December 31, 2018 incorporated by reference in this Proxy Statement/Prospectus were based upon evaluations prepared by Encana’s internal qualified reserves evaluators and were audited by McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc. Encana has included these estimates in reliance on the authority of such experts in such matters. The designated professionals, as such term is defined in applicable securities legislation, of each of McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc., in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of Encana’s outstanding securities.

Certain estimates of Newfield’s net crude oil and natural gas reserves as of December 31, 2018 and related information included or incorporated by reference in this Proxy Statement/Prospectus have been prepared based on reports by Ryder Scott Company, L.P. and DeGolyer and MacNaughton, independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of those firms as experts regarding the matters contained in their reports. The designated professionals, as such term is defined in applicable securities legislation, of each of Ryder Scott Company, L.P. and DeGolyer and MacNaughton, in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of Encana’s outstanding securities.

SUPPLEMENTAL HISTORICAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED) OF ENCANA

The following table summarizes certain historical quarterly financial data of Encana for Encana’s 2018 and 2017 fiscal years and for the first three quarters of Encana’s 2019 fiscal year. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Encana or Ovintiv, and the following information should be read in conjunction with, and is qualified in its entirety by, Encana’s consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, each of which is incorporated by reference into this Proxy Statement/Prospectus. For more information, see “Where You Can Find More Information”.

	2019
(US$ millions, except per share amounts)	Q3	Q2	Q1
Revenues	1,871	2,055	1,235
Impairments	—	—	—
Operating Income (Loss)	315	538	(227)
Gain (Loss) on Divestitures, net	5	—	(1)
Net Earnings (Loss) Before Income Tax	192	497	(306)
Income Tax Expense (Recovery)	43	161	(61)

Net Earnings (Loss)	149	336	(245)
Net Earnings (Loss) per Common Share – Basic & Diluted	0.11	0.24	(0.20)

	2018
(US$ millions, except per share amounts)	Q4	Q3	Q2	Q1
Revenues	2,381	1,262	983	1,313
Impairments	—	—	—	—
Operating Income (Loss)	1,354	119	(116)	337
Gain (Loss) on Divestitures, net	1	—	1	3
Net Earnings (Loss) Before Income Tax	1,179	45	(221)	160
Income Tax Expense (Recovery)	149	6	(70)	9

Net Earnings (Loss)	1,030	39	(151)	151
Net Earnings (Loss) per Common Share – Basic & Diluted	1.08	0.04	(0.16)	0.16

	2017
(US$ millions, except per share amounts)	Q4	Q3	Q2	Q1
Revenues	1,210	861	1,083	1,289
Impairments	—	—	—	—
Operating Income (Loss)	262	(4)	321	489
Gain (Loss) on Divestitures, net	(1)	406	—	(1)
Net Earnings (Loss) Before Income Tax	147	522	327	434
Income Tax Expense (Recovery)	376	228	(4)	3

Net Earnings (Loss)	(229)	294	331	431
Net Earnings (Loss) per Common Share – Basic & Diluted	(0.24)	0.30	0.34	0.44

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Certain selected unaudited pro forma financial information giving effect to the Reorganization (including the Arrangement) for purposes of the unaudited pro forma condensed consolidated balance sheet, as if it had occurred on September 30, 2019, and for purposes of the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018, as if it had occurred on January 1, 2018, is attached to this Proxy Statement/Prospectus as Appendix H.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion represents the opinion of Felesky Flynn LLP, Canadian tax counsel to Encana, as to the material Canadian federal income tax consequences of the Reorganization generally applicable to a beneficial owner of Encana Common Shares who, at all relevant times, for the purposes of the Canadian Tax Act (i) deals at arm’s length with Encana and Ovintiv, (ii) is not affiliated with Encana or Ovintiv, (iii) is not connected with Encana or Ovintiv, and (iv) holds the Encana Common Shares and will hold any shares of Common Stock of Ovintiv acquired pursuant to the Reorganization as capital property (a “Holder”). Felesky Flynn LLP’s opinion is subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in the tax opinion filed as Exhibit 8.2 to the registration statement of which this Proxy Statement/Prospectus is a part.

Generally, the Encana Common Shares and shares of Common Stock of Ovintiv will be capital property to an Encana Shareholder for purposes of the Canadian Tax Act provided the Encana Shareholder does not hold those shares in the course of carrying on a business or as part of an adventure in the nature of trade. Certain Encana Shareholders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act, the effect of which may be to deem to be capital property any Encana Common Shares and shares of Common Stock of Ovintiv prior to the U.S. Domestication (and all other “Canadian securities”, as defined in the Canadian Tax Act) owned by such Encana Shareholder in the taxation year in which the election is made and in all subsequent taxation years. Encana Shareholders whose Encana Common Shares might not otherwise be considered to be capital property should consult with and rely on their own tax advisors concerning this election.

This summary is not applicable to an Encana Shareholder: (i) that is a “financial institution” for purposes of certain rules in the Canadian Tax Act referred to as the mark-to-market rules; (ii) an interest in which is a “tax shelter investment”; (iii) that reports its “Canadian tax results” in a currency other than Canadian currency; (iv) that is a “specified financial institution”; (v) that enters into a “derivative forward agreement” with respect to such holder’s Encana Common Shares or shares of Common Stock of Ovintiv; (vi) who acquired Encana Common Shares under or in connection with an Encana Incentive Plan or any other equity based compensation arrangement; or (vii) in respect of which Ovintiv will be a “foreign affiliate” at any time after the U.S. Domestication (all such terms as defined in the Canadian Tax Act). Additional considerations not discussed herein may be applicable to an Encana Shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident person or group of persons not dealing at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian Tax Act. This summary is also not applicable to an Encana Shareholder that is a partnership for Canadian federal income tax purposes or an Encana Shareholder that is exempt from tax under Part I of the Canadian Tax Act. Such Encana Shareholders should consult with and rely on their own tax advisors.

This summary is based on the facts set out in the Proxy Statement/Prospectus, the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”). No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices or assessing policies of the CRA. This summary does not take into account tax legislation of any province, territory or foreign jurisdiction, which may differ from the Canadian federal income tax considerations discussed herein.

This summary is based on Ovintiv ceasing to be resident in Canada for purposes of the Canadian Tax Act at the time of the U.S. Domestication, and assumes that from the time of the U.S. Domestication and at all relevant times thereafter, Ovintiv will not be resident in Canada for purposes of the Canadian Tax Act, will be resident in the United States for purposes of the Treaty and will be entitled to the benefits of the Treaty.

This summary does not describe the tax consequences of the acquisition, vesting, exercise, disposition and/or redemption of Encana Incentive Awards or Ovintiv Incentive Awards. Encana Shareholders that have or will have Encana Incentive Awards or Ovintiv Incentive Awards should consult with and rely on their own tax advisors.

This summary is of a general nature and deals only with certain material Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Encana Shareholder. Accordingly, Encana Shareholders should consult with and rely on their own tax advisors for advice with respect to the income tax consequences to them of the Reorganization, including: (i) disposing of their Encana Common Shares pursuant to the Share Exchange; (ii) the U.S. Domestication; and (iii) holding and disposing of shares of Common Stock of Ovintiv, all having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Encana Common Shares or shares of Common Stock of Ovintiv must be converted into Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act.

Holders Resident in Canada

The following portion of this summary is applicable to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention to which Canada is a party (a “Canadian Holder”).

Disposition of Encana Common Shares pursuant to the Reorganization for shares of Common Stock of Ovintiv only

A Canadian Holder who disposes of Encana Common Shares under the Reorganization and receives only shares of Common Stock of Ovintiv as consideration for such Encana Common Shares should be entitled to rely on subsection 85.1(1) of the Canadian Tax Act, to avoid recognizing a capital gain (or capital loss) on the disposition of such Encana Common Shares, unless the Canadian Holder chooses to recognize a capital gain (or capital loss) by including any portion of such capital gain (or capital loss) in computing the Canadian Holder’s income for the taxation year in which the exchange takes place, as described below.

Where a Canadian Holder does not choose to recognize any portion of the capital gain (or capital loss) on the disposition of Encana Common Shares exchanged for shares of Common Stock of Ovintiv under the Reorganization, the Canadian Holder should be considered to have disposed of those Encana Common Shares for proceeds of disposition equal to the Canadian Holder’s “adjusted cost base” (as defined in the Canadian Tax Act) of such Encana Common Shares, determined immediately before the Encana Common Shares are exchanged for shares of Common Stock of Ovintiv. As a consequence, the exchange should automatically be fully tax-deferred to such a Canadian Holder and no Canadian federal income tax election will be required or made available by Encana or Ovintiv for such Canadian Holder. The cost to such Canadian Holder of shares of Common Stock of Ovintiv acquired will equal the proceeds of disposition of the Encana Common Shares exchanged for shares of Common Stock of Ovintiv. This cost will be averaged with the adjusted cost base of all other shares of Common Stock of Ovintiv held by the Canadian Holder for the purposes of determining the adjusted cost base of each share of Common Stock of Ovintiv held by the Canadian Holder after the exchange.

Where a Canadian Holder chooses to recognize any portion of a capital gain (or capital loss) on the disposition of Encana Common Shares exchanged for shares of Common Stock of Ovintiv under the Reorganization, the Canadian Holder will recognize a capital gain (or capital loss) equal to the amount, if any, by which the fair market value of the shares of Common Stock of Ovintiv received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Canadian Holder of the Encana Common Shares exchanged, determined immediately before the time of disposition. See “– Taxation of Capital Gains and Capital Losses”

below. In this case, the cost to the Canadian Holder of the shares of Common Stock of Ovintiv acquired will be equal to their fair market value at the time they are received by the Canadian Holder. This cost will be averaged with the adjusted cost base of all other shares of Common Stock of Ovintiv held by the Canadian Holder for the purposes of determining the adjusted cost base of each share of Common Stock of Ovintiv held by the Canadian Holder after the exchange.

Disposition of Encana Common Shares (other than by Electing Shareholders) pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes

Generally, a Canadian Holder, other than an Electing Shareholder, who disposes of Encana Common Shares pursuant to the Reorganization and receives, for each Encana Common Share disposed of, a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note should realize a capital gain (or capital loss) on the disposition of such Encana Common Shares equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of those Encana Common Shares disposed of for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes. The cost to the Canadian Holder of the shares of Common Stock of Ovintiv (or fraction(s) thereof) acquired will be equal to their fair market value at the time of acquisition. This cost will be averaged with the adjusted cost base of all other shares of Common Stock of Ovintiv held by the Canadian Holder for the purposes of determining the adjusted cost base of each share of Common Stock of Ovintiv held by the Canadian Holder after the exchange.

The cost to a Canadian Holder of each Ovintiv Purchase Note acquired by the Canadian Holder will be equal to its fair market value at the time of acquisition. The subscription by a Canadian Holder for an additional fraction of a share of Common Stock of Ovintiv equal in value to the principal amount of an Ovintiv Purchase Note, and the cancellation of the Ovintiv Purchase Note, should not give rise to taxable income to the Canadian Holder. The cost to the Canadian Holder of the additional fraction of a share of Common Stock of Ovintiv received in consideration the Ovintiv Purchase Note will be equal to the subscription price, and such cost will be averaged with the adjusted cost base of all other shares of Common Stock of Ovintiv held by the Canadian Holder for the purposes of determining the adjusted cost base of each share of Common Stock of Ovintiv held by the Canadian Holder after the exchange.

Disposition of Encana Common Shares by Electing Shareholders pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes

The following portion of this summary is applicable to a Canadian Holder who (i) is not exempt from Canadian income tax under the Canadian Tax Act, (ii) receives both a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note in exchange for each Encana Common Share, (iii) would otherwise realize a capital gain on the disposition of the Encana Common Shares, and (iv) elects to become an electing shareholder (“Electing Shareholder”) by making and filing, within the time prescribed by subsection 85(6) of the Canadian Tax Act, a valid joint election with Ovintiv under subsection 85(1) of the Canadian Tax Act (or subsection 85(2) of the Canadian Tax Act in the case of an Electing Shareholder which is a partnership) (“Section 85 Election”). A Canadian Holder can choose to be an Electing Shareholder by completing the appropriate election form to be located on Ovintiv’s website under the heading “Investors” at www.ovintiv.com and sending such completed election form to the address specified on the website. The completed form must be received within 60 days following the Effective Date in accordance with the procedures to be noted on Ovintiv’s website for an Encana Shareholder to be an Electing Shareholder.

Ovintiv will make a Section 85 Election jointly with an Electing Shareholder to permit the Electing Shareholder to elect proceeds of disposition of the Electing Shareholder’s Encana Common Shares disposed of to Ovintiv (the “elected amount”) within the limits specified in the Canadian Tax Act. Under the Canadian Tax Act, the elected amount for an Encana Common Share may not be (a) less than the fair market value of the Ovintiv Purchase Note received by the Electing Shareholder in respect of such Encana Common Share, (b) greater than the fair market value of such Encana Common Share at the time of the exchange, or (c) less than the lesser of (i) the fair market value of the Encana Common Share at the time of the exchange and (ii) the adjusted cost base of the Encana Common Share to the Electing Shareholder at the time of the exchange. The Electing Shareholder’s cost of the fraction of the share of Common Stock of Ovintiv acquired on the exchange to which the election relates will be the elected amount for the Encana Common Share less the fair market value of the Ovintiv Purchase Note received on the exchange. An Electing Shareholder will realize a capital gain equal to the amount, if any, by which the elected amount (in aggregate for all of the Electing Shareholder’s Encana Common Shares) exceed the Electing Shareholder’s adjusted cost base of the Encana Common Shares, which capital gain will be subject to the treatment under the Canadian Tax Act described below under the section “– Taxation of Capital Gains and Capital Losses”.

The potential advantage of making and filing a valid Section 85 Election is that an Electing Shareholder will be able to partially or fully defer a capital gain which would otherwise arise to the Electing Shareholder on the disposition of an Encana Common Share in exchange for a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note.

A Canadian Holder who is not exempt from Canadian income tax under the Canadian Tax Act who receives a fraction of a share of Common Stock of Ovintiv and an Ovintiv Purchase Note for each of the Electing Shareholder’s Encana Common Shares and who would otherwise realize a capital gain on the disposition of the Encana Common Shares but who does not make a Section 85 Election in the prescribed form and within the time prescribed by subsection 85(6) of the Canadian Tax Act will not be entitled to any potential tax deferred “rollover” treatment under subsection 85(1), subsection 85(2), subsection 85.1(1) or any other provision of the Canadian Tax Act.

It will be the responsibility of each Electing Shareholder who wishes to make a Section 85 Election to obtain the necessary election form (and, to the extent applicable, an equivalent election form for purposes of any provincial tax authority), to fully complete the form(s) indicating, among other requirements, the number and the adjusted cost base of the Encana Common Shares disposed of and the elected amount, to sign the form(s) where required, and to forward the signed form(s) to the address specified on the website such that they are received within 60 days following the Effective Date. Thereafter, subject to the form(s) complying with the provisions of the Canadian Tax Act (and any provincial taxation legislation, as applicable), Ovintiv will sign the form(s) and return them to the Electing Shareholder for filing by the Electing Shareholder with the CRA (and any provincial income tax authorities). Additional information on making a Section 85 Election, including the date by which such election must be filed with the CRA, will be available on Ovintiv’s website at www.ovintiv.com under the heading “Investors”.

Encana Shareholders considering making a Section 85 Election should consult with and rely on their own tax advisors to determine the Canadian tax consequences to them of the recognition of a capital gain as a result of the transfer of their Encana Common Shares to Ovintiv and as to the advisability of making such an election, and if the election is made, the selection of an elected amount therein. The Section 85 Election only will be available to the extent that an Encana Shareholder: (i) is not exempt from Canadian income tax; (ii) receives shares of Common Stock of Ovintiv and Ovintiv Purchase Notes under the Share Exchange; (iii) would otherwise realize a capital gain on the disposition of their Encana Common Shares; (iv) prepares the election in the prescribed form and forwards such form to the address specified on the website such that the form is received within 60 days following the Effective Date; and (v) files the election form with the relevant taxing authorities within the prescribed time period. Electing Shareholders should consult with and rely on their own tax advisors to determine whether any separate election forms must be filed with any provincial taxing authority. Compliance with the requirements to ensure the validity of the election form(s) on a timely basis will be the sole responsibility of the Electing Shareholder making the election, and Ovintiv will not be liable for any loss or damage resulting from the late filing of any election form or the invalidation of any election form.

Taxation of Capital Gains and Capital Losses

Generally, a Canadian Holder is required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Canadian Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Holder in the year. Allowable capital losses in excess of taxable capital gains for the year generally may be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent taxation year, in each case only against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Canadian Holder that is a corporation on the disposition of an Encana Common Share may be reduced by the amount of any dividends received (or deemed to be received) by the Canadian Holder on such Encana Common Share (or another share where the Encana Common Share has been acquired in exchange for such other share) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where an Encana Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian Holders to whom these rules may be relevant should consult with and rely on their own tax advisors.

Additional Refundable Tax

A Canadian Holder that is throughout the taxation year a “Canadian-controlled private corporation”, as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends.

Alternative Minimum Tax

Capital gains realized by a Canadian Holder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax.

Dissenting Canadian Holders

A Canadian Holder that properly exercises Dissent Rights will be deemed under the Reorganization to dispose of the Canadian Holder’s Encana Common Shares to Encana and will be entitled to be paid the fair value of such Encana Common Shares. Although not free from doubt, such Canadian Holder may be deemed to have received a taxable dividend equal to the amount by which the amount received (other than that portion that is in respect of interest, if any, awarded by the Court) exceeds the paid-up capital for Canadian federal income tax purposes of the Encana Common Shares held by such Canadian Holder immediately before the Effective Time, which paid-up capital Encana currently estimates is C$8.43 per pre-consolidation Encana Common Share. Generally, and subject to the discussion below, a Canadian Holder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Encana Common Shares.

In the case of a Canadian Holder that is an individual, the amount of any such deemed dividend will be subject to the normal dividend gross-up and tax credit rules generally applicable to dividends received from a corporation resident in Canada, including the enhanced gross-up and dividend tax credit if such dividends are designated as “eligible dividends” by Encana. Taxable dividends received by a Canadian Holder that is an individual or a trust may increase such Canadian Holder’s liability for alternative minimum tax.

In the case of a Canadian Holder that is a corporation, the amount of any such deemed dividend will generally be included in the Canadian Holder’s income for the taxation year in which such dividend is deemed to be received and will generally be deductible in computing the Canadian Holder’s taxable income. In certain circumstances, a taxable dividend received by a Canadian Holder that is a corporation may be recharacterized under subsection 55(2) of the Canadian Tax Act as proceeds of disposition or a capital gain. Canadian Holders that are corporations should consult with and rely on their own tax advisors having regard to their own circumstances. A Canadian Holder that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a refundable tax on any such deemed taxable dividend to the extent such deemed dividend is deductible in computing the Canadian Holder’s taxable income for the year.

A Canadian Holder who properly exercises Dissent Rights will also generally realize a capital gain (or a capital loss) on the disposition of Encana Common Shares to Encana equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Canadian Holder of the shares. For purposes of determining a Canadian Holder’s capital gain (or capital loss) on the disposition of Encana Common Shares to Encana on the exercise of Dissent Rights, the Canadian Holder’s proceeds of disposition will be equal to the amount received for the shares less the amount of any deemed dividend, as described above, and interest, if any, awarded by the Court. See “– Taxation of Capital Gains and Capital Losses” above.

Interest, if any, awarded to a Canadian Holder by the Court will be included in the Canadian Holder’s income for the purposes of the Canadian Tax Act.

Canadian Holders should consult with and rely on their own tax advisors for advice regarding the tax consequences of exercising Dissent Rights.

Holding and Disposing of shares of Common Stock of Ovintiv

Canadian Holders will not be considered to have disposed of their shares of Common Stock of Ovintiv as a result of the U.S. Domestication that will occur as part of the Reorganization. A disposition or deemed disposition of shares of Common Stock of Ovintiv following the Reorganization by a Canadian Holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Holder of those shares immediately before the disposition. See “– Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the Canadian Tax Act.

A Canadian Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the shares of Common Stock of Ovintiv. In the case of a Canadian Holder that is an individual, such dividends will not be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations. In the case of a Canadian Holder that is a corporation, such Canadian Holder will not be able to deduct the amount of dividends in computing its taxable income. A “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” which is defined to include amounts in respect of taxable capital gains and certain dividends. To the extent that U.S. withholding taxes are imposed on dividends paid by Ovintiv following the Reorganization, the amount of such taxes will generally be eligible for a Canadian foreign tax credit or tax deduction, subject to the detailed rules and limitations under the Canadian Tax Act. Canadian Holders are advised to consult with and rely on their own advisors with respect to the availability of a Canadian foreign tax credit or deduction having regard to their particular circumstances.

Foreign Property Information Reporting

A Canadian Holder that is a “specified Canadian entity” (as such term is defined in the Canadian Tax Act) for a taxation year or fiscal period whose total cost amount of “specified foreign property” (as such term is defined in the Canadian Tax Act), which includes the shares of Common Stock of Ovintiv, at any time in the year or fiscal period exceeds C$100,000, is required to file an information return for the year or period disclosing prescribed information in respect of such property. Such Canadian Holders are advised to consult with and rely on their tax advisors regarding such filing obligations.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who (i) for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, has not been and will not be resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, Encana Common Shares or shares of Common Stock of Ovintiv in carrying on a business in Canada, (iii) is not a foreign affiliate of a taxpayer resident in Canada that is required to include the gain or loss otherwise determined on the exchange of Encana Common Shares in its foreign accrual property income for purposes of the Canadian Tax Act, and (iv) does not own, alone or together with persons with whom the Holder does not deal at arm’s length, or partnerships in which the Holder or such non-arm’s length persons holds a membership interest (either directly or indirectly through one or more partnerships), 25% or more of the issued shares of any class or series of the capital stock of Encana during the 60-month period that ends at the time of acquisition (a “Non-Canadian Holder”).

Disposition of Encana Common Shares Pursuant to the Reorganization

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Encana Common Shares, unless the Encana Common Shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Encana Common Shares are not “treaty-protected property” of the Non-Canadian Holder for purposes of the Canadian Tax Act.

Generally, Encana Common Shares will not constitute taxable Canadian property of a Non-Canadian Holder at a particular time provided that such shares are listed at that time on a designated stock exchange (which currently includes the TSX and the NYSE). Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, Encana Common Shares could be deemed to be taxable Canadian property to a Non-Canadian Holder. Encana Common Shares will generally be considered “treaty-protected property” of a Non-Canadian Holder for purposes of the Canadian Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident for purposes of such treaty and in respect of which the Non-Canadian Holder is entitled to receive benefits thereunder, be exempt from tax under Part I of the Canadian Tax Act.

In the event that the Encana Common Shares are considered to be taxable Canadian property but not treaty-protected property, a Non-Canadian Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “– Holders Resident in Canada – Taxation of Capital Gains and Capital Losses” as if the Non-Canadian Holder were a Canadian Holder. Such Non-Canadian Holder may be entitled to the automatic tax deferral under subsection 85.1(1) of the Canadian Tax Act as described above if such Non-Canadian Holder only receives shares of Common Stock of Ovintiv (or fractions thereof) in exchange for its Encana Common Shares and satisfies the other conditions above under the section “– Holders Resident in Canada – Disposition of Encana Common Shares pursuant to the Reorganization for shares of Common Stock of Ovintiv only”. If subsection 85.1(1) of the Canadian Tax Act applies, the shares of Common Stock of Ovintiv received in exchange for Encana Common Shares that constituted taxable Canadian property to such Non-Canadian Holder may be deemed to be taxable Canadian property to such Non-Canadian Holder. Non-Canadian Holders whose Encana Common Shares are taxable Canadian property should consult with and rely on their own tax advisors for advice having regard to their particular circumstances, including whether their Encana Common Shares constitute treaty-protected property.

A Non-Canadian Holder will not be entitled to make a Section 85 Election.

Dissenting Non-Canadian Holders

A Non-Canadian Holder that properly exercises Dissent Rights in respect of its Encana Common Shares will dispose of its Encana Common Shares to Encana and will be entitled to be paid the fair value of such Encana Common Shares. Although not free from doubt, such Non-Canadian Holder may be deemed to have received a taxable dividend equal to the amount by which the amount received (other than that portion that is in respect of interest, if any, awarded by the Court) exceeds the paid-up capital, which Encana currently estimates is C$8.43 per pre-consolidation Encana Common Share, for tax purposes of the Encana Common Shares held by such Non-Canadian Holder immediately before the Effective Time.

A Non-Canadian Holder will be subject to Canadian withholding tax on the amount of any dividend deemed to be received by such Non-Canadian Holder. Under the Canadian Tax Act, the rate of withholding is 25% of the gross amount of the dividend. The withholding rate may be reduced pursuant to the provisions of an applicable income tax treaty or convention to which Canada is a party. Generally, under the Treaty, the withholding rate on a dividend beneficially owned by a Non-Canadian Holder who is a resident of the United States for purposes of the Treaty and fully entitled to the benefits of such Treaty is reduced to 15%.

A Non-Canadian Holder who properly exercises Dissent Rights will also generally realize a capital gain (or a capital loss) on the disposition of Encana Common Shares to Encana equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Holder of such shares. For purposes of determining a Non-Canadian Holder’s capital gain (or capital loss) on the disposition of Encana Common Shares to Encana on the exercise of Dissent Rights, the Non-Canadian Holder’s proceeds of disposition will be equal to the amount received for the shares less the amount of any deemed dividend, as described above, and interest, if any, awarded by the Court. A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such Non-Canadian Holder on a disposition of Encana Common Shares unless the Encana Common Shares constitute taxable Canadian property of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention. See “– Disposition of Encana Common Shares Pursuant to the Reorganization” above.

Interest, if any, awarded by the Court to a Non-Canadian Holder should generally not be subject to Canadian withholding tax under the Canadian Tax Act.

Non-Canadian Holders should consult with and rely on their own tax advisors for advice regarding the tax consequences of exercising Dissent Rights.

Holding and Disposing of shares of Common Stock of Ovintiv

Non-Canadian Holders will not be considered to have disposed of their shares of Common Stock of Ovintiv as a result of the U.S. Domestication that will occur as part of the Reorganization. After the Reorganization, Non-Canadian Holders will not be subject to Canadian withholding tax on dividends received from Ovintiv.

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of shares of Common Stock of Ovintiv after the Reorganization unless such shares of Common Stock of Ovintiv are “taxable Canadian property” for purposes of the Canadian Tax Act. Generally, the shares of Common Stock of Ovintiv should not constitute taxable Canadian property of a Non-Canadian Holder at a particular time provided that such shares are listed at that time on a designated stock exchange (which currently includes the TSX and the NYSE). Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, shares of Common Stock of Ovintiv could be deemed to be taxable Canadian property to a Non-Canadian Holder.

Eligibility for Investment

Provided the shares of Common Stock of Ovintiv are unconditionally listed on a designated stock exchange in Canada (which currently includes the TSX) prior to the U.S. Domestication and Ovintiv elects, as it intends, in accordance with the rules in the Canadian Tax Act to be a public corporation from the beginning of its first taxation year, Ovintiv will be a “public corporation” (as defined in the Canadian Tax Act) and the shares of Common Stock of Ovintiv will, on the date of their issuance, be qualified investments under the Canadian Tax Act for trusts governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), registered education savings plan (“RESP”), deferred profit sharing plan (“DPSP”), registered disability savings plan (“RDSP”) and tax-free savings account (“TFSA”).

Following the U.S. Domestication that will occur as part of the Reorganization, Ovintiv will cease to be a “public corporation” for purposes of the Canadian Tax Act. However, management of Encana has advised that it intends that the shares of Common Stock of Ovintiv will continue to be listed on the TSX and/or the NYSE following the U.S. Domestication. Provided the shares of Common Stock of Ovintiv are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at the time of the U.S. Domestication and following the Reorganization, the shares of Common Stock of Ovintiv will continue to be qualified investments under the Canadian Tax Act for trusts governed by an RRSP, RRIF, RESP, DPSP, RDSP or TFSA.

Notwithstanding the foregoing, if the shares of Common Stock of Ovintiv are a “prohibited investment” (as defined in the Canadian Tax Act) for an RRSP, RRIF, RESP, RDSP or TFSA, the annuitant of the RRSP or RRIF, the subscriber of the RESP or the holder of the RDSP or TFSA, as the case may be, will be subject to a penalty tax as set out in the Canadian Tax Act. Provided that, for purposes of the Canadian Tax Act, the annuitant, subscriber or holder, as the case may be, deals at arm’s length with Ovintiv and does not have a “significant interest” (as defined in the Canadian Tax Act for purposes of the prohibited investment rules) in Ovintiv, the shares of Common Stock of Ovintiv will not be a “prohibited investment” for such RRSP, RRIF, RESP, RDSP and TFSA, as the case may be, under the Canadian Tax Act.

Nothing in the Reorganization prior to the disposition of the Encana Common Shares by Encana Shareholders to Ovintiv should, in and of itself, cause the Encana Common Shares to cease to be a qualified investment under the Canadian Tax Act for trusts governed by RRSPs, RRIFs, RESPs, DPSPs, RDSPs and TFSAs.

Distribution of Initial Ovintiv Common Shares

The aggregate fair market value of the Initial Ovintiv Common Shares distributed by Encana to the Encana Shareholders by way of a dividend is expected to be nil, such that the distribution of the Initial Ovintiv Common Shares should not result in taxable income to any Encana Shareholder. The cost to an Encana Shareholder of the fraction of an Initial Ovintiv Common Share acquired on the distribution will be nil.

Share Consolidation

No disposition or acquisition of Encana Common Shares should occur for purposes of the Canadian Tax Act solely as a result of the Share Consolidation. The aggregate adjusted cost base of the Encana Common Shares held by an Encana Shareholder immediately after the Share Consolidation should be the same as the aggregate adjusted cost base of the Encana Common Shares held by that Encana Shareholder before the Share Consolidation.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion represents the opinion of Osler, Hoskin & Harcourt LLP, U.S. tax counsel to Encana, as to the material U.S. federal income tax consequences generally applicable to (i) U.S. Holders participating in the Reorganization, and (ii) Non-U.S. Holders participating in the Reorganization and of the ownership and disposition of shares of Common Stock of Ovintiv received by Non-U.S. Holders pursuant to the Reorganization. Osler, Hoskin & Harcourt LLP’s opinion is subject to the limitations, exceptions, assumptions and conditions set forth in this discussion and in the tax opinion filed as Exhibit 8.1 to the registration statement of which this Proxy Statement/Prospectus is a part.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (“Treasury Regulations”) as of the date hereof, changes to any of which after the date of this Proxy Statement/Prospectus may affect the tax consequences described herein. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes. In addition, this discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons who acquired our securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•

U.S. Holders that own, directly, indirectly or by attribution, 5% or more (by vote or value) of the Encana Common Shares (or, following the completion of the Reorganization, shares of Common Stock of Ovintiv);

•	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code; and

•	tax-exempt entities.

If you are a partnership or other pass-through entity (or other entity or arrangement treated as a partnership or pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners or other owners will generally depend on the status of the partners (or other owners) and your activities. If you are a partner (or other owner) of a partnership or other pass-through entity that acquires our securities, you are urged to consult your tax advisor regarding the tax consequences of owning and disposing of our securities.

This discussion does not address any U.S. federal income tax consequences applicable to holders of Encana Incentive Awards or to holders of Encana Debt. In addition, this summary is based on the assumptions that (a) Encana is not, and has not been at any time prior to the Reorganization, a “controlled foreign corporation”

within the meaning of Section 957 of the Code, and (b) the value of the fraction of an Initial Ovintiv Common Share distributed to holders of Encana Common Shares pursuant to the Reorganization (i.e., the Initial Distribution Amount) is nil.

THE FOLLOWING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

U.S. Holders

This section applies to you if you are a “U.S. Holder”. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Encana Common Shares or, after the completion of the Reorganization, shares of Common Stock of Ovintiv received in the Reorganization, that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Consequences of the Reorganization to U.S. Holders

Although the transactions that comprise the Reorganization occur as part of a single integrated plan, for purposes of addressing the U.S. federal income tax consequences of the Reorganization to a U.S. Holder, we believe it is appropriate to address the U.S. federal income tax treatment of certain interim steps of the Reorganization separately. Accordingly, the discussion below addresses the expected U.S. federal income tax consequences of each of the Share Consolidation, the Initial Distribution Amount, the Share Exchange and the U.S. Domestication.

The Share Consolidation

As described in this Proxy Statement/Prospectus, pursuant to the Share Consolidation, the Encana Common Shares shall be consolidated on the basis of one post-consolidation Encana Common Share for each five pre-consolidation Encana Common Shares, and any fractional Encana Common share shall be rounded up or down to a whole Encana Common Share. See “The Reorganization – Fractional Shares”. As previously noted herein, the procedure relating to rounding up or rounding down Encana Common Shares applies to registered Encana Shareholders and does not apply in respect of beneficial holders holding their Encana Common Shares through a broker, investment dealer or other nominee.

The Share Consolidation is intended to qualify as a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code and/or a tax deferred exchange under Section 1036(a) of the Code. Assuming the Share Consolidation qualifies as a recapitalization and subject to the discussion below regarding fractional shares and the PFIC rules (see “– Passive Foreign Investment Company Status”), (i) a U.S. Holder should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Consolidation, (ii) a U.S. Holder’s aggregate tax basis in the Encana shares received in the Share Consolidation should equal such holder’s aggregate tax basis in the shares exchanged in the Share Consolidation, and (iii) a U.S. Holder’s holding period for the shares the U.S. Holder will receive in the Share Consolidation should include such holder’s holding period for the shares exchanged in the Share Consolidation. U.S. Holders of Encana Common Shares acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

The fraction of an Encana Common Share, if any, received by a U.S. Holder pursuant to the Share Consolidation that is attributable to the rounding up of any fractional Encana Common Share to the next highest whole number of an Encana Common Share may be treated as a distribution to such U.S. Holder with respect to such holder’s Encana Common Shares. In such case, the fair market value of such fraction of an Encana Common Share is expected to be treated as a dividend to such holder to the extent of Encana’s current and accumulated earnings and profits (as computed under U.S. tax principles). To the extent that the fair market value of such fraction of an Encana Common Share exceeds Encana’s current and accumulated earnings and profits, such excess should be treated first as a tax-free return of the U.S. Holder’s tax basis in the Encana Common Shares, and then, to the extent such excess amount exceeds the holder’s tax basis in such stock, as capital gain. Any fraction of a share received by a holder that is attributable to such rounding up is expected to have a tax basis equivalent to the fair market value of such fraction.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Share Consolidation, including the tax consequences to such holder of receiving a fraction of an Encana Common Share in connection with the rounding up of fractional Encana Common Shares. In addition, U.S. Holders of Encana Common Shares acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

The Distribution of the Initial Distribution Amount

As described in this Proxy Statement/Prospectus, pursuant to the Reorganization, Encana will distribute a fraction of an Initial Ovintiv Common Share in respect of each outstanding Encana Common Share (the Initial Distribution Amount). Encana intends to take the position that the Initial Distribution Amount is not treated as a dividend for U.S. federal income tax purposes and, instead, is treated as part of the Tax Reorganization (as discussed below under the heading “– The Share Exchange”). It is possible that the IRS may not agree with this characterization and treat some or all of the Initial Distribution Amount as a dividend paid by Encana for U.S. federal income tax purposes. In such case, a U.S. Holder may be required to include in gross income as a dividend an amount equal to the fair market value of the Initial Distribution Amount received by such U.S. Holder which, Encana believes is nil (although there can be no assurance that the IRS will agree with this position). In such case, even if the Initial Distribution Amount were treated as a dividend by Encana for U.S. federal income tax purposes, such treatment is not expected to have a material effect on a U.S. Holder.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Initial Distribution Amount, including regarding the possibility that the Initial Distribution Amount may be treated as a dividend paid by Encana and that the Initial Distribution Amount may be treated as having a fair market value greater than nil.

The Share Exchange

The Share Exchange, together with the conversion of Encana to an unlimited liability corporation pursuant to the post-arrangement reorganization transactions, should qualify as a Tax Reorganization for U.S. federal income tax purposes. However, there is no U.S. federal income tax authority directly addressing the tax consequences of the Share Exchange in the context of the Reorganization and, accordingly, this tax treatment is not free from doubt. Assuming the Share Exchange, together with the conversion of Encana to an unlimited liability corporation, qualifies as a Tax Reorganization, and subject to the discussion of the PFIC rules (see “– Passive Foreign

Investment Company Status”), (i) a U.S. Holder should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Exchange, (ii) the tax basis of a share of Common Stock of Ovintiv received by a U.S. Holder in the Share Exchange is expected to be equal to the U.S. Holder’s adjusted tax basis in the Encana Common Share (determined after giving effect to the Share Consolidation) surrendered in exchange therefor, and (iii) the holding period for a share of Common Stock of Ovintiv received by a U.S. Holder in the Share Exchange is expected to include such U.S. Holder’s holding period for the Encana Common Share (determined after giving effect to the Share Consolidation) surrendered in exchange therefor.

If the Share Exchange, together with the conversion of Encana to an unlimited liability corporation, does not qualify as a Tax Reorganization, a U.S. Holder generally would, subject to the potential application of the PFIC rules (see “– Passive Foreign Investment Company Status”), recognize gain or loss with respect to its Encana Common Shares in an amount equal to the difference between the fair market value of the shares of Common Stock of Ovintiv received in the Share Exchange and the U.S. Holder’s adjusted tax basis in such holder’s Encana Common Shares surrendered in such exchange. In such event, such U.S. Holder’s basis in the shares of Common Stock of Ovintiv would be equal to the fair market value of such stock on the date of the Reorganization, and such U.S. Holder’s holding period for shares of Common Stock of Ovintiv would begin on the day following the date of the Reorganization.

The U.S. federal income tax treatment of the Share Exchange is complex and subject to uncertainty. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Share Exchange to them in their particular circumstances. In addition, U.S. Holders are urged to consult their tax advisors regarding the potential application of the PFIC rules to them in connection with the Share Exchange.

U.S. Domestication

Pursuant to the U.S. Domestication, Ovintiv will change its jurisdiction of incorporation from the CBCA to Delaware. The U.S. Domestication should qualify as an F Reorganization. However, there is no U.S. federal income tax authority directly addressing the tax consequences of the U.S. Domestication and, accordingly, this tax treatment is not free from doubt. Assuming the U.S. Domestication does qualify as an F Reorganization, U.S. Holders generally should not recognize gain or loss on the U.S. Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “– Effects of Section 367 on the U.S. Domestication” and “– Passive Foreign Investment Company Status”. The U.S. Domestication should be treated, for U.S. federal income tax purposes, as if Ovintiv (prior to the continuance) (i) transferred all of its assets and liabilities to a new U.S. corporation (referred to, solely for the purpose of describing the U.S. federal income tax consequences of this deemed exchange, as “Ovintiv Delaware”) in exchange for all of the outstanding common stock of Ovintiv Delaware and (ii) then distributed the common stock of Ovintiv Delaware to the shareholders of Ovintiv in liquidation of Ovintiv. The taxable year of Ovintiv (prior to the continuance) will be deemed to end at the close of the Effective Date. Assuming the U.S. Domestication qualifies as an F Reorganization, and subject to the potential application of the PFIC rules, (i) the tax basis of a share of Ovintiv Delaware common stock deemed to be received by a U.S. Holder in the U.S. Domestication will equal the U.S. Holder’s adjusted tax basis in the Ovintiv share (as determined pursuant to the Share Exchange described above) deemed to be surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and (ii) the holding period for a share of Ovintiv Delaware common stock deemed to be received by a U.S. Holder will include such U.S. Holder’s holding period for the Ovintiv share deemed to be surrendered in exchange therefor.

If the U.S. Domestication does not qualify as an F Reorganization, a U.S. Holder generally would, subject to the potential application of the PFIC rules, recognize gain or loss with respect to its Ovintiv common stock in an amount equal to the difference between the fair market value of Ovintiv Delaware common stock deemed to be received in the U.S. Domestication and the U.S. Holder’s adjusted tax basis in such holder’s Ovintiv shares (as determined pursuant to the Share Exchange described above) deemed to be surrendered in the U.S. Domestication.

In such event, such U.S. Holder’s basis in Ovintiv Delaware common stock would be equal to the fair market value of such stock on the date of the U.S. Domestication, and such U.S. Holder’s holding period for Ovintiv Delaware common stock would begin on the day following the date of the U.S. Domestication.

Effects of Section 367 on the U.S. Domestication

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations and has the effect of imposing income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code would apply to the U.S. Domestication under the circumstances discussed below if the U.S. Domestication otherwise qualifies as an F Reorganization.

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of less than $50,000

A U.S. Holder who, at the time of the U.S. Domestication, beneficially owns shares of Common Stock of Ovintiv with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the U.S. Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income as discussed under “– U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of $50,000 or more” below. Such U.S. Holder generally (subject to the potential application of the PFIC rules):

•	should not recognize a gain or loss with respect to their shares of Common Stock of Ovintiv;

•

should have an aggregate tax basis in shares of common stock of Ovintiv Delaware deemed to be received pursuant to the U.S. Domestication equal to such U.S. Holder’s aggregate tax basis in the shares of Common Stock of Ovintiv (as determined pursuant to the Share Exchange described above) deemed to be surrendered in exchange therefor; and

•

should have a holding period for shares of common stock of Ovintiv Delaware deemed to be received pursuant to the U.S. Domestication that includes such holder’s holding period for the shares of Common Stock of Ovintiv deemed to be surrendered in exchange therefor pursuant to the U.S. Domestication.

U.S. Holders who acquired different blocks of Encana Common Shares at different times or different prices should consult their own tax advisors as to the determination of the tax bases and holding periods of the shares of Common Stock of Ovintiv deemed to be received in the U.S. Domestication.

U.S. Holders that own shares of Common Stock of Ovintiv with a fair market value of $50,000 or more (but are not 10% U.S. Holders)

A U.S. Holder who, at the time of the U.S. Domestication, is not a 10% U.S. Holder and beneficially owns shares of Common Stock of Ovintiv with a fair market value of $50,000 or more must either (a) recognize a gain (if any), but not a loss, with respect to the U.S. Domestication or, in the alternative, (b) may elect to recognize the “all earnings and profits amount” attributable to such holder.

Unless such U.S. Holder makes the “all earnings and profits” election, such holder generally (subject to the potential application of the PFIC rules):

•

should recognize a gain (if any), but not a loss, with respect to their shares of Common Stock of Ovintiv in an amount equal to the difference between the fair market value of shares of common stock of Ovintiv Delaware deemed to be received and such holder’s adjusted tax basis in their shares of Common Stock of Ovintiv (as determined pursuant to the Share Exchange described above) deemed to be surrendered in exchange therefor pursuant to the U.S. Domestication, and such gain would be capital gain, and should be long-term capital gain if the U.S. Holder’s holding period for the shares of Common Stock of Ovintiv at the time of the U.S. Domestication is longer than one year. See discussions above under the headings “– Certain U.S. Federal Income Tax Consequences of the Reorganization to U.S. Holders – The Share Consolidation” and “– Certain U.S. Federal Income Tax Consequences of the Reorganization to U.S. Holders – The Share Exchange”;

•

should have an aggregate tax basis in shares of common stock of Ovintiv Delaware deemed to be received pursuant to the U.S. Domestication equal to such U.S. Holder’s aggregate tax basis in the shares of Common Stock of Ovintiv (as determined pursuant to the Share Exchange described above) deemed to be surrendered in exchange therefor increased by the amount of taxable gain, if any, recognized by such U.S. Holder pursuant to the U.S. Domestication; and

•

should have a holding period for shares of common stock of Ovintiv Delaware deemed to be received pursuant to the U.S. Domestication that includes such holder’s holding period for the shares of Common Stock of Ovintiv deemed to be surrendered in exchange therefor pursuant to the U.S. Domestication.

U.S. Holders who acquired different blocks of Encana Common Shares at different times or different prices should consult their own tax advisors as to the determination of the tax bases and holding periods of the shares of common stock of Ovintiv Delaware deemed to be received in the U.S. Domestication.

In lieu of recognizing any gain as described above, a U.S. Holder that validly makes the “all earnings and profits” election will be required to include in income as a deemed dividend the “all earnings and profits amount” (within the meaning of Treasury Regulations Section 1.367(b)-2(d)) attributable to the shares of Common Stock of Ovintiv owned directly by such U.S. Holder. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. Accordingly, the “all earnings and profits amount” attributable to the shares of Common Stock of Ovintiv held by a U.S. Holder should generally depend on Encana’s accumulated earnings and profits (as determined under U.S. federal income tax principles) from the date that the Encana Common Shares were acquired by such U.S. Holder through the Effective Date.

If a U.S. Holder makes the “all earnings and profits” election, the election must comply with strict conditions for making this election under applicable Treasury Regulations and generally must include, among other things (i) a statement that the U.S. Domestication is a Section 367(b) exchange, (ii) a complete description of the U.S. Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the U.S. Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Ovintiv establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s shares, and (B) a representation that the U.S. Holder has notified Ovintiv that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the U.S. Domestication, and the U.S. Holder must send notice to Ovintiv of the election no later than the date such tax return is filed.

10% U.S. Holders

A U.S. Holder who, at the time of the U.S. Domestication, is a 10% U.S. Holder is subject to special rules that generally require such 10% U.S. Holder to include in income as a dividend the “all earnings and profits amount” attributable to the shares of Common Stock of Ovintiv owned directly by such U.S. Holder.

10% U.S. Holders are strongly urged to consult their own tax advisors regarding the “all earnings and profits” inclusion and any special rules that may apply to such holders.

Determination of the “All Earnings and Profits Amount”

Encana is currently in the process of determining its historical earnings and profits and also expects to determine its earnings and profits for 2019 and for the portion of 2020 ending on the Effective Date. Encana will not complete this determination until after completion of the U.S. Domestication. Based on information that is currently available, however, Encana anticipates that it may have a significant earnings and profits cumulative balance. As noted above, the “all earnings and profits amount” attributable to shares of Common Stock of Ovintiv held by a particular U.S. Holder should generally depend on Encana’s accumulated earnings and profits from the date that the Encana Common Shares were acquired by such U.S. Holder through the Effective Date. Ovintiv intends to provide on its external website (www.ovintiv.com), under the heading “Investors”, information regarding Encana’s earnings and profits once such information is reasonably available. The determination of Encana’s earnings and profits is a complex determination and may be impacted by numerous factors. Accordingly, there can be no assurance that the IRS will agree with Ovintiv’s determination of such earnings and profits. If the IRS does not agree with such earnings and profits calculations, the earnings and profits of Encana may be greater than reported on Ovintiv’s website (as described above). In such case, a U.S. Holder that makes an “all earnings and profits” election or a 10% U.S. Holder could have a positive (or a more positive than anticipated) “all earnings and profits amount” in respect of such U.S. Holder’s shares and thereby recognize greater taxable income.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE U.S. DOMESTICATION, WHETHER TO MAKE THE “ALL EARNINGS AND PROFITS” ELECTION DESCRIBED ABOVE AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

Passive Foreign Investment Company Status

If Encana was a PFIC under Section 1297 of the Code for any taxable year during which a U.S. Holder has held Encana Common Shares, certain adverse tax consequences could apply to such U.S. Holder in connection with one of the Share Consolidation, the Share Exchange or the U.S. Domestication. In general, Encana would be a PFIC with respect to a U.S. Holder if for any taxable year in which the U.S. Holder held its shares, (i) at least 75% of Encana’s gross income for the taxable year was passive income, or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Encana’s assets was attributable to assets that produced, or were held for the production of, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that U.S. Holder.

Encana believes that the Encana Common Shares should not currently be, and does not believe that they should have ever been treated as, stock of a PFIC for U.S. federal income tax purposes. However, this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that Encana is not and has not been a PFIC. If Encana has not been a PFIC at any time during a U.S. Holder’s holding period for their Encana Common Shares, the Share Consolidation, the Share Exchange and the U.S. Domestication should not be a taxable event for such U.S. Holder solely as a result of the application of the PFIC rules.

However, if Encana was a PFIC for any taxable year during which a U.S. Holder held Encana Common Shares, certain adverse tax consequences, including recognition of gain and application of an interest charge, could apply to such U.S. Holder as a result of the Reorganization, unless an exception under the relevant Treasury Regulations can be relied upon. Specifically, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any provision of law. No final Treasury Regulations have been promulgated under this statute. Proposed Treasury Regulations were promulgated in 1992 with a retroactive effective date (the “Proposed PFIC Regulations”). If finalized in their current form, the Proposed PFIC Regulations would generally require gain recognition by United States persons deemed to exchange Encana Common Shares for shares of Common Stock of Ovintiv pursuant to the Reorganization, if Encana were classified as a PFIC at any time during such United States person’s holding period in such stock and such person had not made either a “qualified electing fund” election under Section 1295 of the Code for the first taxable year in which such U.S. Holder owned Encana Common Shares or in which Encana was a PFIC, whichever is later, or a “mark-to-market” election under Section 1296 of the Code. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings. In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed PFIC Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion above under the section entitled “– Effects of Section 367 on the U.S. Domestication”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The PFIC rules are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Encana Common Shares are urged to consult their own tax advisors concerning the potential application of the PFIC rules to such holder under their particular circumstances.

U.S. Holders Exercising Dissent Rights

A U.S. Holder of Encana Common Shares that validly exercises Dissent Rights and receives the fair value for such holder’s Encana Common Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount received by such U.S. Holder in exchange for Encana Common Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income), and (ii) the adjusted tax basis of such U.S. Holder in such Encana Common Shares surrendered. Subject to the potential application of the PFIC rules discussed above, such gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period for such Encana Common Shares was more than one year at the Effective Date. Preferential tax rates for long-term capital gains are generally applicable to a U.S. Holder that is an individual, estate or trust. Deductions for capital losses are subject to significant limitations. If Encana has been a PFIC at any time during which a U.S. Holder has held Encana Common Shares, then any gain from the exercise of Dissent Rights may be subject to adverse U.S. federal income tax treatment under the PFIC rules. See “– Passive Foreign Investment Company Status”. It is possible that the IRS may take the position that some portion of the amounts received by a U.S. Holder exercising Dissent Rights should be treated as interest or as otherwise being subject to taxation as ordinary income. U.S. Holders that intend to exercise Dissent Rights are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to such holder of exercising such rights prior to exercising such rights and having due regard to such U.S. Holder’s particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder”. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Encana Common Shares or, after the completion of the Reorganization, shares of Common Stock of Ovintiv received in the Reorganization, that is, for U.S. federal income tax purposes: (i) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (ii) a foreign corporation; or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences to you of the Reorganization and relating to the ownership and disposition of Common Stock of Ovintiv after the Reorganization.

Certain U.S. Federal Income Tax Consequences of the Reorganization to Non-U.S. Holders

The Reorganization is not expected to result in any material U.S. federal income tax consequences to Non-U.S. Holders provided that such Non-U.S. Holder (i) has not been engaged in the conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, such Non-U.S. Holder has not maintained a permanent establishment within the United States), and (ii) is not a non-resident alien individual treated as present in the United States for 183 days or more during the taxable year of the Reorganization and certain other requirements are met. Non-U.S. Holders of Encana Common Shares that validly exercise Dissent Rights and meet the requirements described in (i) and (ii) of the preceding sentence are not expected to recognize taxable gain for U.S. federal income tax purposes as a result of exercising such Dissent Rights. It is possible, however, that the IRS may take the position that some portion of the amounts received by a Non-U.S. Holder exercising Dissent Rights should be treated as U.S. source interest or other U.S. source income. In such case, such portion may be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty or other exception and, in either case, provides proper certification of its eligibility. Non-U.S. Holders that intend to exercise Dissent Rights are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to such holder of exercising such rights prior to exercising such rights and having due regard to such Non-U.S. Holder’s particular circumstances.

Ownership and Disposition of Common Stock of Ovintiv Received in the Reorganization

Dividends and Other Distributions on Common Stock of Ovintiv

In general, any distributions made to a Non-U.S. Holder on Common Stock of Ovintiv, to the extent paid out of Ovintiv’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the procedures for claiming such benefits. To the extent that the amount of the distribution exceeds Ovintiv’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of the Non-U.S. Holder’s tax basis in the shares of Common Stock of Ovintiv, and then, to the extent such excess amount exceeds the Non-U.S. Holder’s tax basis in such stock, as capital gain. See discussion below under the heading “– Dispositions of Common Stock of Ovintiv”.

Dividends paid by Ovintiv to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Non-U.S. Holders of Common Stock of Ovintiv are urged to consult with their own tax advisors regarding eligibility for benefits under any applicable income tax treaty with respect to dividends paid by Ovintiv after the Reorganization and the proper manner for claiming such benefits (including proper certification on an applicable IRS Form W-8).

Dispositions of Common Stock of Ovintiv

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the sale or other disposition of shares of Common Stock of Ovintiv unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

Ovintiv is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (i) the shares of Common Stock of Ovintiv have ceased to be regularly traded on an established securities market or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the Common Stock of Ovintiv. As indicated below, Encana expects Ovintiv to be classified as a U.S. real property holding corporation immediately after the Reorganization.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated tax rates, generally in the same manner as if such Non-U.S. Holder were a United States person. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above generally would be subject to a flat 30% U.S. federal income tax.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Common Stock of Ovintiv would be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Ovintiv would generally be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Encana currently expects Ovintiv to be classified as a U.S. real property holding corporation immediately after the Reorganization.

Information Reporting and Backup Withholding

A Non-U.S. Holder that holds shares of Common Stock of Ovintiv within the U.S. or through certain U.S.-related brokers may be subject to information reporting and possible backup withholding with respect to dividend payments on, and proceeds from the sale, exchange or redemption of, such shares of Common Stock of Ovintiv. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances with respect to “withholdable payments” which are held by or through certain non-U.S. financial institutions (including investment funds), as a beneficial owner or as an intermediary, unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned be certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. For this purpose, “withholdable payments” generally include payments of dividends in addition to certain other passive income type amounts. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, on which taxpayers may rely until final regulations are issued, withholdable payments do not include gross proceeds from any sale or other disposition of securities (including Encana Common Shares and shares of Common Stock of Ovintiv). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Encana Common Shares or shares of Common Stock of Ovintiv are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Encana Common Shares or shares of Common Stock of Ovintiv held by an investor that is a non-financial non-U.S. entity (as a beneficial owner or as an intermediary) that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Encana Common Shares or shares of Common Stock of Ovintiv.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REORGANIZATION TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF OVINTIV CAPITAL STOCK

The following description of Ovintiv’s capital stock, following completion of the U.S. Domestication forming part of the Reorganization, is a summary. This summary is qualified by the complete text of the Ovintiv Certificate of Incorporation and Ovintiv Bylaws to be in effect upon completion of the Reorganization, which will be substantially in the forms attached as Appendices F and G, respectively, to this Proxy Statement/Prospectus. We encourage you to read those documents carefully.

There are differences between Encana’s articles of incorporation and by-law and the Ovintiv Certificate of Incorporation and Ovintiv Bylaws as they are expected to be in effect upon completion of the Reorganization, especially relating to changes that are required by Delaware law. For example, certain provisions of the articles of incorporation of Encana were not replicated in the Ovintiv Certificate of Incorporation or Ovintiv Bylaws because the DGCL would not permit such replication. In addition, the Ovintiv Certificate of Incorporation and Ovintiv Bylaws provide for certain other provisions customarily provided with respect to publicly-traded Delaware corporations. See “Comparison of Rights of Encana Shareholders and Ovintiv Stockholders”.

General

The Ovintiv Certificate of Incorporation will authorize 750,000,000 shares of Common Stock, par value US$0.01 per share, and 25,000,000 shares of Preferred Stock, par value US$0.01 per share.

Common Stock

Voting Rights

Each holder of shares of Common Stock will be entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the voting shares will be able to elect all of the directors of Ovintiv, subject to the rights, if any, of holders any series of Preferred Stock to elect additional directors under specific circumstances.

Dividends

Subject to preferences that may be applicable to any then outstanding shares of any series of Preferred Stock, holders of shares of Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by the Ovintiv Board out of legally available funds. Declaration and payment of any dividend will be subject to the discretion of the Ovintiv Board and may be paid in cash, in property or in shares of Common Stock.

Liquidation

In the event of Ovintiv’s liquidation, dissolution or winding up, holders of shares of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Ovintiv’s debts and other liabilities and the satisfaction of any liquidation preference or other similar rights granted to the holders of any then outstanding shares of any series of Preferred Stock.

Rights and Preferences

Holders of shares of Common Stock will have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to shares of Common Stock. The rights, preferences and privileges of the holders of shares of Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that Ovintiv may designate in the future.

Fully Paid and Non-Assessable

The shares of Common Stock to be issued in exchange for Encana Common Shares as part of the Reorganization will be fully paid and non-assessable.

Preferred Stock

The Ovintiv Certificate of Incorporation will authorize the Ovintiv Board from time to time to issue shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without vote or action by the Ovintiv stockholders.

Annual Stockholder Meetings

The Ovintiv Bylaws will provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the Ovintiv Board. To the extent permitted under applicable law, Ovintiv may, but is not obligated to, conduct annual stockholder meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions of the Ovintiv Certificate of Incorporation and Ovintiv Bylaws and Delaware Law

Some provisions of Delaware law and the Ovintiv Certificate of Incorporation and Ovintiv Bylaws could make the following transactions difficult: acquisition of Ovintiv by means of a tender offer, merger or otherwise, or removal of incumbent officers and directors of Ovintiv by means of a proxy contest or otherwise. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of Ovintiv, including transactions that might result in a premium over the market price for shares of Common Stock. These provisions will replace and substitute applicable provisions of the CBCA and we cannot predict whether they will make an acquisition more or less likely compared to those provisions.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Ovintiv to first negotiate with the Ovintiv Board. We believe that the benefits of Ovintiv’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Ovintiv outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock will make it possible for the Ovintiv Board to issue shares of Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of Ovintiv. Such provision may have the effect of deterring hostile takeovers or delaying changes in control or management of Ovintiv.

Special Stockholder Meetings

The Ovintiv Bylaws will provide that a special meeting of stockholders may be called only by the Ovintiv Board or by one or more stockholders of record holding at least 20% of the voting power of all outstanding shares of Common Stock. This may limit the ability of Ovintiv stockholders to take action between annual meetings without the prior approval of the Ovintiv Board.

Restriction on Stockholder Action by Written Consent

The Ovintiv Certificate of Incorporation will not permit stockholders to take action by written consent. This restriction forces stockholder action to be taken at annual and special meetings of Ovintiv stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or take action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals and Proxy Access

The Ovintiv Bylaws will establish advance notice procedures with respect to stockholder proposals, the nomination of candidates for election as directors, other than nominations made by or at the direction of the Ovintiv Board or a committee of the Ovintiv Board and the inclusion of any such nominees in the proxy materials of Ovintiv.

Composition of the Ovintiv Board; Election and Removal of Directors

The Ovintiv Board will consist of one or more members, the number thereof to be determined from time to time by the Ovintiv Board. Upon the consummation of the Reorganization, it is expected that the Ovintiv Board will consist of 12 members. The directors of Ovintiv are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified. At each annual meeting of Ovintiv, directors will be elected to one-year terms that expire at the next annual meeting of stockholders.

Subject to the rights, if any, of holders of any series of Preferred Stock with respect to removal without cause of directors elected by such holders, the directors of Ovintiv may be removed with or without cause at any time by the holders of a majority of the voting power of Ovintiv’s then-outstanding Common Stock.

Directors on the Ovintiv Board will be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, except if, as of the date that is 14 days before Ovintiv files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of director nominees exceeds the number of directors to be elected, in which case directors on the Ovintiv Board will be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. Unless plurality voting shall have applied to the election, any director who receives a greater number of “against” votes than votes “for” election shall offer to tender his or her resignation to the Ovintiv Board. In that event, the Nominating and Corporate Governance Committee will make a recommendation to the Ovintiv Board on whether to accept or reject the resignation, or whether other action should be taken. The Ovintiv Board will act on such recommendation within 90 days following certification of the election results.

Exclusive Forum

The Ovintiv Certificate of Incorporation will provide that, unless Ovintiv consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware will be the exclusive forum (or if the Court of Chancery of the State of Delaware lacks jurisdiction, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) for: (a) any derivative action or proceeding brought on behalf of Ovintiv; (b) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of Ovintiv to Ovintiv or Ovintiv’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL; or (d) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not purport to apply to suits brought to enforce a duty or liability created by the U.S. Securities Act or the U.S. Exchange Act, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

Such provision may limit the ability of an Ovintiv stockholder to bring a claim in a judicial forum that it finds favorable for disputes with directors, officers or other matters pertaining to Ovintiv’s internal affairs, and may discourage lawsuits with respect to such claims.

Business Combinations Involving Interested Stockholders

In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” is defined to include a merger, consolidation, a sale of assets and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that owns (or is an affiliate or associate of the corporation and within the prior three years did own) 15% or more of a corporation’s voting stock, and the affiliates and associates of any such person. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Ovintiv Certificate of Incorporation will opt out of Section 203.

Limitations of Liability and Indemnification Matters

The Ovintiv Certificate of Incorporation will contain provisions that limit the liability of the directors of Ovintiv for monetary damages to the fullest extent permitted by Delaware law. Consequently, Ovintiv directors will not be personally liable to Ovintiv or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Ovintiv or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Ovintiv Certificate of Incorporation will provide that Ovintiv is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Ovintiv Certificate of Incorporation will also obligate Ovintiv to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, Ovintiv will enter into agreements with Ovintiv directors and officers to indemnify such directors and officers. With specified exceptions, these agreements will provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Also, Ovintiv will maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Ovintiv Certificate of Incorporation may discourage stockholders from bringing a lawsuit against Ovintiv directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Ovintiv directors and officers, even though an action, if successful, might benefit Ovintiv and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Ovintiv pays the costs of settlement or damages.

Uncertificated Shares

Holders of shares of Common Stock of Ovintiv will not have the right to require Ovintiv to issue certificates for their shares.

Stock Exchange Listings

The shares of Common Stock of Ovintiv will be listed on the NYSE. In addition, the TSX has conditionally approved the listing of the shares of Common Stock of Ovintiv to be issued pursuant to the Reorganization. See “The Reorganization – Certain Legal and Regulatory Matters – Stock Exchange Listings”.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Common Stock will be American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219. AST, at its Canadian office, at AST Trust Company (Canada), P.O. Box 700, Station B, Montreal, QC H3B 3K3, will act as co-transfer agent.

COMPARISON OF RIGHTS OF ENCANA SHAREHOLDERS AND OVINTIV STOCKHOLDERS

Encana Shareholders will exchange Encana Common Shares for shares of Common Stock of Ovintiv as part of the Reorganization. Encana is currently a Canadian corporation incorporated under the CBCA and, upon completion of the Reorganization, Ovintiv will be a Delaware corporation.

The following is a summary comparison of the significant differences between:

•	the current rights of Encana Shareholders under the CBCA and Encana’s articles of incorporation and by-law, each as amended to date; and

•

the rights of Ovintiv stockholders under the DGCL and the Ovintiv Certificate of Incorporation and Ovintiv Bylaws, upon consummation of the exchange of Encana Common Shares for shares of Common Stock of Ovintiv and completion of the Reorganization.

The following summary is not a complete statement of the rights of Encana Shareholders or Ovintiv stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the CBCA and the DGCL and Encana’s and Ovintiv’s constituent documents, which Encana Shareholders should read. To see where copies of these documents can be obtained, see “Where You Can Find More Information”.

	Encana	Ovintiv
Authorized Capital Stock	Encana’s articles of incorporation authorize Encana to issue an unlimited number of common shares and a number of Encana class A preferred shares, which shall be limited to a number equal to not more than 20% of the number of issued and outstanding Encana common shares at the time of issuance of any such Encana class A preferred shares.	The Ovintiv Certificate of Incorporation will authorize Ovintiv to issue 775,000,000 shares consisting of (1) 750,000,000 shares of Common Stock, par value US$0.01 per share, and (2) 25,000,000 shares of Preferred Stock, par value US$0.01 per share. The DGCL authorizes the Ovintiv Board to issue Common Stock and Preferred Stock up to the authorized number of shares of Common Stock and Preferred Stock, respectively, without stockholder approval, and the Ovintiv Certificate of Incorporation will authorize the Ovintiv Board to create new series of Preferred Stock and designate the powers, preferences and other terms thereof without stockholder approval.

Dividends	Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained	Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of the corporation’s surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net

	Encana	Ovintiv
	or to be maintained for the shares of the class or series issued in payment of the dividend.	profits may not be paid when the capital of a Delaware corporation has diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the CBCA, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing: (a) that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

The decision whether or not to pay dividends and the amount of any such dividends is subject to the discretion of the Encana Board, which regularly evaluates Encana’s proposed dividend payments and the solvency test requirements of the CBCA.

The decision whether or not to pay dividends and the amount of any such dividends is subject to the discretion of the Ovintiv Board and the existence of legally available funds. The Ovintiv Board will regularly evaluate any proposed dividend payments of Ovintiv and DGCL requirements in respect of surplus and net profits, as applicable.

Voting Rights	The CBCA provides that, in general, the holders of at least one class of shares of a corporation are entitled to receive notice of and vote at each meeting of shareholders. Each Encana Common Share entitles its holder to one vote on all matters on which common shareholders are entitled to vote.

The DGCL provides that each stockholder is entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in the corporation’s certificate of incorporation. Each share of Common Stock will entitle its holder to one vote on each matter voted upon by the holders of Common Stock. The Ovintiv Board will be authorized by the Certificate of Incorporation to determine the voting power of any series of Preferred Stock that Ovintiv creates.

Except when another standard is required by the DGCL or the Ovintiv Certificate of Incorporation or Ovintiv Bylaws in specified

	Encana	Ovintiv
circumstances, the vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting at which a quorum is present shall constitute the act of the stockholders.

Number of Directors and Size of Board	The CBCA provides that the board of directors of a distributing corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the precise number thereof from time to time fixed by or in the manner provided by the certificate of incorporation or bylaws.

	Encana is a distributing corporation under the CBCA and Encana’s articles of incorporation provide that the number of directors will be not less than eight or more than 17. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. The Encana Board currently consists of 12 members.	The Ovintiv Bylaws will provide that the number of directors will be determined from time to time by the Ovintiv Board. Upon the consummation of the Reorganization, it is expected that the Ovintiv Board will consist of 12 members.

Director Qualifications	The CBCA requires that all directors be individuals, of sound mind, not less than the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.

The DGCL requires that directors of Delaware corporations be natural persons. The Ovintiv Bylaws will also provide that, to be eligible for election as a director, the person must be nominated by or at the direction of the Ovintiv Board or any committee thereof, by Ovintiv stockholders pursuant to the advance notice bylaw summarized below or pursuant to the proxy access bylaw also summarized below.

In addition, the Ovintiv Bylaws will provide that, to be eligible for election as a director, the person must deliver to the Secretary of Ovintiv: (i) a questionnaire with respect to his or her background and qualifications; (ii) information as necessary to permit the Ovintiv

	Encana	Ovintiv
Board to determine his or her independence, qualification as an outside director, prior engagements as an officer or director of a competitor and any previous criminal conduct; (iii) a written representation regarding, among other things, voting commitments and adherence to corporate governance guidelines; and (iv) written consent to being named as a nominee for director.

Election of Directors	The CBCA provides that directors will be elected by ordinary resolution passed at a meeting of the shareholders called for that purpose.

The DGCL provides that directors will be elected at an annual meeting or at a special meeting called for that purpose or by majority written consent in lieu thereof.

The Ovintiv Bylaws will provide that, except as summarized in the following paragraph, directors shall be elected by a majority of votes cast with respect to the director at any meeting for the election of directors at which quorum is present. If in any such election, any director nominee for the Ovintiv Board receives a greater number of “against” votes than votes “for” election, then he or she shall offer to tender his or her resignation. In that event, the Nominating and Corporate Governance Committee will make a recommendation as to such resignation to the Ovintiv Board, which will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results.

However, if, as of a date that is 14 days in advance of the date Ovintiv files its definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of votes represented at any meeting for

	Encana	Ovintiv
the election of directors at which quorum is present.

Term of Directors	The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election. The CBCA provides that it is not necessary that all directors elected at a meeting of shareholders hold office for the same term. Encana’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. Encana’s articles of incorporation do not provide for staggered terms or a classified board and the rules of the TSX do not permit listed companies to have staggered terms or a classified board.

The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or by bylaws be divided into one, two or three classes.

Ovintiv’s directors will be elected to one-year terms expiring at the next annual stockholders’ meeting following election. The Ovintiv Certificate of Incorporation and Ovintiv Bylaws will not provide for staggered terms or a classified board.

Removal of Directors

The CBCA provides that the shareholders of a corporation may, by an ordinary resolution passed by a majority of votes cast by the shareholders who voted in respect of that resolution at a special meeting, remove any director or directors from office if the number of votes cast in favor of the director’s removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Encana’s articles of incorporation and by-law are silent on this issue.

The Ovintiv Bylaws will provide that, except for any directors elected by the holders of shares of any series of Preferred Stock pursuant to any certificate establishing the terms of such series, any one or more directors or the entire Ovintiv Board may be removed, with or without cause, by the holders of a majority of voting power of the shares then entitled to vote at an election of directors.

Filling of Board Vacancies	The CBCA provides that, subject to any right of the shareholders (or class of shareholders) to fill a vacancy among the directors, as set forth in the articles, a vacancy	The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a

	Encana	Ovintiv

among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

Encana’s articles of incorporation provide that the directors may appoint additional directors who shall hold office for the term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of the shareholders.

majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. Delaware common law also gives stockholders power to fill vacancies, unless the corporation’s certificate of incorporation or bylaws provide otherwise.

The Ovintiv Certificate of Incorporation will provide that any vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote, as a single class, may be filled solely by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Board Quorum and Vote Requirements

Under the CBCA, subject to the articles or by-laws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under Encana’s by-law, the presence of at least a majority of the directors constitute a quorum. At all Encana board meetings every question is decided by a majority of the votes cast thereon. In the case of an equality of votes, the chairman of the meeting is not entitled to a second or casting vote.

Under the Ovintiv Bylaws, the presence of a majority of the total number of directors then in office will constitute a quorum except that, as required by the DGCL, in no case may a quorum consist of less than one-third the total number of directors Ovintiv would have if there were no vacancies. The vote of a majority of the directors present at any meeting at which a quorum is present will constitute an act of the Ovintiv Board.

Under the DGCL, directors are also permitted to act by unanimous written consent signed by all of the members of the board of directors or of any committee thereof, as applicable.

Annual Meetings of Stockholders	Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareholders not later than 18 months after the Canadian corporation comes into	The Ovintiv Bylaws will provide that an annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction

	Encana	Ovintiv

existence and subsequently not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

Encana’s by-law and articles of incorporation are silent on this issue.

of such other business as may properly be considered at the meeting, shall be held on such date and at such time as the Ovintiv Board fixes and sets forth in the notice of the meeting.

Under the DGCL, subject to certain statutory exceptions, if Ovintiv does not hold an annual meeting to elect directors within the 13-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Quorum for Stockholder Meetings	Under Encana’s by-law, a quorum is present at a meeting of Encana shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons, each being a shareholder entitled to vote at that meeting or a duly appointed proxyholder for such a shareholder.	Under the DGCL and the Ovintiv Bylaws, the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of stockholders, present in person or represented by proxy, will constitute a quorum for the transaction of business at such meeting. The stockholders may continue to transact business at the meeting even if quorum is subsequently broken.

Notice of Annual and Special Meetings of Stockholders

Under the CBCA, notice of the date, time and place of a meeting of shareholders must be given not less than 21 days and not more than 60 days prior to the meeting to each director, auditor and to each shareholder entitled to vote at the meeting.

Encana’s by-law and articles of incorporation are silent on this issue.

Under the DGCL and Ovintiv’s Bylaws, except as otherwise required by the DGCL in certain circumstances, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Under the Ovintiv Bylaws, attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends such meeting for the express purpose of objecting, at the beginning of the meeting, that the meeting is not lawfully called or convened.

	Encana	Ovintiv
Calling Special Meetings of Stockholders

The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the shareholders. The CBCA also provides that holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting.

Encana’s articles of incorporation and by-law are silent on this issue.

The DGCL provides that special meetings may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.

The Ovintiv Bylaws will provide that special meetings of Ovintiv stockholders, for any purpose, may be called at any time by the Ovintiv Board and shall be called by the Secretary upon the written request therefor, signed by stockholders of record holding at least 20% of all outstanding shares of Common Stock. As required by the DGCL, business transacted at all special meetings of Ovintiv stockholders is confined to the purposes stated in the notice.

Notice of Stockholder Nominations and Proposals

The CBCA provides that a registered or beneficial holder of shares entitled to be voted at an annual meeting of shareholders may submit notice to the corporation of any matter that the person proposes to raise at the meeting, which we refer to as a “proposal,” and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a registered or beneficial shareholder: (1) must be, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least: (a) 1% of the total outstanding voting shares of the corporation, as of the day on which the shareholder submits a proposal; or (b) the number of voting shares whose fair

The DGCL does not contain any limits on or requirements for stockholders to nominate directors or propose business for annual meetings.

The Ovintiv Bylaws will provide the manner in which stockholders may give notice of director nominations and other business (that is a proper matter for stockholder action under the DGCL) to be brought before an annual meeting as well as to nominate candidates for election at a special meeting called for the purpose of director elections. In general, a stockholder may nominate a director in connection with an annual or special meeting or bring other business before an annual meeting if that stockholder (i) gives timely written notice of the nomination or other business to Ovintiv’s secretary, (ii) is a

Encana	Ovintiv

market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least C$2,000; or (2) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least: (a) 1% of the total outstanding voting shares of the corporation, as of the day on which the shareholder submits a proposal; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least C$2,000.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders. A proposal submitted by notice to the corporation must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

If the corporation solicits proxies it shall set out its proposals in the management proxy circular or attach the proposals thereto.

stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting.

To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to Ovintiv’s executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, the stockholder’s notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting and 10 days after the day on which public announcement of the date of such meeting is first made. To be timely in the case of a special meeting called for the purpose of electing directors, a stockholder’s notice of director nomination must be delivered to Ovintiv’s executive offices not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting and 10 days following the date on which public announcement of the date of the special meeting at which the directors are to be elected is first made by Ovintiv.

In either case, the adjournment, postponement or deferral of a meeting of stockholders shall not commence a new time period for purposes of the notice described above. In the event that the number of directors to be elected to the Ovintiv Board at a meeting of stockholders is increased and there is no public announcement by Ovintiv naming nominees for the additional directorships at least 100

Encana	Ovintiv

If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

Encana’s by-law provides that nominations of persons for election to the Encana Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the meeting was called was the election of directors:

•  by or at the direction of the Encana Board, including pursuant to a notice of meeting;

•  by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of the shareholders made in accordance with the provisions of the CBCA; or

•  by any person (a “Nominating Shareholder”) (i) who, at the close of business on the date of the giving of the notice provided for in accordance with Encana’s by-law and on the record date for notice of such meeting, is entered in the securities register of Encana as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the below notice procedures.

days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered no later than the close of business on the 10th day following the day on which such public announcement is first made by Ovintiv.

To be in proper form, the stockholder’s notice must set forth, among other things:

•  the name and address of record and information regarding the interests in securities of Ovintiv of: (i) the nominating stockholder; or (ii) any beneficial owner or any person that controls, or is controlled by, or is under common control with the nominating stockholder or beneficial owner (a “Stockholder Associated Person”);

•  as to director nominations, all information relating to such a nominee that would be required to be disclosed in solicitations of proxies for election of directors in an election contest subject to Section 14 of the U.S. Exchange Act; all direct or indirect compensation and other material monetary agreements between or among the nominating stockholder, any Stockholder Associated Person and the proposed nominee; and a written acceptance letter by the proposed nominee;

•  as to business other than nomination of directors, a description of the business desired to be brought before

Encana	Ovintiv

The Nominating Shareholder must give timely notice in the proper written form to Encana’s Corporate Secretary at Encana’s principal executive offices. To be timely the Nominating Shareholder’s notice must be given:

•  in the case of an annual meeting of shareholders, not less than 30 days and not more than 65 days before the date of the annual meeting of shareholders; provided; however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

•  in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

To be in proper written form, a Nominating Shareholder’s notice to Encana’s Corporate Secretary must set forth: (1) as to each nominee whom the Nominating Shareholder proposes to nominate for election or re-election as a director: certain information regarding each nominee set forth in the bylaws; and (2) the name and address of the the meeting; the text of the proposal (including the text of any resolutions proposed for consideration and, if any resolution proposed for consideration includes the amending of the Ovintiv Bylaws, the language of the proposed amendment); any material interest in conducting such business at the meeting; and a description of all arrangements between or among the nominating stockholder any Stockholder Associated Person or other persons in connection with the proposal.

Proxy Access:

The Ovintiv Bylaws will also permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of Ovintiv’s outstanding Common Stock continuously for at least three years to nominate and include in Ovintiv’s proxy materials for an annual meeting, director nominees constituting up to the greater of two individuals or 20% (rounding down) of the Ovintiv Board, provided that any nominating stockholders and nominees satisfy certain requirements specified in the Ovintiv Bylaws, including with respect to form of notice and timely delivery.

To be timely, a stockholder or group of stockholders must deliver notice to Ovintiv’s executive offices not less than 120 nor more than 150 days prior to the first anniversary of the filing date of Ovintiv’s definitive proxy statement for the prior year’s annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or 60

	Encana	Ovintiv
	Nominating Shareholder, and other information related to the shareholder its share ownership and associations with other shareholders as set forth in the bylaws.	days after the first anniversary of the prior year’s annual meeting, notice must be delivered not earlier than 150 days prior to such annual meeting and not later than the later of 120 days prior to such annual meeting and 10 days after the day on which public announcement of the date of such meeting is first made. The adjournment, postponement or deferral of an annual meeting shall not commence a new time period for purposes of the notice described above.

Stockholder Action by Written Consent	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.	The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Encana’s articles of incorporation and by-law are silent on this issue.	The Ovintiv Certificate of Incorporation will provide that stockholders are not permitted to take action by written consent.

Amendment of Governing Documents	Under the CBCA, an amendment of the articles of a corporation generally requires the approval of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the	Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and in most cases by the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or

	Encana	Ovintiv
	business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting. Encana Shareholders may confirm, reject, or amend the by-law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.	decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of the voting power of the shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

Encana’s articles of incorporation and by-law are silent on this issue.

The Ovintiv Certificate of Incorporation will provide that it may be amended in accordance with the DGCL.

The Ovintiv Certificate of Incorporation will authorize the Ovintiv Board to adopt, amend or repeal the Ovintiv Bylaws. The fact that such power will be conferred upon the Ovintiv Board will not divest stockholders of the power, nor limit their power, to adopt, amend or repeal bylaws by the applicable voting standard set forth in the Ovintiv Bylaws at the time of such stockholder vote.

Fiduciary Duties	The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. When acting with a view to the best interest of the corporation, the directors and officers of the corporation may consider but are not limited to, the following factors: (a) the interests of shareholders, employees, retirees and pensioners, creditors, consumers and	Directors of Delaware corporations have common law fiduciary duties, which generally consist of duties of loyalty and care. Under Delaware law, the duty of care requires that directors inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self-interest and in a manner which the directors believe to be in the best interests of the corporation and its stockholders.

	Encana	Ovintiv
governments; (b) the environment; and (c) the long-term interests of the corporation.

Limitation on Liability of Directors

According to the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. Any such duty or liability will be alleviated only to the extent that a unanimous shareholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the corporation.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses, including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of his or her association with the corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officer must:

•  have acted honestly and in good faith with a view to the best interests of the corporation; and

•  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had

The Ovintiv Certificate of Incorporation will limit the liability of the directors of Ovintiv to the fullest extent permitted by the DGCL. Consequently, Ovintiv directors will not be personally liable to Ovintiv or any stockholder for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to Ovintiv or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for willful or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit.

Under the DGCL and the Ovintiv Certificate of Incorporation, Ovintiv will be required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer or director of Ovintiv, or was serving at the request of Ovintiv as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no

Encana	Ovintiv

reasonable grounds for believing that his or her conduct was lawful.

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

Encana’s by-law provides that Encana shall indemnify a director or an officer of Encana, a former director or officer of Encana or another individual who acts or acted at Encana’s request as director or officer or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with Encana or other entity if the individual: (1) acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for reasonable cause to believe that his or her conduct was unlawful. Ovintiv shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor because such person was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) in connection with such proceeding: if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a current or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the paragraph above or any claim, issue or matter therein.

The DGCL further provides that Ovintiv may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Ovintiv, or is or was serving at the request of Ovintiv as director, officer,

	Encana	Ovintiv
	believing that his or her conduct was lawful. Encana’s by-law also provides that Encana shall advance monies to any individual who is so indemnified for costs, charges and expenses of a proceeding referred to in the preceding sentence.	employee or agent of another entity or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, whether or not Ovintiv would have the power to indemnify such person against such liability.

Merger Vote	The CBCA provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the shareholders of the corporation. An amalgamation agreement is adopted when shareholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes cast in person or by proxy on the resolution.

The DGCL provides that, subject to certain exceptions, the adoption of a merger agreement requires the approval of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon.

No vote of stockholders of a corporation is required to approve (1) the merger of the corporation with or into another corporation that owns 90% or more of the common stock of the corporation pursuant to a specific provision of the DGCL, (2) the merger of the corporation into a direct or indirect wholly-owned subsidiary of the corporation in a “holding company reorganization” meeting certain requirements, (3) in a merger in which the stock of the corporation remains outstanding, the certificate of incorporation is not amended in any respect and the corporation issues less than 20% of its stock, and (4) a merger meeting certain requirements following a tender offer in which the holders of sufficient shares to adopt the merger agreement if voted upon at a meeting tender their shares into the tender offer and those stockholders who do not tender (subject to certain statutory exceptions) receive the same consideration in the merger as those who tendered in the tender offer.

Anti-Takeover Provisions	The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian	Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an interested

	Encana	Ovintiv
securities regulatory authorities, including the Alberta Securities Commission, have addressed related party transactions in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). In a related party transaction, among other things, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.

stockholder for a period of three years following the date that such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” is defined to include a merger, consolidation, a sale of assets and other transactions resulting in a financial benefit to the interested stockholder and an “interested stockholder” is a person that owns (or is an affiliate or associate of the corporation and within the prior three years did own) 15% or more of a corporation’s voting stock, and the affiliates and associates of any such person. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision electing not to be governed by Section 203.

The Ovintiv Certificate of Incorporation will opt out of Section 203.

Stockholders’ Rights Plan	The Encana Rights Plan was adopted to ensure, to the extent possible, that any take-over bid for Encana’s securities is conducted in accordance with Canadian takeover bid rules, which allows all shareholders of Encana to benefit from the acquisition of a control position of 20% or more of the common shares and also allows the Encana Board to have sufficient time to explore and develop all options for maximizing shareholder value in the event a person tries to acquire a control position in Encana. The Encana Rights Plan	Ovintiv will not have a rights plan.

	Encana	Ovintiv
creates a right that attaches to each present and subsequently issued Encana Common Share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20% or more of Encana Common Shares, the rights are not separable from the common shares, are not exercisable and no separate rights certificates are issued. Each right entitles the holder, other than the 20% acquirer, from and after the separation time and before certain expiration times, to acquire one common share at 50% of the market price at the time of exercise. The Encana Rights Plan was amended, reconfirmed and approved at an annual meeting of shareholders held on April 30, 2019.

Appraisal Rights

The CBCA provides that shareholders of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•  any amalgamation with another corporation (other than with certain affiliated corporations);

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any restriction upon

Under the DGCL, a stockholder of a Delaware corporation generally has the right to demand an appraisal of their shares by the Delaware Court of Chancery in connection with certain mergers, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders unless the holders of such shares are not required to accept for their stock in such merger anything other than: (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of any fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of any fractional interests, unless

	Encana	Ovintiv

the business or businesses that the corporation may carry on;

•  a continuance under the laws of another jurisdiction;

•  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•  an arrangement proposed by Encana where there is a court order permitting a shareholder to dissent; and

•  a “going private” transaction or a “squeeze-out” transaction.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depositary receipts; or (4) any combination of the foregoing.

In addition, if immediately before a merger, consolidation or similar transaction, shares subject to appraisal rights were listed on a national securities exchange, the DGCL does not confer appraisal rights to such shares unless: (1) the total number of shares entitled to appraisal exceeds 1% of outstanding shares of the class or series eligible for appraisal; (2) the value of consideration provided in the transaction for such shares exceeds $1 million; or (3) the merger was approved pursuant to section 253 or 267 of the DGCL.

Oppression Remedy	The CBCA gives a “complainant” such as a shareholder the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder, creditor, director or officer. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.	The DGCL does not contain a statutory “oppression” remedy; however, stockholders may bring equitable claims against persons owing them fiduciary duties for breach of fiduciary duty.

	Encana	Ovintiv

Inspection of Corporate Records	Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation and financial statements of certain of its subsidiary bodies corporate during usual business hours and take copies of extracts free of charge.	Under the DGCL, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

Shareholders’ Agreement	Encana is not party to any investors’ rights, stockholders’ or voting agreement with respect to Encana Common Shares.	Upon consummation of Reorganization, Ovintiv will not be party to any investors’ rights, stockholders’ or voting agreement with respect to shares of Common Stock.

Exclusive Forum

Under the CBCA, the rights of shareholders to obtain certain remedies, including with respect to derivative actions, oppression claims and dissent rights, may only be pursued in certain specified Canadian courts. Likewise, an application to a court in respect of various matters related to the subject corporation, including with respect to reorganizations, plans of arrangements, rights to indemnity and creditors rights, may be made to certain specified Canadian courts.

Encana’s by-law and articles of incorporation are silent on the issue.

The Ovintiv Certificate of Incorporation will provide that, unless Ovintiv consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware will be the exclusive forum (or if the Court of Chancery of the State of Delaware lacks jurisdiction, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) for: (a) any derivative action or proceeding brought on behalf of Ovintiv; (b) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of Ovintiv to Ovintiv or Ovintiv’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL; or (d) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not purport to apply to suits brought to enforce a duty or liability created by the U.S. Securities Act or the U.S. Exchange Act, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

DIRECTORS OF ENCANA

To Encana’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Encana Common Shares as of the close of business on December 9, 2019 (except as noted in the footnotes below) and with respect to: each person known by Encana to beneficially own, or control or direct, directly or indirectly, 5% or more of the outstanding Encana Common Shares; each member of the Encana Board; each named executive officer; and the members of the Encana Board and Encana’s current executive officers as a group.

Encana has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Encana believes, based on the information furnished to Encana, that the persons and entities named in the table below have sole voting and investment power with respect to all Encana Common Shares that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on 1,299,112,236 Encana Common Shares issued and outstanding as of December 9, 2019.

Security Ownership of Encana Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5.

Name of Beneficial Owner	Aggregate Number of Encana Common Shares Beneficially Owned	Percent of Class(1)
Corey Code	66,800	*
Peter A. Dea	34,303	*
Fred J. Fowler	50,000	*
David Hill	53,801	*
Howard J. Mayson	60,488	*
Michael McAllister	55,817	*
Lee A. McIntire	60,800	*
Margaret A. McKenzie	44,000	*
Steven W. Nance	82,146	*
Suzanne P. Nimocks	41,684	*
Thomas G. Ricks	258,657	*
Brian G. Shaw	36,000	*
Douglas J. Suttles	242,293	*
Bruce G. Waterman	250,000	*
Clayton H. Woitas	389,390	*
Reneé Zemljak	32,722	*
All Directors and executive officers as a group(2)	1,927,852	0.15%

Notes:

(1)

Share units credited under the Deferred Share Unit Plan for Directors of Encana Corporation are not included as outstanding Encana Common Shares in calculating these percentages. Unvested performance share units and restricted share units that may be settled in Encana Common Shares upon vesting are also not included.

(2)	Included are Encana Common Shares beneficially owned by executive officers Joanne Alexander (32,625), Greg Givens (101,092), Brendan McCracken (13,201) and Mike Williams (22,033).
*	Represents less than 1.0%.

Security Ownership of Other Encana Beneficial Owners

Name and Address of Beneficial Owner	Aggregate Number of Encana Common Shares Beneficially Owned		Percent of Class
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	137,731,274	(1)	10.6%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	107,083,582	(2)	8.2%

Causeway Capital Management LLC 11111 Santa Monica Blvd., 15th Floor Los Angeles, CA 90025	90,161,289	(3)	6.9%

Notes:

(1)	Information based upon a Schedule 13G filing on November 8, 2019, available at www.sec.gov.
(2)	Information based upon a Schedule 13G/A filing on February 11, 2019, available at www.sec.gov.
(3)	Information based upon a Schedule 13G/A filing on February 14, 2019, available at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

Availability of Reports and Other Information

Encana is subject to the continuous disclosure requirements of applicable Canadian securities legislation and the rules of the NYSE and the TSX, as well as information requirements of the U.S. Exchange Act, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators, the NYSE, the TSX and the SEC relating to Encana’s business, financial condition and other matters. Encana Shareholders may access documents filed with Canadian provincial and territorial securities regulators through SEDAR at www.sedar.com. Encana Shareholders may access documents filed with or furnished to the SEC through the SEC’s website, which may be accessed at www.sec.gov.

Incorporation by Reference

Applicable securities laws allow us to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with Canadian securities regulatory authorities and the SEC. Due to certain differences in applicable Canadian and U.S. securities laws, the documents incorporated by reference into this Proxy Statement/Prospectus differ for purposes of the filing of this Proxy Statement/Prospectus with Canadian securities regulatory authorities and the SEC and depending on the residency of the person receiving or viewing this Proxy Statement/Prospectus, as outlined below.

For the purposes of the filing of this Proxy Statement/Prospectus with Canadian securities regulatory authorities and for persons resident in or otherwise subject to applicable securities laws in Canada who receive or view this Proxy Statement/Prospectus, the following documents contain important information about us and we incorporate them by reference:

Canadian Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018, excepting all Exhibits thereto other than Exhibit 21.1.	February 28, 2019.

Audited annual consolidated financial statements as at and for the years ended December 31, 2018 and 2017, including the notes thereto and the auditor’s report thereon.	February 28, 2019.

MD&A for the year ended December 31, 2018.	February 28, 2019.

Form 51-101F1 – Statement of Reserves Data and Other Oil and Gas Information for the year ended December 31, 2018, Form 51-101F2 – Report on Reserves Data by Independent Qualified Reserves Auditors, Form 51-101F2 – Report on Reserves Data by Internal Qualified Reserves Evaluator, and Form 51-101F3 – Report of Management and Directors on Reserves Data and Other Information.

February 28, 2019.

Supplemental Disclosure Document relating to our estimated reserves and economic contingent resources.	February 28, 2019.

Business Acquisition Report filed in connection with Encana’s acquisition of Newfield.	February 28, 2019.

Unaudited interim condensed consolidated financial statements as at and for the three and nine-month periods ended September 30, 2019, including the notes thereto.	November 4, 2019.

MD&A for the three and nine-month periods ended September 30, 2019.	November 4, 2019.

Material Change Report filed in connection with the Reorganization.	November 5, 2019.

In addition, any documents of the type listed above and any other document that would be required to be incorporated by reference in a prospectus filed by Encana in Canada, including any interim financial statements and related MD&A, filed by Encana with the Canadian securities regulatory authorities subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Meeting, are deemed to be incorporated by reference in this Proxy Statement/Prospectus for persons resident in or otherwise subject to applicable securities laws in Canada who receive or view this Proxy Statement/Prospectus. For these purposes, upon a new document being deemed to be incorporated by reference in this Proxy Statement/Prospectus, the previous applicable document that was incorporated by reference (whether specifically in the list above or later deemed to be incorporated by reference, as the case may be), shall be deemed no longer to be incorporated by reference in this Proxy Statement/Prospectus (for example, when new interim financial statements and related MD&A are filed by Encana and deemed incorporated by reference, the previous interim financial statements and related MD&A will be deemed no longer to be incorporated by reference in this Proxy Statement/Prospectus).

For the purposes of the filing of this Proxy Statement/Prospectus with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this Proxy Statement/Prospectus, the following documents contain important information about us and we incorporate them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the U.S. Exchange Act):

SEC Filings	Date Filed

Annual Report on Form 10-K for the fiscal year ended December 31, 2018.	February 28, 2019.

Quarterly Reports on Form 10-Q.	May 2, 2019; August 1, 2019; and November 4, 2019.

Current Reports on Form 8-K.	January 8, 2019; February 12, 2019; February 20, 2019; February 28, 2019; February 28, 2019; March 1, 2019; March 22, 2019; April 30, 2019; May 1, 2019; May 7, 2019; July 9, 2019; July 31, 2019; August 14, 2019; August 27, 2019; September 12, 2019; October 31, 2019; October 31, 2019; November 5, 2019; November 6, 2019; November 20, 2019; and November 29, 2019.

Proxy Statement for 2019 Annual Meeting of Encana Shareholders on Schedule 14A.	March 14, 2019.

In addition, we incorporate by reference any future filings Encana makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) for purposes of the Proxy Statement/Prospectus filed with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this Proxy Statement/Prospectus. Such documents are considered to be a part of this Proxy Statement/Prospectus, effective as of the date such documents are filed.

Any statement contained in any document incorporated by reference into this Proxy Statement/Prospectus shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Proxy Statement/Prospectus or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

You can obtain any of the documents incorporated by reference in this Proxy Statement/Prospectus from us or from SEDAR at www.sedar.com or the SEC’s website at www.sec.gov, as applicable, at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal office located at 4400, 500 Centre Street S.E., Calgary, Alberta, Canada T2P 2S5. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

Financial information is provided in Encana’s audited annual consolidated financial statements as at and for the years ended December 31, 2018 and 2017, and the MD&A for the year ended December 31, 2018, and in Encana’s unaudited interim consolidated financial statements as at and for the three and nine months ended September 30, 2019, and the MD&A for the nine months ended September 30, 2019.

APPROVAL

The contents and the distribution of this Proxy Statement/Prospectus have been unanimously approved by the Encana Board.

“Joanne L. Alexander”

Joanne L. Alexander

Executive Vice-President, General Counsel & Corporate Secretary

December 11, 2019

GLOSSARY

Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this Proxy Statement/Prospectus:

“Alenco” means Alenco Inc., a Delaware corporation that, immediately prior to the Effective Time, is a direct wholly-owned subsidiary of Encana;

“Alenco-Encana Debt” means the debt owed by Alenco to Encana immediately prior to the Effective Time;

“Alenco Shares” means the shares of common stock of Alenco;

“allowable capital loss” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”;

“Amalgamation” means the amalgamation, to occur prior to the Effective Date, of (i) SubCo, and (ii) 184Co (following its conversion to a limited liability corporation under the ABCA and its continuance to the CBCA prior to the Effective Date), to form “Ovintiv Inc.”, a corporation existing under the CBCA;

“Arrangement” means the arrangement pursuant to Section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, as supplemented, modified or amended in accordance with the Plan of Arrangement and the Arrangement and Reorganization Agreement, which arrangement forms part of the Reorganization;

“Arrangement and Reorganization Agreement” means the arrangement and reorganization agreement dated as of October 31, 2019 between Encana and 184Co (as predecessor by amalgamation to Ovintiv) with respect to the Reorganization (including the Arrangement), and all amendments thereto;

“Articles of Arrangement” means the articles of arrangement of Encana and Ovintiv in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted;

“AST” means AST Trust Company (Canada);

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, or New York, New York, but does not in any event include a Saturday or Sunday or statutory holiday in Calgary, Alberta, or New York, New York;

“Canadian Holder” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations”;

“Canadian Securities Laws” means the Securities Act (Alberta) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time, together with all other applicable provincial securities Laws, rules and regulations and published policies thereunder;

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Court” means the Court of Queen’s Bench of Alberta;

“CRA” means the Canada Revenue Agency;

“Debt Indentures” means, collectively, (i) the indenture dated as of August 13, 2007, between Encana and The Bank of New York, (ii) the indenture dated as of November 14, 2011, between Encana and The Bank of New York Mellon, (iii) the indenture dated as of September 15, 2000, between Encana (as successor by amalgamation to Alberta Energy Company Ltd.) and The Bank of New York, (iv) the indenture dated as of November 5, 2001, between Encana (as successor by amalgamation to PanCanadian Petroleum Limited) and The Bank of Nova Scotia Trust Company of New York, and (v) the indenture dated as of October 2, 2003, between Encana and The Bank of New York, in each case together with all supplemental indentures and other amendments, supplements and modifications thereto;

“Depositary” means AST Trust Company (Canada), or such other Person as Encana may appoint to act as depositary in relation to the Arrangement;

“DGCL” means the General Corporation Law of the State of Delaware;

“Director” means the Director duly appointed under Section 260 of the CBCA;

“Dissent Notice” means a written objection provided to Encana by a registered Encana Shareholder who wishes to dissent to the Reorganization Resolution;

“Dissent Rights” means the rights of registered Encana Shareholders to exercise rights of dissent with respect to such Encana Common Shares pursuant to and in the manner set forth in Section 190 of the CBCA, which is attached to this Proxy Statement/Prospectus as Appendix C, as modified by the Plan of Arrangement and the Interim Order;

“Dissenting Shareholder” means any registered Encana Shareholder who has validly exercised his, her or its Dissent Rights pursuant to Section 5.1 of the Plan of Arrangement and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights before the Effective Time;

“Dissenting Shareholder Obligation” means Encana’s obligations in respect of holders of Encana Common Shares who have validly exercised and not withdrawn Dissent Rights in respect of their Encana Common Shares (including to pay such holders the fair value for such shares as set out in Section 5.1 of the Plan of Arrangement);

“DPSP” means deferred profit sharing plan;

“EDGAR” means the SEC’s Electronic Document Gathering and Retrieval System;

“Effective Date” means the date the Arrangement becomes effective under the CBCA, being the date shown on the Certificate of Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“elected amount” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders Pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”;

“Electing Shareholder” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders Pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”;

“Encana” means Encana Corporation, a corporation existing under the CBCA prior to the Reorganization;

“Encana Board” means the board of directors of Encana;

“Encana Common Shares” means the common shares of Encana;

“Encana Debt” means all rights, obligations and indebtedness owing of Encana under the Debt Indentures;

“Encana DRIP” means Encana’s dividend reinvestment plan dated as of April 21, 2008, as amended and restated on March 25, 2013;

“Encana Incentive Awardholders” means, collectively, the holders of Encana Incentive Awards;

“Encana Incentive Awards” means, collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards granted by Encana prior to the Effective Date pursuant to the Encana Incentive Plans, and “Encana Incentive Award” means any one of them, as applicable;

“Encana Incentive Plans” means, collectively, (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time, and “Encana Incentive Plan” means any one of them, as applicable;

“Encana Rights Plan” means the amended and restated shareholder rights plan agreement dated as of April 30, 2019, between Encana and AST;

“Encana Securities” means, collectively, the Encana Common Shares and Encana Incentive Awards;

“Encana Securityholders” means, collectively, the Encana Shareholders and the Encana Incentive Awardholders;

“Encana Shareholders” means (i) prior to the exchange of Encana Common Shares for shares of Common Stock of Ovintiv pursuant to the Arrangement, the holders of the Encana Common Shares, and (ii) after the exchange of Encana Common Shares for, ultimately, shares of Common Stock of Ovintiv pursuant to the Arrangement, the holders of the shares of Common Stock of Ovintiv;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Amount” has the meaning set forth in Section 3.1(f) of the Plan of Arrangement;

“F Reorganization” means a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

“Final Order” means the final order of the Court pursuant to subsection 192(4)(e) of the CBCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Foreign Account Tax Compliance Act” or “FATCA” refers to Sections 1471 through 1474 of the Code;

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

“HoldCo” means a new corporation to be incorporated under the CBCA prior to the Effective Date as a direct wholly-owned subsidiary of Encana;

“HoldCo Common Shares” means the common shares of HoldCo to be issued to Encana prior to the Effective Date;

“Holder” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations”;

“Initial Distribution Amount” has the meaning set forth in Section 3.1(e) of the Plan of Arrangement;

“Initial Ovintiv Common Shares” means the 1,000 common shares in the capital of Ovintiv issued and outstanding immediately prior to the Effective Time, all of which are held by Encana at such time;

“Interim Order” means the interim order of the Court dated December 6, 2019, providing for, among other things, the calling and holding of the Meeting;

“IRS” refers to the U.S. Internal Revenue Service;

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise;

“Letter of Transmittal” means the letter of transmittal enclosed with the Proxy Statement/Prospectus pursuant to which registered Encana Shareholders shall deliver certificates representing the Encana Common Shares in exchange for certificates representing shares of Common Stock of Ovintiv in connection with the Reorganization;

“Listing Time” means the time at which the shares of Common Stock of Ovintiv are listed for trading on the Toronto Stock Exchange;

“Meeting” means the special meeting of Encana Securityholders to be held at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m. (Mountain Time) on January 14, 2020, including any adjournment or postponement thereof, held in accordance with the Arrangement and Reorganization Agreement and the Interim Order to consider the Reorganization Resolution;

“Merger” means the business combination between Encana and Newfield, pursuant to an Agreement and Plan of Merger, completed on February 13, 2019;

“Newfield” means Newfield Exploration Company;

“NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions;

“Non-Canadian Holder” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”;

“Non-U.S. Holder” has the meaning set forth in “Certain U.S. Federal Income Tax Considerations – Non-U.S. Holders”;

“Notice of Special Meeting” means the notice regarding the Meeting accompanying this Proxy Statement/Prospectus;

“NYSE” means the New York Stock Exchange;

“Ovintiv” means Ovintiv Inc., (i) prior to the U.S. Domestication pursuant to the Reorganization, the CBCA corporation to be formed on the Amalgamation, and (ii) following the U.S. Domestication pursuant to the Reorganization, a Delaware corporation;

“Ovintiv Board” means the board of directors of Ovintiv;

“Ovintiv Bylaws” means the Amended and Restated Bylaws of Ovintiv;

“Ovintiv Certificate of Incorporation” means the Certificate of Incorporation of Ovintiv to be filed with the Delaware Secretary of State;

“Ovintiv Incentive Awards” means collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards to granted by Ovintiv pursuant to the Ovintiv Incentive Plans pursuant to the Arrangement in full and complete exchange and substitution for the Encana Incentive Awards, and “Ovintiv Incentive Award” means any one of them, as applicable;

“Ovintiv Incentive Plans” means collectively, (i) the Omnibus Incentive Plan of Ovintiv, (ii) the Ovintiv Employee Stock Option Plan, (iii) the Ovintiv Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Ovintiv, (v) the Restricted Share Unit Plan for Employees of Ovintiv, (vi) the Deferred Share Unit Plan for Employees of Ovintiv, (vii) the Restricted Share Unit Plan for Directors of Ovintiv, and (viii) the Deferred Share Unit Plan for Directors of Ovintiv, in each case including any schedules or appendices thereto, as amended from time to time, and “Ovintiv Incentive Plan” means any one of them, as applicable;

“Ovintiv Purchase Note” has the meaning set forth in “The Reorganization – Particulars of the Reorganization – Plan of Arrangement Steps”;

“Ovintiv Voting Preferred Shares” means the redeemable, voting preferred shares in the capital of Ovintiv as such shares exist immediately prior to the Effective Time, all of which are held by Encana at such time;

“Person” includes any individual, partnership, association, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“PFIC” refers to a passive foreign investment company as defined under Section 1297 of the Code;

“Plan of Arrangement” means the plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with the terms of the Plan of Arrangement, the Arrangement and Reorganization Agreement or made at the direction of the Court in the Final Order;

“Preferred Stock” means the shares of preferred stock, par value US$0.01 per share, of Ovintiv;

“Proxy Statement/Prospectus” means this notice of the Meeting and proxy statement/management information circular and prospectus of Encana dated December 11, 2019, together with all appendices, schedules and exhibits hereto, sent by Encana to the Encana Securityholders in connection with the Meeting (as may be amended, supplemented or otherwise modified from time to time);

“PwC Canada” means PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Calgary, Alberta;

“RDSP” means registered disability savings plan;

“Record Date” means the close of business in Calgary, Alberta, on December 9, 2019;

“Reorganization” means, collectively, the Arrangement and the proposed reorganization transactions to be completed immediately following the Arrangement as set forth in Section 3.1 of the Arrangement and Reorganization Agreement (including the U.S. Domestication);

“Reorganization Resolution” means the special resolution approving the Reorganization to be considered at the Meeting by Encana Securityholders (which for greater certainty shall approve both the Arrangement and the U.S. Domestication that, together with the remainder of the transactions contemplated by Section 3.1 of the Arrangement and Reorganization Agreement, constitute the Reorganization);

“Representatives” means Encana’s directors, officers, employees, accountants, auditors, consultants, legal counsel, advisors, agents and other representatives;

“Required Securityholder Approvals” means the affirmative vote of at least two-thirds of the votes cast at the Meeting on the Reorganization Resolution, in person or by proxy, by both (i) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (ii) Encana Shareholders;

“RESP” means registered education savings plan;

“RRIF” means registered retirement income fund;

“RRSP” means registered retirement savings plan;

“SEC” means the U.S. Securities and Exchange Commission;

“Section 85 Election” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Encana Common Shares by Electing Shareholders pursuant to the Reorganization for shares of Common Stock of Ovintiv and Ovintiv Purchase Notes”;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Share Consolidation” means the effective consolidation of the Encana Common Shares, as exchanged for shares of Common Stock of Ovintiv, on the basis of one post-consolidation share for each five pre-consolidation shares pursuant to the Plan of Arrangement;

“Share Exchange” has the meaning set forth in Section 3.1(f) of the Plan of Arrangement;

“shares of Common Stock of Ovintiv” means (i) from the period following completion of the Arrangement to the period immediately prior to the U.S. Domestication pursuant to the Reorganization, the common shares in the capital of Ovintiv, and (ii) following completion of the U.S. Domestication pursuant to the Reorganization, the shares of common stock, par value US$0.01 per share, of Ovintiv;

“SubCo” means a new corporation to be incorporated under the CBCA prior to the Effective Date as a direct wholly-owned subsidiary of Encana;

“Subscription Amount” has the meaning set forth in Section 3.1(g) of the Plan of Arrangement;

“Subsidiary” or “Subsidiaries” has the meaning given to that term in NI 45-106;

“Tax Proposals” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations”;

“Tax Reorganization” means a reorganization within the meaning of Section 368(a)(1) of the Code;

“taxable capital gain” has the meaning set forth in “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Taxation of Capital Gains and Capital Losses”;

“TFSA” means tax-free savings account;

“Trading Price” means the closing trading price of an Encana Common Share (on a pre-consolidated basis) on the NYSE on the day before the Effective Date;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code;

“Treaty” means the Canada-U.S. Tax Convention (1980), as amended;

“TSX” means the Toronto Stock Exchange;

“U.S.” or “United States” means the United States of America;

“U.S. Domestication” means the continuance of Ovintiv to and the domestication of Ovintiv in Delaware after completion of the Arrangement when Ovintiv is the ultimate parent company of Encana and its subsidiaries;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934 and, as applicable, the rules and regulations promulgated thereunder, in each case, as amended;

“U.S. GAAP” means accounting principles generally accepted in the United States;

“U.S. Holders” has the meaning given to that term in “Certain U.S. Federal Income Tax Considerations – U.S. Holders”;

“U.S. Securities Act” means the U.S. Securities Act of 1933 and, as applicable, the rules and regulations promulgated thereunder, in each case, as amended;

“184Co” means 1847432 Alberta ULC, an unlimited liability corporation existing under the laws of Alberta; and

“10% U.S. Holder” means a U.S. Holder who, at the time of the U.S. Domestication, beneficially owns (directly, indirectly or by attribution) 10% or more of the total combined voting power of all classes of shares of Common Stock of Ovintiv.

APPENDIX A – REORGANIZATION RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The series of reorganization transactions (the “Reorganization”), which will include (i) a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving, among others, Encana Corporation (“Encana”), holders of common shares (“Encana Common Shares”) of Encana, holders of incentive awards (“Encana Incentive Awards”) of Encana, and Ovintiv Inc. (“Ovintiv”) (which immediately prior to the Arrangement will be a wholly-owned subsidiary of Encana), pursuant to which, among other things, Encana will complete a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares, and Ovintiv will ultimately acquire all of the issued and outstanding Encana Common Shares and become the parent company of Encana and its subsidiaries (collectively, the “Arrangement”), and (ii) as soon as practicable following the Arrangement, the continuance of Ovintiv to and domestication of Ovintiv in Delaware, all pursuant to an arrangement and reorganization agreement made as of October 31, 2019, between Encana and 1847432 Alberta ULC (as predecessor by amalgamation to Ovintiv), as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement and Reorganization Agreement”), as the Reorganization may be amended, modified or supplemented in accordance with the Arrangement and Reorganization Agreement and the Plan of Arrangement (as defined herein), as more particularly described and set forth in the accompanying proxy statement/management information circular and prospectus (the “Proxy Statement/Prospectus”) of Encana in connection with the Reorganization (as may be amended, supplemented or otherwise modified from time to time), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement of Encana (as it has been or may be amended, modified or supplemented in accordance with its terms and with the Arrangement and Reorganization Agreement (the “Plan of Arrangement”)), the full text of which is set out in Schedule A to the Arrangement and Reorganization Agreement, which is attached as Appendix B to the Proxy Statement/Prospectus, is hereby authorized, approved and adopted.

3.

The (i) Arrangement and Reorganization Agreement and related transactions, (ii) actions of the directors of Encana in approving the Reorganization and the Arrangement and Reorganization Agreement, and (iii) actions of the directors and officers of Encana in executing and delivering the Arrangement and Reorganization Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

Encana be and is hereby authorized to apply for a final order from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement and Reorganization Agreement and the Plan of Arrangement (as they have been or may be amended, modified or supplemented and as described in the Proxy Statement/Prospectus).

5.

Notwithstanding that this resolution has been passed (and the Reorganization adopted) by the holders of Encana Common Shares and the holders of Encana Incentive Awards or that the Arrangement has been approved by the Court, the directors of Encana are hereby authorized and empowered to, without notice to or approval of the securityholders of Encana (i) amend, modify or supplement the Arrangement and Reorganization Agreement or the Plan of Arrangement to the extent permitted by their terms, and (ii) subject to the terms of the Arrangement and Reorganization Agreement, not to proceed with the Reorganization and related transactions.

6.

Any officer or director of Encana is hereby authorized and directed for and on behalf of Encana to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

APPENDIX B – ARRANGEMENT AND REORGANIZATION AGREEMENT

AND PLAN OF ARRANGEMENT

ARRANGEMENT AND REORGANIZATION AGREEMENT

THIS ARRANGEMENT AND REORGANIZATION AGREEMENT is dated as of October 31, 2019,

BETWEEN:

ENCANA CORPORATION, a corporation existing under the laws of Canada (“Encana”)

- and -

1847432 ALBERTA ULC, an unlimited liability corporation existing under the laws of Alberta (“184Co”)

RECITALS:

A.

Encana and 184Co (as predecessor to Ovintiv by way of the Amalgamation to occur prior to the Effective Date) wish to effect the Reorganization pursuant to which, among other things, all of the existing Encana Common Shares will be consolidated on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”) and ultimately exchanged for newly issued Ovintiv Common Shares and Ovintiv will become the parent company of Encana, following which Ovintiv will be re-domesticated as a Delaware corporation;

B.	Encana intends to propose the Reorganization to its Securityholders on the terms and conditions set forth herein and in the Plan of Arrangement;

C.

The board of directors of Encana has unanimously determined that this Agreement and the Reorganization (including the Plan of Arrangement and transactions contemplated hereby and thereby) are in the best interests of Encana;

D.

The board of directors of 184Co (as predecessor to Ovintiv by way of the Amalgamation to occur prior to the Effective Date) has unanimously determined that this Agreement and the Reorganization (including the Plan of Arrangement and transactions contemplated hereby and thereby) are in the best interests of 184Co;

E.

The Parties intend that each of the Share Consolidation, the Share Exchange (together with the conversion of Encana to an unlimited liability corporation) and the U.S. Domestication will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations, and that this Agreement (including the Plan of Arrangement) be adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations thereunder; and

F.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing Recitals and for other matters related to the transaction provided for in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Agreement” means this arrangement and reorganization agreement as it may be amended, supplemented or otherwise modified from time to time;

“Alenco” means Alenco Inc., a Delaware corporation that, immediately prior to the Effective Time, is a direct wholly-owned subsidiary of Encana;

“Alenco-Encana Debt” means the debt owed by Alenco to Encana immediately prior to the Effective Time;

“Alenco Shares” means the shares of common stock of Alenco;

“Amalgamation” means the amalgamation, to occur prior to the Effective Date, of (i) a new wholly-owned subsidiary of Encana to be incorporated under the CBCA prior to the Effective Date, and (ii) 184Co (following its conversion to a limited corporation under the ABCA and its continuance to the CBCA prior to the Effective Date), to form Ovintiv, a corporation existing under the CBCA;

“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in the Plan of Arrangement, as supplemented, modified or amended in accordance with the terms of this Agreement and the Plan of Arrangement, which arrangement forms part of the Reorganization;

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta or New York, New York, but does not in any event include a Saturday or Sunday or statutory holiday in Calgary, Alberta, or New York, New York;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Court” means the Court of Queen’s Bench of Alberta;

“Debt Indentures” means, collectively, (i) the indenture dated as of August 13, 2007 between Encana and The Bank of New York, (ii) the indenture dated as of November 14, 2011 between Encana and The Bank of New York Mellon, (iii) the indenture dated as of September 15, 2000 between Encana (as successor by amalgamation to Alberta Energy Company Ltd.) and The Bank of New York, (iv) the indenture dated as of November 5, 2001 between Encana (as successor by amalgamation to PanCanadian Petroleum Limited) and The Bank of Nova Scotia Trust Company of New York, and (v) the indenture dated as of October 2, 2003 between Encana and The Bank of New York, in each case together with all supplemental indentures and other amendments, supplements and modifications thereto;

“Dissent Rights” means the dissent rights in respect of the Reorganization described in the Plan of Arrangement;

“Dissenting Shareholder Obligation” means Encana’s obligations in respect of holders of Encana Common Shares who have validly exercised and not withdrawn Dissent Rights in respect of their Encana Common Shares (including to pay such holders the fair value for such shares as set forth in Section 5.1 of the Plan of Arrangement);

“Effective Date” means the date the Arrangement becomes effective under the CBCA, being the date shown on the Certificate of Arrangement, as set forth in Section 2.5;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“Encana Debt” means all rights, obligations and indebtedness owing of Encana under the Debt Indentures;

“Encana Common Shares” means the common shares in the capital of Encana;

“Encana Incentive Awards” means, collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards granted by Encana prior to the Effective Date pursuant to the Encana Incentive Plans, and “Encana Incentive Award” means any one of them, as applicable;

“Encana Incentive Plans” means, collectively, (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time, and “Encana Incentive Plan” means any one of them, as applicable;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 192(4)(e) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

“HoldCo” means a new corporation to be incorporated under the CBCA prior to the Effective Date as a wholly-owned subsidiary of Encana;

“HoldCo Common Shares” means the common shares of HoldCo to be issued to and owned by Encana prior to the Effective Date;

“Incentive Awardholders” means: (i) prior to the exchange of Encana Incentive Awards for Ovintiv Incentive Awards pursuant to the Arrangement, the holders of the Encana Incentive Awards; and (ii) after the exchange of Encana Incentive Awards for Ovintiv Incentive Awards pursuant to the Arrangement, the holders of the Ovintiv Incentive Awards;

“Information Circular” means the notice of the Meeting and accompanying proxy statement/management information circular and prospectus of Encana, together with all appendices, schedules and exhibits thereto, sent by Encana to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified;

“Interim Order” means the interim order of the Court pursuant to subsection 192(4) of the CBCA relating to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise;

“Listing Time” means the time at which the Ovintiv Common Shares are listed for trading on the TSX;

“Meeting” means the special meeting of Securityholders, including any adjournment or postponement thereof, held in accordance with this Agreement and the Interim Order to consider the Reorganization;

“NYSE” means the New York Stock Exchange;

“Ovintiv” means Ovintiv Inc., (i) prior to the U.S. Domestication pursuant to Section 3.1(h), the CBCA corporation to be formed on the Amalgamation, and (ii) following the U.S. Domestication pursuant to Section 3.1(h), a Delaware corporation;

“Ovintiv Common Shares” means (i) prior to the U.S. Domestication pursuant to Section 3.1(h), the common shares in the capital of Ovintiv, and (ii) following the U.S. Domestication pursuant to Section 3.1(h), the shares of common stock, par value $0.01 per share, of Ovintiv;

“Ovintiv Incentive Awards” means collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards to be granted by Ovintiv pursuant to the Ovintiv Incentive Plans pursuant to the Arrangement in full and complete exchange and substitution for the Incentive Awards, and “Ovintiv Incentive Award” means any one of them, as applicable;

“Ovintiv Incentive Plans” means collectively, (i) the Omnibus Incentive Plan of Ovintiv, (ii) the Ovintiv Employee Stock Option Plan, (iii) the Ovintiv Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Ovintiv, (v) the Restricted Share Unit Plan for Employees of Ovintiv, (vi) the Deferred Share Unit Plan for Employees of Ovintiv, (vii) the Restricted Share Unit Plan for Directors of Ovintiv, and (viii) the Deferred Share Unit Plan for Directors of Ovintiv, in each case including any schedules or appendices thereto, as amended from time to time, and “Ovintiv Incentive Plan” means any one of them, as applicable;

“Parties” means Encana and 184Co, and “Party” means either of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity (as defined in this Agreement), syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement proposed under Section 192 of the CBCA, substantially in the form set out in Schedule A, and any amendments, variations or supplements thereto made from time to time in accordance with the terms thereof, this Agreement or made at the direction of the Court in the Final Order;

“Reorganization” means, collectively, the Arrangement and the transactions to be completed immediately following the Arrangement as set forth in Section 3.1 (including the U.S. Domestication);

“Reorganization Resolution” means the special resolution approving the Reorganization to be considered at the Meeting by Securityholders (which for greater certainty shall approve both the Arrangement and the U.S. Domestication that, together with the remainder of the transactions contemplated by Section 3.1, constitute the Reorganization);

“Securityholders” means, collectively, Shareholders and Incentive Awardholders;

“Share Consolidation” has the meaning ascribed thereto in the Recitals to this Agreement;

“Share Exchange” has the meaning ascribed thereto in the Plan of Arrangement;

“Shareholders” means: (i) prior to the exchange of Encana Common Shares for Ovintiv Common Shares pursuant to the Arrangement, the holders of the Encana Common Shares; and (ii) after the exchange of Encana Common Shares for, ultimately, Ovintiv Common Shares pursuant to the Arrangement, the holders of the Ovintiv Common Shares;

“Treasury Regulations” means the Treasury Regulations promulgated under the Code;

“TSX” means the Toronto Stock Exchange; and

“U.S. Domestication” means the continuance of Ovintiv from a CBCA corporation and its domestication as a Delaware corporation under the Delaware General Corporation Law, to be completed following completion of the Arrangement as part of the Reorganization pursuant to Section 3.1(h).

Section 1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. Except where otherwise specified, all sums of money which are referred to in this Agreement are expressed in U.S. dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) unless stated otherwise, “Article”, “Section”, “subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section or subsection or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement.

(6)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(7)

Computation of Time. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(8)	Time References. References to time are to local time in Calgary, Alberta.

Section 1.3	Schedules

The following schedules are attached to this Agreement and are incorporated by references into this Agreement and form a part thereof:

Schedule A – Form of Plan of Arrangement

ARTICLE 2

THE REORGANIZATION

Section 2.1	Reorganization

The Parties agree that the Reorganization will be implemented in accordance with the terms of and subject to the conditions contained in this Agreement (including, with respect to the Arrangement, the Plan of Arrangement).

For U.S. federal income tax purposes, the Parties intend that each of the Share Consolidation, the Share Exchange (together with the conversion of Encana to an unlimited liability corporation) and the U.S. Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder, and shall file all U.S. federal, state, local tax returns consistent with such treatment except to the extent otherwise required by Law.

Section 2.2	Interim Order

As soon as reasonably practicable after the date of this Agreement, Encana shall apply, pursuant to the CBCA, and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the Reorganization Resolution shall be the affirmative vote of not less than 66 2⁄3% of the votes cast on such Reorganization Resolution, in person or by proxy, by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, voting separately;

(c)	that, in all other respects, the terms, restrictions and conditions of Encana’s constating documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of Dissent Rights;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(f)	that the Meeting may be adjourned or postponed from time to time by Encana in accordance with the terms of this Agreement without the need for additional approval of the Court.

Section 2.3	The Meeting, Information Circular and Court Proceedings

(1)	Encana shall convene and conduct the Meeting in accordance with the Interim Order, Encana’s constating documents and Law as soon as reasonably practicable.

(2)

Encana shall prepare and complete the Information Circular together with any other documents required by Law in connection with the Meeting and the Reorganization, and Encana shall, as soon as practicable after obtaining the Interim Order, cause the Information Circular and such other documents to be filed and sent to each Securityholder and other Persons as required by the Interim Order and Law.

Section 2.4	Final Order

If the Interim Order is obtained and the Reorganization Resolution is passed at the Meeting as provided for in the Interim Order, Encana shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to subsection 192(4)(e) of the CBCA.

Section 2.5	Effective Date

Subject to the satisfaction, or, where not prohibited, the waiver by the Party or Parties for whose benefit such condition exists, of the conditions set forth in Section 2.8, the Parties shall send to the Director the Articles of Arrangement on such date upon which the Parties agree, the Arrangement shall become effective following the issuance of the Certificate of Arrangement, and the Parties shall complete the remainder of the transactions set forth in Section 3.1 to complete the Reorganization.

Section 2.6	Covenants

(1)

Encana and 184Co (including any successors thereof) shall, prior to and on the Effective Date, do or cause to be done all actions and things as are contemplated to be done by Encana, 184Co (including any successors thereof) and any other direct or indirect subsidiary of Encana under this Agreement and the Plan of Arrangement.

(2)	Without limiting the generality of Section 2.6(1), the Parties shall cause Ovintiv to:

(a)

assume, at the time described in the Plan of Arrangement, the obligations in respect of all Encana Incentive Awards under the Encana Incentive Plans in the form of Ovintiv Incentive Awards as provided in the Plan of Arrangement and to adopt the Ovintiv Incentive Plans, and take such corporate action as reasonably necessary to reserve for issuance a sufficient number of authorized, but unissued Ovintiv Common Shares for delivery upon the exercise or settlement of the applicable awards under the Ovintiv Incentive Awards; and

(b)

apply to list the Ovintiv Common Shares issuable pursuant to the Arrangement on the TSX and the NYSE, and use all commercially reasonable efforts to obtain the customary and required approvals for the listing of such Ovintiv Common Shares on the TSX and the NYSE.

Section 2.7	Pension Plans

The Parties agree to enter into an assignment and assumption agreement in respect of any registered pension plans or equivalent plans sponsored and administered by Encana or take such other actions as are necessary or desirable to effect the assumption by Ovintiv of such plans.

Section 2.8	Conditions Precedent to Completion of the Reorganization

The respective obligations of the Parties to complete the Reorganization are subject to the satisfaction, or mutual waiver by Encana and 184Co (including Ovintiv as its successor by way of the Amalgamation), on or before the Effective Date of each of the following conditions:

(a)	the Interim Order shall have been obtained in form and substance satisfactory to each of Encana and 184Co, each acting reasonably;

(b)	the Reorganization Resolution shall have been approved at the Meeting by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, as required by the Interim Order;

(c)

the Final Order shall have been granted in form and substance satisfactory to Encana and 184Co, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Encana or 184Co, each acting reasonably, on appeal or otherwise;

(d)

all approvals and consents, regulatory or otherwise, which are necessary or advisable in connection with the consummation of the transactions contemplated in this Agreement and in the Plan of Arrangement shall have been obtained (including, without limitation, the approvals of the TSX and NYSE as set forth in Section 2.6(2)(b));

(e)

the time period for the exercise of any Dissent Rights conferred upon Shareholders in respect of the Reorganization shall have expired and Shareholders shall not have exercised (or otherwise be deemed to have exercised) Dissent Rights with respect to that number of Common Shares that would make it inadvisable to proceed with the implementation of the Reorganization, as determined by Encana in its sole discretion;

(f)

no preliminary or permanent injunction, restraining order, cease trading order or order or decree of any Governmental Entity, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Reorganization or the transactions contemplated in this Agreement or in the Plan of Arrangement and no such action, proceeding or order shall, to the best of the knowledge of Encana or 184Co, be pending or threatened and, without limiting the generality of the foregoing, no Person shall have filed any notice of appeal of the Final Order, and no Person shall have communicated to Encana or 184Co any intention to appeal the Final Order which, in the reasonable opinion of the Encana or 184Co, would make it inadvisable to proceed with the implementation of the Reorganization; and

(g)	this Agreement shall not have been terminated pursuant to Section 4.2.

ARTICLE 3

POST-ARRANGEMENT REORGANIZATION TRANSACTIONS

Section 3.1	Matters to be Completed Immediately Post-Arrangement

Immediately following the completion of the Arrangement (as evidenced by the issuance of the Certificate of Arrangement), the Parties shall, and shall cause any other direct or indirect subsidiary of Encana or Ovintiv at such time, to complete the following transactions on the Effective Date at the times set forth below (or at such other times as may be mutually agreed to by Encana and 184Co):

(a)	Continuance of Encana to BCBCA. At 8:00 a.m., Encana will continue from a CBCA corporation to a limited liability corporation under the BCBCA;

(b)

Conversion of Encana to an Unlimited Liability Corporation. At 9:00 a.m., Encana will convert from a limited liability corporation to an unlimited liability corporation under the BCBCA and will change its name to “Ovintiv Canada ULC” (which shall continue to be referred to as “Encana” for the remainder of this Section 3.1);

(c)	Ovintiv Assumption of Encana Debt and Transfer of Alenco-Encana Debt and Alenco Shares. At 10:00 a.m., the following matters shall occur concurrently:

(i)

Pursuant to an assignment and assumption agreement between Encana and Ovintiv, Encana shall assign to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s obligations for the due and punctual payment of the principal of and interest, if any, (and premium, if any) on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed; and

(ii)	in exchange for Ovintiv taking the actions set forth in clause (i) above:

(A)

Encana shall transfer to Ovintiv, and Ovintiv shall assume from Encana, all of Encana’s rights in respect of the Alenco-Encana Debt (including to receive payments of interest and principal thereon); and

(B)

Encana shall transfer to Ovintiv a number of Alenco Shares having a fair market value equal to the principal amount of (less any discount inherent in) the Encana Debt less the fair market value of the Alenco-Encana Debt;

(d)	Encana Repurchase of Encana Common Shares and Distribution of Alenco Shares and HoldCo Common Shares. At 10:01 a.m., Encana shall, and shall be deemed to, concurrently:

(i)

repurchase a number of issued and outstanding Encana Common Shares held by Ovintiv having an aggregate fair market value equal to the aggregate fair market value of the remaining Alenco Shares held by Encana and the fair market value of the HoldCo Common Shares held by Encana, and such repurchased Encana Common Shares shall be cancelled and Ovintiv shall be removed as the holder of such repurchased Encana Common Shares from the register of Encana Common Shares maintained by or on behalf of Encana; and

(ii)

Encana shall, and shall be deemed to, distribute the remaining Alenco Shares held by Encana and the HoldCo Common Shares held by Encana referenced in clause (i) to Ovintiv as full payment and satisfaction therefor;

(e)	Assumption of Encana Debt by Ovintiv. At 10:02 a.m., in accordance with the terms of the Debt Indentures and pursuant to supplemental indentures thereto:

(i)

Ovintiv shall expressly assume Encana’s obligations for payment on the Encana Debt and the performance and observance of every covenant of the Debt Indentures on the part of Encana to be performed or observed;

(ii)	Ovintiv shall succeed to, and be substituted for, and may exercise every right and power of, Encana under the Encana Debt; and

(iii)	Encana shall be discharged from all obligations and covenants under the Encana Debt;

(f)

Assumption of Dissenting Shareholder Obligation. At 10:03 a.m., pursuant to an assignment and assumption agreement between Ovintiv and Encana, Ovintiv shall expressly assume the Dissenting Shareholder Obligation as a contribution to the capital of the Encana Common Shares;

(g)

Contribution of Encana Common Shares to HoldCo. At 10:04 a.m., pursuant to a contribution agreement between Ovintiv and HoldCo, Ovintiv shall contribute the Encana Common Shares to HoldCo in exchange for the issuance by HoldCo to Ovintiv of additional HoldCo Common Shares; and

(h)

U.S. Domestication of Ovintiv and Appointment of Ovintiv Directors. Following completion of the transactions in Section 3.1(g) and in any event following the Listing Time, the following matters shall occur concurrently:

(i)	Ovintiv shall be continued from a CBCA corporation and shall be domesticated as a Delaware corporation under the Delaware General Corporation Law; and

(ii)

the board of directors of Ovintiv shall be reconstituted such that the directors of Encana immediately prior to the Effective Time shall comprise the board of directors of Ovintiv, effective as of the time Ovintiv is domesticated as a Delaware corporation under the Delaware General Corporation Law.

ARTICLE 4

TERM AND TERMINATION

Section 4.1	Term

This Agreement shall be effective from the date hereof until the earlier of the completion of the Reorganization and the termination of this Agreement in accordance with its terms.

Section 4.2	Termination of Agreement

This Agreement may be terminated prior to the Effective Time:

(a)	by Encana for any reason on written notice to 184Co;

(b)	by mutual written agreement of the Parties; or

(c)

by any party if the Meeting is duly convened and held and the Reorganization Resolution is voted on and not approved by (i) the Securityholders, voting together as a single class, and (ii) the Shareholders, as required by the Interim Order.

ARTICLE 5

GENERAL

Section 5.1	Amendments

This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than completion of the Reorganization, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Securityholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(c)	modify any conditions contained in this Agreement;

provided that (i) the Plan of Arrangement may be amended in accordance with Article 6 thereof, and (ii) any amendment to Section 3.1(h) or to any other provision of Section 3.1 to which the Interim Order or the Final Order applies may only be amended in accordance with Article 6 of the Plan of Arrangement as if such section or provision formed part of the Plan of Arrangement.

Section 5.2	Notices

All notices and other communications hereunder shall be in writing and shall be delivered by hand to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

(a)	if to Encana:

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Attention:    Joanne L. Alexander

(b)	and if to 184Co:

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Attention:    Corey D. Code

The date of receipt of any such notice shall be deemed to be the date of delivery thereof (unless such delivery is received after business hours, in which case the date of receipt shall be deemed to be the next Business Day in the place of receipt).

Section 5.3	Time of the Essence

Time is of the essence in this Agreement.

Section 5.4	Third Party Beneficiaries

The Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person, other than the Parties, and no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement (including all express or implied terms) in any action, suit, proceeding hearing or other forum.

Section 5.5	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 5.6	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 5.7	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of Encana, 184Co and their respective successors (including in the case of 184Co, Ovintiv) and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 5.8	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.9	Release

Subject to the CBCA (in the case of Encana) and the ABCA (in the case of 184Co), no director, officer or employee of the Parties shall have any personal liability for anything done or purported to be done in connection with the transaction contemplated by this Agreement. Each of the Parties to this Agreement receives and holds the benefit of this release, to the extent that it relates to its directors, officers or employees, as agents for them.

Section 5.10	Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 5.11	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar form of executed electronic copy of this Agreement, and such facsimile or similar form of executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ENCANA CORPORATION

By:	“Joanne L. Alexander”
Joanne L. Alexander
Executive Vice-President, General Counsel & Corporate Secretary
1847432 ALBERTA ULC

By:	“Corey D. Code”
Corey D. Code
Chief Financial Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” mean and refer to the arrangement pursuant to section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, as supplemented, modified or amended in accordance with this Plan of Arrangement and the Arrangement and Reorganization Agreement, and not to any particular articles, section or other portion hereof, which arrangement forms part of the Reorganization;

“Arrangement and Reorganization Agreement” means the arrangement and reorganization agreement made as of October 31, 2019 between Encana and 1847432 Alberta ULC, as predecessor by amalgamation to Ovintiv, with respect to the Arrangement, and all amendments thereto;

“Articles of Arrangement” means the articles of arrangement of Encana and Ovintiv in respect of the Arrangement required under subsection 192(6) of the CBCA to be sent to the Director after the Final Order has been granted;

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta or New York, New York, but does not in any event include a Saturday or Sunday or statutory holiday in Calgary, Alberta or New York, New York;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as Encana may appoint to act as depositary for the Encana Common Shares in relation to the Arrangement;

“Director” means the Director duly appointed under section 260 of the CBCA;

“Dissent Rights” means the dissent rights in respect of the Reorganization described in section 5.1;

“Dissenting Shareholder” means any registered Shareholder who has duly and validly exercised its Dissent Rights pursuant to section 5.1 and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights before the Effective Time;

“Dissenting Shares” means Encana Common Shares held by Dissenting Shareholders;

“Effective Date” means the date the Arrangement becomes effective under the CBCA, being the date shown on the Certificate of Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the CBCA;

“Encana” means Encana Corporation, a corporation existing under the CBCA;

“Encana Common Shares” means the common shares in the capital of Encana;

“Encana DRIP” means Encana’s dividend reinvestment plan dated as of April 21, 2008, as amended and restated March 25, 2013;

“Encana Incentive Awards” means, collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards granted by Encana prior to the Effective Date pursuant to the Encana Incentive Plans, and “Encana Incentive Award” means any one of them, as applicable;

“Encana Incentive Plans” means, collectively, (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation, in each case including any schedules or appendices thereto, as amended from time to time, and “Encana Incentive Plan” means any one of them, as applicable;

“Encana Rights Plan” means the amended and restated shareholder rights plan agreement dated as of April 30, 2019 between Encana and AST Trust Company (Canada);

“Encana Securities” means, collectively, the Encana Common Shares and the Encana Incentive Awards;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Amount” has the meaning set forth in section 3.1(f);

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 192(4)(e) of the CBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Incentive Awardholders” means (i) prior to the exchange of Encana Incentive Awards for Ovintiv Incentive Awards in section 3.1(h), the holders of the Encana Incentive Awards, and (ii) after the exchange of Encana Incentive Awards for Ovintiv Incentive Awards in section 3.1(h), the holders of the Ovintiv Incentive Awards;

“Information Circular” means the notice of the Meeting and accompanying information circular and proxy statement of Encana, together with all appendices, schedules and exhibits thereto, sent by Encana to the Securityholders in connection with the Meeting, as amended, supplemented or otherwise modified;

“Initial Distribution Amount” has the meaning set forth in section 3.1(e);

“Initial Ovintiv Common Shares” means the 1,000 Ovintiv Common Shares issued and outstanding immediately prior to the Effective Time, all of which are held by Encana at such time;

“Interim Order” means the interim order of the Court pursuant to subsection 192(4) of the CBCA relating to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Letter of Transmittal” means the letter of transmittal enclosed with the Information Circular pursuant to which registered Shareholders shall deliver certificates representing the Encana Common Shares in exchange for certificates representing Ovintiv Common Shares in connection with the Arrangement;

“Meeting” means the special meeting of Securityholders, including any adjournment or postponement thereof, held in accordance with the Arrangement and Reorganization Agreement and the Interim Order to consider the Reorganization;

“NYSE” means the New York Stock Exchange;

“Ovintiv” means Ovintiv Inc., (i) immediately prior to the Effective Time and prior to the U.S. Domestication following completion of the Arrangement, a corporation existing under the CBCA, and (ii) following completion of the Arrangement and the U.S. Domestication, a Delaware corporation;

“Ovintiv Common Shares” means (i) from the period immediately prior to the Effective Time until the U.S. Domestication following completion of the Arrangement, the common shares in the capital of Ovintiv, and (ii) following completion of the Arrangement and the U.S. Domestication, the shares of common stock, par value $0.01 per share, of Ovintiv;

“Ovintiv Incentive Awards” means collectively, the stock options (together with any associated tandem stock appreciation rights), stock appreciation rights, performance share units, restricted share units, deferred share units, restricted stock and other share-based awards to granted by Ovintiv pursuant to the Ovintiv Incentive Plans pursuant to the Arrangement in full and complete exchange and substitution for the Encana Incentive Awards, and “Ovintiv Incentive Award” means any one of them, as applicable;

“Ovintiv Incentive Plans” means collectively, (i) the Omnibus Incentive Plan of Ovintiv, (ii) the Ovintiv Employee Stock Option Plan, (iii) the Ovintiv Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Ovintiv, (v) the Restricted Share Unit Plan for Employees of Ovintiv, (vi) the Deferred Share Unit Plan for Employees of Ovintiv, (vii) the Restricted Share Unit Plan for Directors of Ovintiv, and (viii) the Deferred Share Unit Plan for Directors of Ovintiv, in each case including any schedules or appendices thereto, as amended from time to time, and “Ovintiv Incentive Plan” means any one of them, as applicable;

“Ovintiv Purchase Note” means, in respect of each issued and outstanding Encana Common Share at the applicable time (for greater certainty, after giving effect to the consolidation in section 3.1(d)), an unsecured, non-interest bearing, demand promissory note issued by Ovintiv with a principal amount equal to $0.25 and repayable at the option of Ovintiv by issuing a fixed number of Ovintiv Common Shares (which may be a fraction of an Ovintiv Common Share) having a fair market value equal to the principal amount of such note on the Effective Date; provided, however, that if the Trading Price is equal to or less than $6.30, no Ovintiv Purchase Note will be issued or exist;

“Ovintiv Voting Preferred Shares” means the redeemable, voting preferred shares in the capital of Ovintiv as such shares exist immediately prior to the Effective Time, all of which are held by Encana at such time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity (as defined in the Arrangement and Reorganization Agreement), syndicate or other entity, whether or not having legal status;

“Plan”, “Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this Plan of Arrangement, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement and Reorganization Agreement or made at the direction of the Court in the Final Order;

“Reorganization” means, collectively, the Arrangement and the transactions to be completed immediately following the Arrangement as set forth in the Arrangement and Reorganization Agreement (including the U.S. Domestication);

“Securityholders” means, collectively, Shareholders and Incentive Awardholders;

“Share Exchange” has the meaning set forth in section 3.1(f);

“Shareholders” means (i) prior to the exchange of Encana Common Shares for Ovintiv Common Shares in section 3.1(f), the holders of the Encana Common Shares, and (ii) after the exchange of Encana Common Shares for, ultimately, Ovintiv Common Shares in section 3.1(f), the holders of the Ovintiv Common Shares;

“Subscription Amount” has the meaning set forth in section 3.1(g);

“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.) and the regulations thereto, as now in effect and as they may be amended from time to time prior to the Effective Time;

“Trading Price” means the closing trading price of an Encana Common Share (on a pre-consolidated basis) on the NYSE on the day before the Effective Date; and

“U.S. Domestication” means the continuance of Ovintiv from a CBCA corporation and its domestication as a Delaware corporation under the Delaware General Corporation Law, to be completed following completion of the Arrangement as part of the Reorganization pursuant to the Arrangement and Reorganization Agreement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “section”, “subsection” or “paragraph” followed by a number and/or a letter refer to the specified Article, section, subsection or paragraph of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time in Calgary, Alberta unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money or “dollars” or “$” are expressed in lawful money of the United States.

1.7	Statutory References

References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations or rules promulgated thereunder from time to time in effect.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1	Arrangement and Reorganization Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement and Reorganization Agreement.

2.2	Effectiveness

This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding upon Encana, Ovintiv, all Securityholders, and all other Persons as and from the Effective Time, without any further act or formality required on the part of any Person except as expressly provided herein.

2.3	Certificate of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

2.4	Effective Time

Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1	The Arrangement

Commencing at 6:00 a.m. (Mountain Time) on the Effective Date, each of the events set out below shall occur and be deemed to occur in the following sequence and one minute following the event(s) described in the immediately preceding section, without any further act or formality, unless specifically noted:

Termination of Encana Rights Plan

(a)	the Encana Rights Plan shall terminate and cease to have any further force or effect, and all rights issued pursuant to the Encana Rights Plan shall be cancelled without any payment therefor;

Termination of the Encana DRIP

(b)

the Encana DRIP shall terminate and cease to have any further force or effect (other than the requirements therein relating to the treatment of fractional Encana Common Shares held for a participant’s account thereunder, subject to the adjustments to be made to the Encana Common Shares pursuant to this Plan of Arrangement), and Encana’s public disclosure of the completion of the Arrangement shall constitute, and be deemed to constitute, written notice to the Shareholders of the termination of the Encana DRIP;

Dissenting Shareholders

(c)

subject to section 5.1, each of the Encana Common Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to Encana (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against Encana for the amount determined in accordance with section 5.1, and:

(i)

such Dissenting Shareholders shall cease to be the holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares (including for the purposes of any matter concerning the Encana Common Shares or the Shareholders in the remainder of this section 3.1), other than the right to be paid fair value for such Encana Common Shares as set out in section 5.1; and

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such Encana Common Shares from the registers of Encana Common Shares maintained by or on behalf of Encana;

Consolidation of Encana Common Shares

(d)

the Encana Common Shares shall be consolidated such that each pre-consolidation Encana Common Share will be exchanged for 0.2 of a post-consolidation Encana Common Share, and any fractional Encana Common Share held by a registered Shareholder after such consolidation shall be (i) with respect to any fraction equal to or greater than 0.5, rounded up to the next highest whole number of Encana Common Shares; and (ii) with respect to any fraction less than 0.5, rounded down to the next lowest whole number of Encana Common Shares, as contemplated in section 4.4;

Distribution of Initial Distribution Amount

(e)

Encana shall, and shall be deemed to, declare a dividend on the Encana Common Shares, and shall pay such dividend by distributing a fraction of an Initial Ovintiv Common Share in respect of each issued and outstanding Encana Common Share (the “Initial Distribution Amount”) such that all of the Initial Ovintiv Common Shares are distributed to the Shareholders with each Shareholder receiving a pro rata number of such fractional Initial Ovintiv Common Shares based upon the proportion of the number of Encana Common Shares held by such Shareholder relative to the aggregate number of issued and outstanding Encana Common Shares at such time;

Exchange of Encana Common Shares

(f)

each issued and outstanding Encana Common Share (for greater certainty, as such Encana Common Shares exist following the consolidation in section 3.1(d)) shall be, and shall be deemed to be, transferred to and acquired by Ovintiv (free and clear of any Encumbrances) in exchange for (i) if the Trading Price exceeds $6.30, the issuance by Ovintiv to such Shareholder of a fraction of an Ovintiv Common Share (the “Exchange Amount”) and an Ovintiv Purchase Note, such that the sum of the Initial Distribution Amount issued pursuant to section 3.1(e), the Exchange Amount issued pursuant to this section 3.1(f) and the Subscription Amount (if any) issued pursuant to section 3.1(g) equals 1.0

Ovintiv Common Share, or (ii) if the Trading Price is equal to or less than $6.30, the issuance by Ovintiv of an Exchange Amount such that the sum of the Initial Distribution Amount issued pursuant to section 3.1(e) and the Exchange Amount issued pursuant to this section 3.1(f) equals 1.0 Ovintiv Common Share (and for greater certainty, if the Trading Price is equal to or less than $6.30, no Ovintiv Purchase Note will be issued or exist) (the foregoing transactions collectively referred to as the “Share Exchange”); and as a result thereof:

(i)

the Shareholders whose Encana Common Shares have been so transferred shall cease to be, and shall be deemed to cease to be, holders of such Encana Common Shares and to have any rights as holders of such Encana Common Shares other than the right to receive the consideration to which they are entitled pursuant to this Arrangement;

(ii)	such Shareholders’ names shall be removed as the holders from the register of Encana Common Shares maintained by or on behalf of Encana;

(iii)

Ovintiv shall be deemed to be the transferee of such Encana Common Shares (free and clear of any Encumbrances) and shall be, and shall be deemed to be, entered in the register of Encana Common Shares maintained by or on behalf of Encana; and

(iv)

in accordance with the CBCA, an amount will be added to the stated capital account for the Ovintiv Common Shares equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such Ovintiv Common Shares, and concurrently with the foregoing, the Ovintiv Voting Preferred Shares shall be automatically redeemed by Ovintiv in accordance with their terms for no additional consideration, and shall be cancelled;

Subscription for Additional Ovintiv Common Shares

(g)

if Ovintiv Purchase Notes were issued pursuant to section 3.1(f), each holder of such Ovintiv Purchase Notes shall, and shall be deemed to, subscribe for, in respect of each Ovintiv Purchase Note, an additional fraction of an Ovintiv Common Share having a fair market value equal to the principal amount of an Ovintiv Purchase Note issued to such holder in section 3.1(f), if any (the “Subscription Amount”) (such that, for greater certainty, the sum of the Initial Distribution Amount issued pursuant to section 3.1(e), the Exchange Amount issued pursuant to section 3.1(f) and the Subscription Amount (if any) issued pursuant to this section 3.1(g) equals 1.0 Ovintiv Common Share), and as payment therefor, the Ovintiv Purchase Notes held by such holder shall be deemed to be satisfied and cancelled, and in accordance with the CBCA, an amount will be added to the stated capital account for the Ovintiv Common Shares equal to the aggregate fair market value of the consideration received by Ovintiv in exchange for such Ovintiv Common Shares issued pursuant to this section 3.1(g); and

Exchange of Encana Incentive Awards for Ovintiv Incentive Awards

(h)

Encana shall assign to Ovintiv, and Ovintiv shall assume, all of Encana’s rights and obligations under the Encana Incentive Plans and all awards and grants thereunder as a successor to Encana thereunder, and consistent with the terms of the Encana Incentive Plans and the Encana Incentive Awards:

(i)

each Encana Incentive Award outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, exchanged for an Ovintiv Incentive Award identical to such Encana Incentive Award in all material respects (and for greater certainty, the exchange of Encana Incentive Awards that are stock options for Ovintiv Incentive Awards that are stock options shall meet the conditions of subsection 7(1.4) of the Tax Act), without any further action on the part of any Incentive Awardholder, Encana or Ovintiv, and the holders of such Encana Incentive Awards shall cease to be holders of such Encana Incentive Awards and to have any rights as holders of such Encana Incentive Awards, and such Incentive Awardholders’ names shall be removed as the holders from the register or records of Encana Incentive Awards maintained by or on behalf of Encana and such Incentive Awardholders’ names shall be added as the holders of Ovintiv Incentive Awards in the register or records of Ovintiv Incentive Awards maintained by or on behalf of Ovintiv; and

(ii)

the Encana Incentive Plans, and any award or grant agreement or any other document evidencing ownership of or a right to an Encana Incentive Award, shall be assigned to, and be assumed by, Ovintiv in their entirety as the Ovintiv Incentive Plans and award and grant agreements or other documents evidencing ownership of rights to an Ovintiv Incentive Award made thereunder (including by the issuance of awards and grants by Ovintiv to replace such Encana Incentive Awards), with such administrative and ancillary amendments necessary to give the intended effect to such plans, agreements and documents, and neither Encana nor Ovintiv shall have any liabilities or obligations with respect to any Encana Incentive Plan or such agreements or documents.

ARTICLE 4

CERTIFICATES, PAYMENTS AND FRACTIONAL SHARES

4.1	Payment of Consideration

(a)

Forthwith following the completion of the Reorganization, Ovintiv shall, subject to section 4.1(b), cause to be issued to the Securityholders the amounts issuable in respect of the Encana Securities required by section 3.1, and otherwise pursuant to the Reorganization. None of Encana, Ovintiv, the Depositary or any other Person shall be required to issue or make any certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) with respect to any Securityholder that represents any securities, rights or entitlements a Securityholder may have arising from or pursuant to an interim step in section 3.1 or the Arrangement and Reorganization Agreement, but instead any such certificates, agreements, notes, documents or electronic records, book entries or other instruments may be issued or made on an aggregate basis, taking into account the completion of all of the steps of this Plan of Arrangement as set forth in section 3.1 and those steps and transactions to be completed pursuant to the Arrangement and Reorganization Agreement as part of the Reorganization.

(b)

Upon surrender to the Depositary for cancellation of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Encana Common Shares that were exchanged and transferred pursuant to section 3.1 and otherwise affected after giving effect to the Reorganization, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholders represented by such surrendered certificate(s) shall be entitled to receive, and the Depositary shall deliver to such holder, the consideration which such Shareholder has the right to receive under the Reorganization for such Encana Common Shares (including certificates representing the number of Ovintiv Common Shares issued to such holder under and in accordance with the Reorganization), less any amounts withheld pursuant to section 4.3, and any Encana Common Share certificate(s) so surrendered shall forthwith be cancelled.

(c)

From and after the completion of the Reorganization, and at the times contemplated in this Plan of Arrangement and the Arrangement and Reorganization Agreement, each certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) that immediately prior to the completion of the Reorganization represented Encana Securities shall be deemed to represent only the right to receive the consideration in respect of such Encana Securities required under this Plan of Arrangement and the Arrangement and Reorganization Agreement, as applicable, less any amounts withheld pursuant to section 4.3. Any such certificate, agreement, note, document, electronic record, book entry or other instrument (as applicable) formerly representing Encana Common Shares not duly surrendered on or before the day that is three years less one day from the Effective Date shall cease to represent a claim by or interest of any kind or nature against Encana or Ovintiv, including without limitation any Ovintiv Common Shares. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been cancelled and none of Encana, Ovintiv or any other Person shall have any obligation to issue such Ovintiv Common Shares.

(d)

Any payment made by way of cheque by the Depositary or Ovintiv pursuant to this Plan of Arrangement or otherwise under the Reorganization that has not been deposited or has been returned to the Depositary or Ovintiv or that otherwise remains unclaimed, in each case, on or before the day that is three years less one day from the Effective Date shall be returned by the Depositary to Ovintiv, and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Encana Securities to receive the consideration for such Encana Securities pursuant to this Plan of Arrangement or otherwise under the Reorganization shall terminate and be deemed to be surrendered and forfeited for no consideration.

(e)

All dividends or other distributions made with respect to any Ovintiv Common Shares allotted and issued pursuant to the Reorganization but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends or other distributions and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes. Any money held by the Depositary in respect of such dividends or distributions that is unclaimed on or before the day that is three years less one day from the Effective Date shall be returned by the Depositary to Ovintiv and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Ovintiv Common Shares to receive such dividends or other distributions, or any interest thereon, shall terminate and be deemed to be surrendered and forfeited for no consideration.

(f)

No former holder of Encana Securities shall be entitled to receive any consideration with respect to such Encana Securities other than the consideration to which such former holder is entitled to receive pursuant to the Plan of Arrangement and the Arrangement and Reorganization Agreement, as applicable, and in accordance with this section 4.1 and, for greater certainty, except as specifically contemplated herein, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Encana Common Shares that were transferred pursuant to section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to the Reorganization. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued and delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Ovintiv (acting reasonably) in such sum as Ovintiv may direct, or otherwise indemnify Ovintiv in a manner satisfactory to Ovintiv, acting reasonably, against any claim that may be made against Ovintiv with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Rights

Ovintiv, Encana and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Securityholder under the Reorganization (including, without limitation, any amounts payable pursuant to section 5.1 hereof), such amounts as Ovintiv, Encana or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority.

4.4	Fractional Shares

No certificates representing fractional Encana Common Shares or Ovintiv Common Shares shall be issued. In lieu of any fractional share that each registered Shareholder or other applicable Person otherwise entitled to a fractional interest may be entitled upon the consolidation of the Encana Common Shares as a step in this Plan of Arrangement, such registered Shareholder will be deemed to receive: (a) with respect to any fraction equal to or greater than 0.5, the next highest whole number of Encana Common Shares; and (b) with respect to any fraction less than 0.5, the next lowest whole number of Encana Common Shares; and for greater certainty, such procedure shall not apply in respect of beneficial holders holding through a broker, investment dealer or other nominee. In respect of the exchange of Encana Common Shares for Ovintiv Common Shares pursuant to this Plan of Arrangement and the exchange of the Ovintiv Purchase Notes, if any, for Ovintiv Common Shares pursuant to this Plan of Arrangement, while individual steps relating to such exchange may provide for fractional share interests, such will be aggregated with all other steps related to the exchange prior to the issuance of any certificates for such Ovintiv Common Shares.

ARTICLE 5

DISSENT RIGHTS

5.1	Dissent Rights

Registered Shareholders may exercise Dissent Rights with respect to the Encana Common Shares held by such holders in connection with the Reorganization pursuant to the procedure set forth in section 190 of the CBCA, as modified by the Interim Order, provided that registered Shareholders who exercise such Dissent Rights and who:

(a)

are ultimately entitled to be paid fair value for their Encana Common Shares shall be deemed not to have participated in the transactions in Article 3 (other than section 3.1(c)) or otherwise in the Reorganization and shall be paid an amount equal to such fair value by Encana (less any amounts withheld pursuant to section 4.3) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement or otherwise under the Reorganization had such Shareholders not exercised their Dissent Rights in respect of such Encana Common Shares, and they shall be deemed to have transferred their Dissenting Shares to Encana for cancellation at the Effective Time, notwithstanding the provisions of section 190 of the CBCA; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Encana Common Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, and the remainder of the Reorganization on the same basis as a non-dissenting holder of Encana Common Shares and shall be entitled to receive only the consideration contemplated in section 3.1 (less any amounts withheld pursuant to section 4.3) and otherwise under the Reorganization that such Shareholder would have received pursuant to the Reorganization if such Shareholder had not exercised Dissent Rights, provided, however, that in no case shall Encana, Ovintiv or the Depositary or any other Person be required to recognize Shareholders who exercise Dissent Rights as Shareholders after the Effective Time.

In addition to any other restrictions under section 190 of the CBCA, none of the Shareholders who vote or have instructed a proxyholder to vote their Encana Common Shares in favour of the Reorganization shall be entitled to exercise Dissent Rights.

Encana may assign to Ovintiv, and Ovintiv may assume, any or all of Encana’s obligations in respect of the Dissent Rights as part of or in connection with the Reorganization.

ARTICLE 6

AMENDMENT

6.1	Amendment of this Plan of Arrangement

(a)

Encana and Ovintiv (or its predecessors) reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Meeting and adversely affecting the economic interest of any Securityholder, approved by the Court; (ii) communicated to the Director; and (iii) if required by the Court, communicated to Securityholders in the manner required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Encana and Ovintiv (or its predecessors) (if consented to by all such parties, each acting reasonably) at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement and Reorganization Agreement, by the Securityholders, shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Encana and Ovintiv (or its predecessors) (each acting reasonably); and (ii) if required by the Court or applicable law, it is consented to by the Securityholders.

(d)

This Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by Ovintiv, provided that it concerns a matter that, in the reasonable opinion of Ovintiv, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Securityholder.

APPENDIX C – SECTION 190 OF THE CBCA

190. (1) Right to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

(2) Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1) If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6) Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7) Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

(8) Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9) Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)

the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) Parties — On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) Final order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)

retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) Limitation — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

APPENDIX D – INTERIM ORDER

COURT FILE NUMBER	1901 17242	Clerk’s stamp

COURT OF QUEEN’S BENCH OF ALBERTA		“Filed on December 6, 2019”

JUDICIAL CENTRE	CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, RSC 1985, c C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING ENCANA CORPORATION, ITS SECURITYHOLDERS AND A WHOLLY-OWNED SUBSIDIARY OF ENCANA CORPORATION

APPLICANT	ENCANA CORPORATION

RESPONDENT	NOT APPLICABLE

DOCUMENT	INTERIM ORDER

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT	BLAKE, CASSELS & GRAYDON LLP 3500, 855 – 2 Street S.W. Calgary, Alberta T2P 4J8

	Attention:	David V. Tupper Alyssa J. Duke

	Telephone:	403-260-9722 403-260-9748

	Facsimile:	403-260-9700

	Email:	david.tupper@blakes.com alyssa.duke@blakes.com

	File:	23455/282

DATE ON WHICH ORDER WAS PRONOUNCED:	December 6, 2019

NAME OF JUDGE WHO MADE THIS ORDER:	Justice A.D. Macleod

LOCATION OF HEARING:	Calgary Courts Centre

UPON the Originating Application (the “Originating Application”) of Encana Corporation (“Encana”);

AND UPON reading the Originating Application, the affidavit of Joanne Linette Alexander, sworn December 6, 2019 (the “Affidavit”) and the documents referred to therein;

AND UPON being advised that notice of the Originating Application has been given to the Director (the “Director”) appointed under section 260 of the Canada Business Corporations Act, RSC 1985, c C-44, as amended (the “CBCA”) and that the Director does not consider it necessary to appear;

AND UPON HEARING counsel for Encana;

FOR THE PURPOSES OF THIS ORDER:

(a)

the capitalized terms not defined in this Order (the “Order”) shall have the meanings attributed to them in the draft management information circular of Encana (the “Information Circular”), which is attached as Exhibit “A” to the Affidavit; and

(b)

all references to “Arrangement” used herein mean the arrangement as set forth in the Plan of Arrangement attached as Schedule “A” to the arrangement and reorganization agreement between Encana and 1847432 Alberta ULC (as predecessor by amalgamation to Ovintiv Inc. (“Ovintiv”)) dated October 31, 2019 (the “Arrangement Agreement”), which Arrangement Agreement is attached as Appendix “B” to the Information Circular.

IT IS HEREBY ORDERED THAT:

General

1.

As prescribed by this Order, Encana shall seek approval of the Arrangement as described in the Information Circular by the holders (the “Encana Shareholders”) of common shares of Encana (the “Encana Common Shares”) and the holders (“Encana Incentive Awardholders”, and together with the Encana Shareholders, the “Encana Securityholders”) of incentive awards (“Encana Incentive Awards”) of Encana in the manner set forth below.

The Meeting

2.

Encana shall call and conduct a special meeting (the “Meeting”) of Encana Securityholders on or about January 14, 2020. At the Meeting, the Encana Securityholders will consider and vote upon a single resolution to approve the Arrangement and certain other matters that comprise the Reorganization, substantially in the form attached as Appendix “A” to the Information Circular (the “Reorganization Resolution”) and such other business as may properly be brought before the Meeting or any adjournment or postponement thereof, all as more particularly described in the Information Circular.

3.

In accordance with Encana’s by-laws, a quorum at the Meeting shall be two persons present in person, each being an Encana Shareholder or duly appointed proxyholder of such Encana Shareholder, together holding at least 25% of the total issued and outstanding Encana Common Shares entitled to be voted at the Meeting.

4.

Each Encana Common Share entitled to be voted at the Meeting will entitle the holder to one vote at the Meeting in respect of the Reorganization Resolution and any other matters to be considered at the Meeting.

5.

The record date for Encana Securityholders entitled to receive notice of and vote at the Meeting shall be December 9, 2019 (the “Record Date”). Only Encana Securityholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting.

6.

The Meeting shall be called, held and conducted in accordance with the applicable provisions of the CBCA, the articles and by-laws of Encana in effect at the relevant time, the Information Circular, the rulings and directions of the Chair of the Meeting, this Order and any further Order of this Court. To the extent that there is any inconsistency or discrepancy between this Order and the CBCA or the articles or by-laws of the Encana, the terms of this Order shall govern.

Conduct of the Meeting

7.

The only persons entitled to attend the Meeting shall be Encana Securityholders or their authorized proxy holders, Encana’s directors and officers, Encana’s auditors, Encana’s legal counsel and representatives, and such other persons who may be permitted to attend by the Chair of the Meeting.

8.

The Reorganization Resolution must be approved by at least two-thirds of the votes cast on such resolution, in person or by proxy, by both: (a) Encana Shareholders and Encana Incentive Awardholders, voting together as a single class, and (b) Encana Shareholders, voting separately.

9.

To be valid, a proxy must be deposited with AST Trust Company (Canada) in the manner described in the Information Circular. Encana may waive generally, in its discretion, the time limits set out in the Information Circular for the deposit and revocation of proxies by Encana Securityholders, if the Chair of the Meeting deems it advisable to do so.

10.	The accidental omission to give notice of the Meeting or the non-receipt of the notice shall not invalidate any resolution passed or proceedings taken at the Meeting.

11.

Encana is authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present, if applicable) and for such period or periods of time as Encana deems advisable, without the necessity of additional approval of the Court. The Record Date will not change as a result of any adjournments or postponements to the Meeting.

Amendments to the Arrangement

12.

Encana and Ovintiv (or its predecessors) are authorized to make such amendments, modifications or supplements to the Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Meeting and adversely affecting the economic interest of any Encana Securityholder, approved by the Court; (ii) communicated to the Director; and (iii) if required by the Court, communicated to Encana Securityholders in the manner required by the Court. The Arrangement so amended, revised or supplemented shall be deemed to be the Arrangement submitted to the Meeting and the subject of the Reorganization Resolution, without need to return to this Court to amend this Order.

13.

Any amendment, modification or supplement to the Plan of Arrangement may be proposed by Encana and Ovintiv (or its predecessors) (if consented to by all such parties, each acting reasonably) at any time prior to or at the Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement Agreement, by the Encana Securityholders, shall become part of the Plan of Arrangement for all purposes.

14.

Any amendment, modification or supplement to the Plan of Arrangement which is approved or directed by the Court following the Meeting shall be effective only: (i) if it is consented to by Encana and Ovintiv (or its predecessors) (each acting reasonably); and (ii) if required by the Court or applicable law, it is consented to by the Encana Securityholders.

15.

The Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by Ovintiv, provided that it concerns a matter that, in the reasonable opinion of Ovintiv, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the economic interest of any Encana Securityholder.

Dissent Rights

16.

Registered Encana Shareholders are, subject to the provisions of this Order and the Arrangement, accorded the right to dissent under section 190 of the CBCA with respect to the Reorganization Resolution and the right be paid the fair value of their Encana Common Shares by Encana in respect of which such right to dissent was validly exercised.

17.	In order for a registered Encana Shareholder (a “Dissenting Encana Shareholder”) to exercise such right to dissent under section 190 of the CBCA:

(a)

the Dissenting Encana Shareholder’s written objection to the Reorganization Resolution must be received by Encana, care of its solicitors, Blake, Cassels & Graydon LLP, Suite 3500, 855 – 2nd Street S.W., Calgary, Alberta, Canada T2P 4J8 (Attention: Chad Schneider), by 5:00 p.m. (Mountain time) on January 10, 2020 or such day that is two Business Days immediately preceding the date that any adjournment or postponement of the Meeting is reconvened;

(b)

an Encana Shareholder’s failure to vote against the Reorganization Resolution will not constitute a waiver of such shareholder’s dissent rights and a vote against the Reorganization Resolution will not be deemed to satisfy notice requirements under the CBCA with respect to dissent rights;

(c)	a Dissenting Encana Shareholder shall not have voted his or her Encana Common Shares at the Meeting, either by proxy or in person, in favour of the Reorganization Resolution;

(d)

an Encana Shareholder may not exercise the right to dissent in respect of only a portion of such shareholder’s Encana Common Shares, but may dissent only with respect to all of the Encana Common Shares held by the Encana Shareholder; and

(e)	the exercise of such right to dissent must otherwise comply with the requirements of section 190 of the CBCA, as modified and supplemented by this Order and the Arrangement.

18.

The fair value of the consideration to which a Dissenting Encana Shareholder is entitled pursuant to the Arrangement shall be determined as of the close of business on the last business day before the Reorganization Resolution was adopted and shall be paid to the Dissenting Encana Shareholders by Encana as contemplated by the Arrangement and this Order.

19.	Dissenting Encana Shareholders who validly exercise their right to dissent, as set out in paragraphs 16 and 17 above, and who:

(a)

are ultimately entitled to be paid fair value for their Encana Common Shares shall be deemed not to have participated in the Arrangement or otherwise in the Reorganization and shall be paid an amount equal to such fair value by Encana and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement or otherwise under the Reorganization had such Encana Shareholders not exercised their dissent rights in respect of such Encana Common Shares, and they shall be deemed to have transferred their Encana Common Shares to Encana for cancellation at the Effective Time, notwithstanding the provisions of section 190 of the CBCA; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Encana Common Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, and the remainder of the Reorganization on the same basis as a non-dissenting holder of Encana Common Shares and shall be entitled to receive only the consideration contemplated by the Arrangement and otherwise under the Reorganization that such Encana Shareholder would have received pursuant to the Reorganization if such Encana Shareholder had not exercised dissent rights, provided, however, that in no case shall Encana, Ovintiv or the Depositary or any other Person be required to recognize Encana Shareholders who exercise dissent rights as Encana Shareholders after the Effective Time.

20.

Subject to further order of this Court, the rights available to Encana Shareholders under the CBCA and the Arrangement to dissent from the Reorganization Resolution shall constitute full and sufficient dissent rights for the Encana Shareholders with respect to the Reorganization Resolution.

21.

Notice to the registered Encana Shareholders of their right to dissent with respect to the Reorganization Resolution and to receive, subject to the provisions of the CBCA and the Arrangement, the fair value of the consideration to which a Dissenting Encana Shareholder is entitled pursuant to the Arrangement shall be sufficiently given by including information with respect to this right as set forth in the Information Circular which is to be sent to registered Encana Shareholders in accordance with paragraph 21 of this Order.

Notice

22.

Meeting materials (the “Meeting Materials”) shall be sent to those Encana Securityholders who, as of the Record Date, hold Encana Common Shares and/or Encana Incentive Awards, the directors of Encana, the auditors of Encana and the Director. The Meeting Materials include the Information Circular, substantially in the form attached as Exhibit “A” to the Affidavit, with such amendments thereto as counsel to Encana may determine necessary or desirable (provided such amendments are not inconsistent with the terms of this Order), and including the Notice of Special Meeting, the Notice of Originating Application and this Order, together with any other communications or documents determined by Encana to be necessary or advisable including the Proxy and the Letter of Transmittal. The Meeting Materials shall be sent by one or more of the following methods:

(a)

in the case of Encana Incentive Awardholders and registered Encana Shareholders, by pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books and records of Encana as of the Record Date, at least 21 days prior to the Meeting;

(b)

in the case of non-registered Encana Shareholders, by providing sufficient copies of the Meeting Materials to intermediaries, in accordance with National Instrument 54-101 – Communication With Beneficial Owners of Securities of a Reporting Issuer,

(c)

in the case of the directors and auditors of Encana, by email, pre-paid first class or ordinary mail, by courier or by delivery in person, addressed to the individual directors or firm of auditors, as applicable, at least 21 days prior to the date of the Meeting; and

(d)	in the case of the Director, by email, facsimile or other electronic means, by courier or by delivery in person, addressed to the Director at least 21 days prior to the date of the Meeting.

23.

Delivery of the Meeting Materials in the manner directed by this Order shall be deemed to be good and sufficient service upon the Encana Securityholders, the directors and auditors of Encana, and the Director of:

(a)	the Originating Application;

(b)	this Order;

(c)	the Notice of Special Meeting;

(d)	the Notice of Originating Application; and

(e)	the Information Circular, Proxy and the Letter of Transmittal.

Final Application

24.

Subject to further order of this Court, and provided that the Encana Securityholders have approved the Reorganization Resolution in the manner directed by this Court and the directors of Encana have not revoked their approval, Encana may proceed with an application for a final Order of the Court approving the

Arrangement (the “Final Order”) on January 17, 2020 at 2:00 p.m. (Mountain time) or so soon thereafter as counsel may be heard. Subject to the Final Order and to the issuance of the certificate of arrangement, Encana, all Encana Securityholders and all other persons affected will be bound by the Arrangement in accordance with its terms.

25.

Any Encana Securityholder or other interested party (each, an “Interested Party”) desiring to appear and make submissions at the application for the Final Order is required to file with this Court and serve upon Encana, on or before 5:00 p.m. (Mountain time) on January 10, 2020, a notice of intention to appear (“Notice of Intention to Appear”) including the Interested Party’s address for service in the Province of Alberta (or alternatively, a facsimile number for service by facsimile or an email address for service by electronic mail) and indicating whether such Interested Party intends to support or oppose the application or make submissions at the application, together with a summary of the position such Interested Party intends to advocate before the Court, and any evidence or materials which such party intends to present to the Court. Service of this notice on Encana shall be effected by service upon the solicitors for Encana, being Blake, Cassels & Graydon LLP, Suite 3500, 855 – 2nd Street SW, Bankers Hall East Tower, Calgary, Alberta T2P 4J8 (Attention: David Tupper).

26.

In the event that the application for the Final Order is adjourned, only those parties appearing before this Court for the Final Order, and those Interested Parties serving a Notice of Intention to Appear in accordance with paragraph 25 of this Order, shall have notice of the adjourned date.

Leave to Vary Interim Order

27.	Encana is entitled at any time to seek leave to vary this Order upon such terms and the giving of such notice as this Court may direct.

“Justice A.D. Macleod”
Justice of the Court of Queen’s Bench of Alberta

APPENDIX E – NOTICE OF APPLICATION

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT,

RSC, 1985, c C-44, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING ENCANA

CORPORATION, ITS SECURITYHOLDERS AND A WHOLLY-OWNED SUBSIDIARY OF

ENCANA CORPORATION

NOTICE OF ORIGINATING APPLICATION

NOTICE IS HEREBY GIVEN that an originating application (the “Application”) has been filed with the Court of Queen’s Bench of Alberta, Judicial Centre of Calgary (the “Court”) on behalf of Encana Corporation (the “Corporation”) with respect to a proposed arrangement (the “Arrangement”) brought pursuant to Section 192 of the Canada Business Corporations Act, RSC, 1985, c C-44, as amended (the “CBCA”), involving, among others, the Corporation, its securityholders and a wholly-owned subsidiary of Encana Corporation. The Arrangement is described in greater detail in the management information circular and proxy statement dated December 11, 2019 accompanying this Notice of Originating Application. At the hearing of the Application, the Corporation intends to seek:

1.

an order approving the Arrangement pursuant to the provisions of Section 192 of the CBCA and pursuant to the terms and conditions of the arrangement and reorganization agreement between Encana and 1847432 Alberta ULC, a wholly-owned subsidiary of the Corporation dated effective as of October 31, 2019;

2.

an order declaring that registered holders (the “Encana Shareholders”) of the common shares in the capital of Encana (the “Encana Common Shares”) shall have the right to dissent in respect of the Arrangement pursuant to the provisions of Section 190(1) of the CBCA, as modified by the interim order (the “Interim Order”) of the Court dated December 6, 2019 and the Arrangement;

3.

a declaration that the Arrangement will, after the filing of the Articles of Arrangement pursuant to the provisions of Section 192 of the CBCA, be effective in accordance with its terms and shall be binding on and after the Effective Time, as defined in the Arrangement; and

4.	a declaration that the terms and conditions of the Arrangement, and its procedures are fair to the Encana Shareholders and other affected persons, both from a substantive and procedural perspective;

(collectively, the “Final Order”).

AND NOTICE IS FURTHER GIVEN that the said Application is directed to be heard before a Justice of the Court, at the Calgary Courts Centre, 601—5th Street, S.W., Calgary, Alberta, Canada, on January 17, 2020 at 2:00 p.m. (Calgary time) or as soon thereafter as counsel may be heard. Any Encana Shareholder or other interested party desiring to support or oppose the Application may appear at the time of the hearing in person or by counsel for that purpose provided such Encana Shareholder or other interested party files with the Court and serves upon the Corporation before 5:00 p.m. (Calgary time) on January 10, 2020, a notice of intention to appear (the “Notice of Intention to Appear”) setting out such Encana Shareholder’s or interested party’s address for service and indicating whether such person intends to support or oppose the Application or make submissions at the Application, together with a summary of the position such person intends to advocate before the Court and, together with any evidence or materials which are to be presented to the Court. Service on the Corporation is to be effected by delivery to its solicitors at the address set forth below.

E-1

AND NOTICE IS FURTHER GIVEN that, at the hearing and subject to the foregoing, Encana Shareholders and any other interested persons will be entitled to make representations as to, and the Court will be requested to consider, the fairness of the Arrangement. If you do not attend, either in person or by counsel, at that time, the Court may approve or refuse to approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court may deem fit, without any further notice.

AND NOTICE IS FURTHER GIVEN that the Court, by the Interim Order, has given directions as to the calling and holding of special meetings of the Encana Shareholders and holders of Encana incentive awards (the “Encana Incentive Awardholders”) for the purpose of such Encana Shareholders and Encana Incentive Awardholders voting upon the applicable special resolution to approve the Arrangement and, in particular, has directed that registered holders of Encana Common Shares have the right to dissent under the provisions of Section 190(1) of the CBCA, as modified by the terms of the Interim Order in respect of the Arrangement.

AND NOTICE IS FURTHER GIVEN that further notice in respect of these proceedings will only be given to those persons who have filed a Notice of Intention to Appear.

AND NOTICE IS FURTHER GIVEN that a copy of the said Application and other documents in the proceedings will be furnished to any Encana Shareholders or other interested party requesting the same by the under-mentioned solicitors for the Corporation upon written request delivered to such solicitors as follows:

Solicitors for the Corporation:

Blake, Cassels & Graydon LLP

Suite 3500, Bankers Hall East Tower

855—2nd Street S.W.

Calgary, Alberta T2P 4J8

Facsimile Number: (403) 260-9700

Attention: David Tupper

DATED at the City of Calgary, in the Province of Alberta, this 6th day of December, 2019.

BY ORDER OF THE BOARD OF DIRECTORS OF ENCANA CORPORATION

“Joanne L. Alexander”

Executive Vice-President, General Counsel & Corporate Secretary
Encana Corporation

E-2

APPENDIX F – FORM OF THE OVINTIV CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OVINTIV INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

ARTICLE I

Name

The name of the corporation is Ovintiv Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 775,000,000 shares, consisting of (a) 750,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (b) 25,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.2    Voting. Except as may otherwise be provided in this Certificate of Incorporation or by the DGCL, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with the second paragraph of Section 4.1 (such certificate, a “Preferred Stock Designation”)) or by the DGCL, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.3    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.4    Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Name and Mailing Address of Incorporator

The name and mailing address of the incorporator are                      and c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto-Dominion Centre, 77 King Street West, Suite 3100, P.O. Box 226, Toronto, Ontario M5K 1J3, Canada.

ARTICLE VI

Powers of Incorporators

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware. The name and mailing address of each person who is to serve as an initial director of the Corporation until the first annual meeting of stockholders or until his or her successor is duly elected and qualified, are set forth below:

Name	Mailing Address

Peter A. Dea	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Fred J. Fowler	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Howard J. Mayson	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Lee A. McIntire	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Name	Mailing Address

Margaret A. McKenzie	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Steven W. Nance	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Suzanne P. Nimocks	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Thomas G. Ricks	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Brian G. Shaw	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Douglas J. Suttles	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Bruce G. Waterman	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Clayton H. Woitas	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

ARTICLE VII

Board of Directors

7.1    General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

7.2    Removal of Directors. Except for any directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, any director or the entire Board may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors generally.

7.3    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified.

7.4    Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VIII

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this ARTICLE VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE IX

Indemnification

9.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including any subsidiary of the Corporation and service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

9.2    Prepayment of Expenses. To the extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this ARTICLE IX or otherwise.

9.3    Claims. If a claim for indemnification or advancement of expenses under this ARTICLE IX is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses hereunder.

9.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.5    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually receives as indemnification or advancement of expenses from such other entity or enterprise and that is not subject to repayment.

9.6    Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

9.7    Other Indemnification and Prepayment of Expenses. This ARTICLE IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE X

Section 203

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XI

Restriction on Stockholder Action by Written Consent

Except as otherwise provided for or fixed pursuant to ARTICLE IV or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE XII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the DGCL; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE XII.

ARTICLE XIII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). For the avoidance of doubt, this ARTICLE XIII does not purport to apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

[Remainder of Page Intentionally Blank]

WITNESS the signature of this Certificate of Incorporation this              day of                      2020.

Incorporator Name:

APPENDIX G – FORM OF THE OVINTIV BYLAWS

BYLAWS

of

OVINTIV INC.

(A Delaware Corporation)

ARTICLE I

DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the term:

1.1    “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2    “Board” means the Board of Directors of the Corporation.

1.3    “Bylaws” means these Bylaws of the Corporation, as amended from time to time.

1.4    “Canadian Encana Procedures” means the rules and procedures governing Encana Corporation prior to the effectiveness of the Domestication, including Encana Corporation’s organizational documents, the Canada Business Corporations Act, the Securities Act (Alberta) and any applicable rules and regulations thereunder.

1.5    “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time (including by any Preferred Stock Designation (as defined in the Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on                     , 2020)).

1.6    “Chair” means the Chair of the Board.

1.7    “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.8    “Corporation” means Ovintiv Inc., currently a Delaware corporation and, prior to the effectiveness of the Domestication, a corporation organized under the laws of Canada.

1.9    “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.10    “Director” means an individual who is a duly elected or appointed, and then serving as a, member of the Board.

1.11    “Domestication” means the domestication of the Corporation (as then organized under the laws of Canada) from Canada as a corporation in the State of Delaware.

1.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13    “law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

1.14    “Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board or such other committee of the Board that serves the same or similar function, in each case as such may be constituted or reconstituted from time to time.

1.15    “Office of the Corporation” means the executive office of the Corporation or any other offices at any other place or places where the Corporation is qualified to do business, as the Board may establish.

1.16    “President” means the President of the Corporation.

1.17    “Public Disclosure” of any date or other information means disclosure thereof by a news release reported by the Dow Jones News Services, Associated Press or comparable news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

1.18    “Secretary” means the Secretary of the Corporation.

1.19    “Stockholder Associated Person” means with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that are owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

1.20    “Stockholders” means the stockholders of the Corporation. All references in these Bylaws to a “Stockholder” or a “holder” of shares of the Corporation’s capital stock are to the record holder of such shares.

1.21    “Treasurer” means the Treasurer of the Corporation.

1.22    “Executive Vice-President” means an Executive Vice-President of the Corporation.

ARTICLE II

STOCKHOLDERS

2.1    Place of Meetings. Meetings of Stockholders may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as may be designated by the Board from time to time.

2.2    Annual Meetings; Stockholder Proposals.

(a)    A meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time.

(b)    At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors which is governed exclusively by Section 3.3) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.2. Subject to Section 2.2(i) and except with respect to nominations or elections of Directors, which are governed by Sections 3.3 and 3.5, Section 2.2(b)(ii) is the exclusive means by which a Stockholder may bring business before a meeting of Stockholders. Any business brought before a meeting in accordance with Section 2.2(b)(ii) is referred to as “Stockholder Business”.

(c)    Subject to Section 2.2(i), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, if (i) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure; provided, further, in the case of the Corporation’s first annual meeting of Stockholders following the effectiveness of the Domestication (the “First Delaware Annual Meeting”), the date of the prior year’s annual meeting of Stockholders shall be deemed to be April 30, 2019. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d)    The Notice of Business must set forth:

(i)    the name and record address of each Stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;

(ii)    the name and address of any Stockholder Associated Person;

(iii)    as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock of the Corporation directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement, understanding or other relationship, direct or indirect, with respect to such Stockholder Business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement, understanding or other relationship (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation and (E) a description in reasonable detail of any proxy (including revocable proxies), agreement, arrangement, understanding or other relationship pursuant to which the Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation. The information specified in Section 2.2(d)(i)-(iii) is referred to herein as “Stockholder Information”;

(iv)    a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business;

(v)    a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;

(vi)    any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;

(vii)    a representation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from stockholders in support of such Stockholder Business;

(viii)    all other information that would be required to be filed with the Securities and Exchange Commission (“SEC”) if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and

(ix)    a representation that the Proponents shall provide any other information reasonably requested by the Corporation within the time period specified by Section 2.2(e).

(e)    The Proponents shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(f)    In addition, the Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.2(e) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting (provided, in the case of the First Delaware Annual Meeting, the date the Corporation’s proxy statement was released to Stockholders in connection with the previous year’s annual meeting shall be deemed to be March 14, 2019) and (iii) the date that is the later of ten business days before the meeting or any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (x) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (y) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

(g)    The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.2, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(h)    If the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(i)    The notice requirements of this Section 2.2 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation. In addition, solely in respect of the First Delaware Annual Meeting, if any deadline or window by which or within which a Stockholder, Proponent or Stockholder Associated Person must take any action under this Section 2.2 occurs as of a date or period before the effectiveness of the Domestication, then such action shall be deemed satisfied to the extent such person complied with the applicable Canadian Encana Procedures; provided, however, if this Section 2.2 requires any action (including for all purposes of this sentence the provision to the Corporation of additional information) in addition to the requirements of the Canadian Encana Procedures, then (i) the Corporation may request that any such person take such actions as the Corporation reasonably determines are required by this Section 2.2 and were not required by the Canadian Encana Procedures and (ii) unless such person takes the actions so requested within ten business days after the Corporation’s request therefor, such person shall again be subject to all of the other provisions of this Section 2.2.

2.3    Special Meetings.

(a)    Special meetings of Stockholders may be called at any time by, and only by, (i) the Board or (ii) solely to the extent required by Section 2.3(b), the Secretary. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the Corporation’s notice of the meeting.

(b)    Subject to Section 2.3(d)-(f), a special meeting of Stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more Stockholders (each, a “Requesting Stockholder”) of record of at least 20% of the voting power of all outstanding shares of Common Stock of the Corporation (the “Required Percent”). The record date for determining Stockholders entitled to request a special meeting shall be the date on which the first Meeting Request for such special meeting was received by the Secretary in the manner required by the preceding sentence.

(c)    To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request, shall be delivered to and received by the Secretary at the Office of the Corporation by hand or by certified or registered mail, return receipt requested, and shall set forth: (i) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each such Requesting Stockholder; (ii) the name and address of each such Requesting Stockholder as it appears on the Corporation’s stock ledger; (iii) the number of shares of the Corporation’s Common Stock owned of record and beneficially by each such Requesting Stockholder; and (iv) as to each such Requesting Stockholder, the Stockholder Information (except that references to the “Proponent” and “Stockholder Business” in Section 2.2(d)(i)-(iii) shall instead refer, respectively, to each “Requesting Stockholder” and “the special meeting” for purposes of this paragraph). Except as otherwise provided in this Section 2.3(c), Section 2.2 (in the case of all matters to be considered at a special meeting of Stockholders other than Director nominations) and Section 3.3 (in the case of Director nominations) shall apply with respect to Stockholder-requested special meetings.

(d)    A Requesting Stockholder may revoke its Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked Meeting Requests from less than the Required Percent, the Board, in its discretion, may cancel the special meeting of the Stockholders.

(e)    Except as provided in the next sentence, a special meeting requested by Stockholders shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board; provided, however, the date of any such special meeting shall be not more than 90 days after the receipt by the Secretary in the manner required by Section 2.3(c) of Meeting Requests from the Required Percent.

(f)    Notwithstanding anything to the contrary in this Section 2.3:

(i)    A special meeting requested by Stockholders shall not be held if (A) the Board has called or calls for an annual meeting of Stockholders and the purpose of such annual meeting includes (among any other matters properly brought before the meeting) the purpose specified in the Meeting Request, (B) any Meeting Request necessary to reach the Required Percent was received by the Secretary during the period commencing 90 days prior to the first anniversary of the date of the prior year’s annual meeting of Stockholders and ending on the date of next annual meeting of Stockholders or (C) an annual or special meeting of Stockholders was held not more than 90 days before the first Meeting Request was received by the Secretary which included the purpose specified in such Meeting Request; and

(ii)    Nothing herein shall prohibit the Board from including in the Corporation’s notice of any special meeting of Stockholders called by the Secretary additional matters to be submitted to the Stockholders at such meeting not included in the Meeting Request in respect of such meeting.

2.4    Record Date.

(a)    For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or the DGCL, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 or less than ten days before the date of such meeting. For the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or the DGCL, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days prior to such action.

(b)    If no such record date is fixed:

(i)    The record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

(ii)    The record date for the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)    When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date for the adjourned meeting.

2.5    Notice of Meetings of Stockholders. Whenever under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these Bylaws or the DGCL, notice of any meeting shall be given, not less than ten nor more than 60 days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the record date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at the Stockholder’s address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than 30 days or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting.

2.6    Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the Stockholder entitled to notice, or a waiver by electronic transmission by such Stockholder, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7    List of Stockholders. The Secretary shall prepare and make, at least ten days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8    Quorum of Stockholders; Adjournment. Except as otherwise provided by these Bylaws, at each meeting of Stockholders the presence in person or represented by proxy of the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting. In the absence of a quorum, the person presiding over the meeting in accordance with Section 2.11 or, in the absence of such person, the holders of a majority of the voting power of the shares of stock of the Corporation present in person or represented by proxy at the meeting, including an adjourned meeting, may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9    Voting; Proxies. At any meeting of Stockholders, all matters other than the election of directors (who shall be elected in the manner set forth in Section 3.2), except as otherwise provided by the Certificate of Incorporation, these Bylaws, the DGCL or any other applicable law, shall be decided by the affirmative vote of a majority of the voting power of shares of stock of the Corporation present in person or represented by proxy and entitled to vote thereon. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new duly authorized proxy bearing a later time or date.

2.10    Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (b) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of stock of the Corporation represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who at such meeting is nominated for election to the Board may serve as an inspector at such election.

2.11    Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the person designated by the Board or, in the absence of such designation, the Chair or, if the Chair is absent, the Chief Executive Officer or if the Chief Executive Officer is absent, the President or if the President is absent, the most senior Executive Vice-President present, shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries or, in their absence, a person designated by the Secretary or one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the persons above specified to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, such person shall be designated by the person presiding over the meeting.

ARTICLE III

DIRECTORS

3.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2    Number; Term of Office. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Except as provided in Section 3.7, each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal. Each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present; provided that if as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section 3.2, a majority of the votes cast means that (a) the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director and (b) abstentions and broker non-votes are not counted as votes cast. Unless the plurality voting standard shall have applied to the election, any Director who is not elected by a majority of the votes cast shall, pursuant to Section 3.7, offer to tender his or her resignation to the Board. In that event, the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results. The Director who offers to tender his or her resignation will be asked to recuse himself or herself from the Board’s and, if a member thereof, the Nominating and Corporate Governance Committee’s decision.

3.3    Nominations of Directors.

(a)    Subject to Section 3.3(k) and Section 3.5, only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are eligible for election as Directors.

(b)    Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.3 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.3. Subject to Section 3.3(k) and Section 3.5, Section 3.3(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.3(b)(ii) are referred to as “Stockholder Nominees”. A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder”.

(c)    Subject to Section 3.3(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, by the following dates:

(i)    in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, if (A) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure; provided, further, in the case of the First Delaware Annual Meeting, the date of the prior year’s annual meeting of Stockholders shall be deemed to be April 30, 2019, and

(ii)    in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was first made by mail or Public Disclosure; provided, however, if the special meeting is being called by the Secretary pursuant to Section 2.3(a)(ii), a Notice of Nomination by any Requesting Stockholder or Stockholder Associated Person of a Requesting Stockholder shall be included in such Requesting Stockholder’s Meeting Request.

(d)    Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders occurring after the annual meeting of Stockholders in 2020 is increased by the Board and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(e)    In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(f)    The Notice of Nomination shall set forth:

(i)    the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person (except that references to the “Proponent” in Section 2.2(d)(i)-(iii) shall instead refer to the “Nominating Stockholder” for purposes of this Section 3.3(f)(i));

(ii)    a representation that each Stockholder nominating a Stockholder Nominee is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(iii)    all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.4;

(iv)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;

(v)    a representation as to whether the Nominating Stockholders intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination;

(vi)    all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act;

(vii)    as long as the Corporation is a “reporting issuer” under applicable Canadian securities law, any other information requested by the Corporation that is required to be disclosed under applicable Canadian law or would be required to be disclosed under applicable Canadian law if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to applicable Canadian law; and

(viii)    a representation that the Nominating Stockholders shall provide any other information reasonably requested by the Corporation within the time period specified by Section 3.3(g).

(g)    The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(h)    In addition, the Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or at the Corporation’s request pursuant to Section 3.3(g) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting (in the case of an annual meeting) (provided, that, in the case of the First Delaware Annual Meeting, the date the Corporation’s proxy statement was released to Stockholders in connection with the previous year’s annual meeting shall be deemed to be March 14, 2019) or, in the case of a special meeting, 50 days before the date of the special meeting and (iii) the date that is ten business days before the date of the meeting or any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (1) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

(i)    The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the procedures set forth in this Section 3.3, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(j)    If the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a qualified representative of the Nominating Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(k)    Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation. In addition, solely in respect of the First Delaware Annual Meeting, if any deadline or window by which or within which a Stockholder, Nominating Stockholder, Stockholder Associated Person or Stockholder Nominee must take any action under this Section 3.3 occurs as of a date or period before the effectiveness of the Domestication, then such action shall be deemed satisfied to the extent such person complied with the applicable Canadian Encana Procedures; provided, however, if this Section 3.3 requires action (including for all purposes of this sentence the provision to the Corporation of additional information) in addition to the requirements of the Canadian Encana Procedures, then (i) the Corporation may request that any such person take such actions as the Corporation reasonably determines are required by this Section 3.3 and were not required by the Canadian Encana Procedures and (ii) unless such person takes the actions so requested within ten business days after the Corporation’s request therefor, such person shall again be subject to all of the other provisions of this Section 3.3.

3.4    Nominee Qualifications. To be eligible to be a nominee for election or reelection as a Director (other than a Preferred Stock Director (as defined below)), the nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.3 (in the case of a Stockholder Nominee) or in accordance with any time periods required from time to time by any resolution, policy or guideline of the Board or Corporation generally applicable to all Directors (in the case of a person nominated by or at the direction of the Board or any committee thereof) (any such policy, a “General Board Policy”)) to the Secretary at the Office of the Corporation (a) a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), (b) information as necessary to permit the Board to determine if such nominee (i) is independent under applicable listing standards, applicable law, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors, (ii) qualifies as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (iii) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or (iv) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, (c) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, (iii) will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors and (iv) currently intends to serve as a Director for the full term for which he or she is standing for election and (d) such person’s written consent to being named in the Corporation’s proxy statement as a nominee for election as a Director and to serving as a Director if elected. Notwithstanding the foregoing, in the case of a nominee who is an incumbent Director standing for reelection (regardless of whether nominated (i) by or at the director of the Board or any committee thereof or (ii) by a Nominating Stockholder), the questionnaire, information, representation and agreement and consent required by the foregoing clauses (a)-(d) shall be required only as frequently (which may be less frequently than annually) as required by an applicable General Board Policy.

3.5    Proxy Access for Director Nominations.

(a)    Subject to the provisions of this Section 3.5, for an annual meeting of Stockholders, the Corporation shall include in its proxy statement and in its form of proxy for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board (or any committee thereof), the name and the Required Information (as defined in Section 3.5(b)) of any person nominated for election to the Board who satisfies the eligibility requirements in this Section 3.5 (a “Proxy Access Nominee”) and who is identified in a proper written notice (the “Proxy Access Notice”) that complies with, and is timely delivered pursuant to, this Section 3.5 by an Eligible Stockholder (as defined in Section 3.5(d)), in each case as determined by the Board. Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation may omit from its proxy materials any information or Supporting Statement (as defined in Section 3.5(c)) (or portions thereof) that it, in good faith, believes (i) would violate any applicable law or regulation or (ii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person or entity.

(b)    For the purposes of this Section 3.5, the “Required Information” that the Corporation shall include in its proxy statement is (i) the information concerning the Proxy Access Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the Eligible Stockholder so elects, a Supporting Statement. Nothing in this Section 3.5 shall limit the Corporation’s ability to solicit against or for, and include in its proxy materials its own statements relating to, any Eligible Stockholder or Proxy Access Nominee.

(c)    For each of its Proxy Access Nominees, the Eligible Stockholder may, at its option, provide to the Secretary, at the time the Proxy Access Notice is provided, one written statement, not to exceed 500 words, in support of such Proxy Access Nominee’s candidacy (a “Supporting Statement”). Only one Supporting Statement

may be submitted by an Eligible Stockholder (including any group of persons together constituting an Eligible Stockholder) for each Proxy Access Nominee.

(d)    For the purposes of this Section 3.5, an “Eligible Stockholder” is one or more persons who:

(i)    own and have owned (in each case, as defined in Section 3.5(h)) continuously for at least three years prior to the date the Proxy Access Notice is received at the Office of the Corporation (the “Minimum Holding Period”) a number of shares of stock of the Corporation that represents at least 3.0% of the voting power of all shares of stock of the Corporation issued and outstanding and entitled to vote in the election of directors (excluding Preferred Directors, if any) as of the most recent date for which such amount is set forth in any Public Disclosure made by the Corporation prior to the date the Proxy Access Notice is received at the Office of the Corporation (the “Required Shares”); provided that, until the third anniversary of the Domestication, the definitions of Minimum Holding Period and Required Shares shall be deemed to include common shares of Encana Corporation issued and outstanding prior to the Domestication that were exchanged for shares of capital stock of the Corporation as part of the Domestication;

(ii)    continues to own the Required Shares through the date of the annual meeting of Stockholders; and

(iii)    satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 3.5;

provided, that the aggregate number of record stockholders and beneficial owners whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed 20. Two or more funds that are part of the same Qualifying Fund Group (as defined in Section 3.5(e)) shall be treated as one record stockholder or beneficial owner for purposes of determining the aggregate number of record stockholders and beneficial owners in this paragraph and shall be treated as one person for the purpose of determining ownership in accordance with Section 3.5(h). No record stockholder (other than a Custodian Holder (as defined below)) or beneficial owner may be a member of more than one group constituting an Eligible Stockholder with respect to any annual meeting of Stockholders, and no shares may be attributed to more than one Eligible Stockholder or group constituting an Eligible Stockholder. If any person (other than a Custodian Holder) purports to be a member of more than one group constituting an Eligible Stockholder, such person shall only be deemed to be a member of the group that has the largest ownership position (as reflected in the applicable Proxy Access Notice).

(iv)    Whenever the Eligible Stockholder consists of a group of persons (including a group of funds that are part of the same Qualifying Fund Group), each provision in this Section 3.5 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each such person (including each individual fund) that is a member of such group (other than a Custodian Holder) to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the 3.0% ownership requirement of the “Required Shares” definition).

(e)    For the purposes of this Section 3.5, a “Qualifying Fund Group” means two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(f)    For the purposes of this Section 3.5, a “Custodian Holder,” with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not own (as defined in Section 3.5(h)) any of the shares comprising the Required

Shares of the Eligible Stockholder. For the avoidance of doubt, Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself beneficially owned such shares continuously for the Minimum Holding Period and through the date of the annual meeting of Stockholders (in addition to the other applicable requirements being met).

(g)    For the purposes of this Section 3.5, “affiliate” shall have the meaning ascribed thereto in the rules and regulations promulgated under the Exchange Act.

(h)    For the purposes of this Section 3.5:

(i)    A person shall be deemed to “own” only those outstanding shares of stock of the Corporation as to which the person possesses both the full voting and investment rights pertaining to such shares and the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares of stock of the Corporation a person “owns” shall not include any shares:

(A)    sold by such person or any of its affiliates in any transaction that has not been settled or closed;

(B)    borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell; or

(C)    subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:

(1)    reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares; or

(2)    hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or any of its affiliates.

(ii)    A person shall “own” shares held in the name of a nominee (including a Custodian Holder) or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has:

(A)    delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person without condition; or

(B)    loaned such shares; provided that the person has the power to recall such loaned shares on not more than five business days’ notice and has recalled such loaned shares as of the date of the annual meeting of Stockholders.

(iii)    The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(iv)    The final determination of whether outstanding shares of stock of the Corporation are “owned” for the purposes of this Section 3.5 shall be made by the Board.

(i)    To be timely under this Section 3.5, the Proxy Access Notice must be received by the Secretary at the Office of the Corporation no earlier than 150 days and no later than 120 days before the first anniversary of the filing date of the Corporation’s definitive proxy statement for the prior year’s annual meeting of Stockholders;

provided, however, if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the first anniversary of the prior year’s annual meeting of Stockholders, or if no annual meeting was held in the preceding year, then, for the Proxy Access Notice to be timely, it must be received by the Secretary at the Office of the Corporation (i) no earlier than 150 days before such annual meeting and (ii) no later than the close of business on the later of 120 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure; provided, further, in the case of the First Delaware Annual Meeting, the filing date of the Corporation’s definitive proxy statement for the prior year’s annual meeting of Stockholders shall be deemed to be March 14, 2019. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Proxy Access Notice pursuant to this Section 3.5.

(j)    To be in proper written form, the Proxy Access Notice must include or be accompanied by the following:

(i)    a written statement by the Eligible Stockholder certifying as to the number of shares of stock of the Corporation it owns and has owned continuously for the Minimum Holding Period, and the Eligible Stockholder’s agreement to provide (a) within five business days following the later of the record date for the annual meeting of Stockholders or the date on which notice of the record date is first publicly disclosed, a written statement by the Eligible Stockholder certifying as to the number of shares of stock of the Corporation it owns and has owned continuously through the record date and (b) prompt notice if the Eligible Stockholder ceases to own a number of shares of stock of the Corporation at least equal to the Required Shares prior to the date of the annual meeting of Stockholders;

(ii)    if the Eligible Stockholder is not a record stockholder of the Required Shares, proof that the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, in a form that would be deemed by the Corporation to be acceptable pursuant to Rule 14a-8(b)(2) under the Exchange Act (or any successor rule) for purposes of a shareholder proposal;

(iii)    a copy of the Schedule 14N that has been or is concurrently being filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iv)    as to the Eligible Stockholder and each Proxy Access Nominee, the information required by Section 2.2(d)(iii)(D)-(E) (except that the references to the “Proponent” and to “any Stockholder Associated Person” in such clauses shall instead refer, respectively, to the “Eligible Stockholder” and “each Proxy Access Nominee” for purposes of this paragraph);

(v)    as to each Proxy Access Nominee:

(A)    the items specified in Section 3.3(f)(iii) (including the questionnaire, representation and agreement required by Section 3.4) (except that the references to “Stockholder Nominee” in such sections shall instead refer to “Proxy Access Nominee,” and the reference to the “Stockholder Associated Person” may be disregarded, for purposes of this paragraph) and an executed agreement, in a form deemed satisfactory by the Board or its designee (which form shall be provided by the Corporation reasonably promptly upon written request therefor), pursuant to which such Proxy Access Nominee agrees not to be named in any other person’s proxy statement or form of proxy;

(B)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder, such Proxy Access Nominee or their respective associates (as defined in Rule 14a-1 under the Exchange Act), or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder or its affiliates or any person acting in concert therewith were the registrant for purposes of such rule and the person were a director or executive of such registrant; and

(C)    any other information relating to the Proxy Access Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)    an executed agreement, in a form deemed satisfactory by the Board or its designee (which form shall be provided by the Corporation reasonably promptly upon written request therefor), pursuant to which the Eligible Stockholder:

(A)    represents that it intends to continue to hold the Required Shares through the date of, and to vote the Required Shares at, the annual meeting of Stockholders;

(B)    represents that it acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(C)    represents and agrees that it has not nominated and will not nominate for election to the Board at the annual meeting of Stockholders any person other than the Proxy Access Nominee(s) it is nominating pursuant to this Section 3.5;

(D)    represents and agrees that it is not currently engaged as of the date of the agreement, and will not engage, in, and is not currently as of the date of the agreement, and will not be, a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Proxy Access Nominee(s) or a nominee of the Board;

(E)    represents and agrees that it has not distributed and will not distribute to any Stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

(F)    represents and agrees that it is currently in compliance as of the date of the agreement, and will comply, with all laws and regulations (including, without limitation, Rule 14a-9(a) under the Exchange Act) applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting;

(G)    agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Stockholders or out of the information that the Eligible Stockholder provided to the Corporation, in each case, in connection with the nomination or election of Proxy Access Nominee(s) at the annual meeting;

(H)    agrees to indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorney’s fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation referenced in clause (G) above or any failure or alleged failure of the Eligible Stockholder or its Proxy Access Nominee(s) to comply with, or any breach or alleged breach by the Eligible Stockholder or its Proxy Access Nominee(s) of, the requirements of this Section 3.5; and

(I)    agrees to file with the SEC any written solicitation of the Stockholders relating to the meeting at which its Proxy Access Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;

(vii)    in the case of a nomination by a group of persons together constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 3.5 (including withdrawal of the nomination); and

(viii)    in the case of a nomination by a group of persons together constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one record stockholder or beneficial owner for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(k)    In addition to the information required pursuant to Section 3.5(j) or any other provision of these Bylaws, (i) the Corporation may require any proposed Proxy Access Nominee to furnish any other information (a) that may reasonably be required by the Corporation to determine whether the Proxy Access Nominee would be independent under the Independence Standards (as defined in Section 3.5(l)), (b) that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such Proxy Access Nominee, (c) that may reasonably be required by the Corporation to determine the eligibility of such Proxy Access Nominee to serve as a director of the Corporation or (d) as may otherwise be reasonably requested, and (ii) the Corporation may require the Eligible Stockholder to furnish any other information that may reasonably be required by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period or other compliance with this Section 3.5.

(l)    Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation shall not be required pursuant to this Section 3.5 to include a Proxy Access Nominee in its proxy materials for any annual meeting of Stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Board, if the Board determines that:

(i)    such Proxy Access Nominee would not:

(A)    be an independent director under the applicable rules and listing standards of the principal U.S. or Canadian securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors;

(B)    satisfy the audit, compensation or other board committee independence requirements under the applicable rules and listing standards of the principal U.S. or Canadian securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s committee members; or

(C)    be a “non-employee director” under Exchange Act Rule 16b-3 or an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision) (the matters referred to in the foregoing clauses (A) to (C) collectively, the “Independence Standards”);

(ii)    the election of such Proxy Access Nominee as a member of the Board would cause the Corporation to be in violation of the Certificate of Incorporation, these Bylaws, or any applicable law, rule or regulation (including rules and listing standards of applicable securities exchanges);

(iii)    such Proxy Access Nominee is, or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;

(iv)    such Proxy Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(v)    such Proxy Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vi)    such Proxy Access Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 or otherwise becomes ineligible, not qualified or unavailable for election at the annual meeting of Stockholders, in each case as determined by the Board, or the person presiding over the annual meeting;

(vii)    such Proxy Access Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading;

(viii)    such Proxy Access Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) otherwise breaches or fails to comply with its representations, undertakings or obligations pursuant to these Bylaws, including, without limitation, this Section 3.5; or

(ix)    the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting.

For the purpose of this subsection (l), the occurrence of clauses (i) through (vi) and, to the extent related to a breach or failure by the Proxy Access Nominee, clauses (vii) and (viii) will result in the exclusion from the proxy materials pursuant to this Section 3.5 of the specific Proxy Access Nominee to whom the ineligibility applies and any related Supporting Statement or, if the proxy statement for the applicable annual meeting of Stockholders already has been filed, will result in such Proxy Access Nominee not being eligible or qualified for election at such annual meeting of Stockholders, and, in either case, no other nominee may be substituted by the Eligible Stockholder that nominated such Proxy Access Nominee. The occurrence of clause (ix) and, to the extent related to a breach or failure by an Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder), clauses (vii) and (viii) will result in the shares owned by such Eligible Stockholder (or such member of any group of persons that together is such Eligible Stockholder) being excluded from the Required Shares and, if as a result the persons who together nominated the Proxy Access Nominee shall no longer constitute an Eligible Stockholder, will result in the exclusion from the proxy materials pursuant to this Section 3.5 of all of such persons’ Proxy Access Nominees and any related Supporting Statements or, if the proxy statement for the applicable annual meeting of Stockholders already has been filed, will result in such Proxy Access Nominees not being eligible or qualified for election at such annual meeting of Stockholders.

(m)    Permitted Number of Proxy Access Nominees.

(i)    The maximum number of Proxy Access Nominees nominated by all Eligible Stockholders that will appear in the Corporation’s proxy materials with respect to an annual meeting of Stockholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office and subject to election by the holders of Common Stock as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 3.5 with respect to the annual meeting, or if the number of directors calculated in this clause (ii) is not a whole number, the closest whole number below 20% (such number, determined pursuant to clause (i) or clause (ii), as applicable, the “Permitted Number”); provided, however, if one or more vacancies on the Board for any reason occur after the deadline in Section 3.5(i) for delivery of the Proxy Access Notice and before the date of the applicable annual meeting of Stockholders and the Board resolves to reduce the size of the Board in connection therewith such that the number of directors subject to election by the holders of Common Stock is reduced, the Permitted Number shall be calculated based on the number of directors in office as so reduced. The Permitted Number shall also be reduced by (a) the number of director candidates who will be included in the Corporation’s proxy materials with respect to such annual meeting of Stockholders as nominees unopposed (by the Corporation) or recommended by the Board pursuant to an agreement, arrangement or other understanding with a Stockholder or group of Stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such Stockholder or group of Stockholders), other than any such director candidate who at the time of the annual meeting shall have served as a director continuously as a nominee of the Board for at least two annual terms immediately preceding the applicable annual meeting of Stockholders, provided that the Permitted Number after such reduction with respect to this clause (a) will in no event be less than one, (b) the number of incumbent director candidates who were previously elected to the Board as Proxy Access Nominees at any of the preceding two annual meetings of Stockholders pursuant to this Section 3.5 and whose re-election at the upcoming annual meeting is being recommended by the Board and (c) the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 for the upcoming annual meeting of Stockholders, but who were thereafter nominated for election at such meeting by the Board.

(ii)    If the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 3.5 exceeds the Permitted Number, each Eligible Stockholder will select one Proxy Access Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Common Stock of the Corporation each Eligible Stockholder disclosed as owned in its respective Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. After reaching the Permitted Number of Proxy Access Nominees, if any Proxy Access Nominee who satisfies the eligibility requirements in this Section 3.5 thereafter (a) is nominated by the Board for election at the upcoming annual meeting of Stockholders, (b) is not submitted for director election for any reason (including the failure to comply with or satisfy the eligibility requirements in this Section 3.5) other than due to a failure by the Corporation to include such Proxy Access Nominee in the Corporation’s proxy materials in violation of this Section 3.5, (c) withdraws his or her nomination (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (d) becomes unwilling to serve on the Board, then, in each such case, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 3.5 in substitution for such Proxy Access Nominee with respect to the annual meeting of Stockholders.

(iii)    Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation shall not be required to include any Proxy Access Nominees in its proxy materials pursuant to this Section 3.5 for any annual meeting of Stockholders for which the Secretary of the Corporation receives a notice that a Stockholder intends to nominate one or more persons for election to the Board pursuant to clause (ii) of the first sentence of Section 3.3(b).

(n)    Notwithstanding the foregoing provisions of this Section 3.5, unless otherwise required by law or otherwise determined by the person presiding over the meeting, if none of (i) the Eligible Stockholder or (ii) a Qualified Representative (as defined below) of the Eligible Stockholder appears at the annual meeting of Stockholders to present such Eligible Stockholder’s Proxy Access Nominee(s), such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Proxy Access Nominee(s) may have been received by the Corporation. A “Qualified Representative” of an Eligible Stockholder means a person that is a duly authorized officer, manager or partner of such Eligible Stockholder or is authorized by a writing (i) executed by such Eligible Stockholder, (ii) delivered (or a reliable reproduction or electronic transmission of the writing is delivered) by such Eligible Stockholder to the Corporation prior to the taking of the action taken by such person on behalf of such Eligible Stockholder and (iii) stating that such person is authorized to act for such Eligible Stockholder with respect to the action to be taken.

(o)    Any information required by this Section 3.5 to be provided to the Corporation must be updated and supplemented by the Eligible Stockholder or Proxy Access Nominee, as applicable, by delivery to the Secretary (i) no later than ten days after the record date for determining the Stockholders entitled to vote at the annual meeting of Stockholders, of such information as of such record date and (ii) no later than five days before the annual meeting of Stockholders, of such information as of the date that is ten days before the annual meeting of Stockholders. Further, in the event that any information or communications provided (pursuant to this Section 3.5 or otherwise) by the Eligible Stockholder or the Proxy Access Nominee to the Corporation or its Stockholders ceases to be true and correct in any respect or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. For the avoidance of doubt, the requirement to update, supplement and correct such information shall not permit any Eligible Stockholder or other person to change or add any proposed Proxy Access Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect (including any inaccuracy or omission).

(p)    This Section 3.5 shall be the exclusive method for Stockholders to include nominees for director election in the Corporation’s proxy materials.

(q)    Solely in respect of the First Delaware Annual Meeting, if any deadline or window by which or within which a Stockholder, Eligible Stockholder, Proxy Access Nominee or Qualifying Fund Group must take any action under this Section 3.5 occurs as of a date or period before the effectiveness of the Domestication, then such action shall be deemed satisfied to the extent such person complied with the applicable Canadian Encana Procedures; provided, however, if this Section 3.5 requires additional action (including for all purposes of this sentence the provision to the Corporation of additional information) than the requirements of such Canadian Encana Procedures, then (i) the Corporation may request that any such person take such actions as the Corporation reasonably determines are required by this Section 3.5 and were not required by the Canadian Encana Procedures and (ii) unless such person takes the actions so requested within ten business days after the Corporation’s request therefor, such person shall again be subject to all of the other provisions of this Section 3.5. Notwithstanding anything to the contrary in this Section 3.5(q), from and after the effectiveness of the Domestication, the meanings of Eligible Stockholder, Minimum Holding Period and Required Shares, and the number of persons who may constitute an Eligible Stockholder, shall be governed exclusively by Section 3.5(a)-(p) and not by any contrary Canadian Encana Procedures.

3.6    Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect Directors under specific circumstances (“Preferred Stock Directors”), any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board, may be filled solely by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or a sole remaining Director. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, a successor is elected and qualified or the Director’s earlier death, resignation, disqualification or removal.

3.7    Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later time determined upon the happening of an event, as is therein specified.

3.8    Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board.

3.9    Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the Chair or the Chief Executive Officer on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.12 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair, Chief Executive Officer or Secretary in like manner and on like notice on the written request of any two or more Directors.

3.10    Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

3.11    Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment; provided, however, notice of the adjourned meeting need not be given if (a) the adjournment is for 24 hours or less and (b) the time, place, if any, and means of remote communication, if any, are announced at the meeting at which the adjournment is taken. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

3.12    Notice Procedure. Subject to Sections 3.9 and 3.13 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telecopy or by other means of electronic transmission.

3.13    Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver signed by the Director, or a waiver by electronic transmission by such Director, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

3.14    Organization. At each meeting of the Board, the Chair or, in his or her absence, another Director selected by the Board shall preside. The Secretary or a person designated by the Secretary shall act as secretary at each meeting of the Board. If the Secretary or a person designated by the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary or a person designated by the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.15    Quorum of Directors. The presence of a majority of the total number of Directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board; provided, however, in no case shall a quorum consist of less than one-third of the total number of Directors that the Corporation would have if there were no vacancies on the Board.

3.16    Action by Majority Vote. Except as otherwise expressly required by these Bylaws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.17    Action Without Meeting. Unless otherwise restricted by these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

ARTICLE IV

COMMITTEES OF THE BOARD

The Board may designate one or more committees in accordance with Section 141(c) of the DGCL. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III.

ARTICLE V

OFFICERS

5.1    Positions; Election. The officers of the Corporation shall be such as the Board from time to time determines to be advisable and, in particular, may include a Chair, a Chief Executive Officer, a President, one or more Executive Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer (who may also be Executive Vice-Presidents), and any other officers, including assistants to any of the foregoing, as the Board may elect from time to time, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Except as provided in Section 5.4, the same person may hold more than one office.

5.2    Term of Office. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later determined upon the happening of an event, as is therein specified. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The election or appointment of an officer shall not of itself create contract rights.

5.3    Chair. The Chair shall be a director and shall have such powers and duties as the Board may specify.

5.4    Chief Executive Officer. The Board may designate an officer as Chief Executive Officer of the Corporation who, as such, shall, subject to the authority of the Board, have general supervision over the business of the Corporation. The Chair and the Chief Executive Officer of the Corporation shall not be the same person, except in the event of the death, resignation or removal of the Chair or the Chief Executive Officer, until such time as a permanent successor is appointed as Chair or Chief Executive Officer, as the case may be.

5.5    President. The Board may designate an officer as President, who, as such, shall have the powers and duties as the Board or the Chief Executive Officer may specify.

5.6    Executive Vice-Presidents. Executive Vice-Presidents shall have the duties incident to the office of Executive Vice-President and any other duties that may from time to time be assigned to the Executive Vice-President by the President, Chief Executive Officer or the Board. Any Executive Vice-President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

5.7    Secretary. The Secretary shall attend and be the Secretary of all meetings of the Board, committees of the Board (unless another person is designated to act as secretary of such meeting or meetings by any such committee), and Stockholders and the Secretary or such other designated person in the case of meetings of any committees of the Board shall maintain minutes of all proceedings thereat. The Secretary shall give, or cause to be given as and when instructed, all notices to Stockholders, directors, officers, auditors and members of committees of the Board and shall be custodian of the corporate seal (if any) and records of the Corporation, except when another officer has been appointed for that purpose, and the Secretary shall have such other powers and duties as the Board or the Chief Executive Officer may specify.

5.8    Treasurer. The Treasurer shall have the care and custody of all funds and securities of the Corporation and shall deposit or cause to be deposited all moneys with the Corporation’s bankers, or otherwise deal with the same, including the short term investment of moneys, as designated by the Board, provided that the Treasurer may from time to time arrange for the temporary deposit of moneys of the Corporation in banks, trust companies or other financial institutions not so designated by the Board for the purpose of facilitating transfer thereof to the credit of the Corporation in a bank, trust company or other financial institution so designated. The books and accounts shall at all times be open to inspection and examination by the Board, by any committee of the Board, by the Chief Executive Officer or by any person appointed by the Board for that purpose. The Treasurer shall sign or countersign such instruments as require his or her signature and shall perform all duties incident to his or her office. The Treasurer shall have such other powers and duties as the Board or the Chief Executive Officer may specify.

5.9    Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the Chief Executive Officer.

5.10    Actions with Respect to Securities of Other Entities. All stock and other securities of other entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), and all proxies with respect thereto shall be executed, by the person or persons authorized to do so by resolution of the Board or, in the absence of such authorization, by the Chair, the Chief Executive Officer, the President, any Executive Vice-President, the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer.

ARTICLE VI

GENERAL PROVISIONS

6.1    Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. If shares are represented by certificates, such certificates shall be in the form approved by the Board. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

6.2    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

6.3    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the

Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

6.4    Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as enacted in the State of Delaware, 6 Del. C. §§8-101 et seq. The Corporation shall convert any records so kept into clearly legible paper form upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

6.5    Seal. The Corporation may have a corporate seal, which shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

6.6    Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

6.7    Amendments. These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board, but the Stockholders may make additional Bylaws and may alter and repeal any Bylaws whether such Bylaws were originally adopted by them or otherwise.

6.8    Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to the DGCL and the Certificate of Incorporation. Whenever these Bylaws may conflict with the DGCL or the Certificate of Incorporation, such conflict shall be resolved in favor of the DGCL or the Certificate of Incorporation, as applicable.

APPENDIX H – UNAUDITED PRO FORMA FINANCIAL INFORMATION OF OVINTIV

The following selected unaudited pro forma financial information gives effect to the Reorganization (including the Arrangement) for purposes of the unaudited pro forma condensed consolidated balance sheet, as if it had occurred on September 30, 2019, and for purposes of the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018, as if it had occurred on January 1, 2018.

On February 13, 2019, Encana completed the Merger. Commencing February 14, 2019, the operations and results of Newfield and the related effects of the completed Merger are included in Encana’s consolidated financial statements. However, the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018 gives effect to the Merger as if the Merger had been completed on January 1, 2018. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018 are derived from the historical consolidated financial statements of Encana and Newfield and have been adjusted to reflect the Merger. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation.

The Merger was accounted for under the acquisition method, which requires that assets acquired and liabilities assumed are recognized at their fair values as at the acquisition date. The purchase price allocation is subject to change based on information that may not yet be available, including, the valuation of any pre-acquisition contingencies, final appraisals and tax returns that provide underlying tax basis of the net assets and liabilities acquired and certain tax positions. Encana expects the purchase price allocation to be completed within 12 months following the closing date of the Merger, during which time the value of the net assets and liabilities acquired may be revised as appropriate.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

This unaudited pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Reorganization (including the Arrangement) and the Merger had been completed on the dates or for the periods presented, nor does it purport to project the results of operations or financial position of Encana or Ovintiv for any future period or as of any future date. The pro forma adjustments are based upon currently available information and management’s estimates and assumptions. Actual adjustments may differ materially from the pro forma adjustments.

The unaudited pro forma financial information should be read in conjunction with the unaudited interim condensed consolidated financial statements and accompanying notes contained in Encana’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, the audited consolidated financial statements and accompanying notes contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018 and Newfield’s audited consolidated financial statements and accompanying notes contained in Encana’s Form 8-K filed on February 28, 2019, in each case incorporated by reference in the Proxy Statement/Prospectus.

	Unaudited Pro Forma Condensed Consolidated Balance Sheet
		As of September 30, 2019
		Pro Forma Adjustments
(US$ millions, except per share amounts)	Encana Historical	Arrangement Adjustments (Note 2a)	U.S. Domestication Adjustments (Note 2b)	Ovintiv Pro Forma Consolidated
Assets
Current Assets
Cash and cash equivalents	138	—	—	138
Accounts receivables and accrued revenues	1,127	—	—	1,127
Risk management	284	—	—	284
Income tax receivable	316	—	—	316

	1,865	—	—	1,865
Property, Plant and Equipment, at cost:
Oil and natural gas properties, based on full cost accounting
Proved properties	50,094	—	—	50,094
Unproved properties	3,943	—	—	3,943
Other	892	—	—	892

Property, plant and equipment	54,929	—	—	54,929
Less: Accumulated depreciation, depletion and amortization	(39,803)	—	—	(39,803)

Property, plant and equipment, net	15,126	—	—	15,126
Other Assets	1,202	—	—	1,202
Risk Management	47	—	—	47
Deferred Income Taxes	521	—	—	521
Goodwill	2,595	—	—	2,595

Total Assets	21,356	—	—	21,356

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	2,191	—	10	2,201
Current portion of operating lease liabilities	79	—	—	79
Incomes tax payable	1	—	—	1
Risk management	10	—	—	10

	2,281	—	10	2,291

Long-Term Debt	7,024	—	—	7,024
Operating Lease Liabilities	972	—	—	972
Other Liabilities and Provisions	548	—	—	548
Risk Management	14	—	—	14
Asset Retirement Obligation	414	—	—	414
Deferred Income Taxes	182	—	—	182

	11,435	—	10	11,445

Shareholders’ Equity
Share capital	7,061	(7,058)	—	3
Paid in surplus	1,402	7,058	—	8,460
Retained earnings	452	—	(10)	442
Accumulated other comprehensive income	1,006	—	—	1,006

Total Shareholders’ Equity	9,921	—	(10)	9,911

Total Liabilities and Shareholders’ Equity	21,356	—	—	21,356

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Nine Months Ended September 30, 2019
	Pro Forma Adjustments
(US$ millions, except per share amounts)	Encana Historical	Newfield Historical(1)	Newfield Combination Adjustments (Note 3b)	Arrangement Adjustments (Note 2a)	U.S. Domestication Adjustments (Note 3a)	Ovintiv Pro Forma Combined
Revenues
Product and service revenues	5,191	286	—	—	—	5,477
Gains (losses) on risk management, net	(84)	(7)	—	—	—	(91)
Sublease revenues	54	—	—	—	—	54

Total Revenues	5,161	279	—	—	—	5,440
Operating Expenses
Production, mineral and other taxes	187	14	—	—	—	201
Transportation and processing	1,148	48	—	—	—	1,196
Operating	545	37	—	—	—	582
Purchased product	784	—	—	—	—	784
Depreciation, depletion and amortization	1,454	86	1	—	—	1,541
Accretion of asset retirement obligation	28	—	—	—	—	28
Administrative	389	115	(173)	—	—	331

Total Operating Expenses	4,535	300	(172)	—	—	4,663

Operating Income	626	(21)	172	—	—	777

Other (Income) Expenses
Interest	285	12	(4)	—	—	293
Foreign exchange (gain) loss, net	(62)	—	—	—	33	(29)
(Gain) loss on divestitures, net	(4)	—	—	—	—	(4)
Other (gains) losses, net	24	(1)	(33)	—	—	(10)

Total Other (Income) Expenses	243	11	(37)	—	33	250

Net Earnings Before Income Tax	383	(32)	209	—	(33)	527
Income tax expense (recovery)	143	(3)	44	—	(2)	182

Net Earnings	240	(29)	165	—	(31)	345

Net Earnings Per Common Share
Basic	0.18					1.32
Diluted	0.18					1.32

Weighted Average Common Shares Outstanding (millions)
Basic	1,308.4			(1,046.7)		261.7
Diluted	1,308.4			(1,046.7)		261.7

(1)	The Newfield historical results are from the period of January 1, 2019 to February 13, 2019.

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Year Ended December 31, 2018
	Pro Forma Adjustments
(US$ millions, except per share amounts)	Encana Historical	Newfield Historical	Newfield Combination Adjustments (Note 3b)	Newfield Reclassification Adjustments (Note 3c)	Arrangement Adjustment (Note 2a)	U.S. Domestication Adjustments (Note 3a)	Ovintiv Pro Forma Combined
Revenues
Product and service revenues	5,457	2,630	—	—	—	—	8,087
Gains (losses) on risk management, net	415	—	—	(101)	—	—	314
Sublease revenues	67	—	—	—	—	—	67
Other revenues	—	13	—	—	—	—	13

Total Revenues	5,939	2,643	—	(101)	—	—	8,481
Operating Expenses
Production, mineral and other taxes	147	125	—	—	—	—	272
Transportation and processing	1,083	348	—	—	—	—	1,431
Operating	454	269	—	—	—	—	723
Purchased product	1,100	—	—	—	—	—	1,100
Depreciation, depletion and amortization	1,272	628	149	(8)	—	—	2,041
Accretion of asset retirement obligation	32	—	—	8	—	—	40
Administrative	157	231	(8)	—	—	—	380
Other expenses (income)	—	12	—	—	—	—	12

Total Operating Expenses	4,245	1,613	141	—	—	—	5,999

Operating Income	1,694	1,030	(141)	(101)	—	—	2,482

Other (Income) Expenses
Interest	351	151	(32)	(59)	—	—	411
Foreign exchange (gain) loss, net	168	—	—	—	—	(175)	(7)
(Gain) loss on divestitures, net	(5)	—	—	—	—	—	(5)
Capitalized interest	—	(59)	—	59	—	—	—
Commodity derivative (income) expense	—	101	—	(101)	—	—	—
Other (gains) losses, net	17	(4)	(8)	—	—	—	5

Total Other (Income) Expenses	531	189	(40)	(101)	—	(175)	404

Net Earnings Before Income Tax	1,163	841	(101)	—	—	175	2,078
Income tax expense (recovery)	94	24	(1)	—	—	43	160

Net Earnings	1,069	817	(100)	—	—	132	1,918

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Year Ended December 31, 2018
	Pro Forma Adjustments
(US$ millions, except per share amounts)	Encana Historical	Newfield Historical	Newfield Combination Adjustments (Note 3b)	Newfield Reclassification Adjustments (Note 3c)	Arrangement Adjustment (Note 2a)	U.S. Domestication Adjustments (Note 3a)	Ovintiv Pro Forma Combined
Net Earnings Per Common Share
Basic	1.11						6.38
Diluted	1.11						6.38

Weighted Average Common Shares Outstanding (millions)
Basic	959.8		543.4		(1,202.6)		300.6
Diluted	959.8		543.4		(1,202.6)		300.6

Notes to Unaudited Pro Forma Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma financial information has been derived from the historical consolidated financial statements of Encana for the unaudited pro forma condensed consolidated balance sheet as at September 30, 2019. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and for the year ended December 31, 2018 has been derived from the historical consolidated financial statements of Encana and Newfield. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 gives effect to the Reorganization (including the Arrangement) as if it had occurred on September 30, 2019. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2019 and the year ended December 31, 2018 give effect to the Reorganization (including the Arrangement) and the Merger as if they had occurred on January 1, 2018.

The unaudited pro forma financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Encana believes are reasonable. However, actual results may differ from those reflected in these statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma financial information does not purport to represent what the financial position or results of operations would have been had they actually occurred on the dates indicated above, nor are they indicative of Encana’s future financial position or results of operations.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2019:

(a)	Arrangement Adjustments

(i)

As part of the Arrangement, Encana will consolidate common shares issued and outstanding at a ratio of one post-consolidation share for each five pre-consolidation shares. Upon completion of the U.S. Domestication, Ovintiv will have approximately 259.8 million shares of common stock, par value US$0.01 per share, issued and outstanding.

(b)	U.S. Domestication Adjustments

(i)	Reclassification between share capital and paid in surplus to reflect Ovintiv’s par value of $0.01 per share.

(ii)	At September 30, 2019, considerations with respect to deferred income taxes include:

(A)

Ovintiv’s unremitted earnings from its foreign Canadian subsidiaries are considered to be permanently reinvested outside of the U.S. Accordingly, Ovintiv will not recognize a deferred tax liability for income taxes in respect of subsidiary earnings in Canada; and

(B)	any expected capital losses resulting from the re-organization of Encana will not be material on the financial results due to an anticipated corresponding change in the valuation allowance.

(iii)

Estimated transaction costs of approximately $10 million are expected to be incurred in connection with the Reorganization, including legal and advisory fees and other costs. These costs are not reflected in the historical balance sheet as at September 30, 2019 of Encana. These costs have been reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2019 as an increase to liabilities and a reduction of equity, as they will be expensed when incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma condensed combined consolidated statements of earnings due to their non-recurring nature.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Earnings

The following adjustments have been made to the accompanying unaudited pro forma condensed combined consolidated statements of earnings for the nine months ended September 30, 2019 and the year ended December 31, 2018:

(a)	U.S. Domestication Adjustments

(i)

Foreign exchange expense was adjusted to exclude the translation of U.S. dollar-denominated unsecured notes and intercompany loans that will be held by Ovintiv, which has a U.S. functional currency. Prior to the Reorganization, the U.S. dollar-denominated unsecured notes and intercompany loans were held by Encana, which has a Canadian functional currency.

(ii)	Income tax reflects:

(A)	the tax related effects of the pro forma foreign currency adjustments presented; and

(B)

as Ovintiv will assume the outstanding U.S. dollar denominated unsecured notes and intercompany loans from Encana, the benefit of the interest deduction will be available to Ovintiv at the U.S. tax rate; and

(iii)	Potential departure taxes arising from the U.S. Domestication are not determinable until after the completion of the transaction.

(b)	Combination Adjustments of Encana and Newfield

(i)

Depreciation, depletion and amortization (“DD&A”) expense was adjusted to be calculated using Encana’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary purchase price allocation.

(ii)	Interest expense was adjusted to reflect the effective interest from the fair valuation of Newfield’s long-term debt using market interest rates.

(iii)	Administrative expense and other (gains) losses, net were adjusted to exclude transaction and restructuring costs associated with the Merger as they are non-recurring in nature.

(iv)	Income tax reflects the effects of the pro forma adjustments presented.

(v)	Encana issued 543.4 million common shares to Newfield stockholders.

No adjustments have been made to the pro forma financial information to reflect costs savings or synergies that may be obtained as a result of the Merger.

The purchase price allocation represents the consideration paid and the fair values of the assets acquired, and liabilities assumed as of the acquisition date. The purchase price allocation is subject to change based on information that may not yet be available, including, the valuation of any pre-acquisition contingencies, final appraisals and tax returns that provide the underlying tax basis of the net assets and liabilities acquired and uncertain tax positions. Encana expects the purchase price allocation to be completed within 12 months following the acquisition date, during which time the value of the net assets and liabilities acquired may be revised as appropriate.

(US$ millions)
Consideration
Fair value of Encana common shares issued (1)	3,478
Fair value of Newfield liability awards paid in cash (2)	5

Total Consideration	3,483

Assets Acquired
Cash and cash equivalents	46
Accounts receivable and accrued revenues	486
Other current assets	50
Proved property	5,903
Unproved property	838
Other property plant and equipment	22
Restricted cash	53
Other assets	105
Goodwill (3)	22

Liabilities Assumed
Accounts payable and accrued liabilities(3)	(795)
Long-Term Debt	(2,603)
Operating lease liabilities	(76)
Other long-term liabilities(3)	(61)
Asset retirement obligations	(184)
Deferred income tax(3)	(323)

Net Assets Acquired and Liabilities Assumed	3,483

(1)	The fair value was based on the NYSE closing price of the Encana common shares of $6.40 on February 13, 2019.
(2)

The fair value was based on a price of $6.50 per notional unit which was determined using a volume-weighted average of the trading price of Encana common shares on the NYSE on each of the five consecutive trading days ending on the trading day that was three trading days prior to February 13, 2019.

(3)

Since the completion of the business combination on February 13, 2019, additional information related to pre-acquisition liabilities and contingencies was obtained resulting in a measurement period adjustment. Changes in the fair value estimates comprised an increase in other liabilities of $12 million, of which the total liability is presented in accounts payable and accrued liabilities, a decrease in deferred tax liabilities of $3 million and a corresponding increase in goodwill of $9 million.

(c)	Newfield Reclassification Adjustments

Reflects the reclassification of historical Newfield amounts reported to conform to Encana’s presentation:

(i)	realized and unrealized gains and losses on derivative contracts to be presented in product and service revenues;

(ii)	capitalized interest included in interest expense; and

(iii)	accretion from DD&A to accretion of asset retirement obligation.